As filed with the Securities and Exchange Commission on May 11, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REX ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	20-8814402
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

366 Walker Drive

State College, Pennsylvania 16801

(814) 278-7267

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer L. McDonough

Vice President, General Counsel and Secretary

366 Walker Drive

State College, Pennsylvania 16801

(814) 278-7267

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wesley P. Williams

Jessica W. Hammons

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

(214) 969-1700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Amount of registration fee (1)
1.00%/8.00% Senior Secured Second Lien Notes due 2020	$631,458,573	$63,588
Guarantees of 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (2)		None (3)

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2)	Rex Energy I, LLC, Rex Energy Operating Corp., Rex Energy IV, LLC, PennTex Resources Illinois, Inc. and R.E. Gas Development, LLC will guarantee the notes being registered.
(3)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the registration of the guarantees.

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor (1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Rex Energy I, LLC	Delaware	1311	20-8909799
Rex Energy Operating Corp.	Delaware	1311	20-2120390
Rex Energy IV, LLC	Delaware	1311	20-5549688
PennTex Resources Illinois, Inc.	Delaware	1311	20-0660609
R.E. Gas Development, LLC	Delaware	1311	26-1405422

(1)	The address for each Registrant Guarantor is 366 Walker Drive, State College, Pennsylvania 16801, and the telephone number for each Registrant Guarantor is (814) 278-7267.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2016

PROSPECTUS

Offer to Exchange

Up to $631,458,573 of

1.00%/8.00% Senior Secured Second Lien Notes due 2020

That Have Not Been Registered Under

The Securities Act of 1933

For

Up to $631,458,573 of

1.00%/8.00% Senior Secured Second Lien Notes due 2020

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 1.00%/8.00% Senior Secured Second Lien Notes due 2020 in the Exchange Offer:

•

The terms of the new notes are identical to the terms of the old notes that were issued on March 31, 2016, except that the new notes will be registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer

•	We are offering to exchange up to $631,458,573 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•	We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2016, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risks set forth under “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2016

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

In this prospectus, we refer to the notes to be issued in the exchange offer as the “new notes,” and we refer to the $631,458,573 principal amount of our 1.00%/8.00% Senior Secured Second Lien Notes due 2020 issued on March 31, 2016 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.” In this prospectus, references to the “issuer” refer to Rex Energy Corporation, a Delaware corporation. Unless indicated otherwise, references to “Rex Energy,” the “Company,” “we,” “our” and “us” refer to Rex Energy Corporation and its subsidiaries. References to “guarantors” refer to Rex Energy’s subsidiaries that guarantee the indebtedness under Rex Energy’s revolving credit facility and any future restricted subsidiaries that guarantee indebtedness under Rex Energy’s revolving credit facility.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information (File No. 001-33801) with the Securities and Exchange Commission, or the “SEC,” pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” For further information regarding us and our notes, please see our filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.rexenergy.com. The information on our website or on any other website is not, and you must not consider such information to be, a part of this prospectus. You should rely only on the information contained in this prospectus when making a decision as to whether to buy our common stock in this offering.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC. Each such description is qualified in its entirety by such reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information, including all of the estimates and assumptions, in this prospectus contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended (the “Securities Act”), and 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included in this prospectus, including, but not limited to, statements regarding our future financial position, business strategy, budgets, projected costs, savings and plans, objectives of management for future operations, legal strategies, and legal proceedings, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	economic conditions in the United States and globally;

•	domestic and global supply and demand for oil, natural gas liquids (“NGLs”) and natural gas;

•	realized prices for oil, natural gas and NGLs and volatility of those prices;

•	impairments of our natural gas and oil asset values due to declines in commodity prices;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•

the adequacy and availability of capital resources, credit and liquidity, including, but not limited to, access to additional borrowing capacity and our inability to generate sufficient cash flow from operations to fund our capital expenditures and meet working capital needs;

•	new or changing government regulations, including those relating to environmental matters, permitting or other aspects of our operations;

•	the willingness and ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain oil price and production controls;

•	the geologic quality of our properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil, NGL and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	counterparty credit risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisitions;

•	the success of our business and financial strategies, and hedging strategies;

•	uncertainties related to the legal and regulatory environment for our industry and our own legal proceedings and their outcome; and

•	the other risks described in this prospectus.

Other factors that could cause actual results to differ materially from those anticipated are discussed in “Risk Factors” included in this prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and may be beyond our control. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that may be important to you. You should read and carefully consider this entire prospectus for a more complete understanding of our business before making an investment decision, especially the “Risk Factors” beginning on page 7 of this prospectus and our historical consolidated financial statements and the related notes thereto. The estimates of our proved reserves as of December 31, 2015 included in this prospectus are based on the reserve report prepared for Rex Energy by Netherland Sewell & Associates, Inc., independent petroleum engineers (“Netherland Sewell”), a summary of which report is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2015.

Our Company

Rex Energy Corporation is an independent oil, natural gas liquid (“NGL”) and natural gas company with operations currently focused in the Appalachian and Illinois Basins. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian (“Burkett”) Shale drilling and exploration activities. In the Illinois Basin we are focused on our developmental oil drilling on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties. We are headquartered in State College, Pennsylvania, and have regional offices in Bridgeport, Illinois and Cranberry, Pennsylvania.

At December 31, 2015, our estimated proved reserves had the following characteristics:

•	680.4 Bfce;

•	59.7% natural gas, 35.6% NGLs and 4.7% crude oil and condensate;

•	95.1% proved developed; and

•	a reserve life index of approximately 9.5 years (based upon 2015 production).

Additionally, we operate and manage approximately 88.0% of our net acreage. For the quarter ended March 31, 2016, we produced an average of 200 net MMcfe per day, composed of approximately 62.8% natural gas and approximately 37.2% oil and NGLs. Our capital expenditures and drilling opportunities are focused on unconventional liquids-rich reservoirs in the Appalachian Basin and conventional oil reservoirs in the Illinois Basin.

Corporate Information

Our principal executive offices are located at 366 Walker Drive, State College, Pennsylvania 16801, and our main telephone number is (814) 278-7267. We were incorporated in the state of Delaware on March 8, 2007. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “REXX.”

We maintain a website at www.rexenergy.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this when making a decision as to whether or not to tender your notes.

The Exchange Offer

On March 31, 2016, we completed a private exchange offer and consent solicitation in which (i) $323,980,000 in aggregate principal amount of our outstanding 8.875% Senior Notes due 2020 and (ii) $309,135,000 in aggregate principal amount of our outstanding 6.250% Senior Notes due 2022 were exchanged for $633,657,047 aggregate principal amount of the old notes. On April 20, 2016, $2,198,474 aggregate principal amount of the old notes was exchanged for shares of our common stock and on April 22, 2016, $9,705,000 aggregate principal amount of the old notes was exchanged for shares of our common stock.

In connection with the issuance of the old notes, we entered into a registration rights agreement for the benefit of the holders of the old notes in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to consummate the exchange offer for the old notes.

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes, and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book-Entry, Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Considerations.”

Exchange Agent	We have appointed Wilmington Savings Fund Society, FSB as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Terms of the New Notes

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Rex Energy Corporation.

Notes Offered	$631,458,573 aggregate principal amount of 1.00%/8.00% Senior Secured Second Lien Notes due 2020.

Maturity Date	October 1, 2020.

Interest	The new notes will bear interest at a rate of 1.0% per annum for the first three interest payments after issuance and 8.0% per annum payable in cash thereafter.

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2016.

Ranking	The new notes and the guarantees will be:

•

effectively junior, pursuant to the terms of the Intercreditor Agreement, to the extent of the value of the collateral, to our and the guarantors’ obligations under our revolving credit facility and any other first lien obligations;

•

effectively senior, pursuant to the terms of the Intercreditor Agreement, to (x) all our existing and future unsecured senior indebtedness, including the Existing Notes, and (y) to all of our junior lien obligations, each to the extent of the value of the collateral;

•

effectively junior to any existing and future secured indebtedness secured by assets not constituting collateral for the New Notes and the note guarantees to the extent of the value of the collateral securing such indebtedness;

•	equal in right of payment to all of our existing and future senior indebtedness, including the Existing Notes;

•	structurally subordinated to all existing and future indebtedness of any of our non-guarantor subsidiaries; and

•	senior in right of payment to all of our future subordinated indebtedness.

Subsidiary Guarantors	The new notes will be jointly and severally guaranteed on a senior unsecured basis by all of our current subsidiaries that guarantee our revolving credit facility and by any of our future restricted subsidiaries that guarantee our indebtedness under our revolving credit facility or certain other indebtedness.

The subsidiary guarantees will rank:

•	equally in right of payment with all of the existing and future senior indebtedness of our subsidiary guarantors, including their guarantees of our other senior indebtedness;

•

effectively junior to all existing and future secured indebtedness of our subsidiary guarantors, including their guarantees of indebtedness under our revolving credit facility, to the extent of the value of the assets securing such indebtedness; and

•	senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors.

Collateral	The new notes and the note guarantees will be secured by second priority liens on substantially all of our and the guarantors’ assets that secure our revolving credit facility (the “collateral”); however, pursuant to the terms of the Intercreditor Agreement described below, the security interest in those assets that secure the new notes and the note guarantees will be (i) contractually subordinated to liens thereon that secure our revolving credit facility and certain other permitted obligations, (ii) contractually equal with the liens securing other future parity obligations and (iii) contractually senior to the liens securing junior lien obligations. Consequently, the new notes and the note guarantees will be effectively junior to the revolving credit facility and such other indebtedness to the extent of the value of the collateral and effectively senior to our unsecured debt and any future junior lien obligations, each to the extent of the value of the collateral. Please read “Description of the New Notes—Security for the Notes.”

Intercreditor Agreement	The trustee has entered into an intercreditor agreement among us, the subsidiary guarantors and the first lien collateral agent (the “Intercreditor Agreement”), which will govern the relationship of noteholders, the lenders under our revolving credit facility and holders of other first lien, second lien or junior lien obligations that we may issue in the future, with respect to the collateral and certain other matters. Please read “Description of the New Notes—The Intercreditor Agreement.”

Trustee	Wilmington Savings Fund Society, FSB as collateral agent for the new notes.

Optional Redemption

On or after March 1, 2017, we may redeem some or all of the new notes at any time at the redemption prices listed under “Description of Notes—Optional Redemption.” On or before March 1, 2017, we may redeem up to 35% of the aggregate principal amount of the new notes in an amount not greater than the net cash proceeds of certain equity offerings at the redemption price listed under “Description of Notes—Optional Redemption.” Additionally, we may redeem some or all of the new notes prior to March 1, 2017, at a redemption price equal to 100% of the principal amount of the new notes plus a “make-whole” premium described under “Description of Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes of control or sell certain assets, we may be required to offer to repurchase the new notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders.”

Asset Sale Offer	We may be required to offer to use all or a portion of the net proceeds of certain asset sales to purchase new notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The issuer will issue the new notes under the indenture, dated as of March 31, 2016, with Wilmington Savings Fund Society, FSB, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to us.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Covenants.” In addition, many of these covenants will terminate if the new notes achieve an investment grade rating, as described under “Description of Notes—Covenant Termination.”

Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 7 for a discussion of certain factors you should consider in evaluating whether or not to tender your old notes.

RISK FACTORS

An investment in the notes involves a significant degree of risk. Before deciding to tender your old notes in the exchange offer, you should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have filed with the SEC, including those in “Risk Factors,” in evaluating an investment in the new notes. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, our ability to fulfill our obligations under the notes could be materially affected, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes require us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the old notes outstanding.

You may find it difficult to sell your new notes.

The new notes are a new issue of securities and, although the new notes will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

We cannot assure you that an active market will develop for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the new notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as oil, NGL and natural gas prices, economic and financial conditions in our industry and the global economy and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable, which would in turn trigger cross acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. If amounts outstanding under our revolving credit facility or the notes were to be accelerated, we cannot be certain that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

We have substantial indebtedness and may incur substantially more debt, which could exacerbate the risks associated with our indebtedness.

As of March 31, 2016, we had approximately $827.0 million of debt outstanding, including $668.5 million related to the notes and our other senior notes and $158.5 million related to other obligations. We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including under our revolving credit facility. At March 31, 2016, our $500 million revolving credit facility had a borrowing base of $200 million for secured borrowings, subject to periodic borrowing base redeterminations. Effective April 1, 2016, the borrowing base under our revolving credit facility was reduced to $190.0 million. The next borrowing base redetermination will occur on or about July 1, 2016.

As a result of our indebtedness, we will need to use a portion of our cash flow to pay interest, which will reduce the amount we will have available to fund our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate. Our indebtedness under our senior credit facility is at a variable interest rate, and so a rise in interest rates will generate greater interest expense to the extent we do not have applicable interest rate fluctuation hedges. The amount of our debt may also cause us to be more vulnerable to economic downturns and adverse developments in our business.

We may incur substantially more debt in the future. The indentures governing the notes and our other senior notes contain restrictions on our incurrence of additional indebtedness. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness under the indentures.

Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt, we may be required to refinance debt, sell assets or sell additional equity on terms that we may not find attractive if it may be done at all. Further, our failure to comply with the financial and other restrictive covenants relating to our indebtedness could result in a default under that indebtedness, which could adversely affect our business, financial condition and results of operations.

We may be unable to maintain compliance with certain financial ratio covenants of our outstanding indebtedness which could result in an event of default that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

We are in compliance with our financial ratio covenants as of March 31, 2016, however, we cannot guarantee that we will be able to comply with such terms at all times in the future. Any failure to comply with the conditions and covenants in our revolving credit facility that is not waived by our lenders or otherwise cured could lead to a termination of our revolving credit facility, acceleration of all amounts due under our revolving credit facility, or trigger cross-default provisions under other financing arrangements. These restrictions may limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our indebtedness impose on us.

The liens securing the notes and the guarantees are contractually subordinated to our and our guarantors, existing and future obligations under our revolving credit facility and certain other permitted liens to the extent of the value of the collateral securing such obligations.

The liens securing the indebtedness evidenced by the notes and the guarantees are contractually subordinated, pursuant to the terms of the Intercreditor Agreement, to all of our and the guarantors’ existing and future obligations under our revolving credit facility and certain other permitted liens, to the extent of the collateral securing such obligations. Obligations outstanding under our revolving credit facility (including hedges entered into in connection therewith) are secured by a first-priority security interest on the collateral. Although the notes will rank equally in right of payment with all of our existing and future obligations under our revolving credit facility, pursuant to the terms of the Intercreditor Agreement all proceeds of collateral realized after an event of default are required to be applied first to the satisfaction of our priority lien debt until repaid in full.

The value of the collateral securing the notes may not be sufficient to ensure repayment of the notes because the holders of our revolving credit facility debt and other first priority lien obligations will be paid first from the proceeds of the collateral.

Our indebtedness and other obligations under our revolving credit facility are secured by a first-priority lien on the collateral securing the notes. The liens securing the notes and the guarantees are contractually subordinated to the liens securing obligations under our revolving credit facility and other priority lien obligations, so that proceeds of the collateral will be applied first to repay those obligations before we use any such proceeds to pay any amounts due on the notes. Accordingly, if we default on the notes, we cannot assure you that the trustee would receive enough money from the sale of the collateral to repay you. In addition, we have specified rights to issue additional notes and other parity lien obligations that would be secured by liens on the collateral on an equal and ratable basis with the notes issued in this offering. If the proceeds of any sale of the collateral are not sufficient to repay all amounts due on the notes, then your claims against our remaining assets to repay any amounts still outstanding under the notes would be unsecured.

The collateral has not been appraised in connection with this offering. Our revolving credit facility permits us to incur additional indebtedness thereunder, and the indenture governing the notes permits us to incur additional obligations secured by liens that have priority over the notes in certain circumstances. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, commodity prices, competition or other future trends. Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation.

In addition, the collateral securing the notes is subject to other liens permitted under the terms of the indenture and the Intercreditor Agreement, whether arising on or after the date the notes are issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the notes. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.

With respect to some of the collateral, the collateral trustee’s security interest and ability to foreclose on the collateral is also limited by the need to meet certain requirements, such as obtaining third party consents, paying court fees that may be based on the principal amount of the parity lien obligations and making additional filings. If we are unable to obtain these consents, pay such fees or make these filings, the security interests may be invalid and the applicable holders and lenders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents, fee payments or filings can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents, fees and filings, be limited.

In the event of a foreclosure on the collateral under our revolving credit facility (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from the collateral may not be sufficient to satisfy the notes and other parity lien obligations because such proceeds would, under the Intercreditor Agreement, first be applied to satisfy our obligations under our revolving credit facility or other priority lien obligations. Only after all of our obligations under our revolving credit facility and such other obligations have been satisfied will proceeds from the collateral under our revolving credit facility be applied to satisfy our obligations under the notes and other parity lien obligations. In addition, in the event of a foreclosure on the collateral, the proceeds from such foreclosure may not be sufficient to satisfy our obligations under the notes and other parity lien obligations.

Pursuant to the terms of the indenture governing the notes, we and our restricted subsidiaries may sell assets so long as such sales comply with the asset sales covenant or any other applicable provision of the indenture. Upon any such sale, all or a portion of the interest in any asset sold may no longer constitute collateral. Although we may seek to reinvest proceeds from any asset sales, any assets in which we reinvest may not constitute collateral or be as profitable to us as the assets sold.

The equity interests in our subsidiaries pledged as part of the collateral to secure the notes may also have limited value at the time of any attempted realization. In particular, in any bankruptcy or similar proceeding, all obligations of the entity whose equity interest has been pledged must be satisfied before any value will be available to the owner of or the creditor secured by such equity interest. If any subsidiary whose equity interest has been pledged as part of the collateral has liabilities that exceed its assets, there may be no remaining value in such subsidiary’s equity interest.

Our revolving credit facility and the indentures governing the notes and our other senior notes contain operating and financial restrictions that may restrict our business and financing activities.

Our revolving credit facility contains, the indentures governing the notes and our other senior notes contain, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our common stock or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	create or incur certain liens;

•	make certain acquisitions and investments;

•	redeem or prepay other debt;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Our ability to comply with some of the covenants and restrictions contained in our revolving credit facility and the indentures governing the notes and our other senior notes may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios or tests in our revolving credit facility, the indentures governing the notes, our other senior notes or any future indebtedness could result in an event of default under our revolving credit facility, the indentures governing the notes or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If an event of default under our revolving credit facility occurs and remains uncured, the lenders thereunder:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

A payment default or an acceleration under our revolving credit facility could result in an event of default and an acceleration under the indentures for the notes.

If the indebtedness under the notes were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, our obligations under our revolving credit facility are collateralized by perfected first priority liens and security interests on substantially all of our assets and if we are unable to repay our indebtedness under the revolving credit facility, the lenders could seek to foreclose on our assets. Please see “Description of Notes.”

The collateral securing the notes and related guarantees may be diluted under certain circumstances.

The indenture governing our notes and agreements governing our revolving credit facility permit us to incur additional secured indebtedness, including additional notes subject to our compliance with the restrictive covenants in the indenture governing the notes and the agreements governing our revolving credit facility at the time we incur such additional secured indebtedness.

Any additional notes issued under the indenture governing the notes would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as the notes offered hereby. As a result, the collateral securing the notes would be shared by any additional notes we may issue under the applicable indenture, and an issuance of such additional notes would dilute the value of the collateral compared to the aggregate principal amount of notes issued.

The realizable value of our proved reserves may not be sufficient to pay the notes and other future parity obligations in full after repayment of all priority lien obligations.

Proved reserves constitute a substantial portion of the value of the collateral securing the notes and priority lien obligations. The PV-10 of our proved reserves estimated at December 31, 2015 may significantly exceed the realizable fair market value of such reserves. Our estimated proved reserves as of December 31, 2015 and related PV-10 and Standardized Measure were calculated under SEC rules using twelve-month trailing average benchmark commodity prices, which are substantially above recent WTI spot oil and HH natural gas prices. There is no assurance that oil and natural gas prices will not decline further and our ability to hedge against future commodity price declines may be significantly limited in time and price. Using more recent prices in estimating proved reserves would likely result in a reduction in proved reserve volumes as determined under SEC rules due to economic limits, which would further reduce PV-10 of our proved reserves. In addition, sustained periods with oil and natural gas prices at recent or lower levels and the resultant impact such prices may have on our drilling economics and our ability to raise capital would likely require us to re-evaluate and postpone or eliminate our development drilling, which would likely result in the reduction of some of our proved undeveloped reserves and related PV-10.

Under the indenture, we could incur a substantial amount of additional priority lien obligations and parity lien obligations. In the event of a default or liquidation, there may not be sufficient realizable value of proved reserves to first repay all priority lien obligations outstanding at such time and then repay the notes and any other outstanding parity obligations.

The provisions of the Intercreditor Agreement relating to the collateral securing the notes limit the rights of holders of the notes with respect to that collateral, even during an event of default.

Under the Intercreditor Agreement, the parties are generally entitled to receive and apply all proceeds of any collateral to the repayment in full of the obligations under our revolving credit facility before any such proceeds will be available to repay obligations under the notes. In addition, the priority lien collateral agent is generally entitled to sole control of all decisions and actions, including foreclosure, with respect to collateral, even if an event of default under the notes has occurred, and neither the holders of notes nor the collateral trustee is generally entitled to independently exercise remedies with respect to the collateral until specified time periods have elapsed, if at all. In addition, the priority lien collateral agent is entitled, without the consent of holders of notes or the collateral trustee, to amend the terms of the security documents securing the notes and to release the liens of the secured parties on any part of the collateral in certain circumstances. Please read “Description of Notes—Security—Intercreditor Agreement.” Furthermore, because the holders of priority lien obligations control the disposition of the collateral securing such first-priority obligations and the notes, if there were an event of default under the notes, the holders of the first-priority obligations can decide, for a specified time period, not to proceed against the collateral, regardless of whether or not there is a default under such first-priority obligations. During such time period, unless and until discharge of the first-priority obligations, including our revolving credit facility, has occurred, the sole right of the holders of the notes would be to hold a lien on the collateral.

Because all of our operations are conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

We are a holding company, and all of our operations are conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are legally distinct from us and, except for our subsidiaries that have guaranteed our debt, have no obligation to pay amounts due on our debt or to make funds available to us for such payment. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the agreements governing our subsidiaries. In addition, such payment may be restricted by claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees.

We may not be able to fund a change of control offer required by the indentures governing the notes.

In the event of a change of control (as defined in the indentures governing the notes), we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our revolving credit facility. Please see “Description of Notes—Repurchase at the Option of Holders—Change of Control.” In a published decision, the Chancery Court of Delaware has interpreted a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors in a manner that would not entitle holders of notes to have us repurchase their notes in connection with a hostile proxy contest if our board of directors approves the dissident directors for purposes of the indentures even if they otherwise actively oppose them. Therefore, you may not be entitled to receive this protection under the indentures. The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

You may not be able to determine when a change of control giving rise to your right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require us to make an offer to repurchase all notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase their notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

Many of the covenants contained in the indentures will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has occurred and is continuing.

Many of the covenants in the indentures governing the notes and our other senior notes will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s, provided at such time no default with respect to the notes has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see “Description of Notes—Covenant Termination.”

The guarantees by certain of our subsidiaries of the notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void these subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

The collateral will be subject to casualty risks.

We are obligated under the indenture and collateral arrangements governing the notes to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us or any of the subsidiary guarantors will be sufficient to satisfy all of our obligations, including the notes. We may be required to apply the proceeds from any such loss to repay our obligations under our revolving credit facility.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral trustee to repossess and dispose of the collateral upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced in the United States by or against us prior to or possibly even after the collateral trustee has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral trustee for the holders of the notes, is prohibited from repossessing its security from a debtor, such as us, in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In light of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee would repossess or dispose of the collateral, and whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due under the revolving credit facility and on the parity lien obligations, the holders of the notes would have “undersecured claims.” Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the collateral trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the collateral trustee’s security interest in the collateral. The debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate, and it may be able to successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. If the security interest is avoided, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

In addition, a bankruptcy court may decide to substantively consolidate us and some or all of our subsidiaries in the bankruptcy proceeding. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a forced restructuring of the notes could occur through the “cramdown” provisions of the U.S. Bankruptcy Code. Under those provisions, the notes could be restructured over holders’ objections as to their interest rate, maturity and other general terms.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy under U.S. law if certain events or circumstances exist or occur, including, among others, if:

•	the pledgor is insolvent at the time of the pledge;

•	the pledge permits the holder of the notes to receive a greater recovery than if the pledge had not been given; and

•	a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The value of the collateral securing the notes may not be sufficient for a bankruptcy court to grant post-petition interest on the notes in a bankruptcy case of the issuer or any of the guarantors. Should our obligations under the notes, together with our obligations under our revolving credit facility and any other priority lien obligations or parity lien obligations, equal or exceed the fair market value of the collateral securing the notes, the holders of the notes may be deemed to have an unsecured claim for the difference between the fair market value of the collateral, on the one hand, and the aggregate amount of the obligations under our revolving credit facility, any other secured debt and the notes, on the other hand.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or the subsidiary guarantors, holders of the notes will be entitled to post-petition interest under the U.S. Bankruptcy Code only if the value of their security interest in the collateral, taken in order of priority with other obligations secured by the collateral, is greater than the amount of their pre-bankruptcy claim. Holders of the notes may be deemed to have an unsecured claim if our obligations under the notes, together with our obligations under our revolving credit facility and any other priority lien obligations, parity lien obligations or junior lien obligations, exceed the fair market value of the collateral securing the notes. Holders of the notes that have a security interest in the collateral with a value less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing (or on the date of confirmation of a chapter 11 plan) was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim equal to the value of the interest in the collateral and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of the notes to receive post-petition interest, fees or expenses and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the notes has been prepared in connection with this offering of the notes and, therefore, the value of the collateral trustee’s interests in the collateral may not equal or exceed the principal amount of the notes and other secured claims. We cannot assure you that there will be sufficient collateral to satisfy our and the subsidiary guarantors’ obligations under the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The old notes have not been registered under the Securities Act, and may not be resold by holders thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market. At the time of the private placements of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. If a trading market does develop, future trading prices of the notes may be volatile and depend on many factors, including:

•	the number of holders of notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on collateral acquired in the future.

Pursuant to the indenture governing the notes and the collateral documents, subject to certain limited exceptions, our obligations to perfect the liens on the collateral are limited to specified actions. See “Description of Notes—Security.”

The failure to properly perfect liens on collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can be perfected only at or after the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral trustee will monitor, or that we, any subsidiary guarantor will inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The trustee and the collateral trustee for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

There are circumstances other than repayment or discharge of the notes under which the collateral will be released.

Under various circumstances, liens on the collateral securing the notes may be released without your consent, including, without limitation:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes and the delivery of a certificate to the collateral trustee;

•	with respect to the collateral held by a subsidiary guarantor, upon the release of such subsidiary guarantor from its guarantee;

•	to the extent we have defeased or satisfied and discharged the indenture governing the notes;

•	with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under “Description of Notes—Amendment, Supplement and Waiver”; and

•	in other circumstances specified in the Intercreditor Agreement, including in connection with the exercise of remedies by the collateral trustee.

Risks Relating to our Company

Oil, NGL and natural gas prices have been volatile and are currently depressed. If commodity prices remain depressed for a lengthy period of time or experience a further substantial or extended decline, our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments could be materially and adversely affected.

The prices we receive for our oil, NGL and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil, NGLs and natural gas;

•	the condition of the U.S. and global economy impacting the global supply and demand for oil, NGLs and natural gas;

•	the actions of certain foreign states;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil producing activities;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by the Organization of Petroleum Exporting Countries;

•	weather conditions;

•

availability of limited refining facilities in the Illinois Basin reducing competition and resulting in lower regional oil prices than in other U.S. oil producing regions and other factors that result in differentials to benchmark prices;

•	technological advances affecting energy consumption;

•	effect of energy conservation efforts; and

•	the price and availability of alternative fuels.

Furthermore, oil and natural gas prices continued to be volatile in 2015. For example, the WTI oil spot price in 2015 ranged from a high of $61.36 to a low of $34.55 per Bbl and Henry Hub natural gas spot prices in 2015 ranged from a high of $3.32 to a low of $1.63 per MMBtu.

Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. For example, due to the significant decrease in commodity prices over the latter half of 2014 and the duration of 2015, our capital expenditures budget for 2016 is considerably smaller than our actual capital expenditures for 2015. The amount we will be able to borrow under our revolving credit facility is subject to periodic redetermination based in part on current oil and natural gas prices and on changing expectations of future prices.

Lower oil, NGL and natural gas prices may not only decrease our revenues on a per-unit basis, but also may reduce the amount of oil, NGLs and natural gas that we can produce economically. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil, NGL or natural gas prices, or a further increase in our negative differentials, may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Commodity prices have declined substantially from historic highs and may remain depressed for the foreseeable future. If commodity prices continue to remain depressed, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, some of our undeveloped locations may no longer be economically viable, the value of our estimated proved reserves could be reduced materially, we may need to sell assets or raise capital and we may not be able to pay our expenses or service our indebtedness.

During the eight years prior to December 31, 2015, natural gas prices at Henry Hub have ranged from a high of $13.31 per MMBtu in 2008 to a low of $1.63 per MMBtu in 2015. On December 31, 2015, the Henry Hub spot market price of natural gas was $2.28 per MMBtu and on March 31, 2016, the Henry Hub spot market price of natural gas was $1.98 per MMBtu. The reduction in prices has been caused by many factors, including increases in natural gas production and reserves from unconventional (shale) reservoirs, without an offsetting increase in demand.

In addition, oil prices have declined significantly since the second half of 2014. The price of WTI crude oil was $37.13 per barrel on December 31, 2015, which is a significant decline from $106.70 per barrel on June 30, 2014. The price of WTI crude oil was $38.34 per barrel on March 31, 2016. This environment could cause the commodity prices for oil and natural gas to remain at currently depressed levels or to fall to lower levels.

There is a risk that we will be required to write down the carrying value of our oil and gas properties. We account for our natural gas and crude oil exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Wells are drilled that have targeted geologic structures that are both developmental and exploratory in nature, and an allocation of costs is required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write down of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.

During 2015, we recorded impairment expense of $345.8 million. For the three months ended March 31, 2016, we recorded impairment expense of approximately $14.2 million. Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results, absent other mitigating circumstances. The risk we will be required to write down the carrying value of our properties increases when oil and gas prices are low or volatile. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. This could have a material adverse effect on our results of operations for the periods in which such charges are taken.

In addition, we may be required to sell assets or raise capital by issuing additional debt (including additional priority lien debt) or equity in order pay expenses and service indebtedness. Furthermore, the value of our assets, if sold, may not be sufficient to pay our expenses or service our indebtedness. In February 2016, we suspended our quarterly dividend payment. No dividend has been declared by our board of directors in 2016. As of March 31, 2016, accumulated dividends in arrears totaled $2.1 million.

Our development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations, public stock offerings, high-yield bond offerings, sales of non-core assets and joint venture agreements.

We intend to finance our future capital expenditures with proceeds from bank borrowings, the sale of debt or equity securities, asset sales, cash flow from operations and current and new financing arrangements, such as joint ventures; however, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities. The issuance of additional equity securities could have a dilutive effect on the value of our common stock. Additional borrowings under our credit facility or the issuance of additional debt securities will require that a greater portion of our cash flow from operations be used for the payment of interest and principal on our debt, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and acquisitions. Our borrowing base is determined semi-annually, and may also be redetermined periodically at the discretion of our lenders. Lower oil and natural gas prices may result in a reduction in our borrowing base at the next redetermination. A reduction in our borrowing base could require us to repay any indebtedness in excess of the borrowing base. In addition, our credit facility imposes certain limitations on our ability to incur additional indebtedness other than indebtedness under our credit facility. If we desire to issue additional debt securities other than as expressly permitted under our credit facility, we will be required to seek the consent of the lenders in accordance with the requirements of the credit facility, which consent may be withheld by the lenders at their discretion. If we incur certain additional indebtedness, our borrowing base under our credit facility may be reduced. Also, our revolving credit contains covenants that restrict our ability to, among other things, materially change our business, approve and distribute dividends, enter into transactions with affiliates, create or acquire additional subsidiaries, incur indebtedness, sell assets, make loans to others, make investments, enter into mergers, incur liens, and enter into agreements regarding swap and other derivative transactions.

Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our estimated proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	our ability to extract NGLs from the natural gas we produce;

•	the prices at which oil, NGLs and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil, NGL and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves.

We are subject to various contractual limitations that may restrict our business and financing activities.

Our revolving credit facility, the indentures governing our Senior Notes and the certificate of designations governing our Series A Preferred Stock contain, and any future indebtedness we incur may contain, a number of restrictive covenants and limitations that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our common stock and, under certain circumstances, our Series A Preferred Stock, or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred stock that is senior to our Series A Preferred Stock as to dividends or rights upon liquidation, winding up or dissolution;

•	create or incur certain liens;

•	make certain acquisitions and investments;

•	redeem or prepay other debt;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates.

Additionally, if dividends on our Series A Preferred Stock are in arrears and unpaid for six or more quarterly periods, the holders (voting as a single class) of our outstanding Series A Preferred Stock will be entitled to elect two additional directors to our Board of Directors until paid in full.

As a result of these covenants and restrictions, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Our ability to comply with some of these covenants and restrictions may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired. A failure to comply with the covenants, ratios or tests in our revolving credit facility, the indentures governing our Senior Notes or any future indebtedness could result in an event of default under our revolving credit facility, the indentures governing our Senior Notes or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If an event of default under our revolving credit facility occurs and remains uncured, the lenders thereunder:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

A payment default or an acceleration under our revolving credit facility could result in an event of default and an acceleration under the indentures for our Senior Notes.

If the indebtedness under the Senior Notes were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, our obligations under our revolving credit facility are collateralized by perfected first priority liens and security interests on substantially all of our assets and if we are unable to repay our indebtedness under the revolving credit facility, the lenders could seek to foreclose on our assets.

The value of our proved reserves as of December 31, 2015 calculated using SEC pricing may be higher than the fair market value of our proved reserves calculated using current market prices.

Our estimated proved reserves as of December 31, 2015 and related PV-10 and Standardized Measure were calculated under SEC rules using twelve-month trailing average benchmark prices of $46.79 per barrel of oil (WTI) and $2.587 per MMBtu (Henry Hub spot). The spot prices for oil and natural gas on March 11, 2016, were $38.57 per barrel and $1.81 per MMBtu, respectively. Using more recent prices in estimating our proved reserves, without giving effect to any acquisitions or development activities we have executed in 2016, would likely result in a reduction in proved reserve volumes due to economic limits. Furthermore, any such reduction in proved reserve volumes combined with lower commodity prices would substantially reduce the PV-10 and Standardized Measure of our proved reserves.

Although we have hedges in place with respect to our estimated 2016 and 2017 production, our hedging program may be inadequate to protect us against continuing and prolonged declines in the price of oil and natural gas.

As of March 31, 2016, we had approximately 100.0% of our annualized oil production hedged through the remainder of 2016, over 100.0% and 50.0% of our annualized natural gas production hedged through the remainder of 2016 and 2017, respectively, and over 40.0% our annualized NGL production hedged through the remainder of 2016. In addition, we have basis swaps in place for 17,665 MMcf at an average differential to Henry Hub NYMEX of $0.94 per Mcf through 2016. These hedges may be inadequate to protect us from continuing and prolonged decline in the price of oil and natural gas. To the extent that the price of oil and natural gas remain at current levels or declines further, we will not be able to hedge future production at the same level as our current hedges, and our results of operations and financial condition would be negatively impacted.

Drilling for and producing oil, NGLs and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil, NGL and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil, NGL or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves. Please see below for a discussion of the uncertainties involved in these processes. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	unusual or unexpected geological formations;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment malfunctions, failures or accidents;

•	unexpected operational events and drilling conditions;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	uncontrollable flows of oil, natural gas and fluids;

•	fires and natural disasters;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures, discharges of toxic gases or mishandling of fluids (including frac fluids) and underground migration issues;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	oil and natural gas property title problems; and

•	market limitations for oil and natural gas.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

We may experience differentials to benchmark prices in the future, which may be material.

In addition, substantially all of our production is sold to purchasers at prices that reflect a discount to other relevant benchmark prices, such as WTI NYMEX. The difference between a benchmark price and the price we reference in our sales contracts is called a basis differential. Basis differentials result from variances in regional prices compared to benchmark prices as a result of regional supply and demand factors. We may experience differentials to benchmark prices in the future, which may be material.

Our results of operations and cash flow may be adversely affected by risks associated with our oil, NGL and gas financial derivative activities, and our oil, NGL and gas financial derivative activities may limit potential gains.

We have entered into, and we expect to enter into in the future, oil and gas financial derivative arrangements corresponding to a significant portion of our oil and natural gas production. Many derivative instruments that we employ require us to make cash payments to the extent the applicable index exceeds a predetermined price, thereby limiting our ability to realize the benefit of increases in oil and natural gas prices. We received net payments of $13.0 million related to our commodity derivative instruments for the quarter ended March 31, 2016.

If our actual production and sales for any period are less than the corresponding volume of derivative contracts for that period (including reductions in production due to operational delays), or if we are unable to perform our activities as planned, we might be forced to satisfy all or a portion of our derivative obligations without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. In addition, our oil and gas financial derivative activities can result in substantial losses. Such losses could occur under various circumstances, including any circumstance in which a counterparty does not perform its obligations under the applicable derivative arrangement, the arrangement is imperfect or our derivative policies and procedures are not followed or do not work as planned. Under the terms of our revolving credit facility the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volume.

The standardized measure and PV-10 of our estimated reserves included in this prospectus should not be considered as the current fair value of the estimated oil and natural gas reserves attributable to our properties.

Standardized Measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Our non-GAAP financial measure, PV-10, is a similar reporting convention that we have disclosed in this prospectus. Both measures require the use of operating and development costs prevailing as of the date of computation. Consequently, they will not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. Accordingly, estimates included herein of future net cash flows may be materially different from the future net cash flows that are ultimately received. In addition, the 10% discount factor, which is required by the rules and regulations of the SEC to be used in calculating discounted future net cash flows for reporting purposes, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our company or the oil and natural gas industry in general. Therefore, Standardized Measure or PV-10 included in this prospectus should not be construed as accurate estimates of the current fair value of our proved reserves.

Based on production through March 31, 2016, we project that a 10% decline in the price per barrel of oil and NGLs and the price per Mcf of gas from the first three months of the 2016 average would reduce our gross revenues, before the effects of derivatives, for the remaining nine months of 2016 by approximately $9.1 million

Prospects that we decide to drill may not yield oil, NGLs or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil, NGLs or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil, NGLs or natural gas will be present or, if present, whether oil, NGLs or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

We may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

There is a risk that we will be required to write down the carrying value of our oil and gas properties. We account for our natural gas and crude oil exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized.

Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and may have a material adverse effect on our ability to pay interest on our senior notes.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Wells are drilled that have targeted geologic structures that are both developmental and exploratory in nature, and an allocation of costs is required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write down of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.

During 2015, we recorded impairment expense of approximately $345.8 million and during the three months ended March 31, 2016, we recorded impairment expense of approximately $14.2 million. Additional write downs could occur if oil and gas prices continue to decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results, absent other mitigating circumstances. The risk we will be required to write down the carrying value of our properties increases when oil and gas prices are low or volatile. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. This could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

Estimates of oil and natural gas reserves are inherently imprecise. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. To prepare our proved reserve estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil, NGL and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, NGL and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of estimated proved reserves to reflect production history, results of exploration and development, prevailing oil, NGL and natural gas prices and other factors, many of which are beyond our control.

The present value of future net cash flows from our estimated proved reserves is not necessarily the same as the current market value of our estimated oil, NGL and natural gas reserves.

We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	actual prices we receive for oil and natural gas;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production;

•	supply of and demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from estimated proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Part of our strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations involve utilizing some of the latest drilling and completion techniques as developed by us and our service providers. Risks that we face while drilling horizontal wells include, but are not limited to, the following:

•	landing our wellbore in the desired drilling zone;

•	staying in the desired drilling zone while drilling horizontally through the formation;

•	running our casing the entire length of the wellbore; and

•	being able to run tools and other equipment consistently through the horizontal wellbore.

Risks that we face while completing our wells include, but are not limited to, the following:

•	the ability to fracture stimulate the planned number of stages;

•	the ability to run tools the entire length of the wellbore during completion operations; and

•	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

The results of our drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we are more limited in assessing future drilling results in these areas. If our drilling results are less than anticipated, the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

The development of our proved undeveloped reserves in our areas of operation may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our undeveloped reserves may not be ultimately developed or produced.

Approximately 4.9% of our total estimated proved reserves were classified as proved undeveloped as of December 31, 2015. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling. Our reserve data assumes that we can and will make these expenditures and conduct these operations successfully. These assumptions, however, may not prove correct. We estimate that approximately $19.0 million in capital expenditures will be required over the next five years to develop our total proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic, potentially resulting in impairment. In addition, delays in the development of reserves could cause us to have to reclassify our estimated proved reserves as unproved reserves. Any such write-offs of our reserves could reduce our ability to borrow money and could reduce the value of our securities.

Our identified drilling locations are scheduled to be drilled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has identified and scheduled drilling locations as an estimate of our future multi-year drilling activities on our existing acreage. All of our drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations is subject to a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, availability of drilling services and equipment, lease expirations, gathering system, marketing and pipeline transportation constraints, oil and natural gas prices, drilling and production costs, drilling results and other factors. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. Pursuant to SEC rules and guidance, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. The SEC rules and guidance may limit our potential to book additional proved undeveloped reserves as we pursue our drilling program.

Unless we replace our oil, NGL and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

Producing oil, NGLs and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil, NGL and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

If we are unable to acquire adequate supplies of water for our drilling operations or are unable to dispose of the water we use at a reasonable cost and within applicable environmental rules, our ability to produce natural gas, NGLs and condensate commercially and in commercial quantities could be impaired.

We use between four and six million gallons of water per well in our well completion operations in the Appalachian Basin. Our inability to locate sufficient amounts of water, or dispose of water after drilling, could adversely impact our operations. Moreover, the adoption and implementation of new environmental regulations could result in restrictions on our ability to conduct certain operations such as hydraulic fracturing or the imposition of new requirements pertaining to the management and disposal of wastes generated by our operations, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of natural gas, NGLs and condensate. Furthermore, new environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells may also increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could adversely affect our financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and drilling and completion services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

We may, from time to time, encounter difficulty in obtaining, or an increase in the cost of securing, drilling rigs, equipment, services and supplies. In addition, larger producers may be more likely to secure access to such equipment and services by offering more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, our ability to convert our reserves into cash flow could be delayed and the cost of producing those reserves could increase significantly, which would adversely affect our financial condition and results of operations.

Federal, state and local regulation of hydraulic fracturing could result in increased costs and additional restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand, and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. We commonly use hydraulic fracturing as part of our operations. Increased regulation of hydraulic fracturing may adversely impact our business, financial condition, and results of operations. The federal Safe Drinking Water Act (“SDWA”) regulates the underground injection of substances through the Underground Injection Control Program (“UIC”). The hydraulic fracturing process is typically regulated by state oil and natural gas commissions; however, the Environmental Protection Agency (“EPA”) has asserted federal regulatory authority over certain hydraulic fracturing activities involving the use of diesel under the SDWA’s UIC program. On February 12, 2014, the EPA released an “interpretative memorandum” providing technical recommendations for implementing UIC requirements for hydraulic fracturing activities using diesel fuels. In this guidance document, the EPA expansively defined the term “diesel” to include hydrocarbons such as kerosene that have not typically been considered to be diesel. In addition, legislation has been introduced in prior sessions of Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of chemicals used in the hydraulic fracturing process. Also, many state governments, including Pennsylvania and Ohio, have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, well construction, and operational requirements on hydraulic fracturing operations or otherwise seek to temporarily or permanently ban fracturing activities. In addition to state laws, local land use restrictions, such as city ordinances, zoning laws, and traffic regulations may restrict or prohibit the performance of well drilling in general or hydraulic fracturing in particular. We believe that we follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

In addition, certain governmental reviews are either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater. In June 2015 the EPA published draft results of the study, concluding that hydraulic fracturing activities may adversely impact drinking water resources but finding no widespread impacts. Many observers, including the EPA’s Inspector General have criticized the results of the study. In the interim, however, the EPA has utilized existing statutory authority under the SDWA, the Clean Water Act (“CWA”), Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), and the Clean Air Act (“CAA”) to investigate, order actions, and potentially pursue penalties against some oil and natural gas producers where EPA believes their activities may have impacted the air or groundwater. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards in 2016. In April, 2012, President Obama issued an executive order creating a task force to coordinate federal oversight over domestic natural gas production and hydraulic fracturing. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, have evaluated or are evaluating various aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

To our knowledge, there have been no citations or contamination of potable drinking water arising from our fracturing operations. We do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations; however, we believe our general liability, excess liability, and pollution insurance policies would cover third-party claims related to hydraulic fracturing operations and associated legal expenses in accordance with, and subject to, the terms of such policies.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell our oil, NGLs, and natural gas (including ethane) and/or receive market prices for our oil, NGLs and natural gas may be adversely affected by pipeline and gathering system capacity constraints.

Market conditions or the unavailability of satisfactory oil, NGL and natural gas transportation arrangements may hinder our access to oil, NGL and natural gas markets or delay our production. The availability of a ready market for our oil, NGL and natural gas production depends on a number of factors, including the demand for and supply of oil, NGLs and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil, NGLs or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If drilling in the Marcellus Shale and other areas of the Appalachian Basin continues to be successful, the amount of natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for these areas may not occur. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project, which would adversely affect our results of operations.

A portion of our natural gas, NGL and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate all of the properties in which we own an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator’s:

•	nature and timing of drilling and operational activities;

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	selection of suitable technology.

All of the value of our production and reserves is concentrated in the Appalachian Basin and Illinois Basin. Because of this concentration, any production problems or changes in assumptions affecting our proved reserve estimates related to these areas could have a material adverse impact to our business.

For the year ended December 31, 2015, approximately 93.9% of our net production came from the Appalachian Basin and 6.1% came from the Illinois Basin. As of December 31, 2015, approximately 97.0% of our estimated proved reserves were located in the fields that comprise the Appalachian Basin and 3.0% of our estimated proved reserves were located in fields that comprise the Illinois Basin. If mechanical problems, weather conditions or other events were to curtail a substantial portion of the production in one or both of these regions, our cash flow would be adversely affected. If ultimate production associated with these properties is less than our estimated reserves, or changes in pricing, cost or recovery assumptions in the area results in a downward revision of any estimated reserves in these properties, our business, financial condition and results of operations could be adversely affected.

Competition in the oil, NGL and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil, NGLs and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We are a party to several transportation, marketing and processing agreements which commit us to payment obligations over the next five years. We may incur substantial shortfall costs if we are unable to meet our volume commitments or otherwise sell this capacity rights to third parties.

In the normal course of business we enter in to transportation, marketing and processing agreements to ensure future market outlets for our oil, NGLs and natural gas. These agreements commit us to future obligations to be paid regardless of volumes produced. As of March 31, 2016, we were a party to several transportation, marketing and processing agreements which commit us to approximately $232.1 million over the next five years. If we are unable to meet our volume commitments or otherwise convey our capacity rights to third parties we may incur substantial costs associated with these contracts without corresponding oil, NGL and natural gas volumes.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil, NGL and natural gas operations, and we may not have enough insurance to cover all of the risks that we face.

We maintain insurance coverage against some, but not all, potential losses to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition and results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil, NGLs and natural gas, including the possibility of:

•

environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination and soil contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our financial condition, results of operations and cash flows.

We are subject to complex laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil, NGLs and natural gas are subject to extensive federal, state, and local laws and regulations. Such regulation includes requirements for permits to drill and to conduct other operations and for provision of financial assurances (such as bonds) covering drilling and well operations. Other activities subject to regulation are:

•	the location and spacing of wells;

•	the unitization and pooling of properties;

•	the method of drilling and completing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells;

•	the disposal of fluids used or other wastes generated in connection with our drilling operations;

•	the marketing, transportation and reporting of production; and

•	the valuation and payment of royalties.

Under these laws, we could be subject to claims for personal injury or property damages, including natural resource damages, which may result from the impacts of our operations. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of compliance. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations.

We must obtain governmental permits and approvals for our drilling and midstream operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of natural gas or oil may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

Our operations expose us to substantial costs and liabilities with respect to environmental matters.

Our oil, NGL and natural gas operations are subject to stringent federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, including the habitat of threatened and endangered species, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or the issuance of injunctions restricting or prohibiting certain activities. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or whether our operations were in compliance with all applicable laws at the time they were performed.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil, NGLs and natural gas that we produce.

In December 2009, the EPA published its findings that emissions of greenhouse gases (“GHGs”) present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic conditions. Based on these findings, in 2010 the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain construction and operating permit reviews for GHG emissions from certain large stationary sources. The stationary source final rule addresses the permitting of GHG emissions from stationary sources under the Clean Air Act Prevention of Significant Deterioration, or PSD, construction and Title V operating permit programs, pursuant to which these permit programs have been “tailored” to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In June 2014, the United States Supreme Court, in Utility Air Regulatory Group v. Environmental Protection

Agency, struck down the EPA’s “tailoring” rule but affirmed the agency’s authority to regulate GHG emissions from facilities already subject to permitting requirements on the basis of their emission of conventional pollutants. In addition, in November 2010, the EPA issued a final rule requiring companies to report certain greenhouse gas emissions from oil and natural gas facilities. On July 19, 2011, the EPA amended the oil and natural gas facility greenhouse gas reporting rule to require reporting. Under this rule, initial reports became due in September 2012. We believe that we are in substantial compliance with these reporting obligations. The EPA has indicated that it will use GHG reporting data in considering whether to initiate further rulemaking to establish GHG emissions limits. Further, in April 2012 the EPA issued final New Source Performance Standards and National Emission Standards for Air Pollutants. This rule requires all new hydraulically-fractured wells to reduce emissions of Volatile Organic Compounds through “green completions.” The rule is designed to reduce GHG emissions during well completions. More recently, in August 2015, the EPA proposed a suite of regulations that would set emission standards for methane, a GHG, for new and modified oil and gas production and natural gas processing and transmission facilities. These regulations are expected to be finalized in 2016. Also, Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states already have taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise restricts emissions of GHGs from our equipment and operations could require us to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for the oil, natural gas and NGLs we produce. Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate change that could have significant physical effect, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse effect on our assets and operations.

The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to use derivative instruments, particularly swaps, to reduce the effect of commodity price, interest rate and other risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted in 2010. The Act provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions involving swaps. In particular, the Act includes a requirement that certain hedging transactions involving swaps be cleared and exchange-traded and a requirement to post cash collateral for non-cleared swap transactions, although, at this time, it is unclear which transactions will ultimately be required to be cleared and exchange-traded or which counterparties will be required to post cash collateral with respect to non-cleared swap transactions. The Act provides for a potential exception from the clearing and exchange-trading requirement for hedging transactions by commercial end-users, a category of non-financial entities in which we may be included. While the Commodity Futures Trading Commission, or CFTC, and other federal agencies have adopted, and continue to adopt, numerous regulations pursuant to the Act, many of the key concepts and defined terms under the Act have not yet been delineated by rules and regulations to be adopted by the CFTC and other applicable regulatory agencies. As a consequence, it is difficult to predict the aggregate effect the Act and the regulations promulgated thereunder may have on our hedging activities. Whether we are required to submit our swap transactions for clearing or post cash collateral with respect to such transaction will depend on the final rules and definitions adopted by the CFTC. If we are subject to such requirements, significant liquidity issues could result by reducing our ability to use cash posted as collateral for investment or other corporate purposes. A requirement to post cash collateral could also limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows. The Act and related regulations will also require us to comply with certain futures and swaps position limits and new recordkeeping and reporting requirements, and may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The Act and related regulations could also materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

Enactment of a Pennsylvania impact fee and severance tax on natural gas could adversely impact our results of existing operations and the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania.

While Pennsylvania has historically not imposed a severance tax (relating to the extraction of natural gas), with a focus on its budget deficit and the increasing exploration of the Marcellus Shale, various legislation has been proposed since 2008. In February 2012, Pennsylvania implemented an impact fee. This law imposes an impact fee on all unconventional wells drilled in the Commonwealth of Pennsylvania in counties that elected to impose the fee. The fee, which changes from year to year, is based on the average annual price of natural gas as determined by the NYMEX price, as reported by the Wall Street Journal for the last trading day of each calendar month. The impact fee is initially imposed for the year after an unconventional well is spudded and is imposed annually for 15 years for a horizontal well and 10 years for a vertical well. There can be no assurance that the impact fee will remain as currently structured or that new or additional taxes will not be imposed.

Most recently, in February 2015, the Pennsylvania governor proposed the Pennsylvania Education Reinvestment Act, a new severance tax targeting proceeds from production of unconventional natural gas wells within the Commonwealth of Pennsylvania. The proposal includes a 5% tax on the value of the gas at the wellhead plus a 4.7 cents per thousand cubic feet of volume severed. Additionally, no portion of the tax imposed in this legislation would be allowed to be deducted from royalty payments. The Governor’s office has stated that this proposal would replace the existing impact fee. There is no assurance as to the final form of the proposal, or whether the proposal will be adopted. Changes to the current impact fee, or the imposition of a new severance tax, could negatively affect our future cash flows and financial condition.

Future economic conditions in the U.S. and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

The U.S. and other world economies continue to experience the after-effects of a global recession and credit market crisis. More volatility may occur before a sustainable growth rate is achieved either domestically or globally. Even if such growth rate is achieved, such a rate may be lower than the U.S. and international economies have experienced in the past. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil, NGL and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

We derive a significant amount of our revenue from sales to a relatively small number of purchasers. Approximately 93.5% of our commodity sales from continuing operations for the quarter ended March 31, 2016 were due from five customers, with the largest single customer accounting for 46.0%. If we were unable to continue to sell our oil, NGLs, or natural gas to these key customers, or to offset any reduction in sales to these customers by additional sales to our other customers, it could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

Our business may suffer if we lose key personnel.

Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons do not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not carry key person insurance for any of our executive officers or senior management.

Our future acquisitions may yield revenue or production that varies significantly from our projections.

In pursuing potential acquisition of oil and natural gas properties, we will assess the potential recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact, and their accuracy is inherently uncertain. Our review of a subject property in connection with our acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

Changes in tax laws may adversely affect our results of operations and cash flows.

The administration of President Obama has made budget proposals which, if enacted into law by Congress, would potentially increase and accelerate the payment of U.S. federal income taxes by independent producers of oil and natural gas. Proposals have included, but have not been limited to, repealing the enhanced oil recovery credit, repealing the credit for oil and natural gas produced from marginal wells, repealing the expensing of intangible drilling costs (“IDCs”), repealing the deduction for the cost of qualified tertiary expenses, repealing the exception to the passive loss limitation for working interests in oil and natural gas properties, repealing the percentage depletion allowance, repealing the manufacturing tax deduction for oil and natural gas companies, and increasing the amortization period of geological and geophysical expenses. Legislation which would have implemented the proposed changes has been introduced but not enacted. It is unclear whether legislation supporting any of the above described proposals, or designed to accomplish similar objectives, will be introduced or, if introduced, would be enacted into law, or, if enacted, how soon resulting changes would become effective. However, the passage of any legislation designed to implement changes in the U.S. federal income tax laws similar to the changes included in the budget proposals offered by the Obama administration could eliminate certain tax deductions currently available with respect to oil and natural gas exploration and development, and any such changes (i) could make it more costly for us to explore for and develop our oil and natural gas resources and (ii) could negatively affect our financial condition and results of operations.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position.

We are defendants in a number of litigation matters and are subject to various other claims, demands and investigations. These matters may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our financial condition, results of operations and liquidity.

We have experienced a recent ratings downgrade, and if commodity prices do not improve or worsen or if we are unable to increase our liquidity, we could experience further downgrades.

On January 8, 2016, Standard & Poor’s Ratings Services downgraded our corporate credit rating to “CCC-” from “B-”. On January 25, 2016, Moody’s downgraded our family rating to Caa3 from Caa1 and our probability of default rating to Caa3-PD from Caa1-PD. The SGL-4 speculative grade liquidity rating was affirmed and the rating outlook remained negative. The downgrades were primarily the result of the impact of rapid deterioration of the commodity price environment and our credit metrics. S&P and Moody’s each also noted the increased likelihood of the Company purchasing or exchanging debt at a steep discount to the face value.

If commodity prices do not improve or worsen or if we are unable to increase our liquidity, we could experience further downgrades. Credit rating agencies continually review their ratings for the companies and for the securities they follow. We cannot assure that one or more rating agencies would not take action to downgrade or negatively comment upon their respective ratings on the Company. A negative change in our ratings or the perception that such a change could occur may adversely affect the market price of our securities. If commodity prices do not improve or worsen or if we are unable to increase our liquidity, we could experience further downgrades.

We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development, production, and processing activities. For example, we depend on digital technologies to interpret seismic data, manage drilling rigs, production equipment and gathering systems, conduct reservoir modeling and reserves estimation, and process and record financial and operating data. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems, networks, and those of its vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of its business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. We do not maintain specialized insurance for possible liability resulting from a cyberattack on our assets that may shut down all or part of our business.

SELECTED FINANCIAL DATA

Summary Financial Data

The following table shows selected consolidated financial data of Rex Energy Corporation for the periods indicated. The historical consolidated financial data has been prepared for Rex Energy Corporation for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. The historical consolidated financial statements for all years presented are derived from the historical audited financial data of Rex Energy Corporation. All material intercompany balances and transactions have been eliminated. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and related notes as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus. These selected combined historical financial results may not be indicative of our future financial or operating results.

We derived the statements of operations data and statement of cash flows data for the years ended December 31, 2015, 2014 and 2013, and the balance sheet data as of December 31, 2015 and 2014 from the audited consolidated financial statements included in this prospectus. We derived the statements of operations data and statement of cash flows data for the years ended December 31, 2012 and 2011, and the balance sheet data as of December 31, 2013, 2012 and 2011 from our audited consolidated financial statements not included in this prospectus. We derived the statements of operations data and statement of cash flows data for the three months ended March 31, 2016 and 2015, and the balance sheet data as of March 31, 2016, from the unaudited consolidated financial statements included in this prospectus.

The selected unaudited historical consolidated interim financial data has been prepared on a consistent basis with the audited consolidated financial statements of Rex Energy Corporation. In the opinion of management, such selected unaudited historical consolidated interim financial data reflects all adjustments (consisting of normal and recurring accruals) considered necessary to present our financial position for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received from oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results and other factors.

The following tables include the non-GAAP financial measure of EBITDAX. For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures.”

	Three Months Ended March 31,		Rex Energy Corporation Consolidated ($ in Thousands, Except per Share Data)
			Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Statement of Operations Data:
Operating Revenue:
Oil, Natural Gas and NGL Sales	$30,494	54,111	$171,951	$297,869	$213,919	$134,574	$111,879
Other Revenue	13	11	42	118	200	218	209

Total Operating Revenue	30,507	54,122	171,993	297,987	214,119	134,792	112,088
Operating Expenses:
Production and Lease Operating Expense	30,146	29,052	118,999	100,282	62,150	47,638	33,116
General and Administrative Expense	6,063	9,651	29,435	36,137	30,839	22,458	23,110
(Gain) Loss on Disposal of Assets	(30)	65	(477)	644	1,602	50	353
Impairment Expense	14,184	7,023	345,775	132,618	32,072	20,571	14,316
Exploration Expense	993	518	3,011	9,446	11,408	4,782	2,507
Depreciation, Depletion, Amortization & Accretion	19,408	26,126	104,744	94,467	62,386	44,955	27,671
Other Operating Expense	329	5,191	5,595	134	592	1,136	819

Total Operating Expenses	71,093	77,626	607,082	373,728	201,049	141,590	101,892
Income (Loss) from Operations	(40,586)	(23,504)	(435,089)	(75,741)	13,070	(6,798)	10,196
Other Income (Expense):
Interest Expense	(13,032)	(12,017)	(47,806)	(36,977)	(22,676)	(6,418)	(2,514)
Gain (Loss) on Derivatives, Net	4,049	17,119	60,176	38,876	(2,908)	10,687	18,916
Other Income (Expense)	—	34	(115)	90	6,739	98,653	10
Debt Exchange Expense	(8,480)	—	—	—	—	—	—
Gain (Loss) on Equity Method Investments	—	(203)	(411)	(813)	(763)	(3,921)	81

Total Other Income (Expense)	(17,463)	4,933	11,844	1,176	(19,608)	99,001	16,493
Income (Loss) from Continuing Operations Before Income Tax	(58,049)	(18,571)	(423,245)	(74,565)	(6,538)	92,203	26,689
Income Tax Benefit (Expense)	(2,092)	92	24,227	26,915	4,154	(37,282)	(8,405)

Income (Loss) from Continuing Operations	(60,141)	(18,479)	(399,018)	(47,650)	(2,384)	54,921	18,284
Income (Loss) from Discontinued Operations, Net of Income Taxes	—	1,962	37,985	5,000	1,811	(8,623)	(33,660)

Net Income (Loss)	(60,141)	(16,517)	(361,033)	(42,650)	(573)	46,298	(15,376)
Net Income (Loss) Attributable to Noncontrolling Interests	—	1,297	2,245	4,039	1,557	819	(7)

Net Income (Loss) Attributable to Rex Energy	(60,141)	(17,814)	(363,278)	(46,689)	(2,130)	45,479	(15,369)
Preferred Stock Dividends	2,105	2,415	9,660	2,335	—	—	—

Net Income (Loss) Attributable to Common Shareholders	(62,246)	(20,229)	$(372,938)	$(49,024)	$(2,130)	$45,479	$(15,369)

Earnings per Common Share
Basic—Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.38)	$(7.51)	$(0.94)	$(0.05)	$1.06	$0.42
Basic—Net Income (Loss) From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	0.01	0.66	0.02	0.01	(0.18)	(0.77)

Basic—Net Income (Loss) Attributable to Rex Energy Common Shareholders	(1.11)	(0.37)	$(6.85)	$(0.92)	$(0.04)	$0.88	$(0.35)

Basic—Weighted Average Shares of Common Stock Outstanding	56,003	54,370	54,392	53,150	52,572	51,543	43,930
Diluted—Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.38)	$(7.51)	$(0.94)	$(0.05)	$1.06	$0.41
Diluted—Net Income (Loss) From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	0.01	0.66	0.02	0.01	(0.18)	(0.76)

Diluted—Net Income (Loss) Attributable to Rex Energy Common Shareholders	(1.11)	(0.37)	$(6.85)	$(0.92)	$(0.04)	$0.88	$(0.35)

Diluted—Weighted Average Shares of Common Stock Outstanding	56,003	54,370	54,392	53,150	52,572	52,025	44,476

	Three Months Ended March 31, 2016	Year Ended December 31, ($ in Thousands)
		2015	2014	2013	2012	2011
Cash Flow Data:
Cash provided by operating activities	(18,893)	$30,885	$162,706	$108,316	$45,705	$64,507
Cash used in investing activities	(802)	(155,446)	(560,036)	(313,518)	(100,742)	(276,574)
Cash provided by financing activities	43,495	107,556	413,526	163,127	87,216	212,855
Balance Sheet Data:
Cash and Cash Equivalents	24,891	1,091	17,978	1,307	43,975	11,796
Property and Equipment (net of Accumulated Depreciation)	971,500	1,001,215	1,224,208	892,006	654,015	480,244
Total Assets	1,063,853	1,071,931	1,380,555	978,580	766,675	596,864
Current Liabilities, including current portion of long-term debt	100,806	85,276	139,530	100,013	54,996	61,225
Long-Term Liabilities	856,510	826,424	709,652	461,642	299,385	243,365
Total Liabilities	957,316	911,700	849,182	561,655	354,381	304,590
Noncontrolling Interests	—	—	4,241	2,042	775	275
Stockholders’ Equity	106,537	160,231	531,373	416,925	412,294	292,274
Other Financial Data:
EBITDAX from Continuing Operations [1]	6,936	84,861	174,469	132,972	85,516	65,205

[1]

A non-GAAP financial measure. For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures.”

Summary Operating and Reserve Data

The following table summarizes our operating and reserve data as of and for each of the periods indicated for continuing operations. The table includes the non-GAAP financial measure of PV-10. For a definition of PV-10 and a reconciliation to the standardized measure of discounted future net cash flow, its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures” below.

	2015	2014	2013
Production
Oil (Bbls)	1,132,118	1,141,106	914,232
Natural Gas (Mcf)	44,606,753	37,011,177	23,446,755
C3+ NGLs (Bbls)	2,026,321	1,531,131	819,670
Ethane (Bbls)	1,319,582	551,315	—

Mcf Equivalent (Mcfe)	71,474,879	56,352,489	33,850,167
Oil and Natural Gas Sales (thousands)
Oil Sales	$47,312	$97,426	$86,959
Natural Gas Sales	$83,140	$126,500	$87,078
C3+ NGL Sales	$32,789	$69,626	$39,882
Ethane Sales	$8,710	$4,317	$—

Total	$171,951	$297,869	$213,919
Average Sales Price (a)
Oil ($ per Bbl)	$41.79	$85.38	$95.12
Natural Gas ($ per Mcf)	$1.86	$3.42	$3.71
C3+ NGLs ($ per Bbl)	$16.18	$45.47	$48.66
Ethane ($ per Bbl)	$6.60	$7.83	$—

Mcf Equivalent ($ per Mcfe)	$2.41	$5.29	$6.32
Average Production Cost
Mcf Equivalent ($ per Mcfe)	$1.66	$1.78	$1.84
Estimated Proved Reserves (b)
Bcf Equivalent (Bcfe)	680.4	1,336.8	849.8
% Oil and NGL	40%	37%	39%
% Proved Producing	80%	40%	41%
PV-10 (millions)	$300.7	$1,205.2	$668.7
Standardized Measure (millions)	$255.6	$1,025.4	$529.1

(a)	Information excludes the impact of our financial derivative activities.

(b)	The estimates of reserves in the table above conform to the guidelines of the SEC. Estimated recoverable proved reserves have been determined without regard to any economic impact that may result from our financial derivative activities. These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The estimated present value of estimated proved reserves does not give effect to indirect expenses such as debt service and future income tax expense, asset retirement obligations, or to depletion, depreciation and amortization. The reserve information shown is estimated. The certainty of any reserve estimate is a function of the quality of available geological, geophysical, engineering and economic data, the precision of the engineering and geological interpretation, and judgment. The estimates of reserves, future cash flows and present value are based on various assumptions, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Non-GAAP Financial Measures

We include in this prospectus our calculations of EBITDAX and PV-10, which are non-GAAP financial measures. Below, we provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure as calculated and presented in accordance with GAAP.

EBITDAX

“EBITDAX” means, for any period, the sum of net income (loss) for such period plus the following expenses, charges or income to the extent deducted from or added to net income (loss) in such period: interest, income taxes, gain (loss) on asset sales, depreciation, depletion, amortization, unrealized losses from financial derivatives, the retroactive portion of the Pennsylvania Impact Fee, exploration expenses and other non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income (loss). EBITDAX, as defined above, is used as a financial measure by our management team and by other users of our financial statements, such as our commercial bank lenders, to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring our performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and we believe this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe EBITDAX assists our lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Additionally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

The following table presents a reconciliation of our net income (loss) to our EBITDAX for each of the periods presented. For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX.

	Three Months Ended March 31,		Year Ended December 31, (in thousands)
	2016	2015	2015	2014	2013	2012	2011
Net Income (Loss) from Continuing Operations	$(60,141)	$(18,479)	$(399,018)	$(47,650)	$(2,384)	$54,921	$18,284
Add Back Non-Recurring Losses [1]	8,480	5,022	4,774	—	—	2,809	—
Add Back Depletion, Depreciation, Amortization and Accretion	19,408	26,126	104,744	94,467	62,386	44,955	27,671
Add Back Non-Cash Compensation Expense	(27)	2,961	6,450	5,672	5,384	3,140	1,601
Add Back Interest Expense	13,032	12,017	47,806	36,977	22,676	6,418	2,514
Add Back Impairment Expense	14,184	7,023	345,775	132,618	32,072	20,571	14,316
Add Back Exploration Expense	993	518	3,011	9,446	11,408	4,782	2,507
Add (Less) Back (Gain) Loss on Disposal of Asset [2]	(30)	65	(477)	644	(5,204)	(99,333)	353
Add (Less) Back (Gain) Loss on Financial Derivatives	(4,049)	(17,119)	(60,176)	(38,876)	2,908	(10,687)	(18,916)
Add Back Cash Settlement of Derivatives	12,994	11,079	55,793	7,281	7,128	16,219	6,212
Add Back Non-Cash Portion of Equity Method Investments	—	203	406	805	752	4,471	2,258
Less Non-Cash Portion of Noncontrolling Interests	—	—	—	—	—	(32)	—
Add Back (Less) Income Tax Expense (Benefit)	2,092	(92)	(24,227)	(26,915)	(4,154)	37,282	8,405

EBITDAX from Continuing Operations	$6,936	$29,324	$84,861	$174,469	$132,972	$85,516	$65,205
Income (Loss) from Discontinued Operations	—	$1,962	$37,985	$5,000	$1,811	$(8,623)	$(33,660)
Net (Income) Loss Attributable to Noncontrolling Interests	—	(1,297)	(2,245)	(4,039)	(1,557)	(819)	7

Income (Loss) From Discontinued Operations Attributable to Rex Energy	—	665	35,740	961	254	(9,442)	(33,653)
Add Back Depletion, Depreciation, Amortization and Accretion	—	39	78	3,703	1,559	482	270
Add Back (Less) Non-Cash Compensation Expense (Income)	—	—	—	—	—	(31)	24
Add Back Interest Expense	—	191	487	629	106	25	1
Add Back Impairment Expense	—	—	—	67	—	19,784	13,491
Add Back Exploration Expense	—	—	—	—	97	867	33,812
Add (Less) Back (Gain) Loss on Disposal of Asset[3]	—	(32)	(57,808)	(55)	(924)	(2,142)	149
Less Non-Cash Portion of Noncontrolling Interests	—	(79)	(208)	(1,738)	(631)	(108)	(157)
Add Back (Less) Income Tax Expense (Benefit)	—	435	24,227	768	1,373	(7,222)	(15,437)

EBITDAX from Discontinued Operations	—	1,219	$2,516	$4,335	$1,834	$2,213	$(1,500)

EBITDAX	$6,936	$30,543	$87,377	$178,804	$134,806	$87,729	$63,705

[1]

Non-Recurring Costs for the quarter ended March 31, 2016 are due to debt issuance costs related to our exchange of unsecured senior notes. Non-Recurring Costs for the year ended December 31, 2015 are due to net fees incurred to terminate two drilling rig contracts before expiration of their original term. Non-Recurring Costs for the year ended December 31, 2012 are due to $2.8 million related to the retroactive portion of the Pennsylvania Impact Fee.

[2]	Includes gain on sale of Keystone Midstream Services, LLC of approximately $6.9 million and $99.4 million for the years ended December 31, 2013 and 2012, respectively.
[3]	Includes gain on sale of Water Solutions of approximately $57.8 million for the year ended December 31, 2015.

PV-10

The following table shows the reconciliation of PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 represents our estimate of the present value, discounted at 10% per annum, of estimated future cash flows of our estimated proved reserves before income tax and asset retirement obligations. Our estimated future cash flows as of December 31, 2015, 2014 and 2013, were determined by using reserve quantities of estimated proved reserves and the periods in which they are expected to be developed and produced based on the prevailing economic conditions. The estimated future production for the years ended December 31, 2015, 2014 and 2013, was priced based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January through December, without escalation, using $44.45 per Bbl, $88.02 per Bbl and $94.28 per Bbl of oil, respectively, and $2.401 per MMBtu, $3.455 per sMMBtu and $3.588 per MMBtu of natural gas, respectively, as adjusted by lease for transportation fees and regional price differentials. Unadjusted prices for oil for the years ended December 31, 2015, 2014 and 2013, were $46.79 per Bbl, $91.48 per Bbl and $93.42, respectively. Unadjusted prices for natural gas for the years ended December 31, 2015, 2014 and 2013, were $2.587 per MMBtu, $4.35 per MMBtu and $$3.67 per MMBtu, respectively. NGLs were priced at $12.48 per Bbl, $28.30 per Bbl and $26.37 per Bbl for the years ended December 31, 2015, 2014 and 2013, respectively, as adjusted by lease for transportation fees and regional price differentials. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. PV-10 should not be considered to be a superior measure to the standardized measure of discounted future net cash flows as computed under GAAP.

	2015	2014	2013
Reconciliation of standardized measure to PV-10 (in millions)
PV-10	$300.7	$1,205.2	$668.7
Less: Present value of future income tax discounted at 10%	—	(139.7)	(111.1)
Less: Present value of future asset retirement obligations discounted at 10%	(45.1)	(40.1)	(28.5)

Standardized measure of discounted future net cash flows	$255.6	$1,025.4	$529.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Financial Data,” the audited consolidated financial statements and related notes and the unaudited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations and estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” appearing elsewhere in this prospectus. All financial and operating data presented are the results of continuing operations unless otherwise noted.

Overview of Our Business

We are an independent oil and gas company operating in the Appalachian Basin and the Illinois Basin. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian (“Burkett”) Shale drilling and exploration activities. In the Illinois Basin we are focused on our developmental oil drilling on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties.

We are headquartered in State College, Pennsylvania, and have regional offices in Bridgeport, Illinois and Cranberry, Pennsylvania.

We believe the outlook for our business is favorable despite the continued uncertainty of oil and gas prices. Our resource base, risk management, including an active hedging program, and disciplined investment of capital provide us with an opportunity to exploit and develop our positions and maximize efficiency in our key operating areas. We continue to focus on maintaining financial flexibility while pursuing an active, technology-driven drilling program to develop and maximize the value of our existing acreage as market conditions continue to evolve.

However, a continued prolonged period of depressed commodity prices could have a significant impact on the value and volumetric quantities of our proved reserves, and may result in write-downs of the carrying values of our oil and natural gas properties and revisions to our capital budget or development program. We discuss these matters in further detail under, among other places, “Commodity Prices,” “Impairment Expense,” “Capital Resources and Liquidity,” and “Volatility of Oil, NGL and Natural Gas Prices” below as well as in Note 16, Impairment Expense, to our Consolidated Financial Statements.

We have historically divided our operations into two principal business segments, exploration and production and field services. During the third quarter of 2015, we sold Water Solutions Holdings, LLC (“Water Solutions”) and its related subsidiaries, which accounted for the majority of our field services segment. The sale of Water Solutions closed in July 2015, and we received approximately $66.8 million in proceeds for our 60% interest, net of customary selling expenses. Unless otherwise noted, information presented in management’s discussion and analysis are for continuing operations.

Our financial results from exploration and production depend upon many factors, particularly the price of oil, natural gas and NGLs. Commodity prices are affected by changes in market demand, which is impacted by overall economic activity, weather, refinery or pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future commodity prices, and therefore, we cannot determine what effect increases or decreases will have on our capital program, production volumes and future revenues. In addition to production volumes and commodity prices, finding and developing sufficient amounts of oil, natural gas and NGLs reserves at economical costs are critical to our long-term success.

In 2015, we grew our daily production by 26.8% year-over-year to 195.8 Mmcfe/day. The increase in production is primarily due to our successes in the Appalachian Basin, particularly our Marcellus Shale exploration and development in Butler County, Pennsylvania and our Utica Shale exploration and development in Ohio. We drilled 34.0 gross (23.0 net) operated wells within the Appalachian Basin, targeting primarily the Marcellus and Utica Shales, including 28.0 gross (17.0 net) operated wells in Butler County, Pennsylvania and six gross (six net) operated wells in Ohio. In the Illinois Basin, we drilled, or participated in the drilling of, five gross (3.5 net) conventional wells. During 2015, we had a drilling success rate of 96.0%, which included two dry hole exploratory wells in the Illinois Basin. Our estimated proved reserves decreased in 2015 by 49.1% from 1,336.8 Bcfe at December 31, 2014 to 680.4 Bcfe at December 31, 2015, primarily as a result of the deterioration of the commodity price environment. As of December 31, 2015, we had approximately 383,500 gross (319,700 net) acres in the Appalachian Basin, of which 299,000 gross (272,200 net) acres we believe to be prospective for the liquids-rich portion of the Marcellus and Utica Shales.

In July 2015, we sold Water Solutions, an entity of which we owned a 60% interest, to American Water Works Company, Inc. for total consideration of approximately $130.0 million, inclusive of cash and debt. We received net proceeds of approximately $66.8 million, resulting in a gain of approximately $57.8 million. We utilized the proceeds from this transaction to help fund development within our core exploration and production areas. In March 2015, we entered into a joint venture agreement with an affiliate of ArcLight to jointly develop 32 specifically designated wells in our Butler County, Pennsylvania operated area. We expect to receive consideration for the transaction of approximately $67.0 million, with $16.6 million received at closing. As of December 31, 2015, ArcLight had paid approximately $42.9 million for their interest in wells that have been drilled or are in the process of being drilled.

In 2014, we grew our daily production by 66.5% year-over-year to 154.4 Mmcfe/day. The increase in production is primarily due to our successes in the Appalachian Basin, particularly our Marcellus Shale exploration and development in Butler County, Pennsylvania and our Utica Shale exploration and development in Ohio. We drilled 51.0 gross (37.6 net) operated wells within the Appalachian Basin, targeting primarily the Marcellus and Utica shales, including 38.0 gross (26.6 net) operated wells in Butler County, Pennsylvania and 12.0 gross (10.6 net) operated wells in Ohio. In the Illinois Basin, we drilled, or participated in the drilling of, 18.0 gross (12.0 net) conventional wells. With a drilling success rate of 96.0% in 2014, which included three dry hole exploratory wells in the Illinois Basin, we increased proved reserves by 57.3% from 849.9 Bcfe at December 31, 2013 to 1,336.8 Bcfe at December 31, 2014. As of December 31, 2014, we had approximately 407,200 gross (339,500 net) acres in the Appalachian Basin, of which 324,300 gross (295,200 net) acres are believed to be prospective for the liquids-rich portion of the Marcellus and Utica Shales.

In July 2014, we issued a $325.0 million aggregate principal amount of 6.25% senior notes due 2022 (the “2022 Senior Notes”) in a private offering at an issue price of 100.0% due to mature on August 1, 2022. The net proceeds of the 2022 Senior Notes, after discounts and expenses, were approximately $318.8 million. In August 2014, we completed a registered offering of 16,100 shares of 6.0% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share (the “Series A Preferred Stock”) that are represented by 1,610,000 depositary shares. The net proceeds of the offering were approximately $155.0 million, after deducting underwriting discounts, commissions and other offering expenses.

In September 2014, we completed the acquisition of approximately 208,000 gross (207,000 net) acres believed to be prospective for the Marcellus, Upper Devonian/Burkett and Utica Shales from Shell, for approximately $120.6 million in cash, after customary closing adjustments. Included in the acquisition were several producing wells and properties in various stages of development. The assets acquired are located in Armstrong, Beaver, Butler, Lawrence, Mercer and Venango counties in Pennsylvania and Columbiana and Mahoning counties in Ohio.

In 2013, we grew our daily production by 38.2% year-over-year to 92.7 Mmcfe/ day. The increase in production is primarily due to our successes in the Appalachian Basin, particularly our Marcellus Shale exploration and development in Butler County, Pennsylvania and our Utica Shale exploration and development in Ohio. We drilled 33.0 gross (26.1 net) operated wells within the Appalachian Basin, targeting primarily the Marcellus and Utica Shales, including 19.0 gross (13.3 net) operated wells in Butler County, Pennsylvania and 14.0 gross (12.8 net) operated wells in Ohio. In the Illinois Basin, we drilled 19.0 gross (19.0 net) operated 53 conventional wells. With a drilling success rate of 96.7% in 2013, which included two dry hole exploratory wells in the Illinois Basin, we increased proved reserves by 37.5% from 618.1 Bcfe at December 31, 2012 to 849.9 Bcfe at December 31, 2013. As of December 31, 2013, we had approximately 183,500 gross (113,600 net) acres in the Appalachian Basin, of which 109,900 gross (82,400 net) acres that are prospective for the liquids-rich portion of the Marcellus and Utica Shales.

In April 2013, we issued $100.0 million aggregate principal amount of 8.875% senior notes due 2020 in a private offering at an issue price of 105% due to mature December 1, 2020. These notes were an additional issue of our outstanding 8.875% senior notes due 2020, issued in an aggregate principal amount of $250.0 million in December 2012. The net proceeds of this offering, after discounts and expense were approximately $102.8 million, excluding accrued interest.

Source of Our Revenue

We generate our revenue primarily from the sale of crude oil, NGLs and natural gas. Our operating revenue before the effects of financial derivatives from these operations, and their relative percentages of our total revenue, consisted of the following:

	Year Ended December 31,
	2015	% of Total	2014	% of Total	2013	% of Total
Sources of Revenue ($ in thousands)
Revenue from Oil Sales	$47,312	27.5%	$97,426	32.7%	$86,959	40.6%
Revenue from Natural Gas Sales	83,140	48.3%	126,500	42.5%	87,078	40.7%
Revenue from C3+ NGL Sales	32,789	19.1%	69,626	23.4%	39,882	18.6%
Revenue from Ethane Sales	8,710	5.1%	4,317	1.4%	—	0.0%
Other	42	0.0%	118	0.0%	200	0.1%

Total	$171,993	100.0%	$297,987	100.0%	$214,119	100.0%

We have identified the impact of generally volatile commodity prices in the last several years as an important trend that we expect to affect our business in the future. If commodity prices increase, we would expect not only an increase in revenue, but also in the competitive environment for quality drilling prospects, qualified geological and technical personnel and oil field services, including rig availability. Increasing competition in these areas would likely result in higher costs in these areas, and could result in unavailability of drilling rigs, thus affecting the profitability of our future operations. We may not be able to compete successfully in the future with larger competitors in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital. In the event of a further or extended decline in the commodity price environment, our revenues would decrease and we would anticipate that the cost of materials and services would decrease as well, although at a slower rate. Decreasing oil or natural gas prices may also make some of our prospects uneconomical to drill and some of our producing properties uneconomic to continue to operate.

Principal Components of Our Cost Structure

Our operating and other expenses consist of the following:

•

Production and Lease Operating Expenses. Day-to-day costs incurred to bring hydrocarbons out of the ground and to the market together with the daily costs incurred to maintain our producing properties. Such costs also include repairs to our oil and gas properties not covered by insurance, and various production taxes that are paid based upon rates set by federal, state, and local taxing authorities.

•

General and Administrative Expenses. Overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters and regional offices, costs of managing our production and development operations, audit and other professional fees, and legal compliance are included in general and administrative expense. General and administrative expense includes non-cash stock-based compensation expense as part of employee compensation.

•	Exploration Expenses. Geological and geophysical costs, seismic costs, delay rentals and the costs of unsuccessful exploratory wells, also known as dry holes.

•

Interest. We typically finance a portion of our working capital requirements and leasehold acquisitions with borrowings under our senior credit facility or with senior notes. As a result, we incur substantial interest expense that is affected by both fluctuations in interest rates and our financing decisions. We may continue to incur significant interest expense as we continue to grow.

•

Depreciation, Depletion, Amortization and Accretion. The systematic expensing of the capital costs incurred to acquire, explore and develop natural gas and oil. As a successful efforts company, we capitalize all costs associated with our acquisition and development efforts and all successful exploration efforts, and apportion these costs to each unit of production through depreciation, depletion and amortization expense. This also includes the systematic, monthly accretion of the future abandonment costs of tangible assets such as wells, service assets, pipelines, and other facilities.

•

Income Taxes. We are subject to state and federal income taxes. We do pay some state and federal income taxes where our IDC deductions do not exceed our taxable income or where state income taxes are determined on another basis.

How We Evaluate Our Operations

Our management uses a variety of financial and operational measurements to analyze our performance. These measurements include EBITDAX (a non-GAAP measure), lease operating expense per Mcf equivalent (“Mcfe”), growth in our proved reserve base, and general and administrative expense per Mcfe. The following table presents these metrics for continuing operations for each of the three years ended December 31, 2015, 2014 and 2013.

	For the Three Months Ended March 31,		Performance Measurements
			For the Years Ended December 31,
	2016	2015	2015	2014	2013
EBITDAX ($ in thousands)	$6,936	$29,324	$84,861	$174,469	$132,972
Lease Operating Expense per Mcfe	$1.66	$1.65	$1.66	$1.78	$1.84
Total Estimated Proved Reserves (Bcfe)	N/A	N/A	680.4	1,336.8	849.8
G&A per Mcfe	$0.33	$0.55	$0.41	$0.64	$0.98

EBITDAX

“EBITDAX,” a non-GAAP measure, means, for any period, the sum of net income (loss) for such period plus the following expenses, charges or income (loss) to the extent deducted from or added to net income (loss) in such period: interest, income taxes, gain (loss) on sale of assets, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income (loss). EBITDAX, as defined above, is used as a financial measure by our management team and by other users of our financial statements, such as our commercial bank lenders, to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Selected Financial Data-Non-GAAP Financial Measures.”

The decrease in our EBITDAX from 2014 to 2015 can be primarily attributable to the continued depressed commodity price environment, which has been partially offset by increased production and lower operating costs. Historically, our EBITDAX growth has been commensurate with the growth of our Appalachian Basin operations, where we have been successful in our exploration and development of three producing horizons: the Marcellus, Utica and Burkett Shales. The majority of our holdings in the Appalachian Basin have a liquids-producing component which, when combined with low operating costs, has enabled us to consistently improve our results. In addition, our Illinois Basin properties have continued to provide stable cash flows with 100.0% oil production.

Production Cost per Mcfe

Production costs are comprised of those expenses which are directly attributable to our producing oil and gas leases, including state and county production taxes, production related insurance, the cost of materials, maintenance, electricity, chemicals, gathering, processing, fuel and the wages of our field personnel. Our production costs per Mcfe are higher than those of many of our peers primarily because of the nature of our oil properties, many of which are mature waterflood properties, and because of processing costs related to our liquids-rich production. Our production cost per Mcfe produced in 2015 was $1.66, as compared to $1.78 in 2014 and $1.84 in 2013. Because our production mix is heavily weighted toward liquids-rich production in the Appalachian Basin, we do not expect to experience large decreases in production costs per Mcfe in the future.

Growth in our Proved Reserve Base

We measure our ability to grow our estimated proved reserves over the amount of our total annual production. As we produce oil, NGLs and natural gas attributable to our estimated proved reserves, our estimated proved reserves decrease each year by that amount of production. We attempt to replace these produced estimated proved reserves each year through the addition of new estimated proved reserves through our drilling and other property improvement projects and through acquisitions. Our reserve replacement ratio for year end 2013 was approximately 923% based on total production for the year of 33.9 Bcfe and extensions, discoveries and other additions of 312.5 Bcfe. Our reserve replacement ratio for year end 2014 was approximately 972% based on total production for the year of 56.4 Bcfe, and extensions, discoveries and other additions of 547.9 Bcfe. Our reserve replacement ratio for year end 2015 was approximately 200% based on total production for the year of 71.5 Bcfe, and extensions, discoveries and other additions of 143.0 Bcfe. For 2015, our proved reserve base in the Appalachian Basin decreased by approximately 49.1% while our estimated proved reserves in the Illinois Basin decreased by 51.9%. The decrease in our estimated proved reserves is primarily due to the decrease in commodity prices during 2015.

General and Administrative Expenses per Mcfe

Our general and administrative expenses include fees for well operating services, non-field level employee compensation and related benefits, office and lease expenses, insurance costs and professional fees, as well as other costs and expenses not directly related to field operations. Our management continually evaluates the level of our general and administrative expenses in relation to our production because these expenses have a direct impact on our profitability. In 2015, our general and administrative expenses per Mcfe produced decreased to $0.41 from $0.64 in 2014 and decreased from $0.98 in 2013.

Pennsylvania Impact Fee

In 2012, Pennsylvania state legislators instituted a natural gas impact fee on producers of unconventional natural gas. The fee is imposed on every producer of unconventional gas and applies to unconventional wells spud in Pennsylvania regardless of when spudding occurred. The fee for each unconventional gas well is determined using the following matrix, with vertical unconventional gas wells being charged 20% of the applicable rates:

	<$2.25 (a)	$2.26—$2.99 (a)	$3.00—$4.99 (a)	$5.00—$5.99 (a)	>$5.99 (a)
Year One	$40,200	$45,300	$50,300	$55,300	$60,400
Year Two	$30,200	$35,200	$40,200	$45,300	$55,300
Year Three	$25,200	$30,200	$30,200	$40,200	$50,300
Year 4—10	$10,100	$15,100	$20,100	$20,100	$20,100
Year 11—15	$5,000	$5,000	$10,100	$10,100	$10,100

(a)	Pricing utilized for determining annual fees is based on the arithmetic mean of the NYMEX settled price for the near-month contract as reported by the Wall Street Journal for the last trading day of each month of a calendar year for the 12-month period ending December 31.

All fees owed are due on April 1 of each year. For the three months ended March 31, 2016 and 2015, we recorded expense of approximately $0.5 million and $0.6 million, respectively. We record expenses related to the impact fees as Production and Lease Operating Expense. As of March 31, 2016, approximately $3.6 million was accrued for the 2015 impact fees and a portion of 2016 impact fees.

Results of Continuing Operations

General Overview

Operating revenue for the three months ended March 31, 2016 decreased 43.6% when compared to the same period in 2015. The decrease in operating revenue for the three months ended March 31, 2016, can be primarily attributed to lower commodity prices and lower production in the Illinois Basin, partially offset by higher production in our Appalachian region. In the Appalachian Basin, our production grew to 17,250.8 MMcfe for the three-month period ended March 31, 2016, from 16,577.2 MMcfe for the three-month period ended March 31, 2015, or approximately 4.1%, while production in the Illinois Basin decreased to 158.3 MBbls during the quarter ended March 31, 2016, from 179.8 MBbls during the same period in 2015, or approximately 12.0%. The decrease in production in Illinois is primarily related to the natural decline of our conventional oil producing properties in conjunction with shutting in certain wells that are marginally economic. We are currently evaluating strategies to reduce the production declines in the Illinois Basin and will continue to be opportunistic with new well development.

For the three months ended March 31, 2016, we spent approximately $20.3 million on drilling projects, facilities and related equipment, undeveloped acreage and asset acquisitions, which was offset by approximately $19.5 million in proceeds from BSP. Approximately 96.5% of our capital expenditures in 2016 have been in the Appalachian.

Operating expenses decreased $6.5 million for the three months ended March 31, 2016, as compared to the same period in 2015. Operating expenses primarily comprise: Production and Lease Operating Expenses, G&A Expenses, Other Operating Expense, Exploration Expenses, Impairment Expense and DD&A Expenses. The decreases in operating expenses were largely attributable to G&A Expenses, DD&A and Other Operating Expense. The decrease of many of these operating expenses is consistent with the overall decrease in activity within the industry in conjunction with a decrease in the cost of goods and services and other cost control measures that we have implemented.

Comparison of the Three Months Ended March 31, 2016 to the Three Months Ended March 31, 2015

Oil, NGL and gas revenue, including the effects of cash settled derivatives, for the three-month periods ended March 31, 2016 and 2015 is summarized in the following table:

	For Three Months Ended March 31,
($ in Thousands, except total Mcfe production and price per Mcfe)	2016	2015	Change	%
Oil and Gas Revenue:
Oil and condensate sales revenue	$6,354	$12,461	$(6,107)	(49.0)%
Oil derivatives realized (a)	$1,787	$3,745	$(1,958)	(52.3)%

Total oil and condensate revenue and derivatives realized	$8,141	$16,206	$(8,065)	(49.8)%
Gas sales revenue	$15,516	$28,286	$(12,770)	(45.1)%
Gas derivatives realized (a)	$8,223	$5,273	$2,950	55.9%

Total gas revenue and derivatives realized	$23,739	$33,559	$(9,820)	(29.3)%
C3+ NGL revenue	$5,975	$12,119	$(6,144)	(50.7)%
C3+ NGL derivatives realized (a)	$2,956	$1,540	$1,416	91.9%

Total C3+ NGL revenue	$8,931	$13,659	$(4,728)	(34.6)%
Ethane revenue	$2,649	$1,245	$1,404	112.8%
Ethane derivatives realized (a)	$144	$22	$122	554.5%

Total Ethane revenue	$2,793	$1,267	$1,526	120.4%
Consolidated sales	$30,494	$54,111	$(23,617)	(43.6)%
Consolidated derivatives realized (a)	$13,110	$10,580	$2,530	23.9%

Total oil, NGL and gas revenue and derivatives realized	$43,604	$64,691	$(21,087)	(32.6)%
Total Mcfe Production	18,200,517	17,656,109	544,408	3.1%
Average Realized Price per Mcfe	$2.40	$3.66	$(1.26)	(34.4)%

(a)	Realized derivatives are included in Other Income (Expense) on our Consolidated Statements of Operations.

Statements of Operations for the three-month periods ended March 31, 2016 and 2015 are as follows:

	For the Three Months Ended March 31,
($ in Thousands)	2016	2015	Change	%
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$30,494	$54,111	$(23,617)	(43.6)%
Other Revenue	13	11	2	18.2%

TOTAL OPERATING REVENUE	30,507	54,122	(23,615)	(43.6)%
OPERATING EXPENSES
Production and Lease Operating Expense	30,146	29,052	1,094	3.8%
General and Administrative Expense	6,063	9,651	(3,588)	(37.2)%
(Gain) Loss on Disposal of Asset	(30)	65	(95)	(146.2)%
Impairment Expense	14,184	7,023	7,161	102.0%
Exploration Expense	993	518	475	91.7%
Depreciation, Depletion, Amortization and Accretion	19,408	26,126	(6,718)	(25.7)%
Other Operating Expense	329	5,191	(4,862)	(93.7)%

TOTAL OPERATING EXPENSES	71,093	77,626	(6,533)	(8.4)%
LOSS FROM OPERATIONS	(40,586)	(23,504)	(17,082)	72.7%
OTHER EXPENSE
Interest Expense	(13,032)	(12,017)	(1,015)	8.4%
Gain on Derivatives, Net	4,049	17,119	(13,070)	(76.3)%
Other Income	—	34	(34)	(100.0)%
Debt Exchange Expense	(8,480)	—	(8,480)	(—)%
Loss on Equity Method Investments	—	(203)	203	(100.0)%

TOTAL OTHER INCOME (LOSS)	(17,463)	4,933	(22,396)	(454.0)%
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(58,049)	(18,571)	(39,478)	212.6%
Income Tax (Expense) Benefit	(2,092)	92	(2,184)	(2,373.9)%

LOSS FROM CONTINUING OPERATIONS	(60,141)	(18,479)	(41,662)	225.5%
Income From Discontinued Operations, Net of Income Taxes	—	1,962	(1,962)	(100.0)%

NET LOSS	(60,141)	(16,517)	(43,624)	264.1%
Net Income Attributable to Noncontrolling Interests	—	1,297	(1,297)	(100.0)%

NET LOSS ATTRIBUTABLE TO REX ENERGY	$(60,141)	$(17,814)	$(42,327)	237.6%

Production and Lease Operating Expense increased approximately $1.1 million, or 3.8%, in the first quarter of 2016 from the same period in 2015. We experienced Production and Lease Operating Expense increases that are commensurate with the increase in producing wells in the Appalachian Basin and related production as they relate to variable type costs such as transportation, marketing, processing and gathering. Transportation, marketing, processing and gathering fees accounted for approximately 71.2% of our total Production and Lease Operating Expense in the first quarter of 2016, as compared to 65.0% from the same period in 2015. During the first quarter of 2016, approximately $0.4 million of our Production and Lease Operating Expense was related to unutilized transportation, capacity and processing commitments, as compared to $0.8 million for same period in 2015. As we continue to develop our core areas of operation we expect that fees incurred from unutilized commitments will decrease. These types of agreements typically have a term of several years and we expect fees associated with these agreements to continue to comprise a significant portion of our Production and Lease Operating Expense. On a per unit of production basis, our lifting costs increased to $1.66 per Mcfe in the three months ended March 31, 2016 from $1.65 per Mcfe in the same period in 2015.

G&A Expense for the first quarter of 2016 decreased approximately $3.6 million, or 37.2%, to $6.1 million from the same period in 2015. We have undertaken several cost control measures during the first three months of

2016, including reductions in bonus compensation, reductions in head count, a decrease in travel expenditures, less usage of third-party consultants and pricing concessions received from suppliers and service providers. During the first quarter of 2016, the board of directors approved certain performance factors for restricted stock that vested in March 2016. These performance factors resulted in reduced expense due to forfeitures on performance-based restricted stock awards of approximately $1.6 million.

Impairment Expense for the first quarter of 2016 was approximately $14.2 million. We evaluate impairment of our properties when events occur that indicates that the carrying value of these properties may not be recoverable. The expense incurred during the first quarter of 2016 included $3.5 million of proved property impairment and $10.7 million of undeveloped acreage impairment. The proved property impairment of approximately $3.5 million was attributable to our conventional oil properties in the Illinois Basin. The unproved property impairment consisted of approximately $10.7 million in the Appalachian Basin. Based on the current commodity price environment, we do not expect to develop these properties prior to expiration of the associated leases. The impairments were identified through an analysis of market conditions and future development plans related to these properties that were in existence as of March 31, 2016, which indicated that the carrying value of the assets was not recoverable. The analysis included an evaluation of estimated future cash flows with consideration given to market prices for similar assets. Any amount of future impairments are difficult to predict, however, if commodity prices decline further, downward revisions of proved reserves may be significant and could result in additional impairment expense.

Approximately $0.4 million of the expense incurred during 2015 was due to non-operated dry gas proved properties in Clearfield County, Pennsylvania and was directly attributable to the decrease in current and estimated future natural gas pricing as of March 31, 2015. The remaining $3.0 million was due to unproved property impairments related to expiring leases that will not be developed.

Exploration Expense for the first quarter of 2016 was approximately $1.0 million, as compared to $0.5 million for same period in 2015. Approximately $0.2 million of the expense incurred in 2016 was due to geological and geophysical type expenditures and $0.8 million was due to two exploratory wells that were abandoned at various stages that resulted in dry hole expense in the Appalachian Basin. The expense incurred in 2015 was due to geological and geophysical type expenditures. As a result of the decrease in commodity prices, we have decreased our levels of spending with regards to geological and geophysical activities.

DD&A Expense for the first quarter of 2016 decreased approximately $6.7 million, or 25.7%, from $26.1 million for the same period in 2015. Contributing to the decrease in DD&A expense were lower first quarter depreciable asset value from impact of 2015 impairment and lower year end reserves, which were triggered by the ongoing lower commodity pricing environment and the related effect on our estimated proved reserves, when compared to the same period in 2015.

Other Operating Expense for the first quarter of 2016 decreased to approximately $0.3 million from $5.2 million in the first quarter of 2015. The decrease in expense is related to the early termination of two drilling rig contracts earlier than their original term during the first quarter of 2015. Our net termination expenses totaled approximately $5.0 million.

Interest Expense for the first quarter of 2016 was approximately $13.0 million as compared to $12.0 million for the same period in 2015. The increase in interest expense is primarily due to a larger outstanding balance on our Senior Credit Facility for the quarter compared to the outstanding balance for the same period in 2015. We discuss our senior notes and revolving credit facility in Note 9, Long-Term Debt, to our Audited Consolidated Financial Statements and in Note 7, Long-Term Debt, to our Unaudited Consolidated Financial Statements.

Gain on Derivatives, net included a gain of approximately $4.0 million for the first quarter of 2016 as compared to a gain of $17.1 million for the same period in 2015. The gain recorded for the first quarter of 2016 included cash receipts for commodity derivatives of $13.0 million while the gain incurred in the first quarter of 2015 included cash receipts of approximately $11.1 million for commodity and interest rate derivatives. Changes were attributable to the volatility of oil, NGL and natural gas commodity prices along with changes in our portfolio of outstanding derivatives. Losses from derivative activities generally reflect higher oil, NGL and natural gas prices in the marketplace than were in effect at the end of the last period while gains generally reflect the opposite. Our derivative program is designed to provide us with greater reliability of future cash flows at expected levels of oil, NGL and gas production volumes given the highly volatile oil, NGL and gas commodities market.

We believe oil, NGL and natural gas prices will remain volatile and could decline further. Although we have entered into derivative contracts covering a portion of our production volumes for the remainder of 2016 and 2017, a sustained lower price environment would result in lower prices for unprotected volumes and reduce the prices that we can enter into derivative contracts for additional volumes in the future.

Debt Exchange Expense for the first quarter of 2016 totaled approximately $8.5 million. These charges relate to our exchange of senior unsecured notes for senior secured second lien notes completed on March 31, 2016. We accounted for the exchange as a troubled debt restructuring, which mandates that current third-party expenses be charged against income in the current period.

Income Tax (Expense) Benefit was an expense of approximately $2.1 million for the first quarter of 2016, as compared to a benefit of $0.1 million for the same period in 2015. Our effective tax rate during the three months ended March 31, 2016 was approximately (3.6%), as compared to 0.5% during the comparable period in 2015. Our effective tax rate in the first quarter of 2016 was different than the statutory rate of 35% due to the recording of a valuation allowance. As of March 31, 2016, we had a significant level of future tax benefits, some of which are not expected to be fully utilized, therefore limiting our ability to recognize further tax benefits. As a result of the Exchange, we generated approximately $543.2 million in cancellation of debt income as calculated by comparing the fair value of the New Notes and the face value of the Existing Notes. We expect to offset this income by utilizing our net operating loss carryforwards, resulting in a projected alternative minimum tax payment of approximately $5.5 million.

Net Loss Attributable to Rex Energy for the first quarter of 2016 was approximately $60.1 million of loss as compared to $17.8 million for the same period in 2015 as a result of factors discussed above.

	Other Performance Measurements
	For Three Months Ended March 31,
	2016	2015
EBITDAX from Continuing Operations ($ in Thousands) (a)	$6,936	$29,324
LOE per Mcfe	$1.66	$1.65
G&A per Mcfe	$0.33	$0.55

(a)	EBITDAX is a non-GAAP measure. See “Non-GAAP Financial Measures” for our reconciliation of EBITDAX to net income.

EBITDAX (Non-GAAP)

EBITDAX (Non-GAAP) from continuing operations decreased approximately $22.4 million to $6.9 million for the three-month period ended March 31, 2016, as compared to the same period in 2015. The decrease in EBITDAX can be primarily attributed to decreased average sales prices for oil, natural gas and NGLs, resulting in decreased operating revenues. See “Non-GAAP Financial Measures” for our reconciliation of EBITDAX to net income.

LOE per Mcfe

LOE per Mcfe measures the average cost of extracting oil, NGLs and natural gas from our basin reserves during the period. This measurement is also commonly referred to in the industry as our “lifting cost”. It represents the average cost of extracting one Mcf of natural gas equivalent from our oil, NGL and natural gas reserves in the ground. LOE per Mcfe increased to $1.66 for the three months ended March 31, 2016, as compared to $1.65 for the same period in 2015. Our LOE is largely comprised of variable type costs such as transportation, marketing, processing and gathering. For the first three months of 2016, transportation, capacity and processing fees accounted for approximately 71.2% of our total Production and Lease Operating Expense as compared to 65.0% during the same period of 2015. These agreements typically have a term of several years, and we expect them to continue to comprise a significant portion of our Production and Lease Operating Expense. Various agreements that we have entered include firm capacity rights, for which we may incur a fee for unused capacity. The increase in our LOE per Mcfe when comparing the three months ended March 31, 2016 to same period in 2015, is primarily due to our increased production in the Appalachian Basin combined with our relatively consistent levels of fixed expenses. As we continue to grow our operations, particularly those in the Appalachian Basin, which have lower operating costs, we expect our lifting cost to decrease as we gain additional efficiencies of scale and utilize all of our firm capacity and transportation commitments.

G&A Expenses per Mcfe

Our G&A expenses include fees for well operating services, marketing, non-field level employee compensation and related benefits, office and lease expenses, insurance costs and professional fees, as well as other costs and expenses not directly related to field operations. Our management continually evaluates the level of our G&A expenses in relation to our production because these expenses have a direct impact on our profitability. G&A expenses per Mcfe decreased to approximately $0.33 for the three-month period ended March 31, 2016, as compared to $0.55 for the same period in 2015. The year-over-year decrease is predominately due to further cost control measures and headcount reductions implemented during first quarter 2016 in response to our decreased capital plan related to commodity price declines combined with our increase in production.

Comparison of the Year Ended December 31, 2015 to the Year Ended December 31, 2014

Oil and gas revenue for the years ended December 31, 2015 and 2014 is summarized in the following table:

	For the Year Ended December 31,
($ in Thousands, except total Mcfe production and price per Mcfe)	2015	2014	Change	%
Oil, NGL and Gas Revenue:
Oil and condensate sales revenue	$47,312	$97,426	$(50,114)	-51.4%
Oil derivatives realized (a)	$11,860	$1,085	$10,775	993.1%

Total oil and condensate revenue and derivatives realized	$59,172	$98,511	$(39,339)	-39.9%
Gas sales revenue	$83,140	$126,500	$(43,360)	-34.3%
Gas derivatives realized (a)	$32,573	$1,637	$30,936	1889.8%

Total gas revenue and derivatives realized	$115,713	$128,137	$(12,424)	-9.7%
C3+ NGL sales revenue	$32,789	$69,626	$(36,837)	-52.9%
C3+ NGL derivatives realized (a)	$10,384	$3,247	$7,137	219.8%

Total C3+ NGL revenue and derivatives realized	$43,173	$72,873	$(29,700)	-40.8%
Ethane sales revenue	$8,710	$4,317	$4,393	100.0%
Ethane derivatives realized (a)	$42	$—	$42	0.0%

Total ethane revenue and derivatives realized	$8,752	$4,317	$4,435	100.0%
Consolidated sales	$171,951	$297,869	$(125,918)	-42.3%
Consolidated derivatives realized (a)	$54,859	$5,969	$48,890	819.1%

Total oil, NGL and gas revenue and derivatives realized	$226,810	$303,838	$(77,028)	-25.4%
Total Mcfe Production	71,474,879	56,352,489	15,122,390	26.8%
Average Realized Price per Mcfe, including the effects of derivatives	$3.17	$6.53	$(3.36)	-51.4%

(a)	Realized derivatives are included in Other Income (Expense) on our Consolidated Statements of Operations.

Average realized price received for oil, NGLs and natural gas during 2015 was $3.17 per Mcfe, a decrease of 51.4%, or $3.36 per Mcfe, from the prior year. The average realized price for oil, including the effects of derivatives, in 2015 decreased 39.5% or $34.06 per barrel, whereas the average realized price for natural gas, including the effects of derivatives, decreased 25.1%, or $0.87 per Mcf, from 2014. The average realized price for NGLs, including the effects of derivatives, in 2015 decreased 58.1%, or $21.55 per barrel, from 2014. Our derivative activities effectively increased net realized prices by $0.77 per Mcfe in 2015 and $0.11 per Mcfe in 2014.

Production volume for 2015 increased 26.8% from 2014 primarily due to the success of our Marcellus and Utica Shale horizontal drilling activities in the Appalachian Basin, where production increased approximately 30.3%, or 15.6 Bcfe. We placed into service 33.0 gross (17.6 net) wells within the Appalachian Basin, primarily targeting the Marcellus and Utica Shales, during 2015. Production in the Illinois Basin for 2015 decreased by 9.5% to 729,251 barrels as compared to the same period in 2014. The natural decline of our Illinois Basin properties was offset by increased oil production from our infill drilling and recompletion operations in the region. During 2015, we drilled five gross (3.5 net) wells and recompleted seven gross (seven net) wells in the Illinois Basin.

Overall, our production for 2015 averaged approximately 195.8 Mmcfe per day, of which 9.5% was attributable to oil, 28.1% was attributable to NGLs and 62.4% was attributable to natural gas.

Statements of Operations for the years ended December 31, 2015 and 2014 are as follows:

	For the Year Ended December 31,
($ in Thousands)	2015	2014	Change	%
Statement of Operations Data:
Operating Revenue:
Oil, Natural Gas and NGL Sales	$171,951	$297,869	$(125,918)	-42.3%
Other Revenue	42	118	(76)	-64.4%

Total Operating Revenue	171,993	297,987	(125,994)	-42.3%
Operating Expenses:
Production and Lease Operating Expense	118,999	100,282	18,717	18.7%
General and Administrative Expense	29,435	36,137	(6,702)	-18.5%
(Gain) Loss on Disposal of Assets	(477)	644	(1,121)	-174.1%
Impairment Expense	345,775	132,618	213,157	160.7%
Exploration Expense	3,011	9,446	(6,435)	-68.1%
Depreciation, Depletion, Amortization & Accretion	104,744	94,467	10,277	10.9%
Other Operating Expense	5,595	134	5,461	4,075.4%

Total Operating Expenses	607,082	373,728	233,354	62.4%
Loss from Operations	(435,089)	(75,741)	(359,348)	474.4%
Other Income (Expense):
Interest Expense	(47,806)	(36,977)	(10,829)	29.3%
Gain on Derivatives, Net	60,176	38,876	21,300	54.8%
Other Income (Expense)	(115)	90	(205)	-227.8%
Loss on Equity Method Investments	(411)	(813)	402	-49.4%

Total Other Income	11,844	1,176	10,668	907.1%
Loss from Continuing Operations Before Income Tax	(423,245)	(74,565)	(348,680)	467.6%
Income Tax Benefit	24,227	26,915	(2,688)	-10.0%

Loss from Continuing Operations	(399,018)	(47,650)	(351,368)	737.4%
Income from Discontinued Operations, Net of Income Taxes	37,985	5,000	32,985	659.7%

Net Loss	(361,033)	(42,650)	(318,383)	746.5%
Net Income Attributable to Noncontrolling Interests	2,245	4,039	(1,794)	-44.4%

Net Loss Attributable to Rex Energy	(363,278)	(46,689)	(316,589)	678.1%
Preferred Stock Dividends	9,660	2,335	7,325	100.0%

Net Loss Attributable to Common Shareholders	$(372,938)	$(49,024)	$(323,914)	660.7%

Production and Lease Operating Expense increased approximately $18.7 million, or 18.7%, in 2015 from 2014. Since the first quarter of 2012, we have entered into several new transportation and marketing agreements to enhance our ability to sell our natural gas and NGLs. For the year ended December 31, 2015, these transportation and marketing agreements accounted for approximately 66.8% of our Production and Lease Operating Expense, as compared to 59.4% in 2014. These agreements typically have a term of several years, and we expect them to continue to comprise a significant portion of our Production and Lease Operating Expense. On a per unit of production basis, our lifting costs decreased to $1.66 per Mcfe during 2015 from $1.78 in 2014. The decrease in our lift cost per unit is attributable to our higher production and a decrease in the cost of field services related to the depressed commodity price environment. We expect that if commodity prices increase the cost of field services will increase as well.

General and Administrative Expense of approximately $29.4 million for 2015 decreased approximately $6.7 million, or 18.5%, from 2014. The year-over-year decrease is predominately due to several cost control measures taken including reductions in bonus compensation, reductions in head count, decrease in travel expenditures, less usage of third-party consultants and pricing concessions received from suppliers and service providers. On a per unit of production basis, our G&A expenses decreased to $0.41 per Mcfe during 2015 from $0.64 per Mcfe during 2014. We expect that our G&A expenses will continue to decrease in 2016 in light of the depressed commodity price environment.

Impairment Expense increased to $345.8 million in 2015 from $132.6 million in 2014, an increase of 160.7%. We continually monitor the carrying value of our oil and gas properties and make evaluations of their recoverability when circumstances arise that may contribute to impairment (for additional information see Note 2, Summary of Significant Accounting Policies, to our Audited Consolidated Financial Statements). Approximately $271.3 million of the impairment incurred during 2015 was attributable to proved properties and other fixed assets, of which approximately $47.7 million was attributable to our conventional oil properties in the Illinois Basin, $204.6 million was attributable to the unconventional assets in the Appalachian Basin and $17.5 million was attributable to our equity method investment in RW Gathering. The remaining proved property impairment expense is related to our conventional dry gas assets and salt water disposal well in the Appalachian Basin. In addition, we also incurred approximately $74.5 million in unproved property impairments, of which approximately $59.7 million was related to leases in the Appalachian Basin and approximately $14.8 million was attributable to leases in the Illinois Basin. The impairments were identified through an analysis of market conditions and future development plans that were in existence as of December 31, 2015, related to these properties, which indicated that the carrying value of the assets was not recoverable. The analysis included an evaluation of estimated future cash flows with consideration given to market prices for similar assets. The primary reason for the decrease in the estimated future cash flows of our assets is attributable to the continued depression of current and estimated future commodity prices as of December 31, 2015. Our estimates of future cash flows attributable to our oil and gas properties could decline further if commodity prices continue to decline, which may result in our incurrence of additional impairment expense. As of December 31, 2015, we continued to carry the costs of unproved properties of approximately $263.0 million on our Consolidated Balance Sheet, which is primarily related to the Marcellus and Utica Shale in the Appalachian Basin and for which we have development, trade or lease extension plans.

To quantify the impact of continued low commodity prices or further declines in future prices, as of December 31, 2015, approximately 76% of the carrying value of our evaluated oil and natural gas properties were located in Butler County, Pennsylvania. As of December 31, 2015, estimated future cash flows for these properties exceeded net book value by over 100%, indicating that substantial further decreases in commodity prices, combined with a lack of access to capital or detrimental changes to costs or operating efficiencies, would need to occur for us to experience a write-down with respect to these properties. The remaining evaluated properties that are outside of Butler County, Pennsylvania are more sensitive to the current commodity price environment. These properties could experience additional write-downs if estimates of future commodity prices decline further. The net book value of these remaining evaluated properties total approximately $133.9 million.

Approximately $113.4 million of the impairment incurred during 2014 was attributable to proved properties and other fixed assets, of which approximately $103.9 million was attributable to the Illinois Basin and $9.5 million was attributable to the Appalachian Basin. In the Illinois Basin, which is 100% oil producing, the estimated future decline in oil prices as of December 31, 2014, caused the estimated future cash flows of certain properties to decrease below a level at which the carrying value that is expected to be recovered. In the Appalachian Basin, approximately $5.9 million of impairment was incurred for our salt water disposal well in Ohio due to the regulatory and environmental climate and the uncertainty of future viability of the disposal well. We also incurred approximately $3.6 million of impairment related to shallow conventional gas properties in the Appalachian Basin, which is attributable to the estimated future decrease in natural gas pricing as of December 31, 2014. In addition to our proved property and fixed asset impairments, we also incurred approximately $18.9 million in unproved property impairments. In the Appalachian Basin, we incurred approximately $10.4 million in unproved property impairments related to expiring leases that will not be developed. In the Illinois Basin, we incurred approximately $8.5 million of unproved property impairment primarily due to the estimated future economics of the properties at the depressed commodity price environment at December 31, 2014.

Exploration Expense of oil, NGL and natural gas properties for 2015 decreased approximately $6.4 million from $9.4 million in 2014. Approximately $1.3 million of the expense incurred during 2015 is attributable to geological and geophysical expenditures and approximately $1.4 million is attributable to delay rental payments predominately associated with properties in the Appalachian Basin. An additional $0.1 million was due to dry hole expense for three Illinois non-operated properties located in Illinois Basin and $0.2 million was due to dry hole expense for one property in the Appalachian Basin. Approximately $5.3 million of the expense incurred during 2014 is attributable to geological and geophysical expenditures and delay rental payments predominately associated with properties in the Appalachian Basin. Approximately $4.1 million of the expense incurred during 2014 was attributable to dry hole expense. During 2014, three exploratory dry holes were drilled in the Illinois Basin, resulting in $1.1 million in dry hole expense, while six exploratory projects in the Appalachian Basin were abandoned at various stages, resulting in $3.1 million in dry hole expense.

Depletion, Depreciation, Amortization and Accretion Expense of approximately $104.7 million for 2015 increased approximately $10.3 million, or 10.9%, from 2014. Contributing to the increase in DD&A expense were lower reserves, which were triggered by the ongoing lower commodity pricing environment, and increased production when compared to the same period in 2014.

Other Operating Expense increased approximately $5.5 million from a negligible amount for the same period in 2014. The period-over-period increase in Other Operating Expense is due to fees incurred associated with the early termination of two drilling rig contacts during the first quarter of 2015. Both drilling rigs were operated within our Appalachian Basin region and were terminated due to our lower activity levels in response to the commodity price environment. We currently have one drilling rig that remains active in the area. Should the current commodity price environment continue, we may elect to terminate the contract of this rig as well in 2016.

Interest Expense for 2015 was approximately $47.8 million as compared to $37.0 million for 2014. The increase in interest expense was primarily due to the issuance of $325.0 million in Senior Notes due 2022 in July 2014 as well as the outstanding balance on our Senior Credit Facility for second half of 2015. We discuss our Senior Notes and senior credit facility later in this prospectus, and in Note 9, Long-Term Debt, to our Consolidated Financial Statements.

Gain on Derivatives, net for 2015 was a gain of approximately $60.2 million as compared to a gain of approximately $38.9 million for 2014. The gain in 2015 included cash receipts for commodity and interest rate derivatives of $55.8 million while the gain in 2014 included cash payments of approximately $7.3 million related to commodity and interest rate derivatives. Changes were attributable to the volatility of oil, NGL and natural gas commodity prices in the marketplace along with changes in our portfolio of outstanding collars and swap derivatives. Losses from derivative activities generally reflect higher oil, NGL and gas prices in the marketplace than were in effect at the time we entered into a derivative contract, while gains would suggest the opposite. Our derivative program is designed to provide us with greater predictability of future cash flows at expected levels of oil and gas production volumes given the highly volatile oil and gas commodities market.

We believe oil, NGL and natural gas prices will remain volatile and could decline further. Although we have entered into derivative contracts covering a portion of our production volumes for 2016 and 2017, a sustained lower price environment would result in lower prices for unprotected volumes and reduce the prices that we can enter into derivative contracts for additional volumes in the future.

Income Tax Benefit for 2015 was approximately $24.2 million as compared to $26.9 million in 2014. Our effective tax rate in 2015 was approximately 5.7% as compared to 36.1% in 2014. As of December 31, 2015, we had a significant level of future tax benefits, some of which are not expected to be fully utilized, therefore limiting our ability to recognize further tax benefits.

Preferred Stock Dividends for 2015 totaled approximately $9.7 million as compared to $2.3 million in 2014. In August 2014, we completed an offering 6.0% Convertible Perpetual Preferred Stock, for which we paid a dividend of $145.00 per preferred share in November 2014. Quarterly dividends of approximately $2.4 million were paid in 2015. On January 20, 2016, we announced that we had suspended payment of our quarterly dividend on shares of our 6.0% Convertible Perpetual Preferred Stock. We have the ability to continue to suspend dividend payments and will continue to evaluate the payment or suspension of the dividend on a quarterly basis.

Net Loss Attributable to Rex Energy Common Shareholders for 2015 was approximately $372.9 million, as compared to approximately $49.0 million for 2014 as a result of the factors discussed above.

Comparison of the Year Ended December 31, 2014 to the Year Ended December 31, 2013

Oil and gas revenue for the years ended December 31, 2014 and 2013 is summarized in the following table:

	For the Year Ended December 31,
($ in Thousands, except total Mcfe production and price per Mcfe)	2014	2013	Change	%
Oil, NGL and Gas Revenue:
Oil and condensate sales revenue	$97,426	$86,959	$10,467	12.0%
Oil derivatives realized (a)	$1,085	$(3,495)	$4,580	-131.0%

Total oil and condensate revenue and derivatives realized	$98,511	$83,464	$15,047	18.0%
Gas sales revenue	$126,500	$87,078	$39,422	45.3%
Gas derivatives realized (a)	$1,637	$10,885	$(9,248)	-85.0%

Total gas revenue and derivatives realized	$128,137	$97,963	$30,174	30.8%
C3+ NGL sales revenue	$69,626	$39,882	$29,744	74.6%
C3+ NGL derivatives realized (a)	$3,247	$(263)	$3,510	-1334.6%

Total C3+ NGL revenue and derivatives realized	$72,873	$39,619	$33,254	83.9%
Ethane sales revenue	$4,317	$—	$4,317	100.0%
Ethane derivatives realized (a)	$—	$—	$—	0.0%

Total ethane revenue and derivatives realized	$4,317	$—	$4,317	100.0%
Consolidated sales	$297,869	$213,919	$83,950	39.2%
Consolidated derivatives realized (a)	$5,969	$7,127	$(1,158)	-16.2%

Total oil, NGL and gas revenue and derivatives realized	$303,838	$221,046	$82,792	37.5%
Total Mcfe Production	56,352,489	33,850,167	22,502,322	66.5%
Average Realized Price per Mcfe, including the effects of derivatives	$5.39	$6.53	$(1.14)	-17.4%

(a)	Realized derivatives are included in Other Income (Expense) on our Consolidated Statements of Operations.

Average realized price received for oil, NGLs and natural gas during 2014 was $5.39 per Mcfe, a decrease of 17.4%, or $1.14 per Mcfe, from the prior year. The average realized price for oil, including the effects of derivatives, in 2014 decreased 5.4% or $4.97 per barrel, whereas the average realized price for natural gas, including the effects of derivatives, decreased 17.0%, or $0.71 per Mcf, from 2013. The average realized price for NGLs, including the effects of derivatives, in 2014 decreased 23.3%, or $11.27 per barrel, from 2013. Our derivative activities effectively increased net realized prices by $0.11 per Mcfe in 2014 and $0.21 per Mcfe in 2013.

Production volume for 2014 increased 66.5% from 2013 primarily due to the success of our Marcellus and Utica Shale horizontal drilling activities in the Appalachian Basin, where production increased approximately 76.4%, or 22.3 Bcfe. We placed into service 52.0 gross (38.1 net) wells within the Appalachian Basin, primarily targeting the Marcellus and Utica Shales, during 2014. Production in the Illinois Basin for 2014 increased by 4.1% to 806,162 barrels as compared to the same period in 2013. The natural decline of our Illinois Basin properties was offset by increased oil production from our infill drilling and recompletion operations in the region. During 2014, we drilled 18.0 gross (12.0 net) wells and recompleted 23.0 gross (23.0 net) wells in the Illinois Basin.

Overall, our production for 2014 averaged approximately 154.4 Mmcfe per day, of which 12.1% was attributable to oil, 22.2% was attributable to NGLs and 65.7% was attributable to natural gas.

Statements of Operations for the years ended December 31, 2014 and 2013 are as follows:

	For the Year Ended December 31,
($ in Thousands)	2014	2013	Change	%
Statement of Operations Data:
Operating Revenue:
Oil, Natural Gas and NGL Sales	$297,869	$213,919	$83,950	39.2%
Other Revenue	118	200	(82)	-41.0%

Total Operating Revenue	297,987	214,119	83,868	39.2%
Operating Expenses:
Production and Lease Operating Expense	100,282	62,150	38,132	61.4%
General and Administrative Expense	36,137	30,839	5,298	17.2%
(Gain) Loss on Disposal of Assets	644	1,602	(958)	-59.8%
Impairment Expense	132,618	32,072	100,546	313.5%
Exploration Expense	9,446	11,408	(1,962)	-17.2%
Depreciation, Depletion, Amortization & Accretion	94,467	62,386	32,081	51.4%
Other Operating Expense	134	592	(458)	-77.4%

Total Operating Expenses	373,728	201,049	172,679	85.9%
Income (Loss) from Operations	(75,741)	13,070	(88,811)	-679.5%
Other Income (Expense):
Interest Expense	(36,977)	(22,676)	(14,301)	63.1%
Gain (Loss) on Derivatives, Net	38,876	(2,908)	41,784	-1436.9%
Other Income (Expense)	90	6,739	(6,649)	-98.7%
Gain (Loss) on Equity Method Investments	(813)	(763)	(50)	6.6%

Total Other Income (Expense)	1,176	(19,608)	20,784	-106.0%
Income (Loss) from Continuing Operations Before Income Tax	(74,565)	(6,538)	(68,027)	1040.5%
Income Tax Benefit (Expense)	26,915	4,154	22,761	547.9%

Income (Loss) from Continuing Operations	(47,650)	(2,384)	(45,266)	1898.7%
Income (Loss) from Discontinued Operations, Net of Income Taxes	5,000	1,811	3,189	176.1%

Net Income (Loss)	(42,650)	(573)	(42,077)	7343.3%
Net Income (Loss) Attributable to Noncontrolling Interests	4,039	1,557	2,482	159.4%

Net Income (Loss) Attributable to Rex Energy	(46,689)	(2,130)	(44,559)	2092.0%

Preferred Stock Dividends	2,335	—	2,335	100.0%

Net Income (Loss) Attributable to Common Shareholders	$(49,024)	$(2,130)	$(46,894)	2201.6%

Production and Lease Operating Expense increased approximately $38.1 million, or 61.4%, in 2014 from 2013. Since the first quarter of 2012, we have entered into several new transportation and marketing agreements to enhance our ability to sell our natural gas and NGLs. For the year ended December 31, 2014, these transportation and marketing agreements accounted for approximately 59.3% of our Production and Lease Operating Expense, as compared to 42.5% in 2013. These agreements typically have a term of several years, and we expect them to continue to comprise a significant portion of our Production and Lease Operating Expense. On a per unit of production basis, our lifting costs decreased to $1.78 per Mcfe during 2014 from $1.84 in 2013.

General and Administrative Expense of approximately $36.1 million for 2014 increased approximately $5.3 million, or 17.2%, from 2013. The year-over-year increase is predominately due to the expansion of our Appalachian Basin operations and our corporate headquarters and is commensurate with our overall organizational growth. On a per unit of production basis, our G&A expenses decreased to $0.64 per Mcfe during 2014 from $0.98 per Mcfe during 2013.

Impairment Expense increased to $132.6 million in 2014 from $32.1 million, an increase of 313.5%, in 2013. We evaluate impairment of our properties when events occur that indicate that the carrying value of these properties may not be recoverable. Approximately $113.4 million of the impairment during 2014 was attributable to proved properties and other fixed assets, of which approximately $103.9 million was attributable to the Illinois Basin and $9.5 million was attributable to the Appalachian Basin. In the Illinois Basin, which is 100% oil producing, the decline in estimated future oil prices as of December 31, 2014, caused the estimated future cash flows of certain properties to decrease below a level at which the carrying value could be recovered. In the Appalachian Basin, approximately $5.9 million of impairment was incurred for our salt water disposal well in Ohio due to the regulatory and environmental climate. We also incurred approximately $3.6 million of impairment related to shallow conventional gas properties in the Appalachian Basin, which is attributable to the decrease in estimated future natural gas pricing as of December 31, 2014. In addition to our proved property and fixed asset impairments, we also incurred approximately $18.9 million in unproved property impairments. In the Appalachian Basin, we incurred approximately $10.4 million in unproved property impairments related to expiring leases that will not be developed. In the Illinois Basin, we incurred approximately $8.5 million of unproved property impairment primarily due to the estimated future economics of the properties at the depressed commodity price environment at December 31, 2014. During 2013, we incurred approximately $29.3 million of expense related to the impairment of conventional oil properties in the Illinois Basin. The impairment in Illinois was focused in two areas where extensive development activity occurred during 2013. In addition to the development activity, future estimated prices for the sale of crude oil as of December 31, 2013 decreased to a level which did not support the recovery of the full carrying value of the properties.

Exploration Expense of oil, NGL and natural gas properties for 2014 decreased approximately $2.0 million from $11.4 million in 2013. Approximately $5.3 million of the expense incurred during 2014 is attributable to geological and geophysical expenditures and delay rental payments predominately associated with properties in the Appalachian Basin. Approximately $4.1 million of the expense incurred during 2014 was attributable to dry hole expense. During 2014, three exploratory dry holes were drilled in the Illinois Basin, resulting in $1.1 million in dry hole expense, while six exploratory projects in the Appalachian Basin were abandoned at various stages, resulting in $3.1 million in dry hole expense. Approximately $8.4 million of the expenses incurred during 2013 is attributable to geological and geophysical expenditures and delay rental payments. The remaining expense incurred during 2013 is related to two dry holes drilled in exploratory areas of the Illinois Basin.

Depletion, Depreciation, Amortization and Accretion Expense of approximately $94.5 million for 2014 increased approximately $32.1 million, or 51.4%, from 2013. Contributing to the increase in DD&A expense were lower reserves in the Illinois Basin despite additional capital spending in the region. Overall, the period over period increase in DD&A expense is consistent with the growth in our asset base, reserves and production since the comparable period in 2013.

Interest Expense for 2014 was approximately $37.0 million as compared to $22.7 million for 2013. The increase in interest expense was primarily due to the issuance of our 2022 Senior Notes in July 2014. We discuss our Senior Notes and senior credit facility later in this prospectus, and in Note 9, Long-Term Debt, to our Consolidated Financial Statements.

Gain (Loss) on Derivatives, net for 2014 was a gain of approximately $38.9 million as compared to a loss of approximately $2.9 million for 2013. This change was attributable to the volatility of oil, NGL and natural gas commodity prices in the marketplace along with changes in our portfolio of outstanding collars and swap derivatives. Losses from derivative activities generally reflect higher oil, NGL and gas prices in the marketplace than were in effect at the time we entered into a derivative contract, while gains would suggest the opposite. Our derivative program is designed to provide us with greater predictability of future cash flows at expected levels of oil and gas production volumes given the highly volatile oil and gas commodities market.

Other Income for 2014 was approximately $0.1 million as compared to $6.7 million in 2013. The gain recognized in 2013 was primarily attributable to approximately $6.9 million in proceeds related to the sale of our investment in Keystone Midstream in 2012 that were being held in escrow.

Income Tax Benefit for 2014 was approximately $26.9 million as compared to $4.2 million in 2013. The change was primarily due to the change in pre-tax loss. Also contributing to the period-over-period change are changes in estimates of current and deferred state taxes in addition to a valuation allowance in 2014 on the carrying value of our net operating loss carryforwards. Our effective tax rate in 2014 was approximately 36.1% as compared to 63.5% in 2013. The change in rates was primarily due to the impact of permanent differences on a lower pre-tax loss.

Preferred Stock Dividends for 2014 totaled approximately $2.3 million. In August 2014, we completed and offering 6.0% Convertible Perpetual Preferred Stock, for which we paid a dividend of $145.00 per preferred share in November 2014. Prior to August 2014, we did not have any preferred stock outstanding nor did we pay any dividends.

Net Loss Attributable to Rex Energy Common Shareholders for 2014 was approximately $49.0 million, as compared to approximately $2.1 million for 2013 as a result of the factors discussed above.

Capital Resources and Liquidity

Our primary needs for cash are for the exploration, development and acquisition of oil and gas properties. During the three months ended March 31, 2016, we spent $20.3 million of capital on asset acquisitions, drilling projects, facilities and related equipment and acquisitions of unproved acreage, which was partially offset by $19.5 million in proceeds we received from the closing of the BSP joint venture. We funded our capital program with proceeds from our Senior Credit Facility, cash flow from operations and with funds we received from the closing of the BSP joint venture. The remainder of our 2016 capital budget of $15.0 million to $40.0 million is expected to be funded primarily by cash on hand, cash flow from operations, and potential future asset sales and joint ventures.

Our cash flows from operations are driven by commodity prices and production volumes. Prices for oil, NGLs and gas are driven by, among other things, seasonal influences of weather, national and international economic and political environments and, increasingly, from national and global supply and demand for hydrocarbons. Our working capital is significantly influenced by changes in commodity prices, and significant declines in prices could decrease our exploration and development expenditures. Historically, cash flows from operations, borrowings from our revolving credit facility and net proceeds from debt and equity offerings have been primarily used to fund exploration and development of our oil and gas interests. As of March 31, 2016, we had approximately $24.9 million of cash on hand and outstanding borrowings under our $200.0 million revolving credit facility of approximately $158.0 million with an additional $41.0 million of undrawn letters of credit outstanding. In conjunction with the closing of our Exchange of Existing Notes, our borrowing base was reduced to $190.0 million on April 1, 2016. The next borrowing base redetermination will occur on or about July 1, 2016. In May 2016, a third-party midstream partner drew an outstanding letter of credit in the amount of $3.9 million related to an ongoing gas transportation project for which we declined to provide additional collateral. Both parties intend to honor the original transportation agreement and the terms within that agreement.

Our ability to fund our capital expenditure program is dependent upon the level of commodity prices and the success of our exploration programs in replacing our existing oil, NGL and natural gas reserves. If commodity prices decrease further, our operating cash flows may decrease and the banks may require additional collateral or reduce our borrowing base, thus reducing funds available to fund our capital expenditure program. The effects of commodity prices on cash flows can be mitigated through the use of commodity derivatives. If we are unable to replace our oil, NGL and natural gas reserves through our acquisitions, development and exploration programs, we may also suffer a reduction in our operating cash flows and access to funds under our revolving credit facility. At March 31, 2016, we were in compliance with all required debt covenants under our revolving credit facility, with the exception of our minimum current ratio requirement of 1.0 to 1.0 for which we received a waiver from the lenders for the period ended March 31, 2016. Subsequent to March 31, 2016, we expect this ratio to improve and do not expect to incur any covenant violations.

Due to the current depressed commodity price environment, in January 2016, we suspended payment of our quarterly dividend on shares of our Series A Convertible, Perpetual Preferred Stock. We have the ability to continue to suspend dividend payments and will continue to evaluate the payment of these dividends on a quarterly basis. As a result of not declaring the first quarter dividend on our Series A Preferred Stock, we are no longer eligible to use Form S-3 registration statements. Until we are again eligible to use Form S-3, we will be required to use a registration statement on Form S-1 to register securities with the SEC (for initial issuance or resale) or issue securities in private placements, which could increase the cost of raising capital. We may need to take additional actions in the future to address current industry trends and maintain our ability to pay expenses and service our indebtedness, including, but not limited to, selling assets or raising capital by issuing additional debt or equity securities.

We have Existing Notes and New Notes (together, the “Senior Notes”) that are governed by indentures with substantially similar terms and provisions (the “Indentures”). The Indentures contain affirmative and negative covenants that are customary for instruments of this nature, including restrictions or limitations on our ability to incur additional debt, pay dividends, purchase or redeem stock or subordinated indebtedness, make investments, create liens, sell assets, merge with or into other companies or transfer substantially all of our assets, unless those actions satisfy the terms and conditions of the Indentures or are otherwise excepted or permitted. Certain of the limitations in the Indentures, including our ability to incur debt, pay dividends or make other restricted payments, become more restrictive in the event our ratio of consolidated cash flow to fixed charges for the most recent trailing four quarters (the “Fixed Charge Coverage Ratio”) is less than 2.25:1. As of March 31, 2016, our Fixed Charge Coverage Ratio was 1.00:1. We expect our Fixed Charge Coverage Ratio to improve in 2016 based on our projections of decreased interest expense related to our Senior Notes. As of March 31, 2016, we were limited to incurring an additional $68.9 million in debt due to our Fixed Charge Coverage Ratio. The Indentures also contain customary events of default, including cross-default features with any other indebtedness. In certain circumstances, the Trustee or the holders of the Senior Notes may declare all outstanding notes to be due and payable immediately.

We are not restricted as to our borrowings under our revolving credit facility; however we are subject to the minimum financial requirements detailed in Note 7, Long-Term Debt, to our Unaudited Consolidated Financial Statements. If we are unable to comply with these financial requirements, an event of default could result which would permit acceleration of outstanding debt and could permit our lenders to foreclose on our mortgaged properties. In order to improve our liquidity positions to meet the financial requirements under our revolving credit facility and to meet other outstanding obligations, we are currently pursuing or considering a number of actions, which in certain cases may involve current investors, affiliates of the Company, or other financing or strategic counterparties, including (i) debt-for-equity or debt-for debt exchanges, (ii) joint venture opportunities, (iii) minimizing our capital expenditures, (iv) improving our cash flows from operations, (v) effectively managing our working capital, (vi) adding hedging positions, (vii) and in- and out-of-court restructuring transactions. There can be no assurance that sufficient liquidity can be raised from one or more of these transactions or that these transactions can be consummated within the period needed to meet our obligations. In addition, our Senior Credit Facility restricts the amount of cash and cash equivalents that we can hold on our Consolidated Balance Sheet to a maximum of $15.0 million, with any excess to be used to pay down the outstanding Senior Credit Facility balance, however we retain the right to draw on the revolving credit facility so long as there are amounts available under our borrowing base.

Future Liquidity Considerations

In connection with certain marketing, transportation and processing agreements that we have entered into, we may be obligated to pay minimum fees in connection with these agreements of $232.1 million over the next five years, depending on our levels of production. In connection with certain of these agreements, we concurrently entered into a guaranty whereby we have guaranteed the payment of obligations under the specified agreements up to a maximum of $418.0 million over the life of the agreements. As the commitments are satisfied, these guarantees will decrease over time. For additional information on our commitments and guarantees, see Note 7, Commitments and Contingencies, to our Audited Consolidated Financial Statements and Note 12, Commitments and Contingencies, to our Unaudited Consolidated Financial Statements.

Our revolving credit facility contains a number of restrictive covenants and limitations that will impose significant operating and financial restrictions on us. In particular, our financial covenants require us to maintain a minimum consolidated current ratio of 1.0 to 1.0 and a maximum ratio of net senior-secured debt to EBITDAX, a non-GAAP measure, of 2.75 to 1.0. Failure to comply with these covenants could have an adverse effect on our business. If an event of default under our revolving credit facility occurs and remains uncured, the lenders thereunder:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Selected Financial Data – Non-GAAP Financial Measures.”

Our revolving credit facility requires we meet, on a quarterly basis, financial requirements of a minimum consolidated current ratio and a maximum net senior secured debt to EBITDAX ratio. EBITDAX is a non-GAAP measure used by our management team and by other users of our financial statements. For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Selected Financial Data—Non-GAAP Financial Measures.” If we are unable to comply with these financial requirements, an event of default could result which would permit acceleration of outstanding debt and could permit our lenders to foreclose on our mortgaged properties. In order to improve our liquidity positions to meet the financial requirements under our revolving credit facility and to meet other outstanding obligations, we are currently pursuing or considering a number of actions, which in certain cases may involve current investors, affiliates of the Company, or other financing or strategic counterparties, including (i) debt-for-equity or debt-for debt exchanges, (ii) joint venture opportunities, (iii) minimizing our capital expenditures, (iv) improving our cash flows from operations, (v) effectively managing our working capital, (vi) adding hedging positions, (vii) and in- and out-of-court restructuring transactions. There can be no assurance that sufficient liquidity can be raised from one or more of these transactions or that these transactions can be consummated within the period needed to meet our obligations.

Financial Condition and Cash Flows for the Three Months Ended March 31, 2016 and 2015

The following table summarizes our sources and uses of funds for the periods noted:

	Three Months Ended March 31,
($ in Thousands)	2016	2015
Cash flows provided by (used in) operations	$(18,893)	$11,366
Cash flows used in investing activities	(802)	(67,150)
Cash flows provided by financing activities	43,495	42,974

Net increase (decrease) in cash and cash equivalents	$23,800	$(12,810)

Net cash provided by (used in) operating activities decreased from cash provided by operating activities of $11.4 million in the first quarter of 2015 to cash used of $18.9 million for the same period in 2016. This was primarily due to a reduction in oil, natural gas and NGL prices and an increase in lease operating expenses. These decreases in cash flow were partially offset by increases in production in our Appalachian Basin operations and a decrease in Other Operating Expenses.

Net cash used in investing activities decreased by approximately $66.3 million from the first three months of 2016 to $0.8 million as compared to the same period in 2015. This change is primarily attributed to lower activity levels related to the currently depressed commodity price environment and $19.5 million received from our joint venture with BSP in 2016 compared with the $67.9 million of capital activity during the first quarter of 2015, net of $16.6 million received from our joint venture with ArcLight.

Net cash provided by financing activities increased by approximately $0.5 million for the first three months of 2016 to $43.5 million from $43.0 million over the same period in 2015. The increase in cash provided is primarily due to dividends paid and contributions to consolidated joint venture partners in the first quarter of 2015, which was partially offset by higher debt issuance costs during the first quarter of 2016.

As market conditions warrant and subject to our contractual restrictions in the Credit Facility or otherwise, liquidity position and other factors, we may from time to time seek to recapitalize, refinance or otherwise restructure our capital structure in open market or privately negotiated transactions, which may include, among other things, repurchases of shares of our common stock or outstanding debt, including our senior unsecured notes, by tender offer or otherwise. The amounts involved in any such transaction, individually or in the aggregate, may be material.

Financial Condition and Cash Flows for the Years Ended December 31, 2015, 2014 and 2013

The following table summarizes our sources and uses of funds for the periods noted:

	Year Ended December 31,
($ in Thousands)	2015	2014	2013
Cash flows provided by operations	$30,885	$162,706	$108,316
Cash flows used in investing activities	(155,446)	(560,036)	(313,518)
Cash flows provided by financing activities	107,556	413,526	163,127

Net increase (decrease) in cash and cash equivalents	$(17,005)	$16,196	$(42,075)

Net cash provided by operating activities decreased by approximately $131.8 million in 2015 when compared to 2014, to $30.9 million. This was primarily due to a reduction in oil, natural gas and NGL prices, increased lease operating expenses and payments related to our early termination of two drilling rig contracts. These decreases in cash flow were partially offset by increases in production in our Appalachian Basin operations. Net cash provided by operating activities increased by approximately $54.4 million in 2014 when compared to 2013, to $162.7 million. This increase in net cash provided by operating activities was primarily due to our overall increase in operating revenues attributable to our increase in production. This increase in cash flow was partially offset by an increase in operating expenses, primarily Production and Lease Operating Expense and G&A Expense.

Net cash used in investing activities decreased by approximately $404.6 million in 2015 when compared to 2014, to $155.4 million. This decrease was primarily attributed to lower capital activity levels related to the currently depressed commodity price environment, the $66.8 million in proceeds received from the sale of Water Solutions and $24.9 million in proceeds received from our joint venture with ArcLight. Net cash used in investing activities increased by approximately $246.5 million in 2014 when compared to 2013, to $560.0 million. This increase was in large part due an increase in our capital spending during 2014, of which approximately $120.6 million was related to our acquisition of assets from Shell in September 2014.

Net cash provided by financing activities decreased by approximately $306.0 million in 2015 when compared to 2014, to $107.6 million. The decrease in cash provided by financing activities in 2015 is primarily due to proceeds of $325.0 million related to our offering of 2022 Senior Notes and proceeds of $155.0 million related to our offering of preferred stock in 2014, which were partially offset by an increase in net borrowings on our revolving credit facility. During 2014, we received combined proceeds of approximately $473.2 million from our preferred stock offering and private offering of 2022 Senior Notes. This was partially offset by net repayments of debt of approximately $56.0 million in 2014 as compared to net proceeds from debt of approximately $61.8 million in 2013.

As market conditions warrant and subject to our contractual restrictions in our revolving credit facility or otherwise, liquidity position and other factors, we may from time to time seek to recapitalize, refinance or otherwise restructure our capital structure in open market or privately negotiated transactions, which may include, among other things, repurchases of shares of our common stock, preferred stock or outstanding debt, including the notes and our senior unsecured notes, by tender offer or otherwise. The amounts involved in any such transaction, individually or in the aggregate, may be material.

Effects of Inflation and Changes in Price

Our results of operations and cash flows are affected by changing oil, NGL and natural gas prices. If the price of oil, NGLs and natural gas increases or decreases, there could be a corresponding increase or decrease in the operating cost that we are required to bear for operations, as well as an increase or decrease in revenues. Inflation has had a minimal effect on our results.

Critical Accounting Policies and Recent Accounting Pronouncements

The preparation of financial statements in conformity with United States generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Significant estimates include volumes of oil and natural gas reserves used in calculating depletion of proved oil and natural gas properties, future cash flows, asset retirement obligations, impairment (when applicable) of undeveloped properties, the collectability of outstanding accounts receivable, fair values of financial derivative instruments, contingencies and the results of current and future litigation. Oil and natural gas estimates, which are the basis for units-of-production depletion, have numerous inherent uncertainties. The certainty of any reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Subsequent drilling results, testing and production may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. These prices have been volatile in the past and are expected to be volatile in the future.

The significant estimates are based on current assumptions that may be materially affected by changes in future economic conditions such as the market prices received for sales of oil and natural gas, interest rates, and our ability to generate future income. Future changes in these assumptions may materially affect these significant estimates in the near term.

Accounts Receivable

Our trade accounts receivable, which are primarily from oil, NGLs and natural gas sales and joint interest billings, are recorded at the invoiced amount and include production receivables. The production receivable is valued at the invoiced amount and does not bear interest. Accounts receivable also include joint interest billing receivables which represent billings to the non-operators associated with the drilling and operation of wells and are based on those owners’ working interests in the wells. We assess the financial strength of our customers and joint owners and record an allowance for bad debts as necessary. Our allowance for bad debts as of December 31, 2015 and 2014 was $0.2 million.

To the extent actual quantities and values of oil, NGLs and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded as Accounts Receivable in the accompanying Consolidated Balance Sheets.

Oil, NGL and Natural Gas Property, Depreciation and Depletion

We account for oil, NGL and natural gas exploration and production activities under the successful efforts method of accounting. Proved developed natural gas and oil property acquisition costs are capitalized when incurred. Unproved properties with individually significant acquisition costs are assessed periodically on a property-by-property basis, and any impairment in value is recognized. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved natural gas and oil properties. Natural gas and oil exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether they have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. Costs to develop estimated proved reserves, including the costs of all development well and related equipment used in the production of oil, NGLs and natural gas, are capitalized.

Depletion is calculated using the unit-of-production method. In arriving at rates under the unit-of-production method, the quantities of recoverable oil and natural gas are established based on estimates made by our geologists and engineers and independent engineers. We periodically review estimated proved reserve estimates and make changes as needed to depletion expenses to account for new wells drilled, acquisitions, divestitures and other events which may have caused significant changes in our estimated proved reserves. The costs of unproved properties are withheld from the depletion base until such time as they are proved. When estimated proved reserves are assigned, the cost of the property is added to costs subject to depletion calculations. Non-producing properties consist of undeveloped leasehold costs and costs associated with the purchase of certain proved undeveloped reserves. Undeveloped leasehold cost is allocated to the associated producing properties as the undeveloped acreage is developed. Individually significant non-producing properties are periodically assessed for impairment of value. Service properties, equipment and other assets are depreciated using the straight-line method over their estimated useful lives of three to 40 years.

We review assets for impairment when events or circumstances indicate a possible decline in the recoverability of the carrying value of such property. When circumstances indicate that an asset may be impaired, we compare expected undiscounted future cash flows at a producing field to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on our estimate of future oil, NGL and natural gas prices, operating costs, anticipated production from estimated proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate. Our estimates of future oil, NGL and natural gas prices are based on forward strip prices for NYMEX oil and Henry Hub natural gas and other related indices. For unproved oil and gas properties, we analyze activity on the acreage prior to evaluating any fair value indicators, such as current drilling activity, drilling success, future development plans and the likelihood of expiration. Unproved oil and gas properties are impaired when it becomes more likely than not that a property will expire before it can be developed or an extension can be agreed upon. When evaluating the value of our unproved oil, NGL and natural gas properties, we analyze the level and success of current development, future development plans and changes in market value. Performing the impairment evaluations requires use of judgments and estimates since the results are dependent on future events, including estimates of future proved and unproved reserves, future commodity prices, the timing of future production, capital expenditures and the intent to develop properties, among others.

We recognized approximately $345.8 million, $132.6 million and $32.1 million of impairment from continuing operations on certain oil, NGL and natural gas properties for the years ending December 31, 2015, 2014 and 2013, respectively. We recorded these charges as Impairment Expense on our Consolidated Statements of Operations. For additional information, see Note 16, Impairment Expense, to our Audited Consolidated Financial Statements.

Expenditures for repairs and maintenance to sustain production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures are charged to expense.

Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reservoirs are capitalized.

Upon the sale or retirement of a proved natural gas or oil property, or an entire interest in unproved leaseholds, the cost and related accumulated DD&A are removed from the property accounts and the resulting gain or loss is recognized. For sales of a partial interest in unproved leaseholds for cash, sales proceeds are first applied as a reduction of the original cost of the entire interest in the property and any remaining proceeds are recognized as a gain.

Natural Gas and Oil Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil, NGLs and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. For the years ended December 31, 2015 and 2014, Netherland Sewell and Associates, Inc. (“NSAI”) prepared a consolidated reserve and economic evaluation of our proved oil and gas reserves. The preparation of our proved reserve estimates are completed in accordance with our internal control procedures, which include the verification of input data used by NSAI, as well as management review and approval.

Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. Estimates of our crude oil, NGL and natural gas reserves, and the projected cash flows derived from these reserve estimates, are prepared by our engineers in accordance with guidelines established by the SEC. The independent reserve engineer estimates reserves annually on December 31. This annual estimate results in a new depletion rate, which we use for the preceding fourth quarter after adjusting for fourth quarter production.

Future Abandonment Cost

Future abandonment costs are recognized as obligations associated with the retirement of tangible long-lived assets that result from the acquisition and development of the asset. We recognize the fair value of a liability for a retirement obligation in the period in which the liability is incurred. For natural gas and oil properties, this is the period in which the natural gas or oil well is acquired or drilled. The future abandonment cost is capitalized as part of the carrying amount of our natural gas and oil properties at its discounted fair value. The liability is then accreted each period until the liability is settled or the natural gas or oil well is sold, at which time the liability is reversed. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost.

Revenue Recognition

As it pertains to our exploration and production business segment, oil, NGL and natural gas revenue is recognized when the oil, NGL or natural gas is delivered to or collected by the respective purchaser, a sales agreement exists, collection for amounts billed is reasonably assured and the sales price is fixed or determinable.

Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities. In the case of oil and NGL sales, title is transferred to the purchaser when the oil or NGLs leaves our stock tanks and enters the purchaser’s trucks. In the case of gas production, title is transferred when the gas passes through the meter of the purchaser. It is the measurement of the purchaser that determines the amount of oil, NGL or natural gas purchased. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for oil, NGLs and natural gas purchases within 30-60 days of the end of each production month. We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible. The point of sale for our oil, NGL and natural gas production is at its applicable field gathering system. We do not recognize revenue for oil and NGL production held in stock tanks before delivery to the purchaser.

To the extent actual quantities and values of oil, NGLs and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded as Accounts Receivable in the Consolidated Balance Sheets and Oil, Natural Gas and NGL Sales on the Statements of Operations.

Derivative Instruments

We use put and call options (collars), fixed rate swap contracts, swaptions, puts, deferred put spreads, cap swaps, call protected swaps, basis swaps and three-way collars to manage price risks in connection with the sale of oil, natural gas and NGLs. We also, from time to time, use interest rate swap agreements to manage interest rate exposure associated with our fixed rate senior notes. We have established the fair value of all derivative instruments using estimates determined by our counterparties and other third-parties. These values are based upon, among other things, future prices, volatility, time to maturity and credit risk. The values we report in our Consolidated Financial Statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

We report our derivative instruments at fair value and include them in the Consolidated Balance Sheets as assets or liabilities. The accounting for changes in fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. For derivative instruments designated for hedge accounting, for financial accounting purposes, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Any changes in fair value resulting from ineffectiveness are recognized immediately in earnings. During 2015, 2014 and 2013 we did not have any derivative instruments designated for hedge accounting.

For derivative instruments designated as fair value hedges, changes in fair value, as well as the offsetting changes in the estimated fair value of the hedged item attributable to the hedged risk, are recognized currently in earnings. Derivative effectiveness is measured annually based on the relative changes in fair value between the derivative contract and the hedged item over time. For derivatives on oil, natural gas and NGL production activity and interest rates, we record changes on the derivative valuations through earnings. For additional information on our derivative instruments, see Note 10, Fair Value of Financial Instruments and Derivative Instruments, to our Audited Consolidated Financial Statements.

Contingent Liabilities

A provision for legal, environmental and other contingent matters is charged to expense when the loss is probable and the cost or range of cost can be reasonably estimated. Judgment is often required to determine when expenses should be recorded for legal, environmental and contingent matters. In addition, we often must estimate the amount of such losses. In many cases, our judgment is based on the input of our legal advisors and on the interpretation of laws and regulations, which can be interpreted differently by regulators and/or the courts. We monitor known and potential legal, environmental and other contingent matters and make our best estimate of when to record losses for these matters based on available information.

Income Taxes

We are subject to income and other taxes in all areas in which we operate. When recording income tax expense, certain estimates are required because income tax returns are generally filed several months after the close of a calendar year, tax returns are subject to audit which can take years to complete, and future events often impact the timing of when income tax expenses and benefits are recognized. We have deferred tax assets relating to tax operating loss carryforwards and other deductible differences and deferred tax liabilities that relate to other temporary differences.

Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rate. Net deferred tax assets are required to be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact. We record valuation allowances on deferred tax assets if we determine it is more likely than not that the asset will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income, or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on our financial position.

The accounting estimate related to the tax valuation allowance requires us to make assumptions regarding the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. These assumptions require significant judgment because actual performance has fluctuated in the past and may do so in the future. The impact that changes in actual performance versus these estimates could have on the realization of tax benefits as reported in our results of operations could be material. We continuously evaluate facts and circumstances representing positive and negative evidence in the determination of our ability to realize the deferred tax assets.

We recognize a tax position if it is more likely than not that it will be sustained upon examination. If we determine it is more likely than not a tax position will be sustained based on its technical merits, we record the impact of the position in our Consolidated Financial Statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. We are also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to the unrecognized tax benefits will occur during the next twelve months (for additional information, see Note 11, Income Taxes, to our Audited Consolidated Financial Statements). Our policy is to recognize interest and penalties on any unrecognized tax benefits in interest expense and general and administrative expense, respectively.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. We adopted this ASU on January 1, 2016. Adoption did not have a material impact on our Consolidated Financial Statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments in this ASU intend to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures. The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard places more emphasis on risk of loss when determining a controlling financial interest, reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity and changes consolidation conclusions in several industries that typically make use of limited partnerships or variable interest entities. We adopted this ASU on January 1, 2016. Adoption did not have a material impact on our Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The standard requires an entity to present debt issuance costs related to a recognized liability as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. We adopted this ASU on January 1, 2016. In conjunction with the adoption of ASU 2015-03, we reclassified approximately $2.1 million from Other Assets to Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs and $11.9 million from Other Assets to Senior Notes, Net of Issuance Costs on our Consolidated Balance Sheets as of December 31, 2015. Adoption did not have an impact on Net Income or Accumulated Deficit.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The amendments in this ASU affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services by following five steps:

1) Identify the contract(s) with a customer.

2) Identify the performance obligations in the contract.

3) Determine the transaction price.

4) Allocate the transaction price to the performance obligations in the contract.

5) Recognize revenue when (or as) the entity satisfies a performance obligation.

An entity should apply the amendments in this ASU using one of the following two methods:

1) Retrospectively to each prior reporting period presented.

2) Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of the initial applications.

In July 2015, the FASB approved a one-year deferral of the effective date of this new standard so the guidance is effective for the reporting period beginning January 1, 2018, with early adoption permitted in the first quarter 2017. We are currently evaluating the new guidance and have not determined the impact this standard may have on our Consolidated Financial Statements or decided upon the method of adoption.

In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs with Line-of-Credit Arrangements. This ASU clarifies the presentation of debt issuance costs associated with line-of-credit arrangements. In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The guidance in the ASU is effective for public entities for annual reporting periods beginning after December 15, 2015, including interim periods therein. Early adoption is permitted. We are currently evaluating the potential effect of this ASU and the related impact on our Consolidated Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations are required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. We adopted this ASU on January 1, 2016. Our Consolidated Balance Sheet as of December 31, 2015 included $12.5 million in Long-Term Deferred Tax Assets and $12.5 million in Current Deferred Tax Liability. Reclassifying our Current Deferred Tax Liability to noncurrent allowed us to net our noncurrent asset and noncurrent liability together resulting in a net deferred tax balance of zero. Adoption did not have an impact on Net Income or Accumulated Deficit.

In February 2016, the FASB issued ASU 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Public business entities are required to apply the amendment of this update for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. We are currently evaluating this guidance and do not believe it will have a material impact due to our minimal number of operating leases.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under this update, several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We are currently evaluating the impact of this standard.

Volatility of Oil, NGL and Natural Gas Prices

Our revenues, future rate of growth, results of operations, financial condition and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil, NGLs and natural gas. We account for our natural gas and oil exploration and production activities under the successful efforts method of accounting.

To mitigate some of our commodity price risk, we engage periodically in certain other limited derivative activities including price swaps and costless collars in order to establish some price floor protection. For the three months ended March 31, 2016, we received net settlements on oil, NGL and natural gas derivatives of approximately $13.1 million as compared to receiving net settlements of approximately $10.6 million for the three months ended March 31, 2015. These gains and losses are reported as Gain on Derivatives, Net in our Consolidated Statements of Operations. As of March 31, 2016, we had approximately 100.0% of our annualized oil production hedged through the remainder of 2016, over 100.0% and 50.0% of our annualized natural gas production hedged through the remainder of 2016 and 2017, respectively, and over 40.0% of our annualized NGL production hedged through the remainder of 2016. These percentages exclude the effects of our basis swaps and do not include any estimated impact of increased production from future drilling and completion activity or the natural decline of our oil and gas production.

Our primary sources of production and revenue are located in the Appalachian Basin. Natural gas prices in the Appalachian Basin are exposed to regional differentials when compared to NYMEX pricing. During the three months ended March 31, 2016, our average realized prices for natural gas was lower than the average NYMEX prices over the same period by approximately $0.62 per Mcf. We have been able to stabilize the impact of basis differentials to an extent by utilizing basis swaps in our derivatives program. We have basis swaps in place for 17,665 MMcf at an average differential to Henry Hub NYMEX of $0.89 per Mcf for the remainder of 2016 in addition to basis swaps for 19,150 MMcf at an average differential to Henry Hub NYMEX of $0.30 per Mcf for 2017. For the three months ended March 31, 2016, we paid cash settlements on our basis differential derivatives of approximately $0.3 million.

While the use of derivative arrangements limits the downside risk of adverse price movements, it may also limit our ability to benefit from increases in the prices of oil, NGLs and natural gas. We enter into all of our derivatives transactions with five counterparties and have a netting agreement in place with our counterparties. While we do not obtain collateral to support the agreements, we do monitor the financial viability of our counterparties and believe our credit risk is minimal on these transactions. Under these arrangements, payments are received or made based on the differential between a fixed and a variable commodity price. These agreements are settled in cash at expiration or exchanged for physical delivery contracts. In the event of nonperformance, we would be exposed again to price risk. We have additional risk of financial loss because the price received for the product at the actual physical delivery point may differ from the prevailing price at the delivery point required for settlement of the derivative transaction. Moreover, our derivatives arrangements generally do not apply to all of our production and thus provide only partial price protection against declines in commodity prices. We expect that the amount of our derivatives will vary from time to time.

For a summary of our current oil, NGL and natural gas derivative positions at March 31, 2016, see Note 8, Derivative Instruments and Fair Value Measurements, to our Unaudited Consolidated Financial Statements.

Contractual Obligations

In addition to our capital expenditure program, we are committed to making cash payments in the future on various types of contracts and obligations. Our contractual obligations include long-term debt, operating leases, operational commitments, other loans and notes payable, derivative obligations, firm commitments under sales, gathering and processing agreements and asset retirement obligations. See Note 9, Long-Term Debt, to our Audited Consolidated Financial Statements and Note 7, Long-Term Debt, to our Unaudited Consolidated Financial Statements for additional information on the Senior Credit Facility.

As of December 31, 2015, we do not have any off-balance sheet debt or other such unrecorded obligations and we have not guaranteed the debt of any other party. The table below provides estimates of the timing of future payments that we are obligated to make based on agreements in place at December 31, 2015.

The following summarizes our contractual financial obligations for continuing operations at December 31, 2015 and their future maturities. Since December 31, 2015, there have been no material changes to our contractual obligations, other than an increase in long-term debt due to our borrowings under the Senior Credit Facility. We expect to fund these contractual obligations with cash generated from operating activities.

	Payment Due by Period (in thousands)
	2016	2017	2018	2019	2020	Thereafter	Total
Senior Notes (a)	$—	$—	$—	$—	$350,000	$325,000	$675,000
Operating Leases	1,058	991	565	563	422	—	3,599
Other Loans and Notes Payable	590	28	—	111,500	—	—	112,118
Derivative Obligations (b)	2,486	2,147	1,433	988	988	—	8,042
Firm Commitments (c)	44,450	57,119	56,415	55,439	54,211	493,159	760,793
Asset Retirement Obligations (d)	4,056	2,236	2,285	2,124	1,660	32,711	45,072

Total Contractual Obligations	$52,640	$62,521	$60,698	$170,614	$407,281	$850,870	$1,604,624

(a)	The amount included in the table represents the outstanding principal amount only. Interest paid on our senior notes will be approximately $51.4 million each year through 2020 and approximately $20.3 million in 2021 and 2022.
(b)	Derivative obligations represent open derivative contracts valued as of December 31, 2015, which were in a liability position.
(c)	Includes commitments for rig and completion services and sales, gathering and processing agreements.
(d)	The ultimate settlement and timing cannot be precisely determined in advance.

Interest Rates

At March 31, 2016, we had $158.0 million in borrowings outstanding under our revolving credit facility. The interest rates on outstanding balances during 2015 on our revolving credit facility averaged 1.7%. At December 31, 2015, we had $350.0 million in 2020 Senior Notes outstanding bearing interest at 8.875% annually and $325.0 million in 2022 Senior Notes outstanding bearing interest at 6.25% annually that will be paid bi-annually.

Off-Balance Sheet Arrangements

We do not currently use any off-balance sheet arrangements to enhance our liquidity or capital resource position, or for any other purpose.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various risks, including energy commodity price risk. We expect energy prices to remain volatile and unpredictable. If energy prices were to decrease for a substantial period of time or decline significantly, revenues and cash flows would significantly decline, and our ability to borrow to finance our operations could be adversely impacted. Our financial condition, results of operations and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil, natural gas and NGLs. Conversely, increases in the market prices for oil, natural gas and NGLs can have a favorable impact on our financial condition, results of operations and capital resources. Based on December 31, 2015 reserve estimates, we project that a 10% decline in the price per barrel of oil, price per barrel of NGLs and the price per Mcf of gas from average 2015 prices would reduce our gross revenues, before the effects of derivatives, for the year ending December 31, 2016 by approximately $18.3 million.

We have designed our hedging policy to reduce the risk of price volatility for our production in the natural gas, NGL and crude oil markets. Our risk management policy provides for the use of derivative instruments to manage these risks. The types of derivative instruments that we use include fixed rate swap contracts, puts, collars, swaptions, deferred put spreads, cap swaps, call protected swaps basis swaps and three-way collars. The volume of derivative instruments that we may use are governed by the risk management policy and can vary from year to year, but under most circumstances will apply to only a portion of our current and anticipated production, and will provide only partial price protection against declines in commodity prices. We are exposed to market risk on our open contracts, to the extent of changes in market prices of oil, natural gas and NGLs. However, the market risk exposure on these hedged contracts is generally offset by the gain or loss recognized upon the ultimate sale of the commodity that is hedged. Further, if our counterparties should default, this protection might be limited as we might not receive the benefits of the hedges.

We account for our commodity derivatives at fair value on a recurring basis. The fair value of our derivatives contemplate the impact of assumed counterparty credit risk, which are based on published credit ratings, public bond yield spreads and credit default swap spreads, as applicable. A 1% increase in counterparty credit risk would result in a decrease in net income of approximately $0.4 million based on our derivative assets as of December 31, 2015 of $43.8 million.

At March 31, 2016, we had the following commodity derivative contracts outstanding:

Period	Volume	Put Option	Floor	Ceiling	Swap	Fair Market Value ($ in Thousands)
Oil
2016 – Collars	445,750 Bbls	$—	$38.72	$50.28	$—	$662
2016 – Three-Way Collars	225,000 Bbls	31.20	41.40	49.60	—	340
2016 – Cap Swaps	60,000 Bbls	30.00	—	—	44.00	42

	730,750 Bbls					$1,044
Natural Gas
2016 – Swaps	14,090,000 Mcf	—	—	—	2.95	$10,341
2016 – Swaptions	900,000 Mcf	—	—	—	3.15	767
2016 – Cap Swaps	4,050,000 Mcf	2.90	—	—	3.48	1,102
2016 – Collars	2,250,000 Mcf	—	2.70	3.10	—	973
2016 – Three-Way Collars	8,480,000 Mcf	2.31	2.95	3.55	—	5,054
2016 – Put Spreads	9,470,000 Mcf	2.50	3.26	—	—	808
2016 – Basis Swaps – Dominion South	17,665,000 Mcf	—	—	—	(0.89)	(1,879)
2017 – Swaps	960,000 Mcf	—	—	—	3.60	903
2017 – Swaptions	0 Mcf	—	—	—	—	(263)
2017 – Cap Swaps	5,700,000 Mcf	2.65	—	—	3.20	951
2017 – Three-Way Collars	16,300,000 Mcf	2.33	3.02	3.89	—	5,066
2017 – Calls	3,000,000 Mcf	—	—	3.64	—	(753)
2017 – Basis Swaps – Dominion South	4,550,000 Mcf	—	—	—	(0.83)	(1,092)
2017 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(513)
2018 – Swaps	960,000 Mcf	—	—	—	3.60	903
2018 – Swaptions	0 Mcf	—	—	—	—	(191)
2018 – Cap Swaps	1,800,000 Mcf	3.30	—	—	4.05	1,060
2018 – Three-Way Collars	7,875,000 Mcf	2.29	2.88	3.56	—	1,046
2018 – Calls	5,810,000 Mcf	—	—	3.97	—	(328)
2018 – Basis Swaps – Dominion South	6,400,000 Mcf	—	—	—	(0.83)	(1,092)
2018 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(513)
2019 – Basis Swaps – Dominion South	7,300,000 Mcf	—	—	—	(0.83)	(1,092)
2020 – Basis Swaps – Dominion South	7,320,000 Mcf	—	—	—	(0.83)	(1,092)

	154,080,000 Mcf					$20,166
NGLs
2016 – C3+ NGL Swaps	1,038,000 Bbls	—	—	—	30.66	$6,006
2016 – Ethane Swaps	165,000 Bbls	—	—	—	8.82	155
2017 – C3+ NGL Swaps	468,000 Bbls	—	—	—	20.16	(287)

	1,671,000 Bbls					$5,874
Refined Products
2016 – Swaps	9,000 Bbls	$—	$—	$—	$84.00	$(278)

	9,000 Bbls					$(278)

We are also exposed to market risk related to adverse changes in interest rates. Our interest rate risk exposure results primarily from fluctuations in short-term rates, which are LIBOR and prime rate based, as determined by our lenders, and may result in reductions of earnings or cash flows due to increases in the interest rates we pay on our obligations. As of March 31, 2016, we did not have any interest rate derivatives in place, however we do from time to time enter interest rate derivatives to manage our interest rate exposure. We did not have any interest rate derivatives in place as of December 31, 2015. Based on our total debt as of March 31, 2016 of approximately $833.4 million, a 1.0% change in interest rates would impact our interest expense by approximately $8.3 million.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

General

We are an independent oil and gas company operating in the Appalachian Basin and the Illinois Basin. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian (“Burkett”) Shale drilling and exploration activities. In the Illinois Basin we are focused on our developmental oil drilling on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties.

We are headquartered in State College, Pennsylvania, and have regional offices in Bridgeport, Illinois and Cranberry, Pennsylvania.

We were incorporated in the state of Delaware on March 8, 2007. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “REXX”. The information set forth in this prospectus is exclusive of our discontinued operations related to the DJ Basin, for which the related assets were sold in 2012 and 2013, and Water Solutions Holdings, LLC and subsidiaries (“Water Solutions”), which were sold in July 2015, unless otherwise noted, which are classified as Discontinued Operations on our Consolidated Statements of Operations and Assets Held for Sale on our Consolidated Balance Sheets.

At December 31, 2015, our estimated proved reserves had the following characteristics:

•	680.4 Bcfe;

•	59.7% natural gas, 35.6% NGLs and 4.7% crude oil and condensate;

•	95.1% proved developed; and

•	a reserve life index of approximately 9.5 years (based upon 2015 production).

At December 31, 2015, we owned an interest in approximately 1,819 oil and natural gas wells. For the quarter ended December 31, 2015, we produced an average of 195.8 net MMcfe per day, composed of approximately 62.4% natural gas, 9.5% oil and 28.1% NGLs.

In the Illinois Basin, where our production is 100% oil, we produced an average of 1,998 bopd in 2015, a decrease of 9.5% from 2014, which is primarily attributable to natural decline of our mature assets in this region. As of December 31, 2015, including both developed and undeveloped acreage, we controlled approximately 99,200 gross (79,700 net) acres in Illinois, Indiana and Kentucky that we believe are prospective for conventional and horizontal development.

In the Appalachian Basin during 2015, we averaged net production of approximately 183.8 MMcfe per day of natural gas, NGLs and condensate. As of December 31, 2015, including both developed and undeveloped acreage, we controlled approximately 319,300 gross (267,000 net) acres in Pennsylvania that we believe are prospective for Marcellus Shale exploration and 275,200 gross (250,800 net) acres in Pennsylvania that we believe are prospective for Burkett Shale exploration. In addition, as of December 31, 2015, we controlled approximately 332,000 gross (296,200 net) acres, which includes both developed and undeveloped acreage, in Pennsylvania and Ohio that we believe are prospective for Utica Shale exploration.

Our total revenue from continuing operations for the year ended December 31, 2015 was $172.0 million, which was primarily derived from the sale of oil, NGLs and natural gas.

For the year ended December 31, 2015, we drilled or participated in the drilling of 39.0 gross (26.5 net) wells. We placed into sales 36.0 gross (16.1 net) wells and ended the year with 22.0 gross (16.4 net) wells in inventory that are resting or awaiting completion.

The following table sets forth selected data concerning our continuing operations for production, estimated proved reserves and undeveloped acreage in our two operating regions for the periods indicated:

Basin/Region	2015 Average Daily Mcfe [1]	Total Proved Bcfe (as of December 31, 2015)	Percent of Total Proved Bcfe	PV-10 (as of December 31, 2015) [2] (in millions)	Total Net Undeveloped Acres (as of December 31, 2015) [3]
Illinois Basin	11,988	20.4	3.0%	$38.0	47,375
Appalachian Basin	183,834	660.0	97.0%	$262.7	195,040

Total	195,822	680.4	100.0%	$300.7	242,415

1	Oil and NGLs are converted at the rate of one BOE to six Mcfe.
2	Represents the present value, discounted at 10% per annum (PV-10), of our estimated future net cash flows of our estimated proved reserves before income tax and asset retirement obligations. PV-10 is a non-GAAP financial measure because it excludes the effects of income taxes and asset retirement obligations. The most directly comparable GAAP measure is standardized measure of discounted future net cash flows. The standardized measure of discounted future net cash flows includes the effects of estimated future income tax expenses and asset retirement obligations and is calculated in accordance with Accounting Standards Topic 932. Standardized measure is based on proved reserves as of fiscal year-end calculated using the unweighted arithmetic average first-day-of-month prices for the prior 12 months. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as defined under GAAP. At December 31, 2015, our standardized measure was $255.6 million. For an explanation of why we show PV-10 and a reconciliation of PV-10 to the standardized measure of discounted future net cash flows, please read “Selected Financial Data—Non-GAAP Financial Measures.” Please also read “Risk Factors—Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.”
3	Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage includes estimated proved reserves.

Our Competitive Strengths

We believe our strengths provide us with significant competitive advantages and position us to successfully execute our business and growth strategies.

High Quality Asset Base with Liquids-Weighted Growth. In the Appalachian Basin, we are focused on developing acreage that we believe to be prospective for three producing zones, the Marcellus Shale, the Burkett Shale and the Utica Shale. In the Illinois Basin, which is 100% oil producing, we are focused on conventional drilling and recompletion projects. A substantial portion of our acreage holdings are in liquids-rich areas that we believe are prospective for oil, condensate and NGL production. As of December 31, 2015, our holdings believed to be prospective for liquids-rich production accounted for approximately 90.8% of our total net acreage.

Track Record of Production Growth. Our management and operations teams have a proven track record of performance and have consistently demonstrated our ability to acquire and develop reserves at attractive costs in the basins in which we operate. Our production has grown at a CAGR of 48.7% between the fourth quarter of 2009 and the fourth quarter of 2015. We believe we have competitive finding and development costs as compared to our industry peers.

Significant Operational Control in Our Core Areas. As a result of successfully executing our strategy of acquiring concentrated acreage positions and operating properties with a high working interest, we currently operate and manage over 88.0% of our net acreage. Our high percentage of operated properties enables us to exercise a significant level of control with respect to the timing and scope of drilling, production, operating and administrative costs, in addition to leveraging our base of technical expertise in our core operating areas.

History of Maximizing Operating Efficiencies. Our costs of operations continue to decrease year-over-year as we leverage our increasing production, pricing concessions from service providers and our expertise in the regions in which we operate. Our lease operating expense per Mcfe has decreased from $1.84 per Mcfe in 2013 to $1.78 per Mcfe in 2014 and $1.66 per Mcfe in 2015. Our general and administrative expense per Mcfe has decreased from $0.98 per Mcfe in 2013 to $0.64 per Mcfe in 2014 and $0.41 per Mcfe in 2015.

Business Strategy

Our goal is to build long-term stockholder value by growing reserves and production in a cost-effective manner. Key elements of our strategy include:

Develop Our Existing Properties. Our core leasehold consists entirely of interests in developed and undeveloped crude oil, NGL and natural gas resources located in the Appalachian and Illinois Basins. We pursue an active, technology-driven drilling program to develop and maximize the value of our existing acreage. We actively allocate capital between our two core basins in an effort to maximize value and estimated proved reserve growth based on our assessment of the relative risk of development and the economics of potential projects. Additionally, by concentrating our drilling and producing activities in our core areas, we are able to develop the regional expertise needed to interpret specific geological and operating trends and develop economies of scale in our operations. Our areas of focus include:

•	our Marcellus Shale play with approximately 319,300 gross (267,000 net) acres;

•	our Utica Shale play with approximately 332,000 gross (296,200 net) acres;

•	our Burkett Shale play with approximately 275,200 gross (250,800 net) acres;

•	our conventional drilling and recompletion projects in the Illinois Basin.

Employ Technological Expertise. We intend to utilize and expand the technological expertise that has enabled us to achieve a drilling success rate of approximately 96.0% over the last three years, to improve operations and to enhance field recoveries. We intend to continue to apply this expertise to our proved reserve base and our development projects.

Reduce Per Unit Operating Costs Through Economies of Scale and Efficient Operations. As we continue to increase our production and develop our existing properties, we believe that our per unit production costs can benefit from leveraging our existing infrastructure and expertise over a larger number of wells. Our acreage positions are tightly concentrated, which we believe will enable us to achieve greater cost efficiencies in our drilling and completion operations than those of our competitors who have less consolidated positions. As we continue to develop our acreage positions, we expect to realize increased capital efficiencies through greater utilization of multi-well pads and existing infrastructure and facilities.

Maintain Financial Flexibility. Because of the volatility of commodity prices and the risks involved in our industry, we believe in remaining flexible in our capital budgeting process. Our high percentage of operated properties enables us to exercise a significant level of control with respect to drilling, production, operating and administrative costs.

Manage Commodity Price Exposure Through an Active Hedging Program. We actively hedge our future exposure to commodity price fluctuations by entering into oil, natural gas and NGL derivative contracts. This strategy is designed to provide us with stability in our cash flows to support our on-going capital requirements. As of December 31, 2015, we had over 45.0% of our 2015 oil production volumes hedged through 2016, over 100.0% of our 2015 natural gas production volumes hedged through 2016 and over 40.0% of our 2015 NGL production volumes hedged through 2016. Including the effects of derivatives added since December 31, 2015, we have over 70.0% of our 2015 oil production hedged through 2016, over 100.0% of our 2015 natural gas production hedged through 2016 and over 45.0% of our 2015 NGL production hedged through 2016. These percentages exclude the effects of our basis swaps and do not include any estimated impact of increased production from future development or the natural decline of our oil and gas production.

Significant Accomplishments in 2015

We have described certain of our significant accomplishments in 2015 below.

•

Completed the divestiture of Water Solutions. In July 2015, we sold Water Solutions, an entity of which we owned a 60% interest, to American Water Works Company, Inc. for total consideration of approximately $130.0 million, inclusive of cash and debt. We received approximately $66.8 million in net proceeds, resulting in a gain of approximately $57.8 million.

•

Entered into a joint venture to develop properties in our Butler County, Pennsylvania core area. In March 2015, we entered into a joint venture agreement with an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) to jointly develop 32 specifically designated wells in our Butler County, Pennsylvania operated area. We expect to receive consideration for the transaction of approximately $67.0 million, with $16.6 million received at closing. As of December 31, 2015, ArcLight had paid approximately $42.9 million for their interest in wells that have been drilled or are in the process of being drilled.

•

Achieved horizontal drilling success. In our operated areas of the Appalachian Basin we drilled 34.0 gross (23.0 net) wells and placed 33.0 gross (13.6 net) wells into service during 2015. As of December 31, 2015, we had 22.0 gross (16.4 net) wells resting or awaiting completion between our operated and non-operated areas in the Appalachian Basin.

•

Decreased lease operating expenses. We have decreased our lease operating expenses, on a per-unit of production basis, for seven consecutive years, from $4.66 per Mcfe in 2008 to $1.66 per Mcfe in 2015.

•

Realized production growth. Due to the success of our development programs in the Appalachian Basin, we increased our total production by 26.8% in 2015. Specifically, our oil production decreased 0.8%, NGL production increased 60.7% and natural gas production increased 20.5%.

•

Grew liquids-rich production. For the year ended December 31, 2015, our production related to oil and NGLs comprised approximately 37.6% of our total production as compared to the year ended December 31, 2014, where our production related to oil and NGLs comprised approximately 34.3% of our total production.

2016 Activity

During the three months ended March 31, 2016, we produced 17,251 MMcfe in the Appalachian Basin. In the Illinois Basin, we produced 158 MBbls during the three months ended March 31, 2016. Overall, our production for the three months ended March 31, 2016 averaged 200 MMcfe per day. As of March 31, 2016, we had five gross (1.8 net) wells drilled and awaiting completion and four gross (2.0 net) wells resting or awaiting pipeline connection. Our drilling and completion activity for the period indicated in each of our regions is set forth in the table below.

Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31, 2016
	Wells Drilled		Wells Completed		Wells Placed In Service
	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin	2.0	0.7	5.0	3.0	16.0	8.1
Illinois Basin	—	—	—	—	—	—

Total	2.0	0.7	5.0	3.0	16.0	8.1

	Three Months Ended March 31, 2015
	Wells Drilled		Wells Completed		Wells Placed In Service
	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin	14.0	7.6	8.0	3.5	13.0	8.1
Illinois Basin	—	—	—	—	—	—

Total	14.0	7.6	8.0	3.5	13.0	8.1

Commodity Prices

Our development plans are sensitive to current and projected commodity prices which have been and are expected to continue to be volatile. Our realized price, before derivative settlements, for oil during the three months ended March 31, 2016, averaged approximately $28.71 per barrel, as compared to $39.54 per barrel for the same period in 2015. Our realized price, before derivative settlements, for natural gas during the three months ended March 31, 2016, averaged approximately $1.37 per Mcf, as compared to $2.46 per Mcf for the same period in 2015. Our realized price, before derivative settlements, for C3+ NGLs during the three months ended March 31, 2016, averaged approximately $12.20 per barrel, as compared to $11.50 per barrel for the same period in 2015. Our realized price, before derivative settlements, for ethane during the three months ended March 31, 2016, averaged approximately $6.04 per barrel, as compared to $6.58 per barrel for the same period in 2015.

For the three months ended March 31, 2016, we recorded impairment expense of approximately $14.2 million. Further decreases in commodity prices will decrease our oil, NGL and natural gas revenues and could reduce the amount of oil, NGL and natural gas reserves that we can economically produce. A prolonged period of depressed commodity prices or further declines in projected future commodity prices could require additional write-downs of the carrying values of our properties.

Because we follow the successful efforts method of accounting our impairment tests are largely based on estimates of future commodity prices, changes in development and operating costs, taxes, operational efficiencies, changes in technology and access to capital, which makes predicting any future write-downs difficult and uncertain. In an effort to quantify the impact of continued low commodity pricing levels or further declines in future prices, we offer the following: as of March 31, 2016, approximately 76% of our evaluated oil and natural gas properties were located in our Butler Marcellus operating area. Estimated future cash flows for these properties as of March 31, 2016, exceeded net book value by over 50%, indicating that substantial further decreases in commodity prices combined with a lack of access to capital or a detrimental change to costs or operating efficiencies, would need to occur in order for us to experience a write-down. Our remaining evaluated properties outside of the Butler Marcellus operating area are more sensitive to the current commodity price environment. These properties could experience additional write-downs if estimates of future commodity prices decline further. The net book value of these remaining evaluated and unevaluated properties total approximately $145.7 million.

Senior Note Exchange

On March 31, 2016, we completed an exchange offer and consent solicitation related to our 8.875% Senior Notes due 2020 (the “2020 Notes”) and 6.25% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Existing Notes”). We offered to exchange (the “Exchange”) any and all of the Existing Notes held by eligible holders for up to (i) $675.0 million aggregate principal amount of our new Senior Secured Second Lien Notes (the “New Notes”) and (ii) 10.1 million shares of our common stock (the “Shares”).

In exchange for $324.0 million in aggregate principal amount of the 2022 Notes, representing approximately 92.6% of the outstanding aggregate principal amount of the 2020 Notes, and $309.1 million in aggregate principal amount of the 2022 Notes, representing approximately 95.1% of the outstanding aggregate principal amount of the 2022 Notes, we issued (i) $633.7 million aggregate principal amount of New Notes and (ii) issued 8.4 million Shares. An additional $0.5 million aggregate principal amount of New Notes were issued to holders who were ineligible to accept the Shares. In addition, upon closing, we paid in cash accrued and unpaid interest on the

Existing Notes accepted in the Exchange from the applicable last interest payment date totaling approximately $12.8 million. The New Notes will bear interest at a rate of 1.0% per annum for the first three semi-annual interest payments after issuance and 8.0% per annum payable in cash thereafter. Interest payments are due on April 1 and October 1 of each year, beginning on October 1, 2016 and ending on October 1, 2020. In connection with the Exchange, we incurred approximately $8.5 million in third-party debt issuance costs. These costs were recorded as Debt Exchange Expense in Statement of Operations for the three-month period ended March 31, 2016.

Benefit Street Partners, LLC Joint Venture

On March 1, 2016, we entered into a joint exploration and development agreement with an affiliate of Benefit Street Partners, LLC (“BSP”) to jointly develop 58 specifically designated wells in our Moraine East and Warrior North operated areas. BSP will participate and fund 15.0% of the estimated well costs for 16 designated wells in Butler County, Pennsylvania, 12 of which have already been drilled and completed and fund 65.0% of the estimated well costs for six designated wells in Warrior North, Ohio, three of which have already been drilled and completed. We expect total consideration for this transaction to be $175.0 million with $37.1 million committed at closing. As of March 31, 2016, BSP had paid approximately $19.5 million for their interest in wells that had previously been completed. The remainder of the proceeds will be received as additional wells are completed. BSP also has the option to participate in the development of 36 additional wells in 2016 and would fund 65.0% of the estimated well costs for the designated wells in return for a 65.0% working interest. In addition, BSP earns an assignment of 15%-20% working interest in acreage located within each of the units they participate. As of March 31, 2016, 15 of the initial 22 wells were in line and producing, three wells were drilled and awaiting completion and four wells were awaiting pipeline connection. In April 2016, BSP exercised their option to participate in four additional wells to be drilled and completed later in 2016.

Plans for 2016

We are currently in the process of developing our 2016 capital expenditure budget, which we expect to be between $15.0 and $40.0 million. We anticipate that a significant portion of this budget will be allocated toward further development in the Appalachian Basin. In the event our cash flows are materially less than anticipated and other sources of capital we historically have utilized are not available on acceptable terms, we may further curtail our capital spending.

During the three months ended March 31, 2016, we spent $20.3 million of capital on asset acquisitions, drilling projects, facilities and related equipment and acquisitions of unproved acreage, which was partially offset by $19.5 million in proceeds we received from the closing of the BSP joint venture.

The following table summarizes our actual 2015 capital expenditures:

For the Year Ended December 31, 2015 (Actual) (in thousands)
Capital Expenditures
Illinois Basin Drilling & Completion	$14,523
Illinois Basin Other	732
Appalachian Basin Drilling & Completion	172,261
Appalachian Basin Midstream	8,127
Appalachian Basin Other	8,614
Other Corporate Expenditures	231

Total Capital Expenditures [1]	$204,488

[1]

Does not reflect acquisitions of proved and unproved oil and gas properties or capitalized interest. Capital expenditures for the acquisition of unproved properties and capitalized interest for the year ended December 31, 2015 totaled approximately $28.2 million and $7.7 million, respectively.

Production, Revenues and Price History

The following table sets forth information regarding oil and gas production and revenues from continuing operations for the last three years:

	Production and Revenue by Region For the Years Ended December 31, ($ in thousands)
	2015	2014	2013
Appalachian Region:
Revenue	$138,707	$225,511	$139,542
Oil Production (Bbls) [1]	402,867	334,944	139,947
Natural Gas Production (Mcf)	44,606,753	37,011,177	23,446,755
C3+ NGL Production (Bbls)	2,026,321	1,531,131	819,670
Ethane (Bbls)	1,319,582	551,315	—

Total Production (Mcfe) [2]	67,099,373	51,515,517	29,204,457
Oil Average Sales Price	$34.92	$74.84	$89.91
Natural Gas Average Sales Price	$1.86	$3.42	$3.71
C3+ NGL Average Sales Price	$16.18	$45.47	$48.66
Ethane Average Sales Price	$6.60	$7.83	$—
Average Production Cost per Mcfe [3]	$1.39	$1.33	$1.25
Illinois Region
Revenue	$33,244	$72,358	$74,377
Oil Production (Bbls)	729,251	806,162	774,285

Total Production (Bbls)	729,251	806,162	774,285
Oil Average Sales Price	$45.59	$89.76	$96.06
Average Production Cost per Bbl [3]	$33.63	$37.34	$31.21
Total Company [2]
Revenue	$171,951	$297,869	$213,919
Oil Production (Bbls) [1]	1,132,118	1,141,106	914,232
Natural Gas Production (Mcf)	44,606,753	37,011,177	23,446,755
C3+ NGL Production (Bbls)	2,026,321	1,531,131	819,670
Ethane Production (Bbls)	1,319,582	551,315	—

Total Production (Mcfe) [2]	71,474,879	56,352,489	33,850,167
Oil Average Sales Price	$41.79	$85.38	$95.12
Natural Gas Average Sales Price	$1.86	$3.42	$3.71
C3+ NGL Average Sales Price	$16.18	$45.47	$48.66
Ethane Average Sales Price	$6.60	$7.83	$—
Average Production Cost per Mcfe [3]	$1.65	$1.75	$1.81

[1]	Primarily consists of condensate.
[2]	Oil and NGLs are converted at the rate of one BOE to six Mcfe.
[3]	Excludes ad valorem and severance taxes.

Properties

The table below summarizes certain data for our core operating areas at December 31, 2015:

	Average Daily Production (Mcfe per day)	Total Production (MMcfe)	Percent of Total Production	Total Estimated Proved Reserves (Bcfe)	Percent of Total Estimated Proved Reserves
Appalachian Basin	183,834	67,099	93.9%	660.0	97.0%
Illinois Basin	11,988	4,376	6.1%	20.4	3.0%

Total	195,822	71,475	100.0%	680.4	100.0%

Segment reporting is not applicable to our exploration and production operations, as we have a single company-wide management team that administers all properties as a whole rather than by discrete operating segments. We track only basic operational data by area. We do not maintain complete separate financial statement information by area. We measure financial performance as a single enterprise and not on an area-by-area basis.

Appalachian Basin

As of December 31, 2015, we owned an interest in approximately 639 producing natural gas wells in the Appalachian Basin, located predominantly in Pennsylvania and Ohio. In addition to our producing wells in the basin, we own seven gross PUD drilling locations with total reserves of 33.4 Bcfe, and 29.0 gross locations with proved developed non-producing reserves totaling 103.3 Bcfe. At December 31, 2015, we had approximately 383,500 gross (319,700 net) acres in the Appalachian Basin under lease, of which 205,800 gross (195,000 net) acres were undeveloped. Of our total acreage holdings in the Appalachian Basin, we believe that approximately 275,200 gross (250,800 net) acres are prospective for three producing horizons, including the Marcellus, Utica and Burkett. Reserves at December 31, 2015 decreased 634.4 Bcfe, or 49.0%, from 2014 due primarily to the continued depressed commodity price environment.

Capital expenditures in 2015 for drilling and facility development totaled $189.0 million, which funded the drilling of 34.0 gross (23.0 net) wells. During the year, we placed into service 33.0 gross (13.6 net) wells and had an inventory of 22.0 gross (16.4 net) wells resting or awaiting completion.

Marcellus Shale

As of December 31, 2015, we had interests in approximately 319,300 gross (267,000 net) Marcellus Shale prospective acres in areas of Pennsylvania, and we continue to expand our position by strategically filling in key pieces of acreage to complete drilling units. Our total acreage holdings include approximately 286,400 gross (251,400 net) acres that we believe to be prospective for liquid-rich Marcellus production. During 2015, we drilled, or participated in the drilling of 27.0 gross (16.0 net) Marcellus Shale wells and placed into service 31.0 gross (16.2 net) Marcellus Shale wells. Our estimated proved reserves related to the Marcellus Shale as of December 31, 2015, totaled approximately 491.0 Bcfe, including three PUD locations with estimated proved reserves of 15.4 Bcfe and 15.0 proved non-producing locations with estimated proved reserves of 62.8 Bcfe.

We are a party to three joint ventures in Pennsylvania, our primary source for Marcellus production. The first joint venture, for which we serve as the operator, in our Butler County, Pennsylvania operating area is with Summit Discovery Resources II, LLC and Sumitomo Corporation (collectively “Sumitomo”). This joint venture covers an area of mutual interest in Butler, Beaver and Lawrence Counties, Pennsylvania. Our working interest in the area of mutual interest is approximately 70.0%. The second joint venture in our Westmoreland and Clearfield Counties, Pennsylvania project areas is with WPX Energy San Juan, LLC and Williams Production Appalachia, LLC (collectively “WPX”), with WPX serving as the operator. Our working interest in this area of mutual interest is approximately 40.0%. The third joint venture covers 32 specifically identified wells in our Butler County, Pennsylvania operated area between us and ArcLight. ArcLight is participating in these wells at a 35.0% working interest and does not participate in any of the acreage in the area. Upon the attainment of certain return on investment and internal rate of return thresholds, 50.0% of ArcLight’s 35.0% working interest will revert back to us.

Utica Shale

As of December 31, 2015, we had under lease approximately 332,000 gross (296,200 net) acres that we believe are prospective for the Utica Shale in Ohio and Pennsylvania. In Ohio, our holdings comprise approximately 28,500 gross (26,000 net) acres which we believe to be prospective for liquids-rich production. In Pennsylvania, we estimate that much of our acreage in Butler County is prospective for dry gas Utica Shale production as well as acreage in some other non-core areas of the state. As of December 31, 2015, we estimate

Utica Shale acreage holdings in Pennsylvania of approximately 303,500 gross (270,200 net) acres. During 2015, we drilled seven gross (seven net) Utica Shale wells and placed into service four gross (four net) Utica Shale wells. Our estimated proved reserves related to the Utica Shale as of December 31, 2015, totaled approximately 123.0 Bcfe, including three PUD locations with estimated proved reserves of 12.8 Bcfe and 11.0 proved non-producing locations with estimated proved reserves of 33.4 Bcfe.

We are a party to one joint venture in Ohio related to our Utica Shale development. This joint venture, for which we serve as the operator, is with MFC Drilling, Inc. and covers an area of mutual interest in Belmont, Guernsey and Noble Counties, Ohio. Our average working interest in these areas is approximately 62.5%.

Burkett Shale

As of December 31, 2015, we had under lease approximately 275,200 gross (250,800 Net) acres prospective for the liquids-rich Upper Burkett Shale in Pennsylvania. During 2015, we did not drill any Burkett Shale wells and placed into service four gross (2.1 net) wells. Our estimated proved reserves related to the Burkett Shale as of December 31, 2015 totaled approximately 45.9 Bcfe, including one PUD location with estimated proved reserves of 5.2 Bcfe and three proved non-producing locations with estimated proved reserves of 7.1 Bcfe.

Illinois Basin

In the Illinois Basin, we own an interest in 1,180 oil wells. We have approximately 99,200 gross (79,700 net) acres owned and under lease.

Total estimated proved reserves in the Illinois Basin decreased approximately 22.0 Bcfe, or 51.9%, to approximately 20.4 Bcfe at December 31, 2015 when compared to year-end 2014, which was primarily due to the continued depressed commodity price environment. Capital expenditures in 2015 for drilling and facility improvements in the region were approximately $15.3 million, which funded the drilling of five gross (3.5 net) wells, the recompletion of five gross (five net) wells and the placement into service of eight gross (7.5 net) wells. These expenditures also covered work performed in the basin designed to optimize our secondary waterflood operations whereby we stabilized declining production.

Estimated Proved Reserves

For estimated proved reserves as of December 31, 2015, proved locations were identified, assessed and justified using the evaluation methods of performance analysis, volumetric analysis and analogy. In addition, reliable technologies were used to support a select number of undeveloped locations in the Marcellus and Utica Shale Regions. Within the Marcellus and Utica Shale Regions, we used both public and proprietary geologic data to establish continuity of the formation and its producing properties. This data included performance data, seismic data, micro-seismic analysis, open hole log information and petro-physical analysis of the log data, mud logs, log cross-sections, gas sample analysis, drill cutting samples, measurements of total organic content, thermal maturity and statistical analysis. In our development area, this data demonstrated consistent and continuous reservoir characteristics.

The following table sets forth our estimated proved reserves as defined in Rule 4.10(a) of Regulation S-X and Item 1200 of Regulation S-K. The information in this table is not intended to represent the current market value of our proved reserves nor does it give any effect to our commodity derivatives or current commodity prices

	Net Reserves
Category	Oil (Barrels)	NGL (Barrels)	Gas (Mcf)
Proved Developed	3,995,200	30,740,100	334,159,500
Proved Developed Non-Producing	949,400	7,201,800	55,594,900
Proved Undeveloped	372,500	2,404,700	16,708,400

Total Proved	5,317,100	40,346,600	406,462,800

All of our reserves are located within the continental United States. Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development, prices of oil and natural gas and other factors. Please read “Risk Factors—Risks Relating to Our Company—Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.” You should also read the notes following the table below and our Consolidated Financial Statements for the year ended December 31, 2015 in conjunction with our reserve estimates.

The following table sets forth our estimated proved reserves at the end of each of the past three years:

	2015	2014	2013
Description
Proved Developed Reserves
Oil (Bbls)	4,944,600	7,628,100	7,742,500
Natural Gas (Mcf)	389,754,400	365,673,300	212,061,400
NGLs (Bbls)	37,941,900	29,215,000	16,322,500
Proved Undeveloped Reserves
Oil (Bbls)	372,500	2,056,600	877,100
Natural Gas (Mcf)	16,708,400	473,511,800	309,221,400
NGLs (Bbls)	2,404,700	44,037,500	29,808,200
Total Estimated Proved Reserves (Mcfe) [1,2]	680,445,000	1,336,808,300	849,784,600
PV-10 Value (millions) [3]	$300.7	$1,205.2	$668.7
Standardized Measure (millions) [3]	$255.6	$1,025.4	$529.1

[1]

The estimates of reserves in the table above conform to the guidelines of the SEC. Estimated recoverable proved reserves have been determined without regard to any economic impact that may result from our financial derivative activities. These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The reserve information shown is estimated. The certainty of any reserve estimate is a function of the quality of available geological, geophysical, engineering and economic data, the precision of the engineering and geological interpretation and judgment. The estimates of reserves, future cash flows and present value are based on various assumptions, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

[2]	We converted crude oil and NGLs to Mcf equivalent at a ratio of one barrel to six Mcfe.
[3]

PV-10, a non-GAAP measure, represents the present value, discounted at 10% per annum of estimated future cash flows of our estimated proved reserves before income tax and asset retirement obligations. The estimated future cash flows set forth above were determined by using reserve quantities of estimated proved reserves and the periods in which they are expected to be developed and produced based on prevailing economic conditions. The estimated future production is priced based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January through December 2015 of $46.79 per barrel of oil and $2.587 per Mcfe of natural gas. These prices are adjusted for transportation fees, quality and regional price differentials resulting in $44.45 per barrel of oil, $12.48 per barrel of NGLs and $2.401 per Mcf of natural gas. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. For an explanation of why we show PV-10 and a reconciliation of PV-10 to the standardized measure of discounted future net cash flow, please read “Selected Financial Data—Non-GAAP Financial Measures.” Please also read “Risk Factors—Risks Related to Our Company—Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.”

Proved Undeveloped Reserves (PUDs)

As of December 31, 2015, our PUD reserves totaled 0.4 MMbbl of oil, 2.4 MMbbl of NGLs and 16.7 Bcf of natural gas, for a total of 33.4 Bcfe. All of our PUDs at year-end 2015 were associated with the Appalachian Basin. All of these projects are expected to have PUDs convert from undeveloped to developed as these projects begin production and/or production facilities are expanded or upgraded. Changes in PUDs that occurred during the year were due to:

•	conversion of approximately 24.9 Bcfe attributable to PUDs into proved developed reserves;

•	negative revisions of 700.4 Bcfe attributable to lower commodity pricing; and

•

33.4 Bcfe in PUDs due to extensions and discoveries, which are primarily related to the extension of proved acreage in areas that are believed to be prospective for the Marcellus, Utica and Burkett Shale, through our drilling activities. During 2015, we drilled 17.0 gross (15.2 net) wells that were not considered proved in addition to 22.0 gross (11.3 net) wells that were classified as PUDs as of December 31, 2014.

Costs incurred relating to the development of 22.0 gross (3.9 net) PUD locations converted to proved developed were approximately $10.5 million in 2015. Estimated future development costs relating to the development of our seven gross (5.2 net) PUDs are projected to be approximately $19.0 million in 2016.

All of our PUD drilling locations are scheduled to be drilled in 2016. Initial production from these PUD locations is expected to begin in 2016. We do not have PUD locations associated with reserves that have been booked for longer than five years. Approximately six gross (4.3 net) PUD locations were booked based on reliable technology. Reliable technologies include the use of both public and proprietary geologic data to establish continuity of the formation and its producing properties. This data includes performance data, seismic data, micro-seismic analysis, open hole log information and petro-physical analysis of the log data, mud logs, log cross-sections, gas sample analysis, drill cutting samples, measurements of total organic content, thermal maturity and statistical analysis. In cases where a producing lateral well has been drilled but not yet fracture stimulated, we use observations from drill cuttings and logs as reliable technology to confirm the resources are likely in place for extraction and to support scheduling the well for fracture stimulation in the near future.

Our estimated proved undeveloped reserves at December 31, 2015, did not include any locations that were more than one offset away from a producing well. During 2015, we drilled 35.0 gross (16.6 net) wells that were more than one offset away from a producing well. Our estimated proved undeveloped reserves did not include any locations that generated positive future net revenue but negative present value discounted at 10%.

The following table summarizes the changes in our proved undeveloped reserves for the year ended December 31, 2015:

Proved Undeveloped Reserves (Mcfe)	For the Year Ended December 31, 2015
Beginning proved undeveloped reserves	750,076,400
Sales of Reserves in Place	(24,856,000)
Undeveloped reserves converted to developed	(24,856,000)
Revisions	(700,364,600)
Extensions and discoveries	33,371,800

Ending proved undeveloped reserves	33,371,600

In our 2014 reserve report, we had 197.0 gross proved undeveloped locations scheduled for development between 2015 and 2021, of which 20.0 were scheduled for development in 2015. During 2015, 11.0 of the 197.0 PUD locations were completed and converted to proved developed producing reserves. This equated to a conversion of approximately 5.6% of our proved undeveloped locations to proved developed producing reserves. The depressed commodity price environment has significantly impacted our development plans, leading to the removal of the majority of our remaining proved undeveloped locations from the 2015 reserves report. At all times, development plans and changes thereto are based on a comprehensive analysis of what we believe to be the most relevant factors in determining such plans. While we do take into consideration NYMEX strip pricing at year end when scheduling future development, for the December 31, 2015 reserve report, we also evaluated additional factors, including but not limited to, the timing of acreage expirations, the need to hold acreage by production, lease commitments, availability and cost of capital, availability of operational resources such as drilling rigs and other services, costs of drilling and related services, infrastructure and takeaway capacity, firm capacity commitments, and overall projected returns. Based on a comprehensive evaluation of these and other relevant factors, we made decisions about initial scheduling and subsequent rescheduling of our development plans. The ultimate objective for every such evaluation and analysis is to align our development and capital expenditures plans to focus on projects that management believes will provide the greatest returns.

Anticipated capital expenditures related to proved undeveloped locations of approximately $19.0 million are significantly lower than in prior years. This reduction is largely due to the current commodity price environment and the related impact on the economic viability of our proved undeveloped locations from 2014 and prior years, as described above. We have evaluated the impact on our proved undeveloped reserves based on spot commodity prices of $32.53 per barrel of oil and $2.152 per MMbtu of gas at February 1, 2016, due to the differences between SEC pricing and spot pricing on this date. This analysis includes only the impact of the change in pricing and does not contemplate changes in development costs, operating expenses, taxes, operational efficiencies, changes in technologies and access to capital. Based on spot commodity pricing at February 1, 2016, our proved undeveloped reserves would have been approximately 9.9% less than the results obtained using the SEC-mandated beginning-of-the-month average prices for the trailing 12 months for the year ended December 31, 2015. Our number of proved undeveloped locations would have decreased from seven gross (5.2 net) locations to four gross (2.6 net) locations and projected future development costs related to the development of proved undeveloped locations would have been reduced from approximately $19.0 million to approximately $9.1 million.

The foregoing calculations of the impact of lower commodity prices were prepared assuming that all inputs and factors other than commodity prices remain constant, thereby isolating the impact of commodity prices on our PUD reserves, PUD locations and future development costs related to the development of PUDs. Price is only one variable in the estimation of our proved reserves, and other factors could have a significant impact on future reserves and the present value of future cash flows, including, but not limited to, extensions and discoveries, changes in costs, drilling results, well performance and changes in our development plans. There are numerous uncertainties inherent in the estimation of proved reserves and accounting for oil and natural gas properties in subsequent periods and this pro forma estimate should not be construed as indicative of our development plans or future results

Reserve Estimation

The reserves estimates shown herein have been independently evaluated by Netherland, Sewell & Associates, Inc. (NSAI), a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are Mr. Richard B. Talley, Jr. and Mr. David E. Nice. Mr. Talley has been practicing consulting petroleum engineering at NSAI since 2004. Mr. Talley is a Licensed Professional Engineer in the State of Texas (No. 102425) and has over 16 years of practical experience in petroleum engineering, with over 11 years of experience in the estimation and evaluation of reserves. He graduated from the University of Oklahoma in 1998 with a Bachelor of Science Degree in Mechanical Engineering and from Tulane University in 2001 with a Master of Business Administration Degree. Mr. Nice has been practicing consulting petroleum geology at NSAI since 1998. Mr. Nice is a Licensed Professional Geoscientist in the State of Texas, Geology (No. 346) and has over 30 years of practical experience in petroleum geosciences, with over 17 years of experience in the estimation and evaluation of reserves. He graduated from the University of Wyoming in 1982 with a Bachelor of Science Degree in Geology and in 1985 with a Master of Science Degree in Geology. Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

We maintain an internal staff of petroleum engineers and geoscience professionals who work closely with NSAI to ensure the integrity, accuracy and timeliness of the data used to calculate our estimated proved reserves. Our internal technical team members meet with NSAI periodically throughout the year to discuss the assumptions and methods used in the proved reserve estimation process. We provide historical information to NSAI for our properties such as ownership interest; oil and gas production; well test data; commodity prices and operating and development costs. The preparation of our proved reserve estimates are completed in accordance with our internal control procedures, which include documented process workflows, the verification of input data used by NSAI, as well as management review and approval.

All of our reserve estimates are reviewed and approved by our Chief Operating Officer. Our Chief Operating Officer holds a Bachelor of Science degree in Petroleum Engineering from Marietta University, as well as a Masters of Business Administration from the University of Denver. He has more than 30 years of experience, most recently with Noble Energy, managing their Appalachian Basin assets. In addition to his extensive working experience, our Chief Operating Officer has served as a board member for the Marcellus Shale Coalition and the West Virginia Oil and Natural Gas Association.

Acreage and Productive Wells Summary

The following table sets forth, for our continuing operations, our gross and net acreage of developed and undeveloped oil and natural gas leases and our gross and net productive oil and natural gas wells as of December 31, 2015:

	Undeveloped Acreage [1]		Developed Acreage [2]		Total Acreage		Producing Gas Wells		Producing Oil Wells
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin
Pennsylvania	187,383	177,298	160,923	109,768	348,306	287,066	608	290	—	—
Ohio	18,456	17,742	16,756	14,852	35,212	32,594	31	27	—	—

Total Appalachian Basin	205,839	195,040	177,679	124,620	383,518	319,660	639	317	—	—
Illinois Basin
Illinois	8,724	4,122	17,657	16,243	26,381	20,365	—	—	950	939
Indiana	37,413	32,435	15,809	15,141	53,222	47,576	—	—	223	218
Kentucky	17,747	10,819	1,862	901	19,609	11,720	—	—	7	3

Total Illinois Basin	63,884	47,376	35,328	32,285	99,212	79,661	—	—	1,180	1,160
Total	269,723	242,416	213,007	156,905	482,730	399,321	639	317	1,180	1,160

(1)	Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage includes estimated proved reserves.
(2)	Developed acreage is the number of acres allocated or assignable to producing wells or wells capable of production.

Substantially all of the undeveloped leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing lease is renewed, we have commenced the necessary operations required by the terms of the lease, or we have obtained actual production from acreage subject to the lease, in which event, the lease will remain in effect until the cessation of production.

The following table sets forth, for our continuing operations, the gross and net acres of undeveloped land subject to leases summarized in the preceding table that will expire during the periods indicated:

	Expiring Acreage
	Gross	Net
Year Ending December 31,
2016	133,431	124,954
2017	60,037	56,079
2018	40,796	33,526
2019	18,135	16,846
2020	13,123	6,901
Thereafter	4,201	4,110

Total	269,723	242,416

The expiring acreage set forth in the table above accounts for 60.7% our total net acreage. As of December 31, 2015, we have not assigned any estimated proved reserves to locations which are currently schedule to be drilled after lease expiration. We are continually engaged in a combination of drilling and development and discussions with mineral lessors for lease extensions, renewals, new drilling and development units and new leases to address the expiration of undeveloped acreage that occurs in the normal course of our business.

Drilling Results

The following table summarizes our drilling activity for continuing operations for the past three years. Gross wells reflect the sum of all wells in which we own an interest. Net wells reflect the sum of our working interests in gross wells. All of our drilling activities are conducted on a contract basis by independent drilling contractors. We own several workover rigs, which are used in our Illinois Basin operations. We do not own any drilling equipment.

	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Development:
Illinois Basin	—	—	5.0	3.0	1.0	1.0
Appalachian Basin	22.0	11.3	24.0	16.2	3.0	2.7
Non-Productive	—	—	—	—	—	—

Total Developmental Wells	22.0	11.3	29.0	19.2	4.0	3.7
Exploratory:
Illinois Basin	3.0	2.5	10.0	7.0	16.0	16.0
Appalachian Basin	12.0	11.7	27.0	21.4	39.0	27.0
Non-Productive	2.0	1.0	3.0	2.0	2.0	2.0

Total Exploratory Wells	17.0	15.2	40.0	30.4	57.0	45.0
Total Wells	39.0	26.5	69.0	49.6	61.0	48.7
Success Ratio [1]	94.9%	96.2%	95.7%	96.0%	96.7%	95.9%

[1]	Success ratio is calculated by dividing the total successful wells drilled divided by the total wells drilled.

Title to Properties

We believe that we have satisfactory title to all of our producing properties in accordance with generally accepted industry standards. As is customary in the industry, in the case of undeveloped properties, we often conduct a preliminary investigation of record title and related matters at the time of lease acquisition. We conduct more comprehensive mineral title opinion reviews, detailed topographic evaluations and infrastructure investigations before the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties. Individual properties may be subject to burdens that we believe do not materially interfere with the use or affect the value of the properties. Burdens on properties may include:

•	customary royalty interests;

•	liens incident to operating agreements and for current taxes;

•	obligations or duties under applicable laws;

•	development obligations under oil and gas leases;

•	net profit interests;

•	overriding royalty interests;

•	non-surface occupancy leases; and

•	lessor consents to placement of wells.

Competition

The oil and gas industry is intensely competitive, particularly with respect to the acquisition of prospective oil and natural gas properties and reserves. Our ability to effectively compete is dependent on our geological, geophysical and engineering expertise and our financial resources. We must compete against a substantial number of major and independent oil and natural gas companies that have larger technical staffs and greater financial and operational resources than we do. Many of these companies not only engage in the acquisition, exploration, development and production of oil and natural gas reserves, but also have refining operations, market refined products and generate electricity. We also compete with other oil and natural gas companies to secure drilling rigs and other equipment and services necessary for drilling and completion of wells. Consequently, equipment and services may be in short supply from time to time. Additionally, it can be difficult to attract and retain employees, particularly those with expertise in high demand areas.

Employees

As of March 31, 2016, we had 225 full-time employees, 115 of whom were field personnel. No employees are represented by a labor union or covered by any collective bargaining arrangement. We believe that our relations with our employees are good. We regularly utilize independent consultants and contractors to perform various professional services, particularly in the areas of drilling, completion, field services, oil and gas leasing and on-site production operation services.

Legal Proceedings

The information set forth in Note 23, Litigation, to our Audited Consolidated Financial Statements is included herein and in Note 7, Commitments and Contingencies, to our Unaudited Consolidated Financial Statements included herein.

Marketing and Customers

We market nearly all of our oil production from the properties that we operate in the Illinois Basin for both our interest and that of the other working interest owners and royalty owners. The majority of our oil is stored at well site tanks and sold to CountryMark Cooperative, LLP (“CountryMark”), a local refinery. Purchasers, including CountryMark, purchase our oil at our tank facilities and truck the oil to their refinery facilities. Our accounts receivable due from CountryMark constituted approximately 18.1% of our oil, NGL and natural gas accounts receivable at December 31, 2015. As such, we are currently significantly dependent on the creditworthiness of CountryMark. We have taken steps to monitor the creditworthiness of CountryMark, including obtaining a letter of credit corresponding to a significant portion of its projected monthly revenue.

In December 2009, we entered into a Master Crude Purchase Agreement (the “Master Crude Purchase Agreement”) with CountryMark that became effective as of January 1, 2010. Under the terms of the agreement, we agreed to sell, supply and deliver to CountryMark, and CountryMark agreed to receive and purchase from us, crude oil pursuant to purchase and sale order confirmations that we and CountryMark may enter into from time to time. Under the agreement, until we enter into a confirmation with CountryMark, neither party is under an obligation to purchase or sell any crude oil. The Master Crude Purchase Agreement provides that the term will automatically be extended for additional one-year periods unless, prior to October 1 of each year, either party gives written notice to the other. We have historically entered into confirmations for approximately one-year periods, although the terms of the confirmations have varied. In December 2015, we entered into a confirmation with CountryMark that extends purchases through November 2018. The confirmation does not obligate us to provide a specific volume of crude oil, and as of December 31, 2015, we were not committed to any delivery levels with CountryMark or any other party. In addition to the arrangements with CountryMark, we also have an offload facility at a nearby crude oil pipeline that Marathon Oil Corp. operates that has enabled us to diversify our purchasers in the Illinois Basin.

In the Appalachian Basin, our natural gas producing properties are located near existing pipeline systems and processing infrastructure. We have firm commitments for the sale of approximately 110,000 gross MMBTU per day in our Butler County, Pennsylvania operating area for our working interest and that of our working interest partners as of December 31, 2015. Additionally in Butler County, Pennsylvania, we have firm processing commitments with unaffiliated third parties for our liquids-rich gas totaling 245,000 gross MMBTU per day as of December 31, 2015, and increasing to 285,000 gross MMBTU per day by December 2016. In Ohio, we have a marketing agreement in place with BP Energy for 14,000 MMBtu per day. In addition to our marketing and processing agreements, we have several transportation agreements in the Appalachian Basin totaling commitments of approximately 231,000 gross MMBTU per day in 2016; 390,000 gross MMBTU per day in 2017; 393,000 gross MMBTU per day in 2018; 371,000 gross MMBTU per day in 2019; and 356,000 gross MMBTU per day in 2020.

In addition to our natural gas transportation and sales agreements, we also have agreements in place to transport and sell our ethane production. We began selling ethane via the ATEX and Mariner West pipelines during 2014. The initial term of the ATEX pipeline agreement expires 15 years from the date that we began to deliver ethane to the ATEX pipeline, with us retaining a unilateral right to extend the initial term for successive periods of not less than one or more than five years so long as the shippers on the ATEX pipeline continue to ship an aggregate of 50,000 barrels per day of ethane. The initial term of the Mariner West pipeline agreement expires on December 31, 2028, but the agreement will automatically extend for successive one year terms thereafter until such time as either party gives 12 months’ notice of intent to terminate. In December 2015, we executed an additional NGL supply agreement INEOS Europe AG for ethane, propane and butane on the Mariner East pipeline. The ethane sales are scheduled to commence in March 2016 and the propane and butane sales are expected to begin in the first quarter of 2017. The term of the agreement is 10 years and will extend automatically for one year terms thereafter until such time that either party provides twelve months’ notice of intent to terminate.

Prices for oil and natural gas fluctuate widely based on, among other things, supply and demand. Supply and demand are influenced by a number of factors, including weather, foreign policy, industry practices and the U.S. and worldwide economic climate. Oil and natural gas markets have historically been cyclical and volatile in nature as a result of many factors that are beyond our control. There can be no assurance of what price we will be able to sell our oil and natural gas. Prices may be low when our wells are most productive, thereby reducing overall returns.

We enter into derivative transactions with unaffiliated third parties to achieve more predictable cash flows and to reduce our exposure to short-term fluctuations in oil and gas prices. For a more detailed discussion, see the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Governmental Regulations

Our oil and natural gas exploration, production, and related operations are subject to extensive statutory and regulatory oversight by federal, state, tribal and local authorities. We must, for example, obtain drilling permits, post bonds for drilling, operating, and reclamation, and submit various reports. The following activities are also subject to regulation: the location of wells, the method of drilling, completion and operating wells, secondary and enhanced oil recovery projects, notice to surface owners and third parties, the surface development, use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells, temporary storage tank operations, air emissions from flaring, compression and access roads, the impoundment of water, the manner and extent of earth disturbances, air emissions, sour gas management, the disposal of fluids used in connection with operations, and the calculation and distribution of royalty payments and production taxes. We must also comply with statutes and regulations addressing conservation matters, including the size of drilling and spacing units, or proration units, the number of wells that may be drilled in an area, the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production. Failure to comply with any of these requirements can result in substantial monetary penalties or lease cancellation, and in certain cases, criminal prosecution. Finally, in the past tribal and local authorities have imposed moratoria or other restrictions on exploration and production activities that must be addressed before those activities can proceed. Moreover most states impose a production, ad valorem or severance tax with respect to production and sale of oil or natural gas within its jurisdiction.

The increasing regulatory burden on the oil and natural gas industry will most likely increase our cost of doing business and may affect our production rates. However, these burdens generally do not affect us differently or to any greater or lesser extent than they affect others in our industry with similar types, quantities and locations of production. Additional proposals or proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (“FERC”), and the courts. Implementation of such proposals could increase the regulatory burden and potential for financial sanctions for non-compliance. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. We may be required to make significant expenditures to comply with governmental laws and regulations, which could have a material adverse effect on our business, financial condition and results of operations.

Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (“NGPA”), and the regulations promulgated thereunder by the FERC. In the past, the federal government has regulated the prices at which oil and gas could be sold. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted, removing both price and non-price controls from natural gas sold in “first sales” no later than January 1, 1993. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids currently can be made at uncontrolled market prices, Congress could reenact price controls in the future.

The FERC regulates interstate natural gas transportation rates and service conditions. Its regulations affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980s, FERC has issued a series of orders, collectively, Order 636, which significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other services such pipelines previously performed. One of FERC’s purposes in issuing Order 636 was to increase competition within the natural gas industry. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines’ traditional role as wholesalers of natural gas in favor of providing only storage and transportation services, and has substantially increased competition and volatility in natural gas markets.

The price we receive from the sale of oil and NGLs will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, index such rates to inflation, subject to certain conditions and limitations. We are unable to predict the effect, if any, of these regulations on our intended operations. The regulations may, however, increase transportation costs or reduce well head prices for oil and NGLs.

In August 2005, Congress enacted the Energy Policy Act of 2005 (“EPAct 2005”). Among other matters, the EPAct 2005 amends the Natural Gas Act (“NGA”), to make it unlawful for “any entity,” including otherwise non-jurisdictional producers such as us to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of natural gas or the purchase or sale of transportation services subject to regulation by the FERC, in contravention of rules prescribed by the FERC. On January 20, 2006, the FERC issued rules implementing this provision. The rules make it unlawful in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; to make any untrue statement of material fact or omit any such statement necessary to make the statements not misleading; or to engage in any act or practice that operates as a fraud or deceit upon any person. EPAct 2005 also gives the FERC authority to impose civil penalties for violations of the NGA up to $1,000,000 per day per violation. The new anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sale or gathering, but does apply to activities or otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction which includes the reporting requirements under Order Nos. 704 and 720. It therefore reflects a significant expansion of FERC’s enforcement authority. We have not been affected differently than any other producer of natural gas by this act.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection and the discharge of materials into the environment. These laws and regulations:

•	require the acquisition of permits or other authorizations before construction, drilling and certain other of our activities;

•	limit or prohibit construction, drilling and other activities on specified lands within wetlands, endangered species habitat, wilderness and other protected areas;

•	impose substantial liabilities for pollution that may result from our operations;

•	require the installation of pollution control equipment in connection with operations;

•	place restrictions or regulations upon the use or disposal of the material utilized in our operations;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment or used in connection with drilling, production and transportation activities;

•	require remedial measures to mitigate pollution from former and ongoing operations, such as site restoration, pit closure and plugging of abandoned wells; and

•	require the expenditure of significant amounts in connection with worker health and safety.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce environmental laws and regulations, and violations may result in administrative or civil penalties, injunctions or even criminal penalties. Some states continue to adopt new regulations and permit requirements, which may impede or delay our operations or increase our costs. We believe that we are in substantial compliance with current applicable environmental laws and regulations, and, except for those matters described in “Legal Proceedings,” have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, the trend in environmental legislation and regulation generally is toward stricter standards, and we expect that this trend will continue. Changes in existing environmental laws and regulations or in interpretations of these laws and regulations could have a significant impact on us, as well as the oil and natural gas industry as a whole.

The following is a summary of the existing laws and regulations that could have a material impact on our business operations.

The Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial condition.

The Comprehensive Environmental, Response, Compensation, and Liability Act, as amended (“CERCLA”), and comparable state statutes impose strict liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at these sites. The definition of “hazardous substances” excludes “petroleum, including crude oil and any fraction thereof.” Nevertheless, non-excluded hazardous substances can be present at sites of oil and gas operations. Liability under CERCLA may be joint and several and includes liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment.

We currently own, lease, or operate numerous properties that have been used for oil and natural gas exploration and production, and produced water disposal operations for many years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been disposed of or released on or under the properties that we own or lease, or on or under other locations, including off-site locations, where these substances have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination.

The federal Water Pollution Control Act (the “Clean Water Act”), and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The EPA and delegated states have adopted regulations concerning the discharge of storm water runoff. These regulations require covered facilities to obtain individual permits or to seek coverage under a general permit. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The Clean Water Act also prohibits the unpermitted discharge of fill material into waters of the United States, including certain wetlands. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

Our oil and natural gas exploration and production operations generate produced water as a waste material, which is subject to the disposal requirements of the Clean Water Act, the Safe Drinking Water Act (“SDWA”),

or an equivalent state regulatory program. This produced water is disposed of by re-injection into the subsurface through disposal wells, treatment and discharge to the surface or in evaporation ponds. Whichever disposal method is used, produced water must be disposed of in compliance with permits issued by regulatory agencies, and in compliance with applicable environmental regulations. This water can sometimes be disposed of by discharging it under discharge permits issued pursuant to the Clean Water Act or an equivalent state program. Another common method of produced water disposal is subsurface injection in disposal wells. Such disposal wells are permitted under the Underground Injection Control program, (“UIC”), which is a program promulgated under the SDWA. EPA directly administers the UIC in some states and in others it is delegated to the states. To date, we believe that all necessary surface discharge or disposal well permits have been obtained and that the produced water has been discharged into the produced water disposal wells in substantial compliance with such obtained permits and applicable laws and regulations.

The federal Clean Air Act, and comparable state laws, regulates emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. In April 2012, the EPA issued a final rule under the New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants, or NESHAPs, programs. The rule establishes NSPS for certain wells, storage vessels, pneumatic controllers, compressors, and natural gas processing plants and revises the NESHAP for glycol dehydration units. This rule also requires all new hydraulically fractured wells and wells that are refractured to reduce emissions of Volatile Organic Compounds through “green completions.” More recently, in August 2015, the EPA proposed a suite of regulations that would set methane emission standards for new and modified oil and gas production and natural gas processing and transmission facilities. These regulations are expected to be finalized in 2016. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly reporting, waste handling, storage, transport, disposal, or cleanup requirements could materially adversely affect our operations and financial position, as well as those of the oil and gas industry in general. For example, recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. While the U.S. Congress has, from time to time, considered climate change-related legislation to reduce greenhouse gas emissions, there has not been significant activity in the form of adopted legislation to reduce greenhouse gas emissions at the federal level in recent years. In the absence of such federal legislation, a number of states have passed laws, adopted regulations or undertaken regulatory initiatives to reduce the emission of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Although it is not possible at this time to predict whether or when the U.S. Congress may act on climate change legislation or how federal legislation may be reconciled with state and regional requirements, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil, natural gas and NGLs that we produce.

In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gas emissions may be regulated as an “air pollutant” under the federal Clean Air Act. In response to findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes, the EPA adopted regulations that restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. The EPA has issued regulations that, among other things, require a reduction in emissions of greenhouse gases from motor vehicles and that impose greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 9,

2010 the EPA expanded its greenhouse reporting rule to include onshore petroleum and natural gas production, processing, transmission, storage, and distribution facilities. Under these rules, reporting of greenhouse gas emissions from such facilities is required on an annual basis, and the first reports became due in September 2012 for emissions occurring in 2011.

In addition to federal laws and regulations, the various states where we operate have enacted their own environmental laws and regulations. As an example, in 2012, Pennsylvania enacted legislation, known as Act 13, which established more stringent environmental standards. Among other changes, Act 13 required disclosure of chemicals used in hydraulic fracturing, extended the setback requirements for unconventional wells, restricted well site locations in certain areas such as floodplains, established new spill containment requirements, and authorized local governments to adopt impact fees. Certain provisions of Act 13 have been challenged in court and struck down, and we cannot predict whether it will be amended or replaced, or how or to what extent any additional rules or regulations adopted under Act 13 will affect our operations in Pennsylvania.

Although it is not possible at this time to predict whether proposed federal or state legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our business, financial condition and results of operation. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our products and services, which may in turn adversely affect our future results of operations.

MANAGEMENT

The Board of Directors and executive officers of the Company are:

Name	Age	Position
Lance T. Shaner	62	Chairman
Thomas C. Stabley	45	Chief Executive Officer, President and Director
Jack N. Aydin (1)	75	Director
John W. Higbee (1) (2) (3)	73	Director; Chairman of Nominating and Corporate Governance Committee
John A. Lombardi (1) (2) (3)	50	Director; Chairman of Audit Committee
Eric L. Mattson (3)	64	Director
Todd N. Tipton (1)	60	Director
John J. Zak (1) (2)	55	Director; Chairman of Compensation Committee
Thomas G. Rajan	52	Chief Financial Officer
Robert W. Ovitz	57	Chief Operating Officer
Curtis J. Walker	35	Chief Accounting Officer
David E. Pratt	64	Senior Vice President, Exploration Manager
F. Scott Hodges	47	Senior Vice President, Land and Business Development
Jennifer L. McDonough	45	Senior Vice President, General Counsel and Secretary

(1)	Member of the Nominating and Governance Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.

Our Board currently consists of eight directors. Under our corporate governance policy, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

Set forth below is biographical information about each of the Company’s executive officers and directors.

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our predecessor company, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner is also the Chairman and Chief Executive Officer of Shaner Growth Fund I LLC, Shaner Growth Fund II, LLC, a private mortgage REIT, and Shaner Capital L.P., a company formed to make preferred equity investments in small to mid-size companies. Mr. Shaner is also the Chairman of the Board of Shaner Italia, a holding company that developed the Renaissance II Ciocco Resort and Conference Center in Tuscany, Italy. Mr. Shaner previously served on the Board of Directors of C-Cor Incorporated, a publicly traded company providing integrated network solutions, from October 2003 to October 2005. Previously, Mr. Shaner developed and operated a television cable company in Western New York and Pennsylvania. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Thomas C. Stabley has been Chief Executive Officer and a director of the Company since October 2011. Mr. Stabley co-founded the Company in 2004. He served as the Chief Financial Officer until October 2011, when he assumed the dual role of Chief Executive Officer and Chief Financial Officer, until relinquishing the Chief Financial Officer role in June 2012. As Chief Financial Officer, he guided the Company and its predecessors through the reorganization and consolidation that resulted in the Company’s initial public offering in 2007. Prior to 2004, for predecessor companies and affiliates of Rex Energy, Mr. Stabley held executive roles in Accounting, Finance, and Acquisitions & Divestitures (A&D), culminating in the role of Vice President, Accounting and Finance, where he was responsible for all aspects of capital management, financial reporting, and corporate planning. Prior to that, Mr. Stabley served as Vice President of Accounting for Shaner Hotels, a privately held hotel company. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

Jack N. Aydin has been a director of the Company since June 2015. In addition, since June of 2014, Mr. Aydin has served as a director and the chairman of the compensation committee at Synergy Resources, a public oil and gas company with operations focused in the Niobrara Basin. Prior to that, he was a senior analyst with KeyBanc Capital Markets for over 40 years, most recently serving as Senior Managing Director from 2000 until his retirement in 2014. While at KeyBanc, Mr. Aydin primarily focused his analyst coverage on the exploration and production sector, particularly on small and mid-cap E&P companies. In addition, he managed the KeyBanc Sales and Trading office for 10 years and served as interim Director of Research in 2003. Mr. Aydin began his career in 1968 with Filor, Bullard and Smythe, where he served as both an equity research analyst and Director of Research. He currently serves as a director of Synergy Resources Corporation, and is a member of the National Association of Petroleum Investment Analysts, the Oil Analysts Group of New York, and the New York Society of Security Analysts. He holds an MBA degree in finance and economics, as well as a Bachelor of Science degree from Farleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim Seminary in Mosul, Iraq.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001 and served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters and accounting due diligence. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company that provided healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Eric L. Mattson has been a director of the Company since April 2010. Since 2007, he has served as the Chief Financial Officer of Select Energy Services, LLC, a privately held oilfield service company located in Houston, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003,

Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private internet backbone and broadband service provider. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and processing industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oilfield service and manufacturing company, and also serves as a member of its audit committee. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.

Todd Tipton has been a director of the Company since July 2013. Since May 2013, Mr. Tipton has served as a consultant for a number of firms on all aspects of the upstream E&P business. From September 2006 to April 2013, he served as Executive Vice President of Exploration for SandRidge Energy, Inc. where he was responsible for the exploration and exploitation strategy for the company. Before joining SandRidge, Mr. Tipton served as Exploration Manager for the Western Division of Devon Energy Corporation. Prior to Devon Energy, he was a private consultant for several oil and gas clients, both domestic and international, the Senior Vice President of Exploration for Samson Resources, and held various managerial and consulting roles for E&P companies. Mr. Tipton began his career with Conoco, Inc., now Conoco Phillips Company, where he served in both managerial and technical roles working on domestic and international projects. He holds a Bachelor of Arts degree in Geology from the State University of New York at Buffalo and completed the executive development program at the Johnson Graduate School of Management at Cornell University.

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has over twenty five years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S. securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

Thomas G. Rajan has served as Chief Financial Officer since February 2015. Before joining the Company, Mr. Rajan was managing partner of High View Energy LLC, a Forth Worth based company focused on exploration and production beginning in June 2012. Prior to that, Mr. Rajan was Managing Director of KeyBanc Capital Markets, where he spent eight years in investment and corporate banking roles, ultimately leading the Oil and Gas Investment Banking and Corporate Banking practices. Prior to his time at KeyBanc, Mr. Rajan spent several years in corporate finance roles with Comerica Bank, Cross Timbers Oil Company and JP Morgan Chase. Mr. Rajan holds a Bachelor of Science degree in Electrical Engineering and a Masters of Business Administration, both from Texas Tech University.

Robert W. Ovitz has served as our Chief Operating Officer since July 2015. He joined the Company in the fall of 2014 and, prior to his promotion, served as the Senior Vice President, Operations. Before joining Rex Energy, he spent 13 years with Noble Energy, Inc. (including three with Patina Oil & Gas, purchased by Noble in 2005), ultimately serving as Senior Operations Manager for Noble’s joint venture in the Marcellus Shale in Pennsylvania and West Virginia. In that capacity, Ovitz launched Noble’s presence in the Marcellus, building and leading an operational team from commencement of operations to producing over 300 MMcfe/d within three years. Prior to Noble, Mr. Ovitz held various senior management, drilling, and other engineering and technical roles for Patina Oil & Gas (three years), Questar Exploration & Production Company (one year), Amoco UK, and Amoco Production Company (combined 18 years). He holds a Bachelor of Science degree in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Denver.

Curtis J. Walker has served as our Chief Accounting Officer since May 2012 and also served as our Interim Chief Financial Officer in January 2015 prior to Mr. Rajan’s appointment. Prior to becoming Chief Accounting Officer, Mr. Walker served as Vice President, Accounting of Rex Energy beginning in November 2009.

Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure with the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, insurance and financial and risk management. Prior to joining Rex Energy, Mr. Walker spent four years with YRC Worldwide (a publicly traded Fortune 500 trucking and transportation company). During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker serves as the Company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

David E. Pratt has served as Senior Vice President, Exploration Manager of the Company since October 2010. Prior to that, he served as the Company’s Vice President, Exploration Manager from April 2008 to September 2010. Before joining Rex Energy, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation (an independent exploration and production company) working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

F. Scott Hodges was named Senior Vice President, Land and Business Development in March 2014. Prior to that, he served as our Senior Vice President, Land since October 2011 and Vice President, Land from June 2010 through September 2011. He is responsible for the acquisition and management of oil and gas, mineral and surface rights necessary for the continued growth of the Company, and oversees all business development, joint venture, and A&D transactions for the Company. Prior to joining Rex Energy, Mr. Hodges served in several management positions of increasing responsibility for Consol Energy (a publicly traded diversified energy producer), which he joined in 1997, culminating with the position of Regional Land Manager.

Jennifer L. McDonough was named Senior Vice President, General Counsel and Secretary in March 2014. She joined Rex Energy as Vice President, General Counsel and Secretary in April 2011. Before joining the Company, Ms. McDonough spent six years with Kennametal Inc. (a manufacturer and provider of engineered products and solutions) as Assistant General Counsel and Assistant Secretary. Prior to that, Ms. McDonough was with Morgan, Lewis & Bockius, LLP, an international law firm, where she concentrated her practice on business and finance matters, mergers and acquisitions, securities, and corporate governance. Ms. McDonough holds a Bachelor of Science in Psychology from the University of Pittsburgh and a Juris Doctorate from Duquesne University.

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2015:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Thomas C. Stabley, Chief Executive Officer	2015	$570,000	—	$1,039,582	—		—	$25,848	$1,635,430
	2014	$527,309	—	—	—		$486,965	$27,147	$1,041,421
	2013	$471,641	—	$2,891,219	—		$471,641	$23,191	$3,857,692

Thomas G. Rajan, Chief Financial Officer	2015	$325,390	—	$525,290	$78,981	$		$57,973	$987,635
	2014	—	—	—	—		—	—	—
	2013	—	—	—	—		—	—	—

Michael L. Hodges, (6) Chief Financial Officer	2015	$45,678	—	$91,776	—		—	$1,449	$138,903
	2014	$312,520	—	—	—		—	$16,882	$329,402
	2013	$254,249	—	$1,143,411	—		$150,261	$16,847	$1,564,768

Curtis J. Walker, Chief Accounting Officer	2015	$224,640	—	$134,492	$23,520		—	$12,972	$395,624
	2014	$214,720	—	—	—		$108,756	$12,726	$336,202
	2013	$206,462	—	$246,042	—		$62,145	$12,313	$526,962

Robert W. Ovitz, Chief Operating Officer	2015	$362,313	—	$534,157	$73,585		—	$15,819	$985,874
	2014	$5,769	—	—	—		$50,000	—	$55,769
	2013	—	—	—	—		—	—	—

Patrick M. McKinney, President and Chief Operating Officer	2015	$319,051	—	$501,044	—		—	$15,874	$835,969
	2014	$403,958	—	—	—		$369,063	$22,493	$795,514
	2013	$394,500	—	$1,965,891	—		$299,820	$22,797	$2,683,008

F. Scott Hodges, Senior Vice President, Land and Business Development	2015	$287,863	—	$352,002	—		—	$18,334	$658,199
	2014	$268,317	—		—		$163,083	$18,552	$445,901
	2013	$226,965	—	$864,690	—		$97,595	$17,184	$1,206,434

Jennifer L. McDonough, Senior Vice President, General Counsel & Secretary	2015	$302,608	—	$352,002	—		—	$15,070	$669,680
	2014	$277,409	—	—	—		$148,376	$14,501	$440,286
	2013	$250,225	$12,500	$808,895	—		$115,416	$14,501	$1,201,537

1)	Salary for Mr. Stabley, Mr. McKinney and Ms. McDonough includes payout of unused paid time off, as is provided in their respective employment agreements. Salary levels for 2015 were unchanged from 2014; any differences in the amounts listed above for 2014 and 2015 are due to the fact that adjusted salary levels for 2014 became effective in March 2014 and remained in effect throughout 2015.
2)	Represents a deferred cash award for 2013.
3)	Represents the grant date fair value of awards granted during the year indicated year, as determined in accordance with ASC Topic 718. For performance-based restricted stock awards, grant date fair value is based on performance at target levels, which is the probable outcome of the performance conditions at the time of the grant. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For 2014, no amount is reflected in the table because annual stock awards under our 2015 LTI Program, which previously had been made in December each year for the following year, were deferred until January 2015. The values set forth for 2015 include awards made under the 2015 and the 2016 LTI Programs. Stock award values for 2013 are higher than past years due to the fact we did not make performance-based stock grants to our executives in December 2012. Those awards, which were part of our 2013 LTI Program, were deferred to May 2013. Please see the discussion of our Long-Term Incentive Program under the Compensation Discussion and Analysis for additional information.
4)	Represents cash incentive awards under our annual incentive program approved by the Compensation Committee for each of our named executive officers for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. These amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current year, see “Compensation Discussion and Analysis—2015 Compensation Program—Annual Incentive Compensation.”
5)	For 2015, represents the compensation as described under the caption “All Other Compensation” below.
6)	Mr. Hodges resigned from his position effective January 6, 2015 and therefore forfeited his eligibility for compensation under the non-equity incentive plan for 2014.

All Other Compensation

The following table provides information regarding each component of compensation for 2014 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions (a)	Automobile- Related Expenses (b)	Moving Expenses	Other (c)	Total
Thomas C. Stabley	$12,408	$12,000	—	$1,440	$25,848
Thomas G. Rajan	$9,000	$4,500	—	$44,473	$57,973
Michael L. Hodges	$1,299	—	—	$150	$1,449
Curtis J. Walker	$11,232	—	—	$1,740	$12,972
Robert Ovitz	$13,250	$889	—	$1,680	$15,819
Patrick M. McKinney	$11,534	$3,500	—	$840	$15,874
F. Scott Hodges	$13,250	$3,344	—	$1,740	$18,334
Jennifer L. McDonough	$13,305	—	—	$1,765	$15,070

(a)	Represents company matching contributions to our 401(k) plan.
(b)	Represents automobile allowance paid monthly for Messrs. Stabley, Rajan and McKinney and personal use of a company vehicle for Mr. Ovitz and Mr. F. Scott Hodges.
(c)	Represents monthly mobile phone and data allowance, and wellness incentives for each of our executives. For Mr. Rajan, this amount also includes travel, lodging, and meal expenses relating to his travel from his home in Texas to the State College headquarters and a limited gross up for the tax consequences of those expenses.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers for 2015 under our non-equity incentive plans and equity incentive plans. In this table, the annual incentive compensation program is abbreviated “AIC” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Stabley	AIC	—	—	$364,000	$520,000	$868,400	—	—	—		—	—	$—
Thomas C. Stabley	LTI	1/5/15	1/3/15	$—	$—	$—	—	77,500	155,000	—	—	—	$120,970
Thomas C. Stabley	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	172,500	—	—	$660,924
Thomas C. Stabley	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	118,750	—	—	$257,688
Thomas G. Rajan	AIC	—	—	$214,204	$306,005	$511,029	—	—	—	—	—	—	$—
Thomas G. Rajan	LTI	2/1/15	1/27/15	$—	$—	$—	—	60,000	120,000	—	—	—	$80,190
Thomas G. Rajan	LTI	2/1/15	1/27/15	$—	$—	$—	—	—	—	120,000	40,000	$4.05	$415,581
Thomas G. Rajan	LTI	10/01/15	9/29/15	$—	$—	$—	—	—	—	50,000	—	—	$108,500
Michael L. Hodges	LTI	1/6/15	12/5/14	$—	$—	$—	—	10,108	20,215		—		$91,776
Curtis J. Walker	AIC	—	—	$75,712	$108,160	$180,627	—	—	—	—	—	—	$—
Curtis J. Walker	LTI	1/5/15	1/3/15	$—	$—	$—	—	11,000	22,000	—	—	—	$17,170
Curtis J. Walker	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	22,000	—	—	$82,060
Curtis J. Walker	LTI	3/1/15	—	$—	$—	$—	—	—	—	—	10,000	$4.90	$23,520
Curtis J. Walker	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	16,250	—	—	$35,263
Robert W. Ovitz	AIC	—	—	$214,204	$306,005	$511,029	—	—	—	—	—	—	$—
Robert W. Ovitz	LTI	1/5/15	1/3/15	$—	$—	$—	—	21,142	42,284	—	—	—	$33,001
Robert W. Ovitz	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	42,283	—	—	$157,716
Robert W. Ovitz	LTI	3/1/15	2/19/15	$—	$—	$—	—	20,000	40,000	—	—	—	$32,340
Robert W. Ovitz	LTI	3/1/15	2/19/15	$—	$—	$—	—	—	—	50,000	30,000	$4.90	$276,185
Robert W. Ovitz	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	50,000	—	—	$108,500
Patrick M. McKinney	LTI	1/5/15	1/3/15	$—	$—	$—	—	45,000	90,000		—		$70,240
Patrick M. McKinney	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	90,000	—		$335,700
Patrick M. McKinney	LTI	8/1/15	7/13/15	$—	$—	$—	—	—	—	42,457	—		$95,104
Jennifer L. McDonough	AIC	—	—	$106,661	$152,373	$254,463	—	—	—		—		—
Jennifer L. McDonough	LTI	1/5/15	1/3/15	$—	$—	$—	—	30,000	60,000	—	—		$46,827
Jennifer L. McDonough	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	60,000	—		$223,800
Jennifer L. McDonough	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	37,500	—		$81,375
F. Scott Hodges	AIC	—	—	$116,426	$166,323	$277,760	—	—	—		—		—
F. Scott Hodges	LTI	1/5/15	1/3/15	$—	$—	$—	—	30,000	60,000	—	—		$46,827
F. Scott Hodges	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	60,000	—		$223,800
F. Scott Hodges	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	37,500	—		$81,375

(1)	The estimated payout amounts were subject to an initial threshold requirement that the Company attain discretionary cash flow of $129 million. They assume that each individual will receive the full 25% of his or her bonus opportunity that is based on a “meets expectations” rating for individual performance (this component may range from 0-50% of the annual incentive opportunity) and the full 15% based on health, safety and environmental compliance (which may range from 0-15%). For the remainder of the bonus opportunity, the estimated payout amounts reflect a range of 0% to 170.5% of the 60% component based on company-wide and regional financial and operational performance. The amounts presented in these columns reflect the amounts that could have been earned during 2015 based upon the level of achievement of the performance goals underlying these awards. Actual Annual Incentives earned for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2015.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (1) (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)(2) (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas C. Stabley	2/19/08	(3)	20,500	—		$13.56	2/18/18	—	—	—	—
	5/8/13			—	$			—	—	94,728	99,464
	12/15/13		—	—		—	—	40,775	42,814	63,200	$66,360
	1/5/15		—	—		—	—	63,334	$66,501	155,000	162,750
	10/1/15		—	—		—	—	118,750	124,688	—	$—
Thomas G. Rajan	2/1/15		—	40,000		$4.05	2/1/22	60,000	63,000	120,000	126,000
	10/1/15		—	—		—	—	50,000	52,500	—	$—
Curtis J. Walker	11/6/07		10,000	—		$9.99	11/6/17	—	—	—	—
	5/8/13		—	—		—	—	—	—	8,650	$9,083
	12/15/13		—	—		—	—	3,313	$3,479	5,135	5,392
	1/5/15		—	—		—	—	7,334	7,701	22,000	$23,100
	10/1/15		—	—		—	—	16,250	$17,063	—	$—
	3/1/15		—	10,000		4.90	3/1/22	—	$—	—	$—
Robert W. Ovitz	1/5/15		—	—		—	—	14,095	14,800	42,283	$44,397
	3/1/15		—	30,000		4.90	3/1/22	30,000	$31,500	40,000	42,000
	10/1/15		—	—		—	—	50,000	52,500	—	$—
Patrick M. McKinney	10/10/11		50,000	—		$13.19	7/31/16	—	—	—	—
Jennifer L. McDonough	4/25/11		3,500	—		$11.87	4/25/16	—	—	—	—
	5/8/13		—	—		—	—	—	—	23,888	$25,082
	12/15/13		—	—		—	—	12,105	$12,710	18,763	$19,701
	1/5/15		—	—		—	—	20,000	$21,000	60,000	$63,000
	10/1/15		—	—		—	—	37,500	$39,375	—	$—
F. Scott Hodges	5/8/13		—	—		$—	—	—	—	23,888	25,082
	12/15/13		—	—		—	—	13,379	$14,048	20,738	$21,775
	1/5/15		—	—		—	—	20,000	$21,000	60,000	$63,000
	10/1/15		—	—		—	—	37,500	$39,375	—	$—

(1)	The vesting dates for the above options to acquire our common stock, stock appreciation rights (“SAR”), and restricted stock are as follows:

Name	Type of Award	Vesting
Thomas C. Stabley	SAR	20,500 underlying shares granted 2/19/08, which vested in full on the third anniversary of the grant date. The SARs will expire 2/19/18 and are payable in cash only.

	Restricted Stock	94,728 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	40,755 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.

	Restricted Stock	81,549 performance-based shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

Name	Type of Award	Vesting
	Restricted Stock	95,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 155,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	118,750 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

Thomas G. Rajan	Stock Options	40,000 options granted 2/1/15 in connection with Mr. Rajan’s onboarding. These options will vest and become exercisable in full on the third anniversary of the grant date. They expire 2/1/2022.

	Restricted Stock	60,000 time-based shares granted 2/1/15 in connection with Mr. Rajan’s onboarding and vesting 50% on September 1, 2016 and 50% on September 1, 2017. 120,000 performance-based shares granted 2/1/15, also in connection with Mr. Rajan’s onboarding. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	50,000 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

Curtis J. Walker	Stock Options	10,000 options granted 11/6/10 which vested and became exercisable in full on the third anniversary of the grant date.

	Restricted Stock	8,650 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	3,313 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.

	Restricted Stock	11,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 22,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	16,250 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

	Stock Options	10,000 options granted 3/1/15 vesting over three years ratably in one-third increments on the anniversary of the grant date. The options expire on 3/1/22

Robert W. Ovitz	Restricted Stock	21,142 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 42,283 shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Stock Options	30,000 options granted 3/1/15 in connection with Mr. Ovitz’s promotion and vesting in full on the third anniversary of the grant date. The options expire on 3/1/22.

	Restricted Stock	50,000 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

Name	Type of Award	Vesting
Patrick McKinney	Stock Options	50,000 options granted 10/10/11 which vested and became exercisable in full on the third anniversary of the grant date.

Jennifer L. McDonough	Stock Options	3,500 options granted 4/25/11 which vested and became exercisable ratably in one-third increments on the first, second and third anniversary of the grant date.

	Restricted Stock	23,888 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	12,105 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.

	Restricted Stock	24,210 performance-based shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	30,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 60,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	37,500 tie-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

F. Scott Hodges	Restricted Stock	23,888 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	13,379 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.

	Restricted Stock	30,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 60,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

	Restricted Stock	37,500 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
(2)	Represents restricted stock granted pursuant to our 2007 Long-Term Incentive Plan.
(3)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

Options Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)(2)
Thomas C. Stabley	—	—	119,763	$355,152
Michael L. Hodges	—	—	20,215	$99,054
Curtis J. Walker	—	—	15,487	$53,607
Patrick M. McKinney	—	—	81,974	$288,737
Robert W. Ovitz	—	—	7,047	$24,312
Jennifer L. McDonough	—	—	32,639	$98,584
F. Scott Hodges	—	—	35,872	$114,426

(1)	These values represent the gross dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.
(2)	In connection with the vesting of restricted stock awards, we required each of our named executive officers to complete a “sell to cover” transaction, in which a portion of the shares that vested were sold to allow the Company to cover/satisfy tax withholding requirements. The following table shows, for each named executive officer, the number of shares sold to cover tax obligations, the value of those shares, the actual number of shares that each received upon vesting and the net value that each received upon vesting.

Name	Number of Shares Sold to Cover Tax Obligations (#)	Value of Shares Sold to Cover Tax Obligations ($)	Actual Number of Shares Acquired on Vesting (#)	Value Realized on Shares Actually Acquired on Vesting ($)
Thomas C. Stabley	60,566	$177,599	59,197	$177,553
Michael L. Hodges	7,321	$35,873	12,894	$63,181
Curtis J. Walker	7,119	$25,037	8,368	$28,570
Patrick M. McKinney	23,910	$84,875	58,064	$203,862
Robert W. Ovitz	3,047	$10,512	4,000	$13,800
Jennifer L. McDonough	16,927	$50,787	15,712	$47,797
F. Scott Hodges	18,943	$61,209	16,929	$53,217

Employment Agreements

We have employment agreements with Thomas C. Stabley, our President and Chief Executive Officer, and Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary. We have summarized the material terms of these agreements below.

General. The agreements require our executives to devote their full time, attention and energies to the Company’s business while they are employed.

Term. We entered into an employment agreement with Mr. Stabley, effective December 13, 2013, for an initial term to expire December 31, 2016. This agreement replaced Mr. Stabley’s former agreement, which had been entered into in October 2010 when he was serving as our Chief Financial Officer. We entered into an employment agreement with Ms. McDonough effective April 25, 2011 upon the commencement of her employment with the Company for an initial term of one year. After the initial term, the term of each employment agreement is automatically extended for successive one-year periods on their respective anniversary dates, unless either party provides 90 days’ advance written notice of non-renewal.

Compensation. The agreements provide for an initial base salary, which is reviewed annually by the Compensation Committee and has been adjusted from time to time by the Compensation Committee. The executives are eligible to participate in the Company’s annual incentive plan, equity and performance plans, and other compensation and benefits plans that are generally available to all executives of the Company.

Restrictive Covenants. The employment agreements provide that the executive must maintain the confidentiality of, and must not disclose any of, our confidential information or trade secrets in the event the executive terminates employment with the Company for any reason. The agreements also contain non-competition provisions that apply, subject to certain exceptions, upon termination of employment unless the Board waives these protections and non-solicitation and non-disparagement provisions that apply in all cases.

Termination. The executive officer’s employment may be terminated by either party at any time. Depending on the reason for termination, the executives may receive compensation upon termination as provided under the employment agreements. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Severance. The employment agreements provide for severance payments under certain termination conditions and subject to the executive’s having executed and not revoked a release of claims against the Company. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Change in Control. Under certain circumstances, the agreements provide for payments to Mr. Stabley if his employment is terminated after a change in control. Ms. McDonough’s agreement refers to the Company’s Executive Change in Control Policy for potential benefits if her employment is terminated in connection with or after a change in control. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Potential Payments Upon Termination or Change-In-Control

Overview

The employment agreements described above, certain of our executive compensation plans, our 2007 Long-Term Incentive Plan, and award agreements under the 2007 Long-Term Incentive Plan provide for compensation payable upon termination in specified circumstances. Under the employment agreements, the amount Mr. Stabley or Ms. McDonough would receive upon termination of employment depends on the reason for his or her termination, and whether the termination is in connection with a change in control. The following discussion explains the programs and conditions under which our executives could potentially receive post-termination compensation.

Executive Severance Policy

The Executive Severance Policy (the “Severance Policy”) provides post-termination benefits to eligible participants under certain termination scenarios. The Severance Policy is applicable to Senior Vice Presidents, Vice Presidents, senior director and director-level management positions within the Company, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. Pursuant to the Severance Policy, severance payments and certain other benefits will be made to participants whose employment with the Company is terminated as a result of the elimination of the participant’s position, a restructuring of the Company, or a reduction in force. The Severance Policy generally provides for severance benefits of salary continuation and partial COBRA reimbursements for nine months in the case of Senior Vice Presidents, six months in the case of Vice Presidents, four months in the case of senior directors and three months in the case of director-level management. To receive the severance benefits that the Severance Policy provides, the participant must execute a separation agreement that includes, among other things, a full and complete release of the Company from any obligation or liability to the participant, as well as non-competition and non-solicitation covenants. An executive is disqualified from receiving the severance benefits provided in the policy if the executive is terminated for cause, is terminated as a result of death, retirement, resignation or permanent disability, or if the executive is party to an agreement with the Company that provides severance benefits in the event of termination of employment or change of control.

Executive Change of Control Policy

The Executive Change of Control Policy (the “Change of Control Policy”) is applicable to Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. The stated purpose of the Change of Control Policy is to provide for the payment of salary continuation and certain other benefits to eligible participants whose employment is terminated following a change in control of the Company. The Change of Control Policy contains a double trigger; for benefits to become payable, it requires a termination of a participant’s employment without “cause” or by the participant for “good reason”, in either case as a “direct result” of a “change of control” of the Company (each term as defined in the Change of Control Policy).

The Change of Control Policy provides that each participant will be eligible to receive 18 months’ salary continuation and reduced COBRA premiums during the salary continuation period (if elected by the participant). If the participant’s employment is terminated after the end of a calendar year, but before payment of the annual bonus or pay-for-performance payments attributable to the immediately preceding year, the participant will remain eligible to receive such payment. A participant’s rights with respect to any equity incentive awards will continue to be governed by the applicable Company plan and the participant’s individual agreement governing the award.

As a condition to receiving benefits under the Change of Control Policy, the participant is required to execute a separation agreement and full release, which includes confidentiality, non-solicitation and non-disparagement provisions in favor of the Company. In addition, the participant is required to continue service with the Company pending the change of control. No participant will be eligible to receive any benefits under the Change of Control Policy if such participant (i) is terminated for “cause”, (ii) dies, retires prior to termination, resigns without “good reason” or suffers a permanent disability prior to termination, (iii) is not properly performing his or her duties as determined by the Company, or (iv) is party to an agreement with the Company providing severance benefits on a “change of control” or similar transaction.

Employment Agreement with Thomas C. Stabley

Outside of a change in control context, Mr. Stabley will receive severance benefits under his employment agreement if his employment is involuntarily terminated by the Company without cause (as defined in the respective employment agreement) or if he terminates employment for good reason (as defined in the respective employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his monthly base salary payable in payroll installments for 12 months;

•	A prorated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the annual cost of his basic life insurance; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum equal to 36 months of his annual base salary for Mr. Stabley;

•	A prorated annual bonus equal to his target annual bonus for the year of termination;

•	A lump sum equal to the cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated upon his death or disability, the Company will pay a prorated target annual bonus for the year of termination. If his employment is terminated upon death, the Company will pay a lump sum equal to 90 days of his base salary.

Arrangements with Named Executive Officers other than Mr. Stabley

Mr. Rajan, Mr. Ovitz, Mr. Walker, and Mr. F. Scott Hodges are each eligible to receive benefits under the Company’s Executive Change of Control Policy and under the Company’s Executive Severance Policy. Outside of a change in control context, Ms. McDonough’s agreement provides that she will receive severance benefits if her employment is involuntarily terminated by the Company without cause (as defined in her employment agreement) or if she terminates employment for good reason (as defined in the employment agreement), subject to her executing a release of claims.

If Messrs. Rajan, Ovitz, Walker or F. Scott Hodges employment is terminated for a reason covered by the Company’s Executive Severance Policy, or Ms. McDonough’s employment terminates as described in the paragraph above, the Company will pay the following severance benefits:

•	An amount equal to his or her monthly base salary payable in payroll installments for nine months;

•

For each of Messrs. Rajan, Ovitz, Walker or F. Scott Hodges, if employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, he will be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. For Ms. McDonough, a prorated annual bonus for the year of termination based on the Company’s achievement of performance goals, and assuming for this purpose that all personal performance targets or goals were met;

•	A lump sum equal to the cost of basic life insurance premiums for nine months; and

•	Reimbursement of COBRA premiums for nine months after the date of termination, but reduced to the extent that similar coverage is available to him or her through a subsequent employer.

In addition, under her employment agreement, if Ms. McDonough’s employment is terminated upon her death or disability, the Company will pay a prorated target annual bonus for the year of termination and any accrued but unpaid vested benefits. If her employment is terminated upon death, the Company will pay a lump sum equal to 90 days of her base salary.

2007 Long-Term Incentive Plan

Our Compensation Committee has granted awards to our executives under our 2007 Long-Term Incentive Plan. The 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for payments of awards in certain termination scenarios as more fully described below.

Change in Control under the 2007 Long-Term Incentive Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

A portion of the awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash). Certain of the award agreements under our long-term incentive programs limit the number of shares that will accelerate upon a change in control and are described in more detail below;

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restrictions on time-based restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

2014 and 2015 Performance-Based LTI Awards. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2013-2015 performance cycle (the “2013 LTI Program”) provide that all restrictions on the BOE portion of the shares (including the vesting schedule in that award) immediately lapse upon a change in control. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2014-2016 performance cycle (the “2014 LTI Program”) provide that, upon a change in control, all BOE shares will convert into TSR shares. For both the 2013 LTI Program and the 2014 LTI Program, the TSR based shares would be measured as of the effective date of the change in control, with the acquisition stock price as the ending stock price for the Company’s stock. Restrictions on the TSR shares (including the vesting schedule in that award) would lapse according to the level of achievement attained on the effective date of the change in control transaction.

Termination other than due to a Change in Control. Outside of a change in control context, the 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for the exercise or forfeiture of stock options, stock appreciation rights and restricted stock or other awards depending upon the reason for the termination of the executive’s employment.

For stock-based awards (restricted stock and performance-based restricted stock), the award agreements provide that:

•

In the event of an executive’s termination of employment for any reason other than death or disability before his or her shares of restricted stock have vested, those shares will be forfeited and the executive will no longer have any rights of a stockholder with respect to those forfeited shares of restricted stock.

•

In the event of the executive’s termination of employment due to death or disability before all of his or her shares of restricted stock have vested, all restrictions on time-based awards and on 50% of the performance-based awards immediately lapse upon the date of such termination of employment due to death or disability.

For stock appreciation rights and non-qualified stock options, the award agreements provide that:

•

Upon the date of the termination of the executive’s employment for any reason other than death, retirement or disability, the executive shall cease vesting in the stock appreciation right or non-qualified stock option, but during the ninety-day period following the executive’s termination of employment, the executive is entitled to exercise that portion of the stock appreciation right that has vested as of the date of the executive’s termination or to exercise the executive’s vested stock option in respect of the number of shares that the executive would have been entitled to purchase had the executive exercised the stock option on the date of such termination. If the executive should die within such ninety-day period, the executive’s representative may exercise the stock appreciation right or the stock option until the end of the original ninety-day time period.

•

Upon the death of the executive while employed by the Company, a vested stock appreciation right or stock option may be exercised in full at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s death.

•

Upon the executive’s retirement, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s retirement, to exercise the stock appreciation right or stock option to the extent it was vested at the date of retirement.

•

Upon the executive’s termination due to a disability, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or the one year following the date of the executive’s termination of employment due to a disability, to exercise the stock appreciation right or stock option in full.

Definition of “Change in Control”

Under both the 2007 Long-Term Incentive Plan and the employment agreements with each of Mr. Stabley and Ms. McDonough, a “change in control” generally means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•	The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless:

(1)	all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock;

(2)	an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction; and

(3)	at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for:

(1)	any acquisition directly from us;

(2)	any acquisition by us;

(3)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us; or

(4)	any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Tables for 2015

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer who was employed by the Company on December 31, 2015 assuming his or her employment had terminated on December 31, 2015, given the named executive officer’s base salary as of that date, and giving effect to the closing price of the Company’s common stock on December 31, 2015, which was $1.05. In addition, the following tables summarize the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2015.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs. Please see the footnotes to the tables for additional information.

Thomas C. Stabley, Chief Executive Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$130,000	$520,000	$1,560,000	$—
Bonus (2)	$520,000	$520,000	$520,000	$—
Benefit Payments (3)	$—	$12,911	$25,821	$—
Value of Accelerated Awards	$398,289	$—	$274,689	$274,689
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$818,601	$—

Total	$1,048,289	$1,052,911	$3,199,111	$274,689

Thomas G. Rajan, Chief Financial Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$270,005	$540,009	$—
Bonus (2)	$—	$306,005	$306,005	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$178,500	$—	$147,000	$147,000
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$178,500	$585,693	$1,012,380	$147,000

Curtis J. Walker, Chief Accounting Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$162,240	$324,480	$—
Bonus (2)	$—	$108,160	$108,160	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$47,029	$—	$34,017	$34,017
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$47,029	$280,083	$486,023	$34,017

Robert W. Ovitz, Chief Operating Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$270,005	$540,009	$—
Bonus (2)	$—	$306,005	$306,005	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$141,998	$—	$120,399	$120,399
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$141,998	$585,693	$985,779	$120,399

Jennifer L. McDonough, Senior Vice President, General Counsel, and Corporate Secretary

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$69,261	$138,521	$415,563	$—
Bonus (2)	$152,373	$152,373	$152,373	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$126,977	$—	$88,835	$88,835
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$348,611	$300,577	$676,137	$88,835

F. Scott Hodges, Senior Vice President, Land and Business Development

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance (1)	$—	$207,905	$415,809	$—
Bonus (2)	$—	$166,324	$166,324	$—
Benefit Payments (3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$129,352	$—	$90,173	$90,173
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$129,352	$383,912	$691,672	$90,173

(1)	Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2015 multiplied by the applicable multiple provided for in the named executive officer’s employment agreement or in the Executive Severance Policy, as applicable.
(2)	Represents target level cash bonus potential for one year determined as of December 31, 2015.
(3)	Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement or in the Executive Severance Policy, as applicable, assuming a five percent (5%) increase per year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our currently employed named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of April 11, 2016, and, in the case of institutional investors, is based on publicly available information as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent (1)
BlackRock, Inc.	4,984,941		7.55%
55 East 52nd Street
New York, New York 10055

Lance T. Shaner	4,763,936	(2)	7.21%

Franklin Resources, Inc.	4,268,308		6.46%
One Franklin Parkway
San Mateo, CA 94403

JPMorgan Chase & Co.	3,869,950		5.86%
270 Park Avenue
New York, NY 10017

PRIMECAP Management Co.	3,645,000		5.52%
225 South Lake Avenue #400
Pasadena, CA 91101

Thomas C. Stabley	1,192,015	(3)	1.80%

Thomas G. Rajan	313,673	(4)	*

F. Scott Hodges	225,263	(5)	*

Robert W. Ovitz	231,832	(6)	*

Jennifer L. McDonough	215,130	(7)	*

John A. Lombardi	145,007	(8)	*

John W. Higbee	121,497	(9)	*

Curtis J. Walker	119,091	(10)	*

Eric L. Mattson	76,207	(11)	*

John J. Zak	54,273	(12)	*

Todd N. Tipton	49,090	(13)	*

Jack N. Aydin	36,822	(14)	*

All executive officers and directors as a group (13 persons)	7,507,017		11.37%

*	Less than one percent (1%).

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.
(1)	Based on 66,048,227 shares of our common stock issued and outstanding as of April 11, 2016, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of April 11, 2016.
(2)	Represents (a) 3,252,440 shares held directly or in an individual brokerage account, including 3,208,685 shares of common stock that Mr. Shaner has pledged as security, and 31,854 shares of restricted stock were granted pursuant to our 2007 Long-Term Incentive Plan, which may not be transferred or sold until the vesting requirements have been satisfied, (b) 22,734 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of April 11, 2016, (c) 487,428 shares owned by Shaner Family Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 426,338 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (e) 199,996 shares owned by Ellen R. Shaner Revocable Trust for which Mr. Shaner disclaims beneficial ownership, (f) 375,000 shares owned by Shaner Capital L.P. for which Mr. Shaner disclaims beneficial ownership.
(3)	Represents (a) 1,187,149 shares held directly or in an individual brokerage account, including 225,000 shares of common stock that Mr. Stabley has pledged as security, and 517,310 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,866 shares held in a personal individual retirement account.
(4)	Represents 313,673 shares held directly or in an individual brokerage account, including 263,673 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.
(5)	Represents (a) 220,763 shares held directly or in an individual brokerage account, including 174,226 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,500 shares held in a personal individual retirement account.
(6)	Represents 231,835 shares held directly or in an individual brokerage account, including 208,794 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.
(7)	Represents (a) 211,630 shares held directly or in an individual brokerage account, including 171,551 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 3,500 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.
(8)	Represents (a) 72,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 72,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.
(9)	Represents (a) 50,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 3,000 shares held in a personal individual retirement account, (c) 20,000 shares held jointly by John W. and Linda S. Higbee, (d) 490 shares held solely by Linda S. Higbee for which Mr. Higbee disclaims beneficial ownership, and (e) 47,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.
(10)

Represents (a) 105,758 shares held directly or in an individual brokerage account, including 70,640 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (c) 13,333 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.
(11)	Represents (a) 68,820 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 7,387 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.
(12)	Represents (a) 53,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,000 shares held jointly by John J. Zak and his spouse.
(13)	Represents (a) 47,590 shares held directly or in an individual brokerage account, including 32,274 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,500 shares held in a personal individual retirement account.
(14)	Represents (a) 36,822 shares held directly or in an individual brokerage account, including 29,322 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy Regarding Related Party Transactions

The Board maintains a Policy and certain procedures governing related-party transactions, which applies to transactions (existing and proposed) between the Company and our executive officers and directors. Transactions between the Company and any of our executive officers or directors where the aggregate amount involved is expected to be $120,000 or greater in a calendar year must be reviewed and approved by our Audit Committee. In the event the full Audit Committee cannot perform the review, the Chairman of the Audit Committee is authorized to complete the review and issue a conditional approval, which then needs to be summarized with the full committee at its next meeting and ratified. In conducting its review, the Audit Committee will consider such factors as: (i) extent of the related-party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms are no less favorable than terms generally available in an unaffiliated transaction under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the related-party transactions.

Certain Relationships with Our Board

Corporate Office

In 2012 we evaluated the office space in our then corporate headquarters, and determined that we would need to relocate to a larger facility to accommodate our growth. After considering several options, we leased our corporate headquarters from Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner that owns and leases commercial office space. The terms of our lease agreement for our headquarters are consistent with market rates for office space of similar size and quality in State College, Pennsylvania, and in certain respects are more favorable than the terms we considered for similar properties. Our lease provides for an initial five year term, which commenced on April 1, 2013, with a monthly rental of $35,000. It contains an option to expand our offices, an option to extend the term for up to three additional five-year terms, and a buyout option on market terms that can be exercised upon the expiration of the initial term.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the old notes, we and the guarantors entered into a registration rights agreement for the benefit of the holders of the old notes pursuant to which we agreed, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

•	use commercially reasonable efforts to have the exchange offer completed by the 360th day following March 31, 2016.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from March 31, 2016. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period ending on the earlier of 180 days from the date on which the exchange offer registration statement is declared effective and the date on which the broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities, other than old notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its old notes in the exchange offer, and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed, to the extent permitted by the SEC and the rules and regulations promulgated under the Securities Act, to file with the SEC a shelf registration statement to register for public resale old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is for any reason not consummated on or before March 27, 2017 and the old notes are not freely tradeable prior to that date; or

•	prior to March 27, 2017, any holder notifies us that:

•	the holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

•

the holder may not resell the new notes acquired in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer is not appropriate or available for such resales by such purchaser; or

•	the holder is a broker-dealer and holds old notes acquired directly from us or one of our affiliates that are not freely tradeable, and such holder cannot participate in the exchange offer.

We have agreed to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC (or automatically become effective under the Securities Act) on or before the 90th day after the date the shelf registration statement was filed. We refer to the date the shelf registration statement is required to be filed as the “shelf filing deadline.” The shelf filing deadline shall be 20 business days after the later of (i) the date we receive notice of the above circumstances by any holder and (ii) the first to occur of (a) the date that we deliver the new notes to the registrar under the Indenture of the new notes in the same aggregate principal amount as the aggregate principal amount of the old notes that were tendered by the holders of the old notes pursuant to an exchange offer and (b) March 27, 2017. We have also agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective from the date on which the shelf registration statement is declared effective by the SEC until the earlier of the first anniversary of the effective date of such shelf registration statement and such time as all notes covered by the shelf registration statement have been sold or are freely tradeable. We refer to this period as the “shelf effectiveness period.”

The registration rights agreement provides that, in the event (i) the exchange offer is not consummated on or prior to March 27, 2017, (ii) the shelf registration statement, if required, is not declared effective (or does not automatically become effective) on or prior to the 90th calendar day following any shelf filing deadline, or (iii) any required shelf registration statement ceases to remain effective or becomes unusable in connection with resale for more than 30 calendar days (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), the interest rate on the old notes will be increased by 1.0% per annum, until the earlier of the completion of the exchange offer or until no Registration Default is in effect, at which time the increased interest shall cease to accrue and shall be reduced to the original interest rate of the old notes.

Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any old notes.

This summary of the material provisions of the registration rights agreement do not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as set forth above, after consummation of the exchange offer, holders of old notes that are the subject of the exchange offer will have no registration or exchange rights under the registration rights agreement. Please read “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in a principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $631,458,573 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the Indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral notice (promptly confirmed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                      , unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral notice (promptly confirmed in writing) or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing (any such oral notice to be promptly confirmed in writing) of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, to:

•	delay accepting for exchange any old notes,

•	extend the exchange offer, or

•	terminate the exchange

by giving oral or written notice (any such oral notice to be promptly confirmed in writing) of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the issuance of the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral notice (promptly confirmed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion prior to the expiration of the exchange offer.

If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the notes under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions concerning the procedures for exchanging your notes or need help in complying with those procedures, please call the exchange agent, whose address and phone number are set forth in “—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as soon as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Exchange Agent

We have appointed Wilmington Savings Fund Society, FSB as the exchange agent for the exchange offer. You should direct questions, requests for assistance in complying with the exchange offer procedures, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

WILMINGTON SAVINGS FUND SOCIETY, FSB, EXCHANGE AGENT

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Trust

Reference: Rex Energy Corporation 1.00%/8.00% Senior Secured Second

Lien Notes Due 2020

Facsimile: 302-421-9137

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, less any bond discount and plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Three Months ended March 31, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings (loss) to fixed charges(1)	—(2)	—(2)	—(2)	0.6x(2)	9.9x	7.1x
Pre-tax preferred dividend requirements (in thousands)(3)	$2,105	$9,660	$2,335	—	—	—
Ratio of earnings (loss) to combined fixed charges and preferred stock dividends(1)	—(2)	—(2)	—(2)	0.6x(2)	9.9x	7.1x

(1)	For purposes of computing the ratio of earnings (loss) to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” include income (loss) from continuing operations before income tax, plus fixed charges and equity method investment (income) loss, less capitalized interest, preferred stock dividend requirements and noncontrolling interest share of (income) loss. “Fixed charges” include interest expense, amortization of premium (discount) on senior notes, capitalized interest, preferred stock dividend requirements and amortized loan costs. “Preferred stock dividends requirements” consist of dividends paid with respect to our 6.00% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share that are represented by 1,610,000 depositary shares issued on August 18, 2014.
(2)	Due to our net losses for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, the coverage ratio for each of these periods was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $62.1 million for the three months ended March 31, 2016 and approximately $440.2 million, $83.3 million and $13.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.
(3)	Prior to August 18, 2014, we did not have any preferred stock outstanding, and there were no preferred stock dividends paid for the years ended December 31, 2013, 2012, 2011 or 2010.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF THE NEW NOTES

The old notes were issued under an indenture dated March 31, 2016 among the Company, the Subsidiary Guarantors and Wilmington Savings Fund Society, FSB, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We will issue the new notes under the same indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they were exchanged.

The old notes that remain outstanding after the completion of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Otherwise unqualified references herein to “notes” shall, unless the context requires otherwise, include the old notes and the new notes, and all references to specified percentages in aggregate principal amount of notes shall be deemed to mean, at any time after the exchange offers are completed, such percentage in aggregate principal amount of the old notes and the new notes then outstanding.

The terms of the new notes will be identical to the terms of the old notes, except that the new notes:

•	will be registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the old notes; and

•	will not have the benefit of the registration rights agreement applicable to the old notes.

The following description is a summary of the material provisions of the indenture, the Intercreditor Agreement and the other Note Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and such other agreements and documents because they, and not this description, define your rights as holders of the notes.

You can find the definitions of terms used in this description of the new notes below under the caption “—Definitions.” Capitalized terms used in this description but not defined below under the caption “—Definitions” have the meanings assigned to them in the indenture. In this description, the words the “Company,” “we,” “us,” and “our” refer only to Rex Energy Corporation and not to any of its Subsidiaries or Affiliates.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The New Notes

Like the old notes, the new notes will:

•

rank effectively junior, pursuant to the terms of the Intercreditor Agreement, to the extent of the value of the Collateral, to the Company’s and the Subsidiary Guarantors’ obligations under Credit Facilities and any other First Lien Obligations;

•

rank effectively senior, pursuant to the terms of the Intercreditor Agreement, to (a) all the Company’s existing and future unsecured senior Indebtedness, including the existing unsecured senior notes and convertible notes issued by the Company, and (b) all of the Junior Lien Debt of the Company, each to the extent of the value of the Collateral;

•	rank effectively senior to all future Junior Lien Debt to the extent of the value of the Collateral;

•

rank effectively junior to any existing and future secured Indebtedness secured by assets not constituting Collateral for the notes and the note guarantees to the extent of the value of the Collateral securing such Indebtedness;

•	rank equally in right of payment to all existing and future senior Indebtedness of the Company, including the existing unsecured senior notes of the Company;

•	be structurally subordinated to all existing and future indebtedness of any non-guarantor subsidiary; and

•	be senior in right of payment to all future subordinated Indebtedness of the Company.

The Subsidiary Guarantees

Like the old notes, the new notes will initially be guaranteed by all of our current Subsidiaries that guarantee our obligations under our Senior Credit Agreement. Additional Subsidiaries will be required to become Subsidiary Guarantors under the circumstances described under “—Covenants—Future Subsidiary Guarantees.”

Each Subsidiary Guarantee will:

•

rank effectively junior, pursuant to the terms of the Intercreditor Agreement, to the extent of the value of the Collateral, to that Subsidiary Guarantor’s obligations or guarantee under Credit Facilities and any other First Lien Obligations;

•

rank effectively senior, pursuant to the terms of the Intercreditor Agreement, to (a) all that Subsidiary Guarantor’s existing and future unsecured senior Indebtedness, including any guarantee of the existing unsecured senior notes and convertible notes issued by the Company, and (b) all Junior Lien Debt of that Subsidiary Guarantor, each to the extent of the value of the Collateral;

•	rank effectively senior to all future Junior Lien Debt of that Subsidiary Guarantor to the extent of the value of the Collateral;

•

rank effectively junior to any existing and future secured Indebtedness of that Subsidiary Guarantor secured by assets not constituting Collateral for the note guarantees to the extent of the value of the Collateral securing such Indebtedness;

•	rank equally in right of payment to all existing and future senior Indebtedness of that Subsidiary Guarantor;

•	be structurally subordinated to all existing and future indebtedness of any non-guarantor subsidiary; and

•	be senior in right of payment to all of our future subordinated Indebtedness of that Subsidiary Guarantor.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of March 31, 2016, our non-guarantor subsidiaries had aggregate liabilities of approximately $0.5 million, net of an intercompany note payable to us. As of the Issue Date, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture, and will not guarantee the notes.

Security

Like the Notes Obligations with respect to the old notes, the Notes Obligations with respect to the new notes will be secured by second-priority security interests in the Collateral (junior in priority to the first- priority Liens on the Collateral that secure the First Lien Obligations), subject to Permitted Liens. The Secured Parties that hold the First Lien Obligations will have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the trustee to realize or foreclose on the Collateral for the benefit of holders of notes. Secured Parties other than the holders of the notes will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the holders of the notes.

In connection with any Enforcement Action with respect to the Collateral or any Insolvency or Liquidation Proceeding, all proceeds of the Collateral (after paying the fees and expenses of the First Lien Agents and any expenses of selling or otherwise foreclosing on such Collateral) will be applied to the repayment of the then outstanding First Lien Priority Obligations, with any excess proceeds applied to the repayment of the Notes Priority Obligations after payment of all fees and expenses of the trustee.

Security Instruments

The Company, the Subsidiary Guarantors and the trustee have entered into Security Instruments that establish the terms of the security interests and second-priority Notes Liens. These security interests granted to the trustee for the benefit of itself and the holders of the notes secure the payment and performance when due of all of the Notes Obligations of the Company and the Subsidiary Guarantors as provided in the Security Instruments. Subject to the terms of the Security Instruments, the Company and the Subsidiary Guarantors have the right to remain in possession and retain control of the Collateral to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The Company and the Subsidiary Guarantors have completed all recordings and other similar actions required under the indenture in connection with the perfection of all security interests in the Collateral.

Intercreditor Agreement

The trustee, on its own behalf and on behalf of the holders of the notes under the indenture, each First Lien Agent, on its own behalf and on behalf of the First Lien Secured Parties it represents and any future Permitted Third Lien Representative on its own behalf and on behalf of the Permitted Third Lien Secured Parties (the trustee, each First Lien Agent and any Permitted Third Lien Representative, collectively, the “Applicable Agents”), the Company and the Subsidiary Guarantors are party to the Intercreditor Agreement, which sets forth the relative priority of the Liens on Collateral securing any First Lien Obligations (the “First Lien Obligation Liens”), the Liens on Collateral securing any Notes Obligations (the “Notes Liens”) and the Liens on Collateral securing any Permitted Third Lien Obligations (the “Third Lien Obligation Liens”, and collectively, all such First Lien Obligations, the Notes Obligations and the Permitted Third Lien Obligations, the “Applicable Obligations”). Although the holders of First Lien Obligations, Notes Obligations and the Permitted Third Lien Obligations are not parties to the Intercreditor Agreement, by their acceptance of the agreements and instruments evidencing their Applicable Obligations, each agrees to be bound thereby. In addition, the Intercreditor Agreement provides that it may be amended from time to time without the consent of the holders of the notes to add Permitted Additional First Lien Secured Parties with respect to Permitted Additional First Lien Obligations, to the extent permitted to be incurred under the indenture and the Credit Facility Documents. Any summary description of the Intercreditor Agreement is qualified in its entirety by reference to the actual agreement.

The Intercreditor Agreement provides, among other things:

•

Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of the Notes Liens, the First Lien Obligation Liens, or the Third Lien Obligation Liens, the enforceability of any such Liens or Obligations secured thereby, any subordination, avoidance, or invalidation of the Notes Liens, the First Lien Obligation Liens, or the Third Lien Obligation Liens, or any other circumstance whatsoever (1) the First Lien Obligation Liens on the Collateral securing the First Lien

Priority Obligations will rank senior to any Notes Liens on the Collateral and/or any Third Lien Obligations Liens on the Collateral and (2) the Notes Liens will rank senior to any Third Lien Obligation Liens.

•

Prohibition on Contesting Liens and Obligations. No Applicable Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Agent or holder of any other class of Applicable Obligations.

•

Exercise of Remedies and Release of Liens with respect to Collateral. Subject to the provisions described below under “—Standstill Period,” if any First Lien Priority Obligations remain outstanding, the First Lien Agents (subject to the terms of any First Lien Intercreditor Agreement) will have the sole power to exercise remedies against the Collateral (subject to the right of the other Applicable Agents to take limited protective measures with respect to the Notes Liens and any Third Lien Obligation Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral. After the Discharge of First Lien Priority Obligations, if any Notes Priority Obligations remain outstanding, the trustee will have the sole power to exercise remedies against the Collateral and to foreclose upon and dispose of the Collateral (subject to a standstill period in favor of the First Lien Agents with respect to any Excess First Lien Obligations that is equivalent to what is described below under the caption “—Standstill Period”). The Applicable Agent that is then entitled to exercise remedies against the Collateral pursuant to the two prior sentences shall be referred to as the “Authorized Agent” and each other Applicable Agent at such time shall be referred to as the “Non-Authorized Agent”. Upon any sale of any Collateral in connection with any enforcement action consented to by the Authorized Agent during the continuance of an event of default under the applicable Documents, which results in the release of the Liens of such Authorized Agent on such item of Collateral, the Liens of each other class of Applicable Obligations on such item of Collateral will be automatically released.

•

Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral (including after the commencement of any Insolvency or Liquidation Proceeding), all proceeds of Collateral and all payments or distributions received by any Secured Party after the commencement of any Insolvency or Liquidation Proceeding shall be applied (a) first, to the First Lien RBL Agent for the payment of its costs and expenses in connection with any enforcement action, Insolvency or Liquidation Proceeding; (b) second, after the costs and expenses of the First Lien Agent, to the Discharge of First Lien Priority RBL Obligations in accordance with any First Lien Intercreditor Agreement; (c) third, after the Discharge of First Lien Priority RBL Obligations, to any Permitted Additional First Lien Representative for the payment of its costs and expenses in connection with any enforcement action, Insolvency or Liquidation Proceeding to the extent permitted under the First Lien Intercreditor Agreement; (d) fourth, after the costs and expenses of any Permitted Additional First Lien Representative, to the Discharge of Permitted Additional First Lien Obligations in accordance with any First Lien Intercreditor Agreement; (e) fifth, after the Discharge of Permitted Additional First Lien Obligations, to the trustee for the notes for the payment of its costs and expenses in connection with any enforcement action, Insolvency or Liquidation Proceeding to the extent permitted under the First Lien Intercreditor Agreement; (f) sixth, to the Discharge of the Notes Priority Obligations; (g) seventh, after the Discharge of Notes Priority Obligations, to the repayment of any Excess First Lien RBL Obligations; (h) eighth, after the repayment of any Excess First Lien RBL Obligations, to repayment of any Excess Permitted Additional First Lien Obligations, and (i) ninth, after the repayment of any Excess Permitted Additional First Lien Obligations, to repayment of any Excess Second Lien Obligations, and (j) tenth, after the repayment of any Excess Second Lien Obligations, to the repayment of any Permitted Third Lien Obligations (the class of Applicable Obligations that is then entitled to receive the proceeds of Collateral pursuant to the foregoing shall be referred to as the “Authorized Class of Obligations” and each class of Applicable Obligations that is not then entitled to receive proceeds of Collateral pursuant to the foregoing shall be referred to as a “Non-Authorized Class of Obligations”). If any holder of any Applicable Obligations or if any

Applicable Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

•

Amendment and Refinancings. The Notes Obligations, the First Lien Obligations and any Permitted Third Lien Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

Certain Matters in Connection with Liquidation and Insolvency Proceedings.

•

Debtor-in-Possession Financings with respect to Collateral. In connection with any Insolvency or Liquidation Proceeding of the Company or any Subsidiary Guarantor, the First Lien RBL Agent may consent to certain debtor-in-possession financings secured by a Lien on the Collateral ranking prior to the Liens of the other Applicable Agents on the Collateral or to the use of cash collateral constituting proceeds of the Collateral without the consent of any holder of Notes Obligations, Permitted Additional First Lien Obligations, or Permitted Third Lien Obligations or any other Applicable Agent, and none of the holders of any such Notes Obligations, Permitted Additional First Lien Obligations, or Permitted Third Lien Obligations or any other Applicable Agent shall be entitled to object to such use of cash collateral or debtor-in-possession financing or to seek “adequate protection” in connection therewith (other than in the form of a junior lien in accordance with the terms of the Intercreditor Agreement on any additional items of collateral for the First Lien RBL Obligations which are granted in connection with such debtor-in-possession financing or use of cash collateral).

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Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest with respect to Collateral. Until the Discharge of First Lien Priority Obligations, no Applicable Agent (other than a First Lien Agent) or holder of Applicable Obligations (other than holders of First Lien Obligations) may (A) seek relief from the automatic stay with respect to any Collateral, (B) object to any sale of any Collateral in any Insolvency or Liquidation Proceeding which has been consented to by the First Lien Agent (subject to certain exceptions) or (C) object to any claim of any holder of any First Lien Obligations or any First Lien Agent to post-petition interest, fees or expenses to the extent of the value of the Collateral, such value to be determined without regard to the existence of the Notes Liens or any Third Lien Obligation Liens secured by the Collateral.

•

Adequate Protection. No holder of Applicable Obligations (other than holders of First Lien Obligations) nor any Applicable Agent (other than a First Lien Agent) may, except as expressly provided above, seek adequate protection on account of its Lien on Collateral other than in the form of junior priority Liens; provided however that (a) if a First Lien Agent and the holders of any First Lien Obligations are granted adequate protection, then the holders of the other Applicable Obligations and the Applicable Agent may seek adequate protection with respect to the Collateral and (b) if in an Insolvency or Liquidation Proceeding, any holder of Applicable Obligations (other than holders of First Lien Obligations) or any Applicable Agent (other than a First Lien Agent) is granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim then each First Lien Agent will also be granted a senior Lien on any additional or replacement collateral and/or a senior superpriority administrative claim.

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Plans of Reorganization. No Applicable Agent (other than a First Lien Agent) or holder of Applicable Obligations (other than First Lien Obligations) may support any plan of reorganization or file any proof of claim in any Insolvency or Liquidation Proceeding which, in either case, is not in accordance with the Intercreditor Agreement.

•

Standstill Period. The Intercreditor Agreement provides that, notwithstanding any of the provisions described above, if the Discharge of First Lien Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, after the date that 180 days have elapsed from (a) the occurrence of an Event of Default (under and as defined in the Note Documents)

and acceleration of the Notes Obligations and (b) each First Lien Agent’s receipt of written notice from the trustee certifying that an Event of Default (under and as defined in the Note Documents) has occurred and is continuing and that there has been an acceleration of the Notes Obligations, then the trustee may exercise any rights or remedies (including setoff) with respect to any Collateral (including, without limitation, the enforcement of or execution on any judgment Lien) or institute any action or proceeding with respect to such rights or remedies only so long as a First Lien Secured Party shall not have commenced and be diligently pursuing (within such 180 consecutive day period) the exercise of any of their rights or remedies with respect to the Collateral and so long as no Insolvency or Liquidation Proceeding shall have been commenced.

Release of Collateral

Subject to the Intercreditor Agreement, Liens on Collateral securing the Notes Obligations will be automatically and unconditionally released:

(1) as to any property or asset (including Capital Stock of a Subsidiary of the Company) to enable the Company and the Subsidiary Guarantors to consummate the disposition of such property or asset to the extent not prohibited by clause (6) below or under the covenants described under “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Limitation on Restricted Payments”;

(2) to release Excess Proceeds to the Company that remain unexpended after the conclusion of an Asset Sale Offer conducted in accordance with the indenture and not required to be made a part of the Collateral;

(3) in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and “—Designation of Restricted and Unrestricted Subsidiaries”;

(4) as described under “—Amendment, Supplement and Waiver” below;

(5) in respect of the property and assets of a Subsidiary Guarantor upon release or discharge of the Subsidiary Guarantee of such Subsidiary Guarantor in compliance with the indenture;

(6) as to the pledge of Capital Stock of first-tier Foreign Subsidiaries, in connection with a reorganization, change or modification of the direct or indirect ownership of Foreign Subsidiaries by the Company or a Subsidiary Guarantor, as applicable, in compliance with the indenture, a release may be obtained as to such Capital Stock in connection with the substitution of pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any one or more new or replacement first-tier Foreign Subsidiaries pursuant to valid Security Instruments; and

(7) if and to the extent required by the Intercreditor Agreement.

The security interests in all Collateral securing the Notes Obligations also will be released upon (1) payment in full of Notes Obligations that are due and payable (including pursuant to a satisfaction and discharge of the indenture as described under “—Satisfaction and Discharge”) or (2) a legal defeasance or covenant defeasance under the indenture as described under “—Legal Defeasance and Covenant Defeasance.”

The Company and the Subsidiary Guarantors may, subject to the provisions of the indenture and the Credit Facility Documents, among other things, without any release or consent by any of the Applicable Agents, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Instruments that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the Security Instruments;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Instruments that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory or accounts receivable in the ordinary course of business;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the indenture and the Security Instruments; and

•	abandoning any intellectual property that is no longer used or useful in the business of the Company or its Subsidiaries.

Certain Bankruptcy Limitations

The right of the trustee to repossess and dispose of the Collateral during the continuance of an Event of Default would be significantly impaired by applicable Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the trustee having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval. In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the Obligations secured by the Collateral, including any obligation secured on a priority basis. Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes after payment of any priority claims, the holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Principal, Maturity and Interest

We issued $633,657,047 in aggregate principal amount of old notes of which $631,458,573 remains outstanding as of the date of this prospectus.

In addition to the old notes, we may issue additional notes (“Additional Notes”) under the indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The old notes and any Additional Notes issued under the indenture, together with the new notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The outstanding principal amount of the notes may be increased from time by the payment of interest by adding the amount of interest to the then-outstanding principal amount of the notes. The notes will mature on October 1, 2020, and will be issued in denominations of $2,000 and integral multiples of $1 in excess of $2,000. Unless Additional Notes are fungible with the notes for U.S. federal income tax purposes, such Additional Notes shall be issued with a separate CUSIP and ISIN number from the notes.

Interest on the notes will accrue at the rate of 1.0% per annum payable in cash for the first three interest payments after issuance and 8.0% per annum payable in cash thereafter. Interest will be payable semi-annually in arrears on April 1 and October 1, beginning on October 1, 2016. Interest on overdue principal, premium, if any, and interest will accrue at the applicable interest rate on the notes. The Company will make each interest payment to the holders of record of the notes on the immediately preceding March 15 and September 15. Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a scheduled payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

All payments on notes that issued in global form will be made in accordance with the applicable procedures of DTC or other depository. If a holder of notes issued in definitive form has given wire transfer instructions to the Company, the Company will pay through its paying agent all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes issued in definitive form will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of the Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees of the Notes

The old notes are, and the new notes will be, guaranteed by all of our Subsidiaries that guarantee our obligations under our Senior Credit Agreement. Our future Restricted Subsidiaries will be required to become Subsidiary Guarantors under the circumstances described under “—Covenants—Future Subsidiary Guarantees.” The Subsidiary Guarantees are joint and several obligations of the Subsidiary Guarantors and limited to the maximum amount the Subsidiary Guarantors are permitted to guarantee under applicable law without being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

We cannot assure you that this limitation will protect the Subsidiary Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Subsidiary Guarantees would suffice, if necessary, to pay the notes in full when due. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.

See “Risk Factors—Risks Related to the Notes”. The guarantees by certain of our subsidiaries of the notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void these subsidiary guarantees.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (regardless of whether such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) (i) such Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the indenture (including its Subsidiary Guarantee) pursuant to a supplemental indenture satisfactory to the trustee; or

(b) such transaction does not as of the date thereof violate the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Subsidiary Guarantee of a Subsidiary Guarantor will be released immediately:

(1) upon any sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate as of the date thereof the provisions of the indenture described below under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) upon any sale or other disposition of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate as of the date thereof the provisions of the indenture described under “—Repurchase at the Option of Holders—Asset Sales” and such Subsidiary Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition;

(3) upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in accordance with the provisions of the indenture described below under the caption “—Covenants—Designation of Restricted and Unrestricted Subsidiaries;”

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the indenture as described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;”

(5) upon the liquidation or dissolution of such Subsidiary Guarantor, provided no Default or Event of Default occurs as a result thereof or has occurred or is continuing; or

(6) unless a Default or Event of Default has occurred and is continuing, if such Subsidiary Guarantor ceases to Guarantee any Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility.

Optional Redemption

Except as described below in this section or in the last paragraph of “—Repurchase at the Option of Holders—Change of Control,” the notes are not redeemable until April 1, 2018. On and after April 1, 2018, the Company may redeem all or a part of the notes, from time to time, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Years	Redemption Price
2018	108.00%
2019	104.00%
2020	100.00%

At any time or from time to time prior to April 1, 2018, the Company may also redeem all or a part of the notes, at a redemption price equal to the Make Whole Price.

“Make-Whole Price” with respect to any notes to be redeemed, means an amount, as determined by the Company, equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) the sum of the present values of (a) the redemption price of such notes at April 1, 2018 (as set forth in the table above) and (b) the remaining scheduled payments of interest from the redemption date to April 1, 2018 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes, if any, to the redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2018; provided that if the then remaining term of the notes to April 1, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2018, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the trustee in writing of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

In addition, prior to April 1, 2018, the Company may on any one or more occasions redeem up to 35% of the principal amount of the notes with all or a portion of the net cash proceeds of one or more Equity Issuances at a redemption price equal to 108.00% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the aggregate principal amount of the notes originally issued under the indenture (including Additional Notes, but excluding notes held by the Company and its Subsidiaries) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Issuance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, subject to adjustments so that no notes are redeemed in an unauthorized denomination (or, in the case of notes in global form, the notes to be redeemed will be selected in accordance with DTC’s applicable procedures), unless otherwise required by law or applicable stock exchange requirements.

Notes redeemed in part must be redeemed only in amounts of $2,000 or whole multiples of $1 in excess thereof (subject to the procedures of DTC or any other depositary). Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date, in the case of notes issued in global form, to DTC in accordance with its applicable procedures, and in the case of definitive notes, by first class mail to each holder of notes to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Notices of redemption may not be conditional. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption, unless the Company defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes pursuant to the covenants described under the caption “—Repurchase at the Option of Holders.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1 in excess of $2,000) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control, or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company will deliver electronically, if held at DTC, or mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes (or, with respect to notes in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1 in excess of $2,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described herein that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the price, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) the Company has given notice of redemption with respect to all outstanding notes pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a Default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which is the governing law of the indenture. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of at least 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer, in lieu of the Company, as described above) purchases all of the notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following a Change of Control Payment Date, to redeem all, but not less than all, of the notes that remain outstanding at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary in respect of such Asset Sale, taken together with all other Asset Sales since the Issue Date on a cumulative basis, is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, Subordinated Debt and any obligations in respect of preferred stock) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a customary novation agreement (or other legal documentation with the same effect) that includes a full release of the Company or such Restricted Subsidiary from any and all liability therefor or (2) an assignment agreement that includes, in lieu of such release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or other cost in respect of such assumed liability;

(b) Liquid Securities; and

(c) Additional Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay, prepay, redeem or purchase (x) any Indebtedness that was secured by the assets sold in such Asset Sale; (y) Indebtedness that is secured equally and ratably with the notes or that is secured on a priority basis to the notes; or (z) other Indebtedness outstanding on the Issue Date; provided in each such case with respect to a revolving Credit Facility, whether or not such repayment, prepayment, redemption or purchase is accompanied by a reduction of the related commitments;

(2) to invest in Additional Assets; or

(3) to make capital expenditures in respect of a Related Business of the Company or any of its Restricted Subsidiaries;

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with this paragraph with respect to an Asset Sale if, within 365 days after such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with this, and that expenditure or Investment is completed within one year and six months after the date of such Asset Sale.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) above within the time period set forth above will constitute “Excess Proceeds.”

Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is secured equally and ratably with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other Indebtedness that is secured equally and ratably with the notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Indebtedness that is secured equally and ratably with the notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will use the Excess Proceeds to purchase the notes and such other Indebtedness that is secured equally and ratably with the notes on a pro rata basis, subject to adjustments so that no notes or other Indebtedness that is secured equally and ratably with the notes are purchased in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” and not by the provisions of the Asset Sales covenant.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sales provisions of the indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or

to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent company of the Company;

(iii) make any payment on or with respect to, or purchase, redeem, prepay, defease or otherwise acquire or retire for value any unsecured Indebtedness described in clause (1), (2), (3) or (8) of the definition thereof or any Subordinated Debt, except a payment of interest or principal (or, in the case of any Disqualified Stock, any dividend or distribution in respect of capital) at or within three Business Days prior to or after the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase or other acquisition of any such Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase or other acquisition); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), and (10) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2016 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company or an Affiliate of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in each case received by the Company or a Restricted Subsidiary since the Issue Date as a contribution to the Company’s common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (B) with respect to Indebtedness that is incurred on or after the Issue Date, the amount by which such Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries since the Issue Date upon any conversion or exchange described in clause (A) or (B) above; plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Issue Date that is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary held by the Company or any of its Restricted Subsidiaries at the time of such redesignation; plus

(d) 100% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (7) of this paragraph;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of unsecured Indebtedness or Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such purchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) purchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(5) payments to fund the purchase, redemption or other acquisition or retirement for value by the Company of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by the indenture;

(6) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees on or after the Issue Date; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in the calendar year ended December 31, 2016 or any subsequent calendar year, with unused amounts being carried forward to future periods;

(7) as long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any class or series of preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(9) purchases of unsecured Indebtedness or Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such unsecured Indebtedness or Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such unsecured Indebtedness or Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale in connection with any change of control offer or asset sale offer required by the terms of such unsecured Indebtedness or Subordinated Debt, but only if:

(i) in the case of a Change of Control, the Company has first offered to purchase the notes and complied with and fully satisfied its other obligations under the covenant described under “—Repurchase at the Option of Holders—Change of Control,” including purchasing all notes tendered in such offer; or

(ii) in the case of an Asset Sale, the Company has complied with and fully satisfied its other obligations under the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” including purchasing all notes tendered in such offer;

(10) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Company that complies with the provisions described under the caption “—Merger, Consolidation or Sale of Substantially All Assets”;

(11) the payment of cash dividends to the holders of the Company’s Series A Preferred Stock outstanding on the Issue Date in accordance with the terms thereof in an aggregate amount not exceeding $12 million during any calendar year, commencing with the calendar year beginning on January 1, 2017; provided that cash payments under this clause (11) may only be made (a) on or after March 15, 2017 and (b) if the audit opinion with respect to the Company’s audited financial statements issued for the fiscal year ended December 31, 2016 or otherwise for the most recent subsequent fiscal year for which audited financial statements have been issued is not qualified as to the status of the Company as a going concern; and

(12) as long as no Default has occurred and is continuing at the time of such Restricted Payment or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value, on the date of such Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or redivide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Company’s Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or preferred stock described below (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary of Indebtedness under Credit Facilities, and any Guarantees thereof, in an aggregate outstanding principal amount of which does not exceed the greater of:

(A) $250 million, and

(B) a principal amount of such Indebtedness such that, after giving pro forma effect to the incurrence thereof, the PV-10 Value of the Company’s and its Subsidiaries’ Proved Developed Producing Reserves, determined with respect to the date on which such Indebtedness is incurred, is equal to at least 135% of the principal amount of such Indebtedness;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of:

(A) Indebtedness represented by the notes issued on the Issue Date and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(B) Indebtedness represented by exchange notes and the related Subsidiary Guarantees issued pursuant to the Registration Rights Agreement in exchange for additional initial Notes, the incurrence of which was, at the time of the issuance of such additional initial Notes, permitted under the indenture.

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $15 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness;

(5) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness (other than intercompany

Indebtedness) or Disqualified Stock of the Company, or Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case that was permitted by the indenture to be incurred or issued under the first paragraph of this covenant or clause (2), (3) or (10) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that (a) if the Company or any Subsidiary Guarantor is the Obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred stock; provided that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence of obligations of the Company or a Restricted Subsidiary pursuant to Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(9) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that in the case of a Guarantee by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary would have been permitted to incur the Indebtedness being Guaranteed under this covenant, and provided further that if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(10) the incurrence by the Company or any Restricted Subsidiary of Permitted Acquisition Indebtedness;

(11) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

(13) the incurrence of in-kind obligations relating to net oil and natural gas balancing positions arising in the ordinary course of business;

(14) the incurrence of any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(15) the incurrence of any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Equity Interests of a Restricted Subsidiary;

(16) the incurrence by the Company or any of the Restricted Subsidiaries of Bank Product Obligations; and

(17) the incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness in an aggregate principal amount outstanding on any date that does not exceed the greater of (a) $15 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom.

The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is subordinated (either in respect of liens or contractually in right of payment) to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also subordinated (in respect of liens or contractually in right of payment, as applicable) to the notes and the applicable Subsidiary Guarantee, on substantially identical terms; provided that no Indebtedness will be deemed to be subordinated (either in respect of liens or contractually in right of payment) to any other Indebtedness of the Company solely by virtue of being unsecured.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (17) of the second paragraph of this covenant, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify such item on the date of its incurrence or issuance, or later divide and reclassify all or a portion of such item, in any manner that complies with this covenant. Indebtedness incurred under clause (1) of the second paragraph of this covenant may not be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, fluctuations in the termination value of Hedging Obligations and the payment of dividends on Disqualified Stock or preferred stock in the form of additional Disqualified Stock or preferred stock of the same class will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien, other than Permitted Liens, upon any of its property or assets (including Capital Stock and Indebtedness of any Subsidiaries of the Company and including any income or profits from such property or assets), whether owned on the Issue Date or thereafter acquired, which Lien secures any Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Senior Credit Agreement and any agreement entered into in connection therewith in effect on the Issue Date and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those contained in the applicable agreements or instruments as in effect on the Issue Date;

(2) the Note Documents;

(3) applicable law, rule, regulation, order, approval, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided, that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases, licenses and sublicenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business and provisions restricting subletting or assignment of any lease governing a leasehold interest (including leases governing leasehold interests or farm-in or farm-out agreements relating to leasehold interests in oil and gas properties) of the Company or any Restricted Subsidiary;

(6) any agreement for the sale or other disposition of the Equity Interests in, or all or substantially all of the properties or assets of, a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens and the security documents relating thereto;

(9) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(10) instruments governing Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, than the provisions contained in the Senior Credit Agreement or any other agreement described in clause (1) above, as in effect on the Issue Date or the indenture;

(11) Indebtedness incurred or Capital Stock issued by any Restricted Subsidiary in accordance with the indenture, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Capital Stock (a) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (b) will not materially affect the Company’s ability to pay all principal, interest and premium, if any, on the notes, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company;

(12) Hedging Obligations permitted from time to time under the indenture entered into in the ordinary course of business and not for speculative purposes;

(13) restrictions on cash or other deposits or net worth imposed by customers, suppliers and landlords or surety, insurance or bonding companies in the ordinary course of business;

(14) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock in, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, operating agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the oil and gas business and are entered into (i) in the ordinary course of business, or (ii) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements; and

(15) Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate consideration payable to or by the Company or a Restricted Subsidiary in excess of $1 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, or other independent entity with appropriate expertise, of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting, severance, termination or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director compensation or indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries, the issuance of Guarantees for the benefit of the Company or a Restricted Subsidiary and pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders to Unrestricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(4) fees and expenses and compensation paid to, and indemnification or insurance provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) loans or advances to employees in the ordinary course of business or consistent with past practice;

(8) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries was a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially adversely affect the rights of any holders of the notes (as determined in good faith by the Board of Directors of the Company) as compared to the terms of the agreements in effect on the Issue Date;

(10) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided that such director abstains from voting as director of the Company or such direct or indirect parent company of the Company, as the case may be, on any matter involving such other Person; and

(11) in the case of (i) contracts for (A) drilling or other oil-field services or supplies, (B) the sale, storage, gathering or transport of Hydrocarbons or (C) the lease or rental of office or storage space or (ii) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by a majority of the Disinterested Members of the Board of Directors or the Company (or, if there is only one Disinterested Member, such Disinterested Member).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the applicable Restricted Subsidiary meets the definition of an Unrestricted Subsidiary and if such Investment would be permitted at that time, either pursuant to (a) the covenant described above under the caption “—Restricted Payments” or (b) the definition of Permitted Investment.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments;” provided that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of “Unrestricted Subsidiary” set forth below under “—Definitions,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in Default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will comply with the requirements described in the second succeeding paragraph):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC and deliver a copy of the reports to the trustee.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

If any direct or indirect parent company of the Company becomes a guarantor of the notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

Future Subsidiary Guarantees

If, after the Issue Date, any Restricted Subsidiary that is not already a Subsidiary Guarantor Guarantees Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility, then such Subsidiary will become a Subsidiary Guarantor of the Notes Obligations by executing and delivering a supplemental indenture, in the form provided for in the indenture, to the trustee within 20 days of the date on which it Guarantees such other Indebtedness. Any such Subsidiary Guarantee will be subject to the release provisions and other limitations described above under “Subsidiary Guarantees of the Notes.”

Merger, Consolidation or Sale of Substantially All Assets

The Company will not (1) consolidate or merge with or into another Person (regardless of whether the Company is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (2) directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Surviving Entity assumes all the obligations of the Company under the notes and the indenture (and the relevant Registration Rights Agreement, if any obligations thereunder remain unsatisfied) pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by a supplement reasonably satisfactory to the trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists;

(4) the Surviving Entity would (on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period) either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or (b) have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately before such transaction; and

(5) the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Liens in the manner and to the extent required under the Note Documents and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Note Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the trustee may reasonably request.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the predecessor Company shall be discharged and released from all obligations under the indenture and the notes; provided that the Company will not be released from the obligation to pay the principal of, premium, if any, and interest on the notes in the case of a lease of all or substantially all of the Company’s properties or assets in a transaction that is subject to, and that complies with the provisions of, this covenant.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to the Company, the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to another Restricted Subsidiary.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Covenant Termination

From and after the occurrence of an Investment Grade Rating Event, we and our Restricted Subsidiaries will no longer be subject to the following provisions of the indenture (collectively, the “Terminated Covenants”):

(a) clause (4) of the covenant described under “Covenants—Merger, Consolidation or Sale of Substantially All Assets” and

(b) the provisions of the indenture described above under the following headings:

“—Repurchase at the Option of Holders—Asset Sales;”

“—Covenants—Restricted Payments;”

“—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

“—Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

“—Covenants—Transactions with Affiliates.”

Furthermore, after an Investment Grade Rating Event, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

Consequently, after the date on which we and our Restricted Subsidiaries are no longer subject to the Terminated Covenants, the notes will be entitled to substantially reduced covenant protection. However, we and our Restricted Subsidiaries will remain subject to all other covenants in the indenture, including those described above under “—Repurchase at the Option of Holders—Change of Control” and “—Covenants—Future Subsidiary Guarantees.”

The Company shall notify the trustee and the holders of the notes of the occurrence of any Investment Grade Rating Event within 30 days following the occurrence of that event.

The Company will not offer to exchange any note in exchange for Indebtedness of the Company that is incurred pursuant to clause (1) of the second paragraph under “Incurrence of Indebtedness and Issuance of Preferred Stock” and is secured by a Lien that is senior in priority to the notes unless such offer is made to every Holder of notes and, if such offer is oversubscribed, will not accept any portion of the notes tendered for exchange except ratably in accordance with the respective principal amounts of the notes tendered.

Events of Default

Under the indenture, each of the following constitutes an “Event of Default” with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with its obligations under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the caption “—Repurchase at the Option of Holders;”

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days (or 120 days with respect to the covenant described under the caption “—Covenants—Reports”) after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the provisions described under the caption “—Covenants” or to comply with the provisions described under the caption “—Repurchase at the Option of Holders” to the extent not described in clause (3) above;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee existed on the Issue Date, or is created after the Issue Date, which default:

(i) is caused by a failure to pay when due or within any grace period applicable thereto, principal of, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20 million or more;

(7) failure by the Company or any Significant Subsidiary or group of the Company’s Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Subsidiary Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(9) certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(10) the occurrence of any of the following:

(a) except as permitted by the Security Instruments or the indenture, any Security Instrument ceases for any reason to be enforceable; provided that (x) it will not be an Event of Default under this clause (10)(a) if the sole result of the failure of one or more Security Instruments to be fully enforceable is that any Lien purported to be granted under such Security Instruments on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $15 million, ceases to be an enforceable and perfected Lien, and (y) if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; provided, in the case of any such Event of Default that can be cured by a filing or recordation, that the Company shall be deemed to have cured such Event of Default within such 30-day period, even if it has not received an acknowledgment, file-stamped or other similar confirmation of such filing or recordation;

(b) except as permitted by the Security Instruments, any Lien purported to be granted under any Security Instrument on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $15 million, ceases to be an enforceable and perfected second-priority Lien, subject to the Intercreditor Agreement and Permitted Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; provided, in the case of any such Event of Default that can be cured by a filing or recordation, that the Company shall be deemed to have cured such Event of Default within such 30-day period, even if it has not received an acknowledgment, file-stamped or other similar confirmation of such filing or recordation; or

(c) the Company or any Subsidiary Guarantor, or any Person acting on behalf of any of any of them, denies or disaffirms, in writing, any obligation of the Company or any Subsidiary Guarantor set forth in or arising under any Security Instrument.

The indenture provides that in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

If an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(a) such holder has previously given the trustee notice of a continuing Event of Default;

(b) holders of at least 25% in aggregate principal amount of the then outstanding notes have made a written request to the trustee to pursue the remedy;

(c) such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(d) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes (except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, which acceleration has been rescinded).

Section 316(b) of the Trust Indenture Act, which states that the rights of the holders of the notes to receive payment thereon may not be impaired without such holder’s consent, shall not apply to the notes or the indenture.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Company is required to deliver to the trustee annually an Officers’ Certificate regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required within five Business Days to deliver to the trustee a statement specifying such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have the Notes Obligations discharged and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to the provisions of the indenture described above under “—Repurchase at the Option of Holders” and under “—Covenants” (other than the covenant described under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets,” except to the extent described below) and the limitation imposed by clause (4) under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “—Events of Default” and the Event of Default described under clause (9) under the caption “—Events of Default” (but only with respect to Subsidiaries of the Company), in each case, will no longer constitute an Event of Default with respect to the notes. In addition, upon the occurrence of Covenant Defeasance all obligations of the Subsidiary Guarantors with respect to their Subsidiary Guarantees will be discharged.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel stating that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel stating that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance and the related deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(7) the Company must deliver to the trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(8) the Company must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with.

Amendment, Supplement and Waiver

Except as provided below, the indenture, the notes, Subsidiary Guarantees and the other Note Documents may be amended with the consent of the holders of a majority in aggregate principal amount of the notes (including, without limitation, Additional Notes, if any) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, Additional Notes, if any, and including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, which acceleration has been rescinded) or a Default or Event of Default in respect of a provision that cannot be amended without the consent of each holder affected;

(5) make any note payable in a currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (except as permitted by clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) modify any Subsidiary Guarantee in any manner adverse to holders of the notes or release any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of the indenture;

(9) make any change in the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the holders of the notes or the Subsidiary Guarantees;

(10) reduce the principal amount of notes whose holders must consent to the release of Liens as required by the below; or

(11) make any change in the amendment, supplement and waiver provisions of the indenture.

In addition, the consent of Holders of at least 66.67% in aggregate principal amount of the outstanding notes will be required to release the Liens for the benefit of the holders of notes on all or substantially all of the Collateral, other than in accordance with the indenture and the Security Instruments.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the notes, the Subsidiary Guarantees and the other Note Documents:

(1) to cure any ambiguity, defect, inconsistency, omission or mistake;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Subsidiary Guarantor’s properties or assets in compliance with the indenture or to add a co-issuer;

(4) to add or release Subsidiary Guarantors in compliance with the indenture;

(5) to make any change that would provide any additional rights or benefits to the holders of notes, add Events of Default or surrender any right or power conferred upon the Company or any Subsidiary Guarantor or that does not adversely affect in any material respect the legal rights under the indenture of any such holder; provided that any change to the indenture to conform it to any provision of this “Description of the New Notes” that is intended to be a substantially verbatim recitation of the corresponding provision of the indenture (which may be evidenced by an Officers’ Certificate delivered to the trustee) shall not be deemed to adversely affect such legal rights;

(6) to secure the notes, including pursuant to the requirements of the covenant described above under the caption “—Covenants—Limitation on Liens;”

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to comply with requirements of any securities depository with respect to the notes;

(9) to evidence and provide for the acceptance of appointment thereunder by a successor trustee;

(10) to make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents;

(11) to release, discharge, terminate or subordinate Liens on Collateral in accordance with the Note Documents and to confirm and evidence any such release, discharge, termination or subordination; or

(12) to provide for the issuance of Additional Notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the indenture requiring approval of the holders becomes effective, the Company shall deliver electronically to DTC or mail to the holders of definitive notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the applicable amendment, supplement or waiver.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, any Subsidiary Guarantee or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

No amendment may adversely affect the rights or change the obligations of the trustee without its consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the sending of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(4) the Company or any Subsidiary Guarantor has paid or caused to be paid all Notes Obligations then due and payable under the indenture by the Company; and

(5) the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver to the trustee (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied and (b) an opinion of counsel, stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied.

Concerning the Trustee

If the trustee is a creditor of the Company or any Subsidiary Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it has any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee satisfactory security or indemnity against any loss, liability or expense.

Unless the context otherwise requires, “trustee” shall be deemed to include the entity acting at the trustee in its capacity (if any) as collateral agent and agent.

Governing Law

The Note Documents are, and the new notes will be, governed by the laws of the State of New York; provided, that with respect to the mortgages, if any portion of the mortgaged property is located outside of the State of New York, the laws of the place in which such mortgaged property is located in, or offshore adjacent to (and State law made applicable as a matter of Federal law), shall apply to the extent of procedural and substantive matters relating only to the creation, perfection, foreclosure of Liens and enforcement of rights and remedies against such mortgaged property.

Book-Entry, Delivery and Form

The new notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1 in excess thereof.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through Euroclear Bank, S.A./ N.V. as the operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes except as described below, and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company, the Subsidiary Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Subsidiary Guarantors, the trustee nor any agent of any of them has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Certificated Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Subsidiary Guarantors, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary within 90 days; or

(2) a Default or Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Interests in Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note except in the circumstances provided in the indenture.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Definitions

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional First Lien Cap” means, as of any date of determination, an amount that is equal to the result of (a) (i) the greater of (A) $285,000,000, and (B) a principal amount of such Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph under the caption “—Covenants—Incurrence of Indebtedness and Issuances of Preferred Stock” as of such date of determination such that, after giving pro forma effect to the incurrence thereof, the PV-10 Value of the Company’s and its Subsidiaries’ Proved Developed Producing Reserves, determined with respect to the date on which such Indebtedness is incurred, is equal to at least 135% of the principal amount of such Indebtedness, minus (ii) the First Lien RBL Cap as of such date of determination, minus (b) the aggregate amount of principal payments on the Permitted Additional First Lien Obligations (other than any principal payments resulting from a Refinancing permitted under the terms of the Intercreditor Agreement).

“Additional Notes” has the meaning set forth in the second paragraph under the caption “—Principal, Maturity and Interest.”

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:

(a) the sum of:

(i) discounted future net revenue from Proved Reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

(A) estimated Proved Reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year- end reserve report, and

(B) estimated Proved Reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of Proved Reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) before any state or federal income taxes, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C) estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report (before any state or federal income taxes), and

(D) reductions in the estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of Proved Reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year- end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) before any state or federal income taxes;

provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers;

(ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no Proved Reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) any net gas or other balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report) before any state or federal income taxes, attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(iv) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(v) the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the successful efforts or a similar method to the full cost method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company were still using the successful efforts or a similar method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Agents” shall have the meaning assigned to such term under the caption “—Intercreditor Agreement.”

“Applicable Obligations” shall have the meaning assigned to such term under the caption “—Intercreditor Agreement.”

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Covenants—Merger, consolidation or sale of substantially all assets” and not by the provisions of the Asset Sales covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares) or the sale of Equity Interests held by the Company or its Restricted Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) the sale or other disposition of cash or Cash Equivalents, or the sale or other disposition of other financial assets in the ordinary course of business;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Covenants—Restricted Payments;”

(7) the consummation or disposition of a Permitted Investment;

(8) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(10) the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

(11) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(12) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14) any Production Payments and Reserve Sales; provided that all such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 90 days after the acquisition of, the oil and gas properties that are subject thereto;

(15) the sale or other disposition (regardless of whether in the ordinary course of business) of oil and gas properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any Proved Reserves;

(16) any abandonment, relinquishment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;

(17) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(18) any assignment of Equity Interests in an entity pursuant to an agreement in effect on the Issue Date.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Agent” shall have the meaning assigned to such term under the captions “—Intercreditor Agreement—Exercise of Remedies and Release of Liens with respect to Collateral.”

“Authorized Class of Obligations” shall have the meaning assigned to such term under the captions “—Intercreditor Agreement—Application of Proceeds and Turn-Over Provisions.”

“Bank Product” means each and any of the following bank services provided to the Company or any Restricted Subsidiary by any holder of any First Lien Obligations or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) Treasury Management Arrangements (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” means any and all obligations of the Company or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

(4) with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) Government Securities having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, automated clearinghouse transactions, overdraft, credit or debit card, stored value cards, electronic funds transfer and other cash management services.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its properties or assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) of the Exchange Act); or

(3) the adoption or approval by the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

“Collateral” all assets and properties, whether real, personal or mixed, subject to Liens in favor of any First Lien Secured Parties, any Notes Secured Parties, or any Permitted Third Lien Secured Parties created by any of the First Lien Collateral Documents, the Security Instruments, or any Permitted Third Lien Documents, as applicable.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) exploration and abandonment expense (if applicable) of such Person and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items of such Person and its Restricted Subsidiaries increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, minus

(6) the sum of (a) the amount of deferred revenues of such Person and its Restricted Subsidiaries that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts of such Person and its Restricted Subsidiaries recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (6) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members or partners;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(5) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded;

(6) to the extent deducted in the calculation of Net Income, any non-cash or other charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded; and

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded.

“Credit Facility” or “Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or other Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or other Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

“Credit Facility Documents” means any agreement evidencing or under which is issued any Indebtedness that qualifies as “Permitted Debt” under clause (1) of the second paragraph under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in respect of a Credit Facility and all mortgages, deeds of trust and security and other agreements entered into in connection therewith and the Intercreditor Agreement, as such documents and agreements may be amended, modified, supplemented or restated from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Restricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Discharge of First Lien Priority Obligations” means that the Discharge of First Lien Priority RBL Obligations has occurred and the Discharge of Permitted Additional First Lien Priority Obligations has occurred. The term “Discharged” with respect to the First Lien Priority Obligations has a correlative meaning to the foregoing.

“Discharge of First Lien Priority RBL Obligations” means, except to the extent otherwise expressly provided in the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding), expenses (including, without limitation, all legal fees) and premium, if any, on all outstanding First Lien Priority RBL Obligations; (b) payment in full in cash of all other First Lien Priority RBL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); (c) termination or expiration of all commitments to lend and extend credit and to acquire participations in letters of credit and all obligations to issue, amend, renew or extend letters of credit under the under the First Lien RBL Documents; (d) termination or cash collateralization (in an amount and manner satisfactory to the RBL Issuing Bank that issues any letter of credit constituting First Lien Priority RBL Obligations, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit constituting First Lien Priority RBL Obligations; (e) termination of each Secured Swap Agreement and the payment in full in cash by wire transfer of immediately available funds of all obligations thereunder (other than any Secured Swap Agreement with respect to which other arrangements satisfactory in the sole discretion of the Secured Swap Party that is a party to such Secured Swap Agreement have been made and communicated to the First Lien RBL Agent); (f) termination of each Secured Cash Management Agreement and the payment in full in cash by wire transfer of immediately available funds of all obligations thereunder (other than any Secured Cash Management Agreement with respect to which other arrangements satisfactory in the sole discretion of the Secured Cash Management Provider that is a party to such Secured Cash Management Agreement have been made and communicated to the First Lien RBL Agent); and (g) the provision of cash collateral to the applicable First Lien RBL Secured Parties in such amount as such First Lien RBL Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in respect of any asserted or threatened (in writing) claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages for which any of such First Lien RBL Secured Parties may be entitled to indemnification by any Obligor pursuant to the indemnification provisions in the applicable First Lien RBL Documents; provided that the Discharge of First Lien Priority RBL Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a Refinancing of the First Lien RBL Obligations. In the event that any First Lien Priority RBL Obligations are modified and such First Lien Priority RBL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or any other similar provision of another Bankruptcy Law, such First Lien Priority RBL Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” with respect to the First Lien Priority RBL Obligations has a correlative meaning to the foregoing.

“Discharge of Notes Priority Obligations” means (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding), expenses (including, without limitation, all legal fees) and premium, if any, on all Second Lien Priority Obligations; (b) payment in full in cash or otherwise of all other Second Lien Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and (c) the provision of cash collateral to the applicable Notes Secured Parties in such amount as such Notes Secured Parties determine is reasonably necessary to secure such Notes Secured Parties in respect of any asserted or threatened (in writing) claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages for which any of such Notes Secured Parties may be entitled to indemnification by any Obligor pursuant to the indemnification provisions in the applicable Note Documents; provided that the Discharge of Notes Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a Refinancing of the Second Lien Priority Obligations. In the event that any Second Lien Priority Obligations are modified and such Second Lien Priority Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or any other similar provision of another Bankruptcy Law, such Second Lien Priority Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” with respect to the Second Lien Priority Obligations has a correlative meaning to the foregoing.

“Discharge of Permitted Additional First Lien Priority Obligations” means (a) payment in full in cash of the principal of, and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding), expenses (including, without limitation, all legal fees) and premium, if any, on, all Permitted Additional First Lien Priority Obligations; (b) payment in full in cash or otherwise of all other Permitted Additional First Lien Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and (c) the provision of cash collateral to the applicable Permitted Additional First Lien Secured Parties in such amount as such Permitted Additional First Lien Secured Parties determine is reasonably necessary to secure such Permitted Additional First Lien Secured Parties in respect of any asserted or threatened (in writing) claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages for which any of such Permitted Additional First Lien Secured Parties may be entitled to indemnification by any Obligor pursuant to the indemnification provisions in the applicable Permitted Additional First Lien Documents; provided that the Discharge of Permitted Additional First Lien Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a Refinancing of the Permitted Additional First Lien Priority Obligations. In the event that any Permitted Additional First Lien Priority Obligations are modified and such Permitted Additional First Lien Priority Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or any other similar provision of another Bankruptcy Law, such Permitted Additional First

Lien Priority Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any Obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” with respect to the Permitted Additional First Lien Priority Obligations has a correlative meaning to the foregoing.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock (other than in exchange for Capital Stock that is not Disqualified Stock), in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For purposes hereof, the maximum fixed repurchase price of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Documents” means, collectively, the First Lien Documents, the Notes Documents and any Permitted Third Lien Documents, or any of the foregoing.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that (a) was formed under the laws of the United States or any state of the United States or the District of Columbia or (b) Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary).

“Enforcement Action” means an action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license or otherwise dispose of (whether publicly or privately), the First Lien Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under any of the First Lien Documents, the Note Documents, or any Permitted Third Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under letters-in-lieu, bailee’s letter, landlord consents or similar agreements or arrangements, if applicable);

(b) solicit bids from third Persons to conduct the liquidation or disposition of the First Lien Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling the First Lien Collateral;

(c) receive a transfer of the First Lien Collateral in satisfaction of Indebtedness or any other obligations secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the First Lien Collateral at law, in equity or pursuant to any of the First Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the First Lien Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of Equity Interests comprising the First Lien Collateral); or

(e) effect the disposition of First Lien Collateral by any Obligor (in lieu of a foreclosure sale) after the occurrence and during the continuation of an Event of Default (as defined in the Senior Credit Agreement, any Permitted Additional First Lien Document, the indenture, or any Permitted Third Lien Document) with the consent of the applicable First Lien Agent, the trustee, or any Permitted Third Lien Representative, as applicable;

provided that “Enforcement Action” (i) shall not include any forbearance from the exercise of any remedies by any First Lien Agent or any other First Lien Secured Parties or by the trustee or any other Notes Secured Parties, or by any Permitted Third Lien Representative or any other Permitted Third Lien Secured Parties, as the case may be, and (ii) will be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding against the owner of the First Lien Collateral.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means (1) an offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (2) a cash contribution to the Company’s common equity capital from any Person.

“Excess First Lien Obligations” means any Excess Permitted Additional First Lien Obligations and any Excess First Lien RBL Obligations.

“Excess First Lien RBL Obligations” means all First Lien Principal RBL Obligations in excess of the First Lien RBL Cap.

“Excess Notes Obligations” means the portion of the principal amount outstanding under the notes that is in excess of the Second Lien Cap.

“Excess Permitted Additional First Lien Obligations” means all Permitted Additional First Lien Obligations in excess of the Additional First Lien Cap.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement, the notes and the Subsidiary Guarantees and any other Indebtedness described as ‘Permitted Debt’ under clause (1) of the second paragraph under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value of an asset or property in excess of $15 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“First Lien Agent” means the First Lien RBL Agent or any Permitted Additional First Lien Representative, as the context may require, and “First Lien Agents” means the First Lien RBL Agent and any Permitted Additional First Lien Representative.

“First Lien Collateral” means all of the First Lien RBL Collateral and all of the Permitted Additional First Lien Collateral, if any.

“First Lien Collateral Documents” means, collectively, the First Lien RBL Collateral Documents and the Permitted Additional First Lien Collateral Documents.

“First Lien Documents” means, collectively, the First Lien RBL Documents and the Permitted Additional First Lien Documents.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement between First Lien RBL Agent and Permitted Additional First Lien Representative.

“First Lien Obligations” means the obligations of the Company and the Subsidiary Guarantors under the Credit Facility Documents and any Permitted Additional First Lien Obligations.

“First Lien Obligation Liens” shall have the meaning assigned to such term under the caption “—Intercreditor Agreement”.

“First Lien Principal RBL Obligations” means, as of any date of determination, the aggregate unpaid principal of the loans outstanding under the Senior Credit Agreement and reimbursement obligations in respect of letters of credit under the Senior Credit Agreement and the aggregate amount of any make whole, redemption, repayment, prepayment, yield maintenance, or similar premium due and payable upon the repayment or following acceleration of such Indebtedness or following the commencement of any Insolvency or Liquidation Proceeding.

“First Lien Priority Obligations” means all First Lien Priority RBL Obligations and any Permitted Additional First Lien Priority Obligations.

“First Lien Priority RBL Obligations” means all First Lien RBL Obligations other than Excess First Lien RBL Obligations.

“First Lien RBL Agent” means the Person serving as the administrative agent under the Senior Credit Agreement (or the collateral agent, if applicable), together with its successors and permitted assigns under the First Lien Documents exercising substantially the same rights and powers.

“First Lien RBL Cap” means, as of any date of determination, an amount that is equal to the sum of (a) the greater of (i) (A) if Permitted Additional First Lien Obligations are outstanding on such date of determination, zero or (B) if Permitted Additional First Lien Obligations are not outstanding on such date of determination, $230,000,000 and (ii) 115% of the sum of (A) the most recently established Borrowing Base (as defined in the

Senior Credit Agreement) under the Senior Credit Agreement, plus (B) any or all of the following which is applicable (but without duplication): (x) the amount of any Borrowing Base Deficiency (as defined in the Senior Credit Agreement) and (y) any Revolving Credit Exposures (as defined in the Senior Credit Agreement) in excess of the Aggregate Maximum Credit Amount (as defined in the Senior Credit Agreement) resulting from a reduction of the Aggregate Maximum Credit Amount; provided, however, the amount set forth in clause (B) shall not include any additional amounts in respect of principal to the extent such excess is the result of additional loans advanced or letters of credit issued (other than renewal of outstanding letters of credit in amounts not exceeding the outstanding face amounts) while a Borrowing Base Deficiency is in effect (other than loans and letters of credit that were made or issued, as applicable, without actual knowledge that such loans or letters of credit were being made or issued while a Borrowing Base Deficiency is in effect), plus (b) the First Lien RBL DIP Amount. Notwithstanding anything herein to the contrary, the calculation of “First Lien RBL Cap” refers to and covers all First Lien Principal RBL Obligations; provided that for purposes of clarification, the definition of “First Lien RBL Cap” does not include or apply to (and in no way limits) cash interest or fees due under the First Lien RBL Documents or amounts due under any Secured Swap Agreements or Secured Cash Management Agreements or any other First Lien RBL Obligations.

“First Lien RBL Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien RBL Obligations.

“First Lien RBL Collateral Agreement” means the Amended and Restated Guaranty and Collateral Agreement dated as of March 27, 2013, among the Company, each other Obligor party thereto and the First Lien RBL Agent, as amended, restated, supplemented or otherwise modified from time to time to the extent not in contravention with the terms of the Intercreditor Agreement.

“First Lien RBL Collateral Documents” means, collectively, the First Lien RBL Collateral Agreement, any of the other “Security Instruments” (or comparable terms) as defined in the Senior Credit Agreement, and any other agreements, documents or instruments pursuant to which a Lien is granted or purported to be granted to secure any First Lien RBL Obligation or under which rights or remedies with respect to such Liens are granted.

“First Lien RBL DIP Amount” means, after the commencement of an Insolvency or Liquidation Proceeding by any Obligor, the greater of (a) $15,000,000 and (b) 10% of the most recently established Borrowing Base (as defined in the Senior Credit Agreement) under the Senior Credit Agreement.

“First Lien RBL Documents” means (i) the Senior Credit Agreement, the “Loan Documents” (as defined in the Senior Credit Agreement), the First Lien RBL Collateral Documents, and any other documentation in respect of the RBL Facility; (ii) each Secured Swap Agreement; (iii) each Secured Cash Management Agreement; (iv) each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing, any First Lien RBL Obligations; and (v) any other document or instrument executed or delivered at any time in connection with any First Lien RBL Obligations, including any guaranty of or grant of collateral to secure any such First Lien RBL Obligations, and any intercreditor or joinder agreement to which holders of First Lien RBL Obligations are parties.

“First Lien RBL Obligations” means all obligations of the Company and the other Obligors under the Senior Credit Agreement and the other First Lien RBL Documents, including, without limitation, (a) any and all obligations with respect to the payment of any principal, interest or make whole, redemption, repayment, prepayment, yield maintenance, or similar premium, and any reimbursement obligation in respect of any letter of credit, including, without limitation, interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Code, and any fees, indemnification obligations, expense reimbursement obligations or other liabilities, (b) any obligation to post cash collateral in respect of letters of credit or any other obligations constituting Indebtedness or other obligations under the First Lien RBL Documents, (c) all guarantees by the Subsidiary Guarantors of all obligations of the Obligors under the First Lien RBL Documents, the Secured Swap Agreements and the Secured Cash Management Agreements; (d) all obligations under any Secured Swap

Agreement; (e) all obligations under any Secured Cash Management Agreement; and (f) all obligations under any agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing. Without limitation of the foregoing, “First Lien RBL Obligations” shall include any and all “Indebtedness” as such term is defined in the Senior Credit Agreement. To the extent any payment with respect to the First Lien RBL Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “First Lien RBL Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien RBL Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“First Lien RBL Secured Parties” means, at any time, (a) the First Lien RBL Agent, any other agents under the Senior Credit Agreement, each RBL Issuing Bank, the RBL Lenders, each Secured Swap Party, each Secured Cash Management Provider, and all other holders of First Lien RBL Obligations at such time, and (b) the successors and assigns of each of the foregoing.

“First Lien Secured Parties” means the First Lien RBL Secured Parties and any Permitted Additional First Lien Secured Parties.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for the four most recently completed fiscal quarters for which internal financial statements of such Person are available immediately preceding the date of determination, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Related Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period (in accordance with Regulation S-X under the Securities Act);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness, but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is Guaranteed by the specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4) all dividends paid in cash on any series Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of being a co-obligor on or assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “Guarantee” used as a verb has a correlative meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges, Oil and Natural Gas Hedging Contracts and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, natural gas liquids, and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, credit agreements, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Indebtedness;

(5) in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable;

(7) representing Hedging Obligations; or

(8) in respect of Disqualified Stock of such Person or preferred stock of a Subsidiary thereof,

if and to the extent any of the preceding items (other than letters of credit, Disqualified Stock, preferred stock or Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of any other Person, of the types described above in clauses (1) through (8), secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person);

provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, of the types described above in clauses (1) through (8) above. Furthermore, the amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i) accrued expenses, royalties and trade accounts payable arising in the ordinary course of business;

(ii) except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(iii) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(iv) oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice; or

(v) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers’ acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (v), are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money; and

(vi) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Obligor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Obligor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the applicable documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Obligor.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the administrative agent under the Senior Credit Agreement, the trustee for the notes, the holders of Junior Lien Debt that may be outstanding from time to time (or a trustee or other representative thereof), the Company and the Subsidiary Guarantors party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; and

(2) BBB- (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which (a) the notes have an Investment Grade Rating from at least two Rating Agencies, (b) no Default with respect to the notes has occurred and is then continuing under the indenture and (c) the Company has delivered to the trustee an Officers’ Certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which old notes were issued under the indenture.

“Junior Lien Debt” means Indebtedness:

(1) the incurrence of which was permitted under the covenant described under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” at the date of its incurrence;

(2) that is secured by Liens, and

(a) that are on substantially the same Property as secure, the notes;

(b) that are created under security documents substantially the same as those that secure the notes and are junior in priority to the Liens securing the notes; and

(c) the holder or holders of which (or an agent or other representative thereof) shall have become parties to the Intercreditor Agreement,

as such Indebtedness may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the applicable security instrument.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Liquid Securities” means securities that are publicly traded on the New York Stock Exchange, NYSE MKT, the Nasdaq Stock Market or any other regulated stock exchange in the United States, Canada, Europe or Australia (or any of their successors) and as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting such requirements shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the indenture described under “—Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (including, without limitation, any cash received pursuant to any sale and leaseback transaction) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2) any extraordinary or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(3) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(4) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(5) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to the Financial Standards Accounting Board’s Accounting Standards Codification (ASC) 815 and any adjustments reflecting fluctuations in the fair market value of derivatives).

“Non-Authorized Agent” shall have the meaning assigned to such term under the captions “—Intercreditor Agreement—Exercise of Remedies and Release of Liens with respect to Collateral”.

“Non-Authorized Class of Obligations” shall have the meaning assigned to such term under the captions “—Intercreditor Agreement—Application of Proceeds and Turn-Over Provisions”.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture, except in each case for Customary Recourse Exceptions;

(2) no default with respect to which (including any rights that the holders thereof may have to take Enforcement Action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the governing documentation for which provides that the lenders will have no recourse to property or assets of the Company or its Restricted Subsidiaries.

“Note Documents” means the indenture, the notes, the Subsidiary Guarantees, the Security Instruments and the Intercreditor Agreement.

“Notes Lien” shall have the meaning assigned to such term under the caption “—Intercreditor Agreement”.

“Notes Obligations” means Obligations in respect of the notes, the indenture and the Security Instruments, including for the avoidance of doubt, Obligations with respect to Permitted Refinancing Indebtedness related thereto and Obligations in respect of all fees of, payment or reimbursement of expenses incurred by, indemnifications, damages and any other liabilities payable to, the trustee in accordance with the Note Documents, but not any Bank Product Obligations.

“Notes Priority Obligations” means all Notes Obligations other than Excess Notes Obligations.

“Notes Secured Parties” means the holders of the notes, including the trustee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that, except as otherwise provided in the definition of Notes Obligations, in order to avoid double counting, Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“Obligors” means the Company, each Subsidiary Guarantor and each Pledgor.

“Officer” means, in the case of the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company and, in the case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Subsidiary Guarantor.

“Officers’ Certificate” means, in the case of the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

“Oil and Natural Gas Hedging Contract” means any Hydrocarbon hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in Hydrocarbon prices.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Person prior to the date on which such Person became a Restricted Subsidiary; or

(2) a Person that was merged or consolidated into the Company or a Restricted Subsidiary;

provided that such Indebtedness was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or merging into the Company or Restricted Subsidiary and on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Company would be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

“Permitted Additional First Lien Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Permitted Additional First Lien Obligations.

“Permitted Additional First Lien Collateral Documents” means, collectively, any agreements, documents or instruments pursuant to which a Lien is granted or purported to be granted to secure any Permitted Additional First Lien Obligations or under which rights or remedies with respect to such Liens are granted.

“Permitted Additional First Lien Documents” means, at any time, each of the notes, agreements, documents, collateral documents, joinders and instruments providing for or evidencing any Permitted Additional First Lien Obligations as well as any other document or instrument executed or delivered at any time in connection with any Permitted Additional First Lien Obligations, to the extent such are effective at the relevant time.

“Permitted Additional First Lien Obligations” means Indebtedness, excluding the First Lien RBL Obligations, that is expressly permitted under the Senior Credit Agreement (or that has been consented to in writing by the requisite RBL Lenders in accordance with the Senior Credit Agreement) and the indenture, qualifies as “Permitted Debt” under clause (i) of the second paragraph under the caption “—Covenants—Incurrence of Indebtedness and Issuances of Preferred Stock”, and is the subject of a joinder to the Intercreditor Agreement. Without limiting the foregoing, “Permitted Additional First Lien Obligations” shall include all “Indebtedness” as defined in the indenture, including but not limited to all cash interest, accrued or accruing.

“Permitted Additional First Lien Principal Obligations” means, as of any date of determination, the aggregate unpaid principal of the loans outstanding under any Permitted Additional First Lien Documents and the aggregate amount of any make whole, redemption, repayment, prepayment, yield maintenance, or similar premium due and payable upon the repayment or following acceleration of such Indebtedness or following the commencement of any Insolvency or Liquidation Proceeding.

“Permitted Additional First Lien Priority Obligations” means all Permitted Additional First Lien Obligations other than Excess Permitted Additional First Lien Obligations.

“Permitted Additional First Lien Representative” means the trustee for the Permitted Additional First Lien Secured Parties, together with its successors and permitted assigns under the Permitted Additional First Lien Documents exercising substantially the same rights and powers.

“Permitted Additional First Lien Secured Parties” means, at any time, the Permitted Additional First Lien Representative and all holders of Permitted Additional First Lien Obligations at such time.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs of such activities with third parties or comply with regulatory requirements regarding local ownership, including without limitation, (a) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; (b) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, marketing arrangements, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment, but excluding, in each case, investments in corporations, publicly traded limited liability companies or publicly traded partnerships.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any Plan of Reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;

(6) Investments represented by Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(7) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in each case to the extent they constitute Investments;

(8) loans or advances to employees in the ordinary course of business or consistent with past practice, in each case to the extent they constitute Investments;

(9) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or any of its Restricted Subsidiaries;

(10) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any such Restricted Subsidiary in the ordinary course of business;

(13) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Company or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” or the covenant described in the third paragraph under “—Subsidiary Guarantees of the Notes” (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14) Permitted Business Investments;

(15) Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(16) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(17) repurchases of or other Investments in the notes;

(18) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company, provided that the value of such assets is not included in clause (3)(b) of the first paragraph of the covenant described under “Covenants—Restricted Payments”;

(19) Investments made pursuant to agreements in effect and as in effect Issue Date; and

(20) in addition to the Investments described above, other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to any changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding not to exceed the greater of (a) $15 million or (b) 2.0% of Adjusted Consolidated Net Tangible Assets of the Company at the time of such Investment.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness incurred under Credit Facilities pursuant to subparagraph (1) of the second paragraph of the covenant described under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” or otherwise existing on the Issue Date;

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(3) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(5) Liens for taxes, assessments or other governmental charges or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(9) any attachment or judgment Liens not giving rise to an Event of Default;

(10) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(11) Liens securing obligations of the Company and its Restricted Subsidiaries under non-speculative Hedging Obligations entered into in the ordinary course of business;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or otherwise not arising in connection with security for Indebtedness;

(13) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than those of the Person merged or consolidated with the Company or such Restricted Subsidiary;

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor;

(16) Liens securing the notes issued on the Issued Date and the related Subsidiary Guarantees and other obligations arising under the indenture;

(17) Liens securing Permitted Refinancing Indebtedness permitted pursuant to clause (5) of the second paragraph under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” of the Company or a Restricted Subsidiary incurred to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(18) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(19) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(20) Liens on assets of any Foreign Subsidiary securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the indenture;

(21) Liens on property securing a defeasance trust;

(22) Liens securing Junior Lien Debt;

(23) Liens securing the Bank Product Obligations; and

(24) Liens with respect to obligations that, at any one time outstanding, do not exceed $10 million.

In each case set forth above, notwithstanding any stated limitation therein on the assets that may be subject to a Lien such Lien on a specified asset or group or type of assets may include a Lien on any improvements, additions and accessions thereto and all products and proceeds thereof (including dividends and distributions in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), in a principal amount (or accreted value, as applicable) not to exceed the principal amount of the Indebtedness so Refinanced (plus the amount of premium or reasonable fees and expenses, if any, paid in connection therewith).

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(2) if the Indebtedness being Refinanced is contractually subordinated or otherwise junior in right of payment to the notes, such Indebtedness and is contractually subordinated or otherwise junior in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being Refinanced at the time of the Refinancing; and

(3) such Indebtedness is incurred or issued by the Company or such Indebtedness is incurred or issued by the Restricted Subsidiary that is the Obligor on the Indebtedness being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.

“Permitted Third Lien Documents” means, at any time, each of the notes, agreements, documents, collateral documents, joinders and instruments providing for or evidencing any Permitted Third Lien Obligations as well as any other document or instrument executed or delivered at any time in connection with any Permitted Third Lien Obligations, to the extent such are effective at the relevant time.

“Permitted Third Lien Obligations” means Indebtedness that is permitted under the Senior Credit Agreement, any Permitted Additional First Lien Documents and the indenture, qualifies as “Junior Lien Debt” under the indenture, and is the subject of a joinder to the Intercreditor Agreement.

“Permitted Third Lien Representative” means, at any time, each duly authorized representative, trustee or agent of any holders of Permitted Third Lien Obligations which representative, trustee or agent has executed a joinder to the Intercreditor Agreement and which is a party to the Permitted Third Lien Documents.

“Permitted Third Lien Secured Parties” means, at any time, the Permitted Third Lien Representative and all holders of Permitted Third Lien Obligations at such time.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledgors” means the Company and each of its subsidiaries that shall have granted any Lien in favor of any First Lien Secured Party, any Notes Secured Party or any Permitted Third Lien Secured Party on any of its assets or properties to secure any of the Secured Obligations.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Commission as in effect at the time in question, and “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions.

“PV-10 Value” means, as of any date of determination, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company and its Restricted Subsidiaries’ collective interests in Proved Reserves and/or Proved Developed Producing Reserves, as applicable, expected to be produced from oil and gas properties during the remaining expected economic lives of such reserves as of such date, calculated as provided herein. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Commission; provided that in any event:

(1) appropriate deductions shall be made for severance and ad valorem Taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves;

(2) appropriate adjustments shall be made for Hedging Obligations; and

(3) the pricing assumptions used in determining PV-10 Value for any particular reserves shall be Strip Price with respect thereto, as determined within the 30 days preceding such date of determination; provided that future net revenues calculated using the pricing assumptions set forth in this clause (3) shall be further adjusted to account for the projected average basis differential for the periods utilized for such pricing assumptions based upon market based-quotations reasonably determined by Company.

“Rating Agency” means any of S&P or Moody’s, or if (and only if) S&P or Moody’s shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“RBL Facility” means the revolving credit facility provided for in the Senior Credit Agreement.

“RBL Issuing Bank” means the “Issuing Bank” under the Senior Credit Agreement.

“RBL Lenders” means the “Lenders” under and as defined in the Senior Credit Agreement.

“Refinance” means, in respect of any Indebtedness (or, in the case of any revolving or similar credit facility, any undrawn and available commitments in respect of Indebtedness), to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” have correlative meanings.

“Registration Rights Agreement” means (i) with respect to the notes, that certain registration rights agreement dated as of the Issue Date by and among the Company and the Guarantors for the benefit of the holders and (ii) with respect to any Additional Notes, any registration rights agreements relating to rights given by the Company and the Subsidiary Guarantors to the holders of Additional Notes to register such Additional Notes or exchange them for notes registered under the Securities Act.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, and the utilization of the Company’s and its Restricted Subsidiaries’ properties, (2) the gathering, marketing, treating, processing, storage, refining, selling, disposal, recycling and transporting of any production from such interests or properties and products produced in association therewith, (3) oil field sales and services and related activities, and (4) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Second Lien Cap” means (a) the result of 115% of the principal amount of the notes issued on the Issue Date minus (b) the aggregate amount of principal payments on the notes (other than payments in connection with a Refinancing permitted under the terms of the Intercreditor Agreement). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the calculation of “Second Lien Cap” refers only to Second Lien Principal Obligations and does not include or apply to (and in no way caps) interest, fees or other amounts due under the Second Lien Documents.

“Second Lien Principal Obligations” means, as of any date of determination, the aggregate unpaid principal outstanding under the notes.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Company or any Subsidiary Guarantor and (b) a Secured Cash Management Provider (or equivalent term in any Refinancing thereof).

“Secured Cash Management Provider”means an RBL Lender, an Affiliate of an RBL Lender, the First Lien RBL Agent or an Affiliate of the First Lien RBL Agent (or equivalent term in any Refinancing thereof).

“Secured Obligations” means, collectively, the First Lien Obligations, the Notes Obligations and any Permitted Third Lien Obligations, or any of the foregoing.

“Secured Parties” means, collectively, the First Lien Secured Parties, the Notes Secured Parties and any Permitted Third Lien Secured Parties, or any of the foregoing.

“Secured Swap Agreement” means any Swap Agreement between the Company or any Subsidiary Guarantor and any Person that is entered into prior to the time, or during the time, that such Person was, an RBL Lender or an Affiliate of an RBL Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be an RBL Lender (or an Affiliate of an RBL Lender) for any reason (any such Person, together with any other Person identified to each of the First Lien Agents and the trustee in writing by the Company on or after the date hereof and approved in writing by each First Lien Agent, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Secured Swap Party ceases to be an RBL Lender or an Affiliate of an RBL Lender (or equivalent term in any Refinancing thereof).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement (or equivalent term in any Refinancing thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Instruments” means all mortgages, deeds of trust and other agreements, consents or certificates now or hereafter executed and delivered by the Company or any Subsidiary Guarantor in connection with, or as security for the payment or performance of the Notes Obligations.

“Senior Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 27, 2013 as amended on or before the Issue Date, among (i) the Company, (ii) Royal Bank of Canada, as administrative agent, KeyBank National Association, as syndication agent, and (iii) the other lenders party thereto from time to time, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of its issue date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Price” means, as of any date of the determination, with respect to oil and gas properties:

(1) for each of the first 12 months following such date (the “Initial Strip”), the average of the closing contract prices for the 12 succeeding monthly futures contracts following such date;

(2) for each of the 12 months following the Initial Strip (the “Second Strip”), the average of the closing contract prices for the next 12 succeeding monthly future contracts following the Initial Strip;

(3) for each of the 12 months following the Second Strip (the “Third Strip”), the average of the closing contract prices for the next 12 succeeding monthly future contracts following the Second Strip;

(4) for each of the first 12 months following the Third Strip (the “Fourth Strip”), the average of the closing contract prices for the 12 succeeding monthly futures contracts following the Third Strip; and

(5) for each month thereafter, the average of the closing contract prices for the next 12 succeeding monthly future contracts following the Fourth Strip, and

(6) in each case as quoted on the New York Mercantile Exchange or any equivalent exchange (in either case, the “Exchange”) and published in a nationally recognized publication for such pricing or obtained from a nationally recognized third party as selected by the Company;

provided that:

(a) if the Exchange no longer provides futures contract price quotes for 60-month periods, the Strip Price shall be:

(i) for each month of the longest available period of quotes of less than 60 months (the “Initial Testing Period”), the average of the closing contract prices for the “X” succeeding monthly future contracts (where “X” equals the number of months in the Initial Testing Period), and

(ii) to the extent the Initial Testing Period is longer than 12 months, for each month after the Initial Testing Period, the average of such contract prices for the last 12 months of such Initial Testing Period, in each case as quoted on the Exchange and published in a nationally recognized publication for such pricing as selected by the trustee, and

(b) if the Exchange no longer provides such futures contract quotes or has ceased to operate, the Company shall designate another nationally recognized commodities exchange to replace the Exchange for purposes of the references to the Exchange herein.

“Subordinated Debt” means Indebtedness of the Company or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions of the indenture described under the caption “—Covenants—Subsidiary Guarantees.”

“Subsidiary Guarantor” means each Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of the indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of the indenture.

“Third Lien Obligation Liens” shall have the meaning assigned to such term under the caption “—Intercreditor Agreement.”

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer (including electronic funds transfer), automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, interstate depository network services, account reconciliation and reporting and trade finance services and other cash management services.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas, unless otherwise provided herein.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agree to amend or supplement this prospectus during such period, if so requested, in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary based on present law of certain United States federal income tax considerations relating to the acquisition, ownership and disposition of the new notes, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof. These authorities may be changed, perhaps retroactively, and are subject to different interpretations, so the United States federal income tax consequences may be different from those described herein. This summary assumes that the old notes and the new notes are held as capital assets (generally, property held for investment) and holders are investors who received the old notes upon their original issue in exchange for outstanding 8.875% Senior Notes due 2020 and 6.250% Senior Notes due 2022.

This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder’s particular circumstances or of special rules, such as those that apply to holders subject to the alternative minimum tax, banks and other financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose “functional currency” is not the U.S. dollar, certain former citizens or former long-term residents of the United States, foreign governments or international organizations, persons who will hold the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction or integrated transaction, or partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) or other pass-through entities or investors in such entities.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds new notes, then the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding new notes should consult its tax advisor as to the United States federal income tax consequences of acquiring, holding, and disposing of the new notes. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with and not challenge these statements and conclusions.

EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL INCOME TAX LAWS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Payments Upon Early Redemptions and Other Circumstances

In certain circumstances (see “Description of Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Notes—Optional Redemption”), we may be entitled or obligated to redeem the new notes offered hereby before their stated maturity date or obligated to pay you additional amounts in excess of stated interest or principal on the new notes offered hereby. We do not intend to treat the potential redemption or payment of any such amounts as part of or affecting the yield to maturity of any new notes offered hereby. In the event such a contingency occurs, it would affect the amount and timing of the income (and possibly character) that you must recognize. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, you might be required to accrue income on the new notes offered hereby at a higher yield and to treat as ordinary income (rather than capital gain) income realized on the taxable disposition of a new note before the resolution of the contingencies.

United States Holders

As used in this discussion, “United States Holder” means a beneficial owner of new notes that for United States federal income tax purposes is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any political subdivision or state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust (i) if its administration is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

Exchange Offer

The new notes do not differ materially in kind or extent from the old notes and, as a result, your exchange of old notes for new notes will not constitute a taxable disposition of the old notes for United States federal income tax purposes. As a result, you will not recognize taxable income, gain or loss on such exchange, your holding period for the new notes generally will include the holding period for the old notes so exchanged, and your adjusted tax basis in the new notes generally will be the same as your adjusted tax basis in the old notes so exchanged.

Stated Interest and OID

Interest on the new notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

The new notes will have original issue discount (“OID”) equal to the excess of the stated redemption price at maturity over their issue price. A new note’s stated redemption price at maturity is the sum of all payments provided by the terms of the new note, other than qualified stated interest. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because the new notes bear interest at a rate of 1.0% for the first three interest payments, the new notes will have qualified stated interest of only 1.0% per annum. Stated interest on the new notes in excess of qualified stated interest will be included in the stated redemption price at maturity.

The excess of the stated redemption price at maturity of the new notes over their issue price is treated as OID, which must be accrued by United States Holders (regardless of their method of accounting for United States federal income tax purposes) using a constant yield method under the accrual rules for OID. As a result, United States Holders will be required to recognize a portion of the stated interest on the new notes as accrued OID before such stated interest is payable. United States Holders should consult their tax advisors concerning the determination of OID on the new notes and the tax consequences thereof.

Amortizable Bond Premium

Generally, if a United States holder purchases a new note for an amount that exceeds the sum of all amounts payable on the new note after the purchase date other than stated interest, the new note will be considered to have been purchased at a premium. This premium may be amortized over the remaining term (or an applicable call date as discussed below) of the new note on a yield to maturity basis if the United States holder so elects. The amortizable bond premium is treated as an offset to interest income on the new note for United States federal income tax purposes. A United States holder who elects to amortize bond premium must reduce its tax basis in the new note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the United States holder on or after the first day of the taxable year to which the election applies.

We may redeem the new notes in certain circumstances as described in this prospectus under “Description of the New Notes—Optional Redemption.” The amount of amortizable bond premium will be based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a new note purchased at a premium is redeemed before its maturity and a United States holder has elected to deduct the bond premium, the United States holder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

If a United States holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the United States holder would otherwise recognize on disposition of the new note.

Market Discount

The resale of new notes may be affected by the market discount provisions of the Code. If a United States holder purchases a new note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, the United States holder will be required to treat any principal payment on a new note, or any gain on its sale, exchange, retirement or other disposition, as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the new note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to the United States holder as ordinary income as if the United States holder had sold the new note at its fair market value. In addition, the United States holder may be required to defer, until the maturity of a new note or its earlier disposition (including a non-taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the new note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless the United States holder elects to accrue market discount on a constant interest rate basis.

A United States holder may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the United States holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an election is made, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the new notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Disposition of the New Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of the new notes, you generally will recognize capital gain or loss equal to the difference between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the new notes that you have not previously included in income, which will generally be taxable as ordinary income); and

•	your adjusted tax basis in the new notes.

Your adjusted tax basis in a new note generally will equal your adjusted tax basis in the old note. Any gain or loss that is recognized on the disposition of the new notes generally will be capital gain or loss (subject to the market discount rules discussed above) and will be long-term capital gain or loss if you have held the new notes for more than one year at the time of disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at reduced rates. Your ability to deduct capital losses is subject to certain limitations.

Net Investment Income Tax

Certain United States Holders who are individuals, estates or trusts and whose income exceeds certain thresholds are subject to an additional 3.8% unearned surtax on an amount up to their “net investment income” (undistributed “net investment income” in the case of an estate or trust). A United States Holder’s net investment income generally will include interest (including OID) received with respect to the new notes and net gains from the sale or other taxable disposition of the new notes. United States Holders should consult their own tax advisors with respect to the additional 3.8% unearned surtax.

Information Reporting and Backup Withholding

In general, information reporting is required as to payments of interest (including OID) on the new notes and on the proceeds of a disposition (including a redemption or retirement) of the new notes unless you are a corporation or other exempt person and, if requested, certify such status. In addition, you will be subject to backup withholding on payments made to you of principal and interest (including OID) on your new note and on payments of proceeds of a sale or other disposition of your new note if you are not exempt, you fail to properly furnish a taxpayer identification number or if the IRS has notified you that you are subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

As used in this tax discussion, “non-United States Holder” means any beneficial owner of new notes that is an individual, corporation, estate or trust that is not a United States Holder. The rules governing the United States federal income taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND OTHER TAX LAWS, AS WELL AS FOREIGN TAX LAWS, INCLUDING ANY REPORTING REQUIREMENTS.

Payments of Interest

Payments of interest (including OID) on the new notes will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States and if you qualify for the “portfolio interest” exemption. You will qualify for the portfolio interest exemption if you:

•	do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation related to us, directly or indirectly, actually or constructively, through stock ownership;

•	are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	appropriately certify as to your foreign status.

You may generally meet the certification requirement listed above by providing to the applicable withholding agent a properly completed IRS Form W-8BEN. If the portfolio interest exemption is not available to you, then payments of interest (including OID) on the new notes will be subject to United States federal withholding tax at a rate of 30% unless you certify on IRS Form W-8BEN as to your eligibility for a lower rate under an applicable income tax treaty.

Interest (including OID) that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States) is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you generally will be subject to United States federal income tax on such interest on a net income basis at graduated rates applicable to United States persons generally. In addition, if you are a foreign corporation you may incur a branch profits tax on such interest equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest and gain on your new notes in the earnings and profits subject to United States branch profits tax if these amounts are effectively connected with your conduct of a trade or business in the United States.

Disposition of the New Notes

You generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the new notes unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you generally will be subject to United States federal income tax in the same manner as a United States person, and if you are a foreign corporation, you may incur a branch profits tax at a rate of 30% (or a lower applicable treaty rate) of your effectively connected earnings and profits, which will include such gain; or

•

you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met, in which case you will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) on the gain, which may be offset by United States source capital losses.

Information Reporting and Backup Withholding

Payments to you of interest (including OID) on the new notes (including amounts withheld from such payments, if any) generally will be required to be reported to the IRS and to you. United States backup withholding generally will not apply to payments to you of interest on the new notes if the statement described in “ —Non-United States Holders—Payments of Interest” is duly provided by you or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a sale of the notes effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of the notes effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of the notes effected outside the United States by such a broker if it is:

•	a United States person;

•	a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for United States federal income tax purposes; or

•

a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as ‘‘FATCA’’) generally impose a 30% withholding tax on certain payments of U.S.-source interest paid on debt obligations and on the proceeds from the disposition of such debt obligations (if such disposition occurs after December 31, 2018) if paid to a foreign financial institution (generally including an investment fund) that fails to certify its FATCA status and a non-financial foreign entity if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. In the case of payments made to a foreign financial institution, as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such foreign financial institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding U.S. and certain other account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification (generally on Form W-8BEN-E) that it does not have any “substantial” United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its ‘‘substantial’’ owners. The rules under FATCA are complex. Non-United States Holders should consult with their tax advisors regarding the implications of FATCA with respect to their ownership of the new notes.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Thompson & Knight LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Rex Energy Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in this prospectus in reliance upon the authority of that firm as experts in petroleum engineering.

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and per Share Data)

	March 31, 2016 (unaudited)	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$24,891	$1,091
Accounts Receivable	24,315	19,483
Taxes Receivable	18	18
Short-Term Derivative Instruments	29,012	34,260
Inventory, Prepaid Expenses and Other	3,168	3,829

Total Current Assets	81,404	58,681
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,301,479	1,239,430
Unevaluated Oil and Gas Properties	257,697	262,992
Other Property and Equipment	41,028	40,112
Wells and Facilities in Progress	75,514	144,556
Pipelines	16,780	14,024

Total Property and Equipment	1,692,498	1,701,114
Less: Accumulated Depreciation, Depletion and Amortization	(720,998)	(699,899)

Net Property and Equipment	971,500	1,001,215
Other Assets	2,489	2,501
Long-Term Derivative Instruments	8,460	9,534

Total Assets	$1,063,853	$1,071,931

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$42,818	$37,874
Current Maturities of Long-Term Debt	9,934	590
Accrued Liabilities	44,296	44,326
Short-Term Derivative Instruments	3,758	2,486

Total Current Liabilities	100,806	85,276
Long-Term Derivative Instruments	6,908	5,556
Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs	143,294	109,396
Senior Notes, Net of Issuance Costs	657,511	663,089
Premium on Senior Notes, Net	2,245	2,344
Other Deposits and Liabilities	3,140	3,156
Future Abandonment Cost	43,412	42,883

Total Liabilities	$957,316	$911,700
Commitments and Contingencies (See Note 12)
Stockholders’ Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 12,836 issued and outstanding on March 31, 2016 and 16,100 shares issued and outstanding on December 31, 2015	$1	$1
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 66,041,227 shares issued and outstanding on March 31, 2016 and 55,741,229 shares issued and outstanding on December 31, 2015	63	54
Additional Paid-In Capital	630,301	623,863
Accumulated Deficit	(523,828)	(463,687)

Total Stockholders’ Equity	106,537	160,231

Total Liabilities and Stockholders’ Equity	$1,063,853	$1,071,931

See accompanying notes to the unaudited consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ in Thousands, Except per Share Data)

	For the Three Months Ended March 31,
	2016	2015
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$30,494	$54,111
Other Revenue	13	11

TOTAL OPERATING REVENUE	30,507	54,122
OPERATING EXPENSES
Production and Lease Operating Expense	30,146	29,052
General and Administrative Expense	6,063	9,651
(Gain) Loss on Disposal of Asset	(30)	65
Impairment Expense	14,184	7,023
Exploration Expense	993	518
Depreciation, Depletion, Amortization and Accretion	19,408	26,126
Other Operating Expense	329	5,191

TOTAL OPERATING EXPENSES	71,093	77,626
LOSS FROM OPERATIONS	(40,586)	(23,504)
OTHER EXPENSE
Interest Expense	(13,032)	(12,017)
Gain on Derivatives, Net	4,049	17,119
Other Income	—	34
Debt Exchange Expense	(8,480)	—
Loss on Equity Method Investments	—	(203)

TOTAL OTHER INCOME (EXPENSE)	(17,463)	4,933
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(58,049)	(18,571)
Income Tax (Expense) Benefit	(2,092)	92

NET LOSS FROM CONTINUING OPERATIONS	(60,141)	(18,479)
Income From Discontinued Operations, Net of Income Taxes	—	1,962

NET LOSS	(60,141)	(16,517)
Net Income Attributable to Noncontrolling Interests	—	1,297

NET LOSS ATTRIBUTABLE TO REX ENERGY	$(60,141)	$(17,814)

Preferred Stock Dividends	2,105	2,415

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(62,246)	$(20,229)

Earnings per common share:
Basic – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.38)
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	0.01

Basic – Net Loss Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.37)

Basic – Weighted Average Shares of Common Stock Outstanding	56,003	54,370
Diluted – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.38)
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	0.01

Diluted – Net Loss Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.37)

Diluted – Weighted Average Shares of Common Stock Outstanding	56,003	54,370

See accompanying notes to the unaudited consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE-MONTHS ENDED MARCH 31, 2016

(Unaudited, in Thousands)

	Common Stock		Preferred Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
BALANCE December 31, 2015	55,741	$54	16	$1	$623,863	$(463,687)	$160,231
Non-Cash Compensation	—	—	—	—	(29)	—	(29)
Issuance of Common Stock in Exchange for Debt	8,413	8	—	—	6,468	—	6,476
Issuance of Restricted Stock, Net of Forfeitures	74	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	1,813	1	(3)		(1)	—	—
Net Loss	—	—	—	—	—	(60,141)	(60,141)

BALANCE March 31, 2016	66,041	$63	13	$1	$630,301	$(523,828)	$106,537

See accompanying notes to the unaudited consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ in Thousands)

	For the Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(60,141)	$(16,517)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Loss from Equity Method Investments	—	203
Non-cash Expenses	497	3,377
Depreciation, Depletion, Amortization and Accretion	19,408	26,165
Gain on Derivatives	(4,049)	(17,119)
Cash Settlements of Derivatives	12,994	11,079
Dry Hole Expense	843	(1)
Deferred Income Tax Expense	2,092	—
Impairment Expense	14,184	7,023
(Gain) Loss on Sale of Assets	(30)	33
Changes in operating assets and liabilities
Accounts Receivable	(4,873)	10,029
Inventory, Prepaid Expenses and Other Assets	660	328
Accounts Payable and Accrued Liabilities	(308)	(12,929)
Other Assets and Liabilities	(170)	(305)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(18,893)	11,366
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Joint Venture Acreage Management	—	39
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	71	672
Proceeds from Joint Venture for Reimbursement of Capital Costs	19,461	16,611
Acquisitions of Undeveloped Acreage	(5,266)	(17,459)
Capital Expenditures for Development of Oil & Gas Properties and Equipment	(15,068)	(67,013)

NET CASH USED IN INVESTING ACTIVITIES	(802)	(67,150)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Long-Term Debt and Line of Credit	—	(25,761)
Proceeds from Long-Term Debt and Line of Credit	46,500	72,826
Repayments of Loans and Other Notes Payable	(184)	(686)
Debt Issuance Costs	(2,821)	(459)
Dividends Paid on Preferred Stock	—	(2,415)
Distributions by the Partners of Consolidated Joint Ventures	—	(531)

NET CASH PROVIDED BY FINANCING ACTIVITIES	43,495	42,974

NET INCREASE (DECREASE) IN CASH	23,800	(12,810)
CASH – BEGINNING	1,091	18,096

CASH – ENDING	$24,891	$5,286

CASH AND CASH EQUIVALENTS ATTRIBUTABLE TO CONTINUING OPERATIONS	$24,891	$4,964
CASH AND CASH EQUIVALENTS ATTRIBUTABLE TO ASSETS HELD FOR SALE	$—	$322
SUPPLEMENTAL DISCLOSURES
Interest Paid, net of capitalized interest	22,479	9,895
Cash Paid for Income Taxes	—	(502)
NON-CASH ACTIVITIES
Increase (Decrease) in Accrued Liabilities for Capital Expenditures	2,830	(602)

See accompanying notes to the unaudited consolidated financial statements

REX ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Rex Energy Corporation, together with our subsidiaries (the “Company”), is an independent oil, natural gas liquid (“NGL”) and natural gas company with operations currently focused in the Appalachian Basin and Illinois Basin. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian (“Burkett”) Shale drilling and exploration activities. In the Illinois Basin, we are focused on developmental oil drilling on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties.

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all of our wholly owned subsidiaries. We report our interests in oil, NGL and natural gas properties using the proportional consolidation method of accounting. All intercompany balances and transactions have been eliminated. Unless otherwise indicated, all references to “Rex Energy Corporation,” “our,” “we,” “us” and similar terms refer to Rex Energy Corporation and its subsidiaries together. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies.

For purposes of compliance with Accounting Standards Update (“ASU”) 2015-3, which we adopted on January 1, 2016, we have reclassified approximately $2.1 million from Other Assets to Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs and approximately $11.9 million from Other Assets to Senior Notes, Net of Issuance Costs on our Consolidated Balance Sheets as of December 31, 2015. In addition, we adopted ASU 2015-17 on January 1, 2016, which eliminates the need to show deferred tax liabilities and assets as current and noncurrent. Our Consolidated Balance Sheet as of December 31, 2015 included $12.5 million in Long-Term Tax Assets and $12.5 million in Current Deferred Tax Liability. Reclassifying our Current Deferred Tax Liability to noncurrent allowed us to net our noncurrent asset and noncurrent liability together resulting in a net deferred tax balance of zero (see Note 5, Recently Issued Accounting Pronouncements, to our Consolidated Financial Statements for additional information). For purposes of consistency, we have reclassified $350.0 million and $325.0 million from 8.875% Senior Notes Due 2020 and 6.25% Senior Notes Due 2022, respectively, to Senior Notes, Net of Issuance Costs on our Consolidated Balance Sheets as of December 31, 2015.

The interim Consolidated Financial Statements of the Company are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Actual results may differ from those estimates and results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part, but not limited to, the volatility in prices for crude oil, NGLs and natural gas, future impact of financial derivative instruments, interest rates, estimates of reserves, drilling risks, geological risks, transportation restrictions, the timing of acquisitions, product demand, market consumption, interruption in production, our ability to obtain additional capital, and the success of oil, NGL and natural gas recovery techniques.

Certain amounts and disclosures have been condensed or omitted from these Consolidated Financial Statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Therefore, these interim financial statements should be read in conjunction with the audited Consolidated Financial Statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Discontinued Operations

Unless otherwise noted, all disclosures and tables reflect the results of continuing operations and exclude any assets, liabilities or results from our discontinued operations. For additional information see Note 3, Discontinued Operations/Assets Held for Sale, to our Consolidated Financial Statements.

2.	FUTURE ABANDONMENT COST

Future abandonment costs are recognized as obligations associated with the retirement of tangible long-lived assets that result from the acquisition and development of the asset. We recognize the fair value of a liability for a retirement obligation in the period in which the liability is incurred. For natural gas and oil properties, this is the period in which the natural gas or oil well is acquired or drilled. The future abandonment cost is capitalized as part of the carrying amount of our natural gas and oil properties at its discounted fair value. The liability is then accreted each period until the liability is settled or the natural gas or oil well is sold, at which time the liability is reversed. If the fair value of a recorded future abandonment cost changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost.

Accretion expense for each of the three-month periods ended March 31, 2016 and 2015 totaled approximately $0.9 million. These amounts are recorded as depreciation, depletion, amortization and accretion (“DD&A”) expense on our Consolidated Statements of Operations. We account for future abandonment costs that relate to wells that are drilled jointly based on our working interest in those wells.

($ in Thousands)	March 31, 2016
Beginning Balance at January 1, 2016	$45,074
Future Abandonment Obligation Incurred	402
Future Abandonment Obligation Settled	(361)
Future Abandonment Obligation Cancelled or Sold	(189)
Future Abandonment Obligation Revision of Estimated Obligation	—
Future Abandonment Obligation Accretion Expense	856

Total Future Abandonment Cost[1]	$45,782

1	Includes approximately $2.4 million of short-term future abandonment costs, which are classified as Accrued Liabilities on our Consolidated Balance Sheet.

3.	DISCONTINUED OPERATIONS/ASSETS HELD FOR SALE

In December 2014, our board of directors approved a formal plan to sell Water Solutions Holdings, LLC (“Water Solutions”), of which we owned a 60% interest. In June 2015, we entered into a purchase and sale agreement with American Water Works Company, Inc. (“American Water”) pursuant to which American Water acquired Water Solutions for consideration of approximately $130.0 million, inclusive of cash and debt and subject to other customary adjustments. The sale closed in July 2015, and we received approximately $66.8 million in net proceeds, resulting in a gain of approximately $57.8 million. The transaction is recorded as Discontinued Operations.

Summarized financial information for Discontinued Operations related to Water Solutions is set forth in the table below, and does not reflect the costs of certain services provided. Such indirect costs, which were not allocated to the Discontinued Operations, were for services, including legal counsel, insurance, external audit fees, payroll processing, certain human resource services and information technology systems support.

	Three Months Ended March 31,
($ in Thousands)	2016	2015
Revenues:
Field Services Revenue	$—	$14,964

Total Operating Revenue	—	14,964
Costs and Expenses:
General and Administrative Expense	—	977
Depreciation, Depletion, Amortization and Accretion	—	39
Field Services Operating Expense	—	11,289
Gain on Sale of Asset	—	(32)
Interest Expense	—	191
Other Expense	—	103

Total Costs and Expenses	—	12,567
Income from Discontinued Operations Before Income Taxes	—	2,397
Income Tax Expense	—	(435)

Income from Discontinued Operations, net of taxes	$—	$1,962

4.	BUSINESS AND OIL AND GAS PROPERTY ACQUISITIONS AND DISPOSITIONS

Water Solutions

As described in Note 3 above, we sold Water Solutions pursuant to a purchase and sale agreement with American Water.

ArcLight Capital Partners, LLC

On March 31, 2015, we entered into a joint venture agreement with an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) to jointly develop 32 specifically designated wells in our Butler County, Pennsylvania operated area. ArcLight will participate and fund 35.0% of the estimated well costs for the designated wells. We expect to receive consideration for the transaction of approximately $67.0 million, with $16.6 million received at closing for wells that had previously been completed or were at that time in the process of being drilled and completed. The remainder of the proceeds will be received as additional wells are drilled and completed. Upon the attainment of certain return on investment and internal rate of return thresholds, 50.0% of ArcLight’s 35.0% working interest will revert back to us, leaving ArcLight with a 17.5% working interest. As of March 31, 2016, ArcLight had paid approximately $52.2 million for their interest in wells that have been drilled or are in the process of being drilled. As of March 31, 2016, all wells to be developed with ArcLight had been drilled and completed with four wells remaining to be placed into service.

The ArcLight transaction constitutes a pooling of assets in a joint undertaking to develop these specific properties for which there is substantial uncertainty about the ability to recover the costs applicable to our interest in the properties. Under the terms of the agreement, we hold a substantial obligation for future performance, which may not be proportionally reimbursed by ArcLight. Due to the uncertainty that exists on the recoverability of costs associated with our retained interest, proceeds received from ArcLight are considered a recovery of costs and no gain or loss is recognized.

Benefit Street Partners, LLC

On March 1, 2016, we entered into a joint exploration and development agreement with an affiliate of Benefit Street Partners, LLC (“BSP”) to jointly develop 58 specifically designated wells in our Moraine East and Warrior North operated areas. BSP will participate and fund 15.0% of the estimated well costs for 16 designated wells in Butler County, Pennsylvania, 12 of which have already been drilled and completed and fund 65.0% of the estimated well costs for six designated wells in Warrior North, Ohio, three of which have already been drilled and completed. We expect total consideration for this transaction to be $175.0 million with $37.1 million committed at closing. As of March 31, 2016, BSP had paid approximately $19.5 million for their interest in wells that had previously been completed. The remainder of the proceeds will be received as additional wells are completed. BSP also has the option to participate in the development of 36 additional wells in 2016 and would fund 65.0% of the estimated well costs for the designated wells in return for a 65.0% working interest. In addition, BSP earns an assignment of 15%-20% working interest in acreage located within each of the units they participate. As of March 31, 2016, 15 of the initial 22 wells were in line and producing, three wells were drilled and awaiting completion and four wells were awaiting pipeline connection. In April 2016, BSP exercised their option to participate in four additional wells to be drilled and completed later in 2016.

The BSP transaction constitutes a pooling of assets in a joint undertaking to develop these specific properties for which there is substantial uncertainty about the ability to recover the costs applicable to our interest in the properties. Under the terms of the agreement, we hold a substantial obligation for future performance, which may not be proportionally reimbursed by BSP. Due to the uncertainty that exists on the recoverability of costs associated with our retained interest, proceeds received from BSP are considered a recovery of costs and no gain or loss is recognized.

5.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. We adopted this ASU on January 1, 2016. Adoption did not have a material impact on our Consolidated Financial Statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments in this ASU intend to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures. The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard places more emphasis on risk of loss when determining a controlling financial interest, reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity and changes consolidation conclusions in several industries that typically make use of limited partnerships or variable interest entities. We adopted this ASU on January 1, 2016. Adoption did not have a material impact on our Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The standard requires an entity to present debt issuance costs related to a recognized liability as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. We adopted this ASU on January 1, 2016. In conjunction with the adoption of ASU 2015-03, we reclassified approximately $2.1 million from Other Assets to Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs and $11.9 million from Other Assets to Senior Notes, Net of Issuance Costs on our Consolidated Balance Sheets as of December 31, 2015. Adoption did not have an impact on Net Income or Accumulated Deficit.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The amendments in this ASU affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services by following five steps:

1)	Identify the contract(s) with a customer.

2)	Identify the performance obligations in the contract.

3)	Determine the transaction price.

4)	Allocate the transaction price to the performance obligations in the contract.

5)	Recognize revenue when (or as) the entity satisfies a performance obligation.

An entity should apply the amendments in this ASU using one of the following two methods:

1)	Retrospectively to each prior reporting period presented.

2)	Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of the initial applications.

In July 2015, the FASB approved a one-year deferral of the effective date of this new standard so the guidance is effective for the reporting period beginning January 1, 2018, with early adoption permitted in the first quarter 2017. We are currently evaluating the new guidance and have not determined the impact this standard may have on our Consolidated Financial Statements or decided upon the method of adoption.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations are required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. We adopted this ASU on January 1, 2016. Our Consolidated Balance Sheet as of December 31, 2015 included $12.5 million in Long-Term Deferred Tax Assets and $12.5 million in Current Deferred Tax Liability. Reclassifying our Current Deferred Tax Liability to noncurrent allowed us to net our noncurrent asset and noncurrent liability together resulting in a net deferred tax balance of zero. Adoption did not have an impact on Net Income or Accumulated Deficit.

In February 2016, the FASB issued ASU 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Public business entities are required to apply the amendment of this update for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. We are currently evaluating this guidance and do not believe it will have a material impact due to our minimal number of operating leases.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under this update, several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We are currently evaluating the impact of this standard.

6.	CONCENTRATIONS OF CREDIT RISK

By using derivative instruments to hedge exposure to changes in commodity prices, we are exposed to credit risk and market risk. Credit risk is the failure of the counterparties to perform under the terms of the derivative contract. When the fair value of the derivative is positive, the counterparty owes us, which creates repayment risk. We minimize the credit or repayment risk in derivative instruments by entering into transactions with high-quality counterparties. Our counterparties are investment grade financial institutions and lenders in our Senior Credit Facility (see Note 7, Long-Term Debt, to our Consolidated Financial Statements). We have a master netting agreement in place with our counterparties that provides for the offsetting of payables against receivables from separate derivative contracts. None of our derivative contracts have a collateral provision that would require funding prior to the scheduled cash settlement date. For additional information, see Note 8, Derivative Instruments and Fair Value Measurements, to our Consolidated Financial Statements.

We also depend on a relatively small number of purchasers for a substantial portion of our revenue. For the three months ended March 31, 2016, approximately 93.5% of our commodity sales came from five purchasers, with the largest single purchaser accounting for 46.0% of commodity sales. We believe the continued growth in our Appalachian Basin operations will help us to minimize our future risks by diversifying our ratio of oil, NGLs and natural gas sales as well as the quantity of purchasers.

7.	LONG-TERM DEBT

Senior Credit Facility

We maintain a revolving credit facility evidenced by a credit agreement, dated March 27, 2013 and most recently amended on March 13, 2016 (the “Senior Credit Facility”). As of March 31, 2016, the borrowing base under the Senior Credit Facility was $200.0 million; however, the Senior Credit Facility may be increased to up to $500.0 million upon re-determinations of the borrowing base, consent of the lenders and other conditions prescribed by the agreement. Within the Senior Credit Facility, a subfacility exists for up to $60.0 million of letters of credit. Effective April 1, 2016, our borrowing base was further reduced to $190.0 million in connection with our senior note exchange described below. As of March 31, 2016, loans made under the Senior Credit Facility were set to mature on September 12, 2019. Our borrowing base is re-determined at least twice per year with the next re-determination scheduled to occur on or about July 1, 2016. In certain circumstances, we may be required to prepay the loans. Management does not believe that a prepayment will be required within the next twelve months. As of March 31, 2016, we had $158.0 million outstanding, approximately $41.0 million in outstanding undrawn letters of credit and approximately $1.0 million available to borrow. There were $111.5 million borrowings outstanding as of December 31, 2015. Our Senior Credit Facility restricts the amount of cash and cash equivalents that we can hold on our Consolidated Balance Sheet to a maximum of $15.0 million, with any excess to be used to pay down the outstanding Senior Credit Facility balance, however we retain the right to draw on the Senior Credit Facility so long as there are amounts available under our borrowing base.

The Senior Credit Facility requires we meet, on a quarterly basis, financial requirements of a minimum consolidated current ratio and maximum net senior secured debt to EBITDAX. EBITDAX is a non-GAAP financial measure used by our management team and by other users of our financial statements, such as our commercial bank lenders, which adds to or subtracts from net income the following expenses or income for a given period to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized gains and losses from derivatives, exploration expense and other similar non-cash activity. The Senior Credit Facility requires that as of the last day of any fiscal quarter, our ratio of consolidated current assets, which includes the unused portion of our borrowing base, as of such day to consolidated current liabilities as of such day, known as our current ratio, must not be less than 1.0 to 1.0. Our current ratio as of March 31, 2016 was approximately 0.6 to 1.0. Due to our expectation that we would not be in compliance with the current ratio we previously received a waiver of this requirement from the lenders for the period ended March 31, 2016. We expect to be in compliance with the current ratio covenant at June 30, 2016 and beyond. Additionally, as of the last day of any fiscal quarter, our ratio of net senior secured debt to EBITDAX for the trailing twelve months must not exceed 2.75 to 1.0. Our maximum net senior secured debt to EBITDAX ratio was lowered to 2.75 to 1.0 from 3.0 to 1.0 in connection with our senior note exchange described below. Our ratio of net senior secured debt to EBITDAX as of March 31, 2016 was approximately 2.1 to 1.0.

In order to improve our liquidity positions to meet the financial requirements under our revolving credit facility and to meet other outstanding obligations, we are currently pursuing or considering a number of actions, which in certain cases may involve current investors, affiliates of the Company, or other financing or strategic counterparties, including (i) debt-for-equity or debt-for debt exchanges, (ii) joint venture opportunities, (iii) minimizing our capital expenditures, (iv) improving our cash flows from operations, (v) effectively managing our working capital, (vi) adding hedging positions, (vii) and in- and out-of-court restructuring transactions. There can be no assurance that sufficient liquidity can be raised from one or more of these transactions or that these transactions can be consummated within the period needed to meet our obligations.

Senior Notes
On March 31, 2016, we completed an exchange offer and consent solicitation related to our 8.875% Senior Notes due 2020 (the “2020 Notes”) and 6.25% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Existing Notes”). We offered to exchange (the “Exchange”) any and all of the Existing Notes held by eligible holders for up to (i) $675.0 million aggregate principal amount of our new Senior Secured Second Lien Notes (the “New Notes”) and (ii) 10.1 million shares of our common stock (the “Shares”). We accounted for these transactions as troubled debt restructurings. As a result of the troubled debt exchanges, the future undiscounted cash flows of the New Notes are greater than the net carrying value of the Existing Notes. As such, no gain has been recognized and a new effective interest rate has been established.

In exchange for $324.0 million in aggregate principal amount of the 2022 Notes, representing approximately 92.6% of the outstanding aggregate principal amount of the 2020 Notes, and $309.1 million in aggregate principal amount of the 2022 Notes, representing approximately 95.1% of the outstanding aggregate principal amount of the 2022 Notes, we issued (i) $633.7 million aggregate principal amount of New Notes and (ii) issued 8.4 million Shares, which had a fair value of $6.5 million upon issuance. An additional $0.5 million aggregate principal amount of New Notes were issued to holders who were ineligible to accept the Shares. In addition, upon closing, we paid in cash accrued and unpaid interest on the Existing Notes accepted in the Exchange from the applicable last interest payment date totaling approximately $12.8 million. The remaining Existing Notes will continue to accrue interest at their historical rates. The New Notes will bear interest at a rate of 1.0% per annum for the first three semi-annual interest payments after issuance and 8.0% per annum payable in cash thereafter. Interest payments are due on April 1 and October 1 of each year, beginning on October 1, 2016 and ending on October 1, 2020. In connection with the Exchange, we incurred approximately $8.5 million in third-party debt issuance costs. These costs were recorded as Debt Exchange Expense in our Statement of Operations for the three-month period ended March 31, 2016.

We may redeem, at specified redemption prices, some or all of the New Notes at any time on or after April 1, 2018. We may also redeem up to 35% of the New Notes using the proceeds of certain equity offerings completed before April 1, 2018. If we sell certain of our assets or experience specific kinds of changes in control, we may be required to offer to purchase the New Notes from the holders.

Our Existing Notes and New Notes (collectively, the “Senior Notes”) are recorded as Senior Notes, Net of Issuance Costs on our Consolidated Balance Sheets.

The Senior Notes contain affirmative and negative covenants that are customary for instruments of this nature, including restrictions or limitations on our ability to incur additional debt, pay dividends, purchase or redeem stock or subordinated indebtedness, make investments, create liens, sell assets, merge with or into other companies or transfer substantially all of our assets, unless those actions satisfy the terms and conditions of the Senior Notes or are otherwise excepted or permitted. Certain of the limitations in the Indentures, including our ability to incur debt, pay dividends or make other restricted payments, become more restrictive in the event our ratio of consolidated cash flow to fixed charges for the most recent trailing four quarters (the “Fixed Charge Coverage Ratio”) is less than 2.25:1. As of March 31, 2016, our Fixed Charge Coverage Ratio was 1.00. We expect our Fixed Charge Coverage Ratio to improve in 2016 based on our projections of decreased interest expense related to the New Notes. As of March 31, 2016, we were limited to incurring an additional $68.9 million in debt due to our Fixed Charge Coverage Ratio. The Indentures also contain customary events of default. In certain circumstances, the Trustee or the holders of the Senior Notes may declare all outstanding Senior Notes to be due and payable immediately.

As of March 31, 2016 and December 31, 2015, we had recorded on our Consolidated Balance Sheets approximately $2.2 million and $2.3 million, respectively, of a net premium related to the Senior Notes. The amortization of our net premium during the three months ended March 31, 2016, which follows the effective interest method, was approximately $0.1 million and was recorded as a credit to Interest Expense on our Consolidated Statement of Operations. Interest is payable semi-annually on our Existing Notes. Interest on the 2020 Notes is paid at a rate of 8.875% per annum on June 1 and December 1 of each year while interest on the 2022 Notes is paid at a rate of 6.25% per annum on February 1 and August 1 of each year.

In addition to the Senior Credit Facility and the Senior Notes, we may, from time to time in the normal course of business finance assets such as vehicles, office equipment and leasehold improvements through debt financing at favorable terms. Long-term debt and other obligations consisted of the following at March 31, 2016 and December 31, 2015:

($ in Thousands)	March 31, 2016 (Unaudited)	December 31, 2015
Senior Notes, Net of Issuance Costs (a)	$657,511	$663,089
Premium on Senior Notes, Net	2,245	2,344
Senior Line of Credit, Net of Issuance Costs (b)(c)	152,794	109,396
Capital Leases and Other Obligations(c)	434	618

Total Debt	812,984	775,447
Less Current Portion of Long-Term Debt	(9,934)	(590)

Total Long-Term Debt	$803,050	$774,857

(a)	Includes unamortized debt issuance costs of approximately $11.1 million and $11.9 million as of March 31, 2016 and December 31, 2015, respectively.
(b)	Includes unamortized debt issuance costs of approximately $5.2 million and $2.1 million as of March 31, 2016 and December 31, 2015, respectively.
(c)	The Senior Credit Facility requires us to make monthly payments of interest on the outstanding balance of loans made under the agreement. The weighted average interest rate on borrowings under our Senior Credit Facility for the three months ended March 31, 2016 and the year ended December 31, 2015, was approximately 3.2 % and 1.7%, respectively. The average interest rate on our capital leases and other obligations for the three months ended March 31, 2016 and the year ended December 31, 2015, was approximately 4.5% and 5.5%, respectively.

The following is the principal maturity schedule for debt outstanding as of March 31, 2016:

2016	$9,906
2017	28
2018	—
2019	148,500
2020	652,658
Thereafter	15,865

Total(a)	$826,957

(a)	Excludes $2.2 million net premium on Senior Notes and $16.2 million in debt issuance costs

8.	DERIVATIVE INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Our results of operations and operating cash flows are impacted by changes in market prices for oil, natural gas and NGLs. To mitigate a portion of the exposure to adverse market changes, we enter into oil, natural gas and NGL commodity derivative instruments to establish price floor protection. As such, when commodity prices decline to levels that are less than our average price floor, we receive payments that supplement our cash flows. Conversely, when commodity prices increase to levels that are above our average price ceiling, we make payments to our counterparties. We do not enter into these arrangements for speculative trading purposes. As of March 31, 2016 and December 31, 2015, our commodity derivative instruments consisted of fixed rate swap contracts, puts, collars, swaptions, deferred put spreads, cap swaps, calls, basis swaps and three-way collars. We did not designate these instruments as cash flow hedges for accounting purposes. Accordingly, associated unrealized gains and losses are recorded directly as Gain on Derivatives, Net.

We enter into the majority of our derivative arrangements with five counterparties and have a netting agreement in place with these counterparties. We do not obtain collateral to support the agreements, but we believe our credit risk is currently minimal on these transactions. For additional information on the credit risk regarding our counterparties, see Note 6, Concentrations of Credit Risk, to our Consolidated Financial Statements.

None of our commodity derivatives are designated for hedge accounting but are, to a degree, an economic offset to our commodity price exposure. We utilize the mark-to-market accounting method to account for these contracts. We recognize all gains and losses related to these contracts in the Consolidated Statements of Operations as Gain on Derivatives, Net under Other Expense. We received net cash settlements of $13.0 million and $10.6 million in relation to our commodity derivatives during the three months ended March 31, 2016 and 2015, respectively.

As of March 31, 2016, we had approximately 100.0% of our annualized oil production hedged through the remainder of 2016, over 100.0% and 50.0% of our annualized natural gas production hedged through the remainder of 2016 and 2017, respectively, and over 40.0% our annualized NGL production hedged through the remainder of 2016. These percentages exclude the effects of our basis swaps and do not include any estimated impact of increased production from future drilling and completion or the natural decline of our oil and gas production.

Interest Rate Derivatives

We are exposed to interest rate risk on our long-term fixed and variable interest rate borrowings. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us to changes in the market interest rates which are lower than our current fixed rate. Variable rate debt, where the interest rate fluctuates, exposes us to changes in market interest rates, which may increase over time. As of March 31, 2016, and December 31,

2015, we had $158.0 million and $111.5 million outstanding under our Senior Credit Facility, respectively, which is subject to variable rates of interest and $675.0 million of Senior Notes outstanding subject to fixed interest rates. See Note 7, Long-Term Debt, to our Consolidated Financial Statements for additional information on our Senior Credit Facility and Senior Notes.

As of March 31, 2016 and December 31, 2015, we did not have any interest rate derivatives outstanding. We utilize the mark-to-market accounting method to account for interest rate swap and swaptions. We recognize all gains and losses related to interest rate derivatives in the Consolidated Statements of Operations as Gain on Derivatives, Net under Other Expense. During the three months ended March 31, 2015, we received cash payments of approximately $0.5 million related to our interest rate swaptions.

The following table summarizes the location and amounts of gains and losses on our derivative instruments from continuing operations, none of which are designated as hedges for accounting purposes, in our accompanying Consolidated Statements of Operations for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended March 31,
($ in Thousands)	2016	2015
Oil	$325	$2,876
Natural Gas	5,363	13,600
NGLs	(1,621)	435
Refined Products	(18)	(55)
Interest Rate	—	263

Gain on Derivatives, Net	$4,049	$17,119

Our derivative instruments are recorded on the balance sheet as either an asset or a liability, in either case measured at fair value. The fair value associated with our derivative instruments was a net asset of approximately $26.8 million and $35.8 million at March 31, 2016 and December 31, 2015, respectively.

Our open asset/(liability) financial commodity derivative instrument positions at March 31, 2016 consisted of:

Period	Volume	Put Option	Floor	Ceiling	Swap	Fair Market Value ($ in Thousands)
Oil
2016 – Collars	445,750 Bbls	$—	$38.72	$50.28	$—	$662
2016 – Three-Way Collars	225,000 Bbls	31.20	41.40	49.60	—	340
2016 – Cap Swaps	60,000 Bbls	30.00	—	—	44.00	42

	730,750 Bbls					$1,044
Natural Gas
2016 – Swaps	14,090,000 Mcf	—	—	—	2.95	$10,341
2016 – Swaptions	900,000 Mcf	—	—	—	3.15	767
2016 – Cap Swaps	4,050,000 Mcf	2.90	—	—	3.48	1,102
2016 – Collars	2,250,000 Mcf	—	2.70	3.10	—	973
2016 – Three-Way Collars	8,480,000 Mcf	2.31	2.95	3.55	—	5,054
2016 – Put Spreads	9,470,000 Mcf	2.50	3.26	—	—	808
2016 – Basis Swaps – Dominion South	17,665,000 Mcf	—	—	—	(0.89)	(1,879)
2017 – Swaps	960,000 Mcf	—	—	—	3.60	903
2017 – Swaptions	0 Mcf	—	—	—	—	(263)
2017 – Cap Swaps	5,700,000 Mcf	2.65	—	—	3.20	951
2017 – Three-Way Collars	16,300,000 Mcf	2.33	3.02	3.89	—	5,066
2017 – Calls	3,000,000 Mcf	—	—	3.64	—	(753)
2017 – Basis Swaps – Dominion South	4,550,000 Mcf	—	—	—	(0.83)	(1,092)
2017 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(513)
2018 – Swaps	960,000 Mcf	—	—	—	3.60	903
2018 – Swaptions	0 Mcf	—	—	—	—	(191)
2018 – Cap Swaps	1,800,000 Mcf	3.30	—	—	4.05	1,060
2018 – Three-Way Collars	7,875,000 Mcf	2.29	2.88	3.56	—	1,046
2018 – Calls	5,810,000 Mcf	—	—	3.97	—	(328)
2018 – Basis Swaps – Dominion South	6,400,000 Mcf	—	—	—	(0.83)	(1,092)
2018 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(513)
2019 – Basis Swaps – Dominion South	7,300,000 Mcf	—	—	—	(0.83)	(1,092)
2020 – Basis Swaps – Dominion South	7,320,000 Mcf	—	—	—	(0.83)	(1,092)

	154,080,000 Mcf					$20,166
NGLs
2016 – C3+ NGL Swaps	1,038,000 Bbls	—	—	—	30.66	$6,006
2016 – Ethane Swaps	165,000 Bbls	—	—	—	8.82	155
2017 – C3+ NGL Swaps	468,000 Bbls	—	—	—	20.16	(287)

	1,671,000 Bbls					$5,874
Refined Product (Heating Oil)
2016 – Swaps	9,000 Bbls	$—	$—	$—	$84.00	$(278)

	9,000 Bbls					$(278)

The combined fair value of derivatives, none of which are designated or qualifying as hedges, included in our Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015 is summarized below:

($ in Thousands)	March 31, 2016	December 31, 2015
Short-Term Derivative Assets:
Crude Oil – Collars	$662	$1,078
Crude Oil – Deferred Put Spread	42	852
Crude Oil – Three-Way Collars	616	577
NGL – Swaps	6,579	10,250
Natural Gas – Swaps	10,576	9,010
Natural Gas – Cap Swaps	1,638	1,977
Natural Gas – Basis Swaps	—	70
Natural Gas – Three-Way Collars	6,326	6,183
Natural Gas – Collars	973	1,728
Natural Gas – Swaption	792	798
Natural Gas – Put Spread	808	1,737

Total Short-Term Derivative Assets	$29,012	$34,260

Long-Term Derivative Assets:
NGL – Swaps	$185	$344
Natural Gas – Cap Swaps	1,855	2,294
Natural Gas – Swaps	1,580	1,593
Natural Gas – Basis Swaps	—	195
Natural Gas – Three-Way Collars	4,840	5,108

Total Long-Term Derivative Assets	$8,460	$9,534

Total Derivative Assets	$37,472	$43,794

Short-Term Derivative Liabilities:
Crude Oil – Three-Way Collars	(276)	—
NGL – Swaps	(490)	—
Refined Product – Swaps	(278)	(376)
Natural Gas – Three-Way Collars	—	(31)
Natural Gas – Basis Swaps	(2,280)	(1,585)
Natural Gas – Call	(189)	—
Natural Gas – Swaption	(46)	(202)
Natural Gas – Swaps	(9)	(292)
Natural Gas – Cap Swaps	(190)	—

Total Short – Term Derivative Liabilities	$(3,758)	$(2,486)

Long-Term Derivative Liabilities:
NGL – Swaps	(400)	—
Natural Gas – Swaption	(433)	(297)
Natural Gas – Basis Swaps	(4,993)	(4,186)
Natural Gas – Call	(892)	(989)
Natural Gas – Cap Swaps	(190)	—
Natural Gas – Three-Way Collars	—	(84)

Total Long-Term Derivative Liabilities	$(6,908)	$(5,556)

Total Derivative Liabilities	$(10,666)	$(8,042)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We primarily apply the market approach for recurring fair value measurements and attempt to utilize the best available information. We utilize a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1 – Observable inputs, such as quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Observable inputs other than quoted prices within Level 1 for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivatives, which consist primarily of commodity swaps and collars and other like derivative contracts, are valued using commodity market data which is derived by combining raw inputs and quantitative models and processes to generate forward curves. Where observable inputs are available, directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

Level 3 – Unobservable inputs that are supported by little or no market activity. Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our Level 2 fair value measurements are comprised of our derivative contracts, excluding our basis swap derivatives, and are based upon inputs that are either readily available in the public market, such as oil and natural gas futures prices, volatility factors, interest rates and discount rates, or can be confirmed from other active markets. The fair values recorded as of March 31, 2016 and December 31, 2015, were based upon quotes obtained from the counterparties to these contracts and verified by an independent third party.

Our Level 3 fair value measurements are comprised of our natural gas basis swap contracts. The fair values recorded as of March 31, 2016 and December 31, 2015, were based upon quotes obtained from the counterparties to these contracts and verified by an independent third party. The significant unobservable input used in the fair value measurement of our natural gas basis swaps was the estimate of future natural gas basis differentials. Significant variations in price differentials could result in a significantly different fair value measurement. The significant unobservable inputs and the range and weighted average of these inputs used in the fair value measurements of our natural gas basis swaps as of March 31, 2016 and December 31, 2015 are included in the table below.

	As of March 31, 2016
	Range (price per Mcf)	Weighted Average (price per Mcf)	Fair Value (in thousands)
Natural Gas Basis Differential Forward Curve – Dominion South	($0.30) – ($1.02)	$(0.85)	$(6,247)
Natural Gas Basis Differential Forward Curve – Texas Gas	($0.09) – ($0.13)	$(0.13)	$(1,026)

	As of December 31, 2015
	Range (price per Mcf)	Weighted Average (price per Mcf)	Fair Value (in thousands)
Natural Gas Basis Differential Forward Curve – Dominion South	($0.27) – ($1.08)	$(0.74)	$(5,468)
Natural Gas Basis Differential Forward Curve – Texas Gas	($0.05) – ($0.17)	$(0.12)	$(38)

The fair value of our derivative instruments may be different from the settlement value based on company-specific inputs, such as credit ratings, futures markets and forward curves, and readily available buyers and sellers for such assets and liabilities. During the three months ended March 31, 2016 and for the year ended December 31, 2015, there were no transfers into or out of Level 1 or Level 2 measurements. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value:

		Fair Value Measurements at March 31, 2016 Using:
($ in Thousands)	Total Carrying Value as of March 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives	$26,806	$—	$34,079	$(7,273)

		Fair Value Measurements at December 31, 2015 Using:
($ in Thousands)	Total Carrying Value as of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives	$35,752	$—	$41,258	$(5,506)

Net derivative asset values are determined primarily by quoted futures and options prices and utilization of the counterparties’ credit default risk and net derivative liabilities are determined primarily by quoted futures and options prices and utilization of our credit default risk. The credit default risk of our counterparties and us are based on metrics such as interest coverage, operating cash flow and leverage ratios that calculate the likelihood that a firm will be unable to repay its lenders or fulfill payment obligations.

The value of our oil derivatives are comprised of three-way collar, call protected swap and deferred put spread contracts for notional barrels of oil at interval New York Mercantile Exchange (“NYMEX”) West Texas Intermediate (“WTI”) oil prices. The fair values attributable to our oil derivatives as of March 31, 2016 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for WTI oil and (iii) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. Our gas derivatives are comprised of swap, collars, swaption, three way collar, basis swap, cap swap, call and put spread contracts for notional volumes of gas contracted at NYMEX Henry Hub (“HH”). The fair values attributable to our gas derivative contracts as of March 31, 2016 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for HH gas, (iii) independent market-quoted forward index prices and (iv) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. Our NGL derivatives are comprised of swaps for notional volumes of NGLs contracted at NYMEX Mont Belvieu. The fair values attributable to our NGL derivative contracts as of March 31, 2016 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for Mont Belvieu, (iii) independent market-quoted forward index prices and (iv) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. We classify our derivatives as Level 2 if the inputs used in the valuation models are directly observable for substantially the full term of the instrument; however, if the significant inputs were not observable for substantially the full term of the instrument, we would classify those derivatives as Level 3. We categorize our measurements as Level 2 because the valuation of our derivative instruments are based on similar transactions observable in active markets or industry standard models that primarily rely on market observable inputs. Substantially all of the assumptions for industry standard models are observable in active markets throughout the full term of the instruments.

The table below sets forth a reconciliation of our commodity derivative contracts at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
($ in Thousands)	2016	2015
Beginning Balance of Level 3	$(5,506)	$1,341
Changes in Fair Value	(2,037)	(1,955)
Purchases	—	—
Settlements Received	270	409

Ending Balance of Level 3	$(7,273)	$(205)

Changes in fair value on our Level 3 commodity derivative contracts outstanding for each of the three months ended March 31, 2016 and 2015, resulted in decreases of approximately $2.0 million. This amount has been included in Gain on Derivatives, Net in our Consolidated Statements of Operations.

Future Abandonment Cost

We report the fair value of asset retirement obligations on a nonrecurring basis in our Consolidated Balance Sheets. We estimate the fair value of asset retirement obligations based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. These inputs are unobservable, and thus result in a Level 3 classification. See Note 2, Future Abandonment Costs, to our Consolidated Financial Statements for further information on asset retirement obligations, which includes a reconciliation of the beginning and ending balances.

Financial Instruments Not Recorded at Fair Value

The following table sets forth the fair values of financial instruments that are not recorded at fair value in our Consolidated Financial Statements:

	March 31, 2016		December 31, 2015
($ in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Notes, Net of Issuance Costs	$657,511	$78,715	$663,089	$137,402
Secured Line of Credit	152,794	152,794	109,396	109,396
Capital Leases and Other Obligations	434	427	618	606

Total	$810,739	$231,936	$773,103	$247,404

The fair value of the secured lines of credit approximates carrying value based on borrowing rates available to us for bank loans with similar terms and maturities and would be classified as Level 2 in the fair value hierarchy.

The fair value of the Senior Notes uses pricing that is readily available in the public market. Accordingly, the fair value of the Senior Notes would be classified as Level 1 in the fair value hierarchy. The fair value of our capital leases and other obligations are determined using a discounted cash flow approach based on the interest rate and payment terms of the obligations and assumed discount rate. The fair values of the obligations could be significantly influenced by the discount rate assumptions, which is unobservable. Accordingly, the fair value of the capital leases and other obligations would be classified as Level 3 in the fair value hierarchy.

The carrying values of all classes of cash and cash equivalents, accounts receivables and accounts payables are considered to be representative of their respective fair values due to the short term maturities of those instruments.

Other Fair Value Measurements

During the three months ended March 31, 2016, we recorded an other than temporary impairment of $14.2 million related to proved and unproved properties. We utilize quoted futures prices and other observable market data in determining the fair value. The inputs used in determining fair value as a part of the impairment expense calculation are considered to be Level 2 within the fair value hierarchy. For additional information on our impairment expense, see Note 15, Impairment Expense, to our Consolidated Financial Statements.

9.	INCOME TAXES

We recognize deferred income taxes for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed and, if not more likely than not, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

Income tax included in continuing operations was as follows:

	Three Months Ended March 31,
($ in Thousands)	2016	2015
Income (Expense) Benefit	$(2,092)	$92
Effective Tax Rate	-3.6%	0.5%

For the three months ended March 31, 2016 and 2015, our overall effective tax rate on pre-tax income from continuing operations was different than the statutory rate of 35% due to the recording of a valuation allowance. As of March 31, 2016 and 2015, we had a significant level of estimated future tax benefits that, given our past and future expectations of net losses, we do not expect to be able to fully utilize, thus limiting our ability to recognize future tax benefits. As a result of the Exchange, we generated approximately $543.2 million in cancellation of debt income as calculated by comparing the fair value of the New Notes and the face value of the Existing Notes. We expect to offset this income by utilizing our net operating loss carryforwards, resulting in a projected alternative minimum tax payment of approximately $5.5 million.

Income tax payments made during the three months ended March 31, 2016 and 2015 were negligible. We received tax refunds during the three months ended March 31, 2015 of approximately $0.5 million.

10.	CAPITAL STOCK

Common Stock

We have authorized capital stock of 100,000,000 shares of common stock and 100,000 shares of preferred stock. As of March 31, 2016 and December 31, 2015, shares of common stock issued and outstanding totaled 66,041,227 and 55,741,229, respectively.

Preferred Stock

As of March 31, 2016 and December 31, 2015, shares of our 6.0% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share (“Series A Preferred Stock”) issued and outstanding totaled 12,836 and 16,100, respectively. During the first quarter of 2016, approximately 3,264 shares of Series A Preferred Stock were converted into approximately 1.8 million shares of common stock pursuant to the terms of the Series A Preferred Stock.

The annual dividend on each share of the Series A Preferred Stock is 6.0% per annum on the liquidation preference of $10,000 per share and is payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year.

We pay cumulative dividends, when and if declared, in cash, stock or a combination thereof, on a quarterly basis at a rate of $600 per share, or 6.0%, per year. Dividends that are not declared and paid in accordance with the quarterly schedule will accumulate from the most recent date upon which dividends were paid but will not bear interest. In February 2016, we suspended our quarterly dividend payment. No dividend has been declared by our board of directors in 2016. As of March 31, 2016 accumulated dividends in arrears totaled $2.1 million. While the accumulation does not result in the presentation of a liability on the Consolidated Balance Sheets, the accumulated dividends are added to our Net Loss in the determination of Loss Attributable to Common Shareholders and related loss per share calculations.

In 2015, we paid quarterly cash dividends of $150.00 per share for the periods of November 15, 2014 to February 15, 2015, February 15, 2015 to May 15, 2015, May 15, 2015 to August 15, 2015, and August 15, 2015 to November 15, 2015, respectively, each in the aggregate amount of $2.4 million. If we do not pay dividends for six consecutive quarterly periods, the holders of the shares of Series A Preferred Stock will have the right to elect two additional directors to serve on our board of directors.

11.	EMPLOYEE BENEFIT AND EQUITY PLANS

Equity Plans

We recognize all share-based payments to employees, including grants of employee stock options, in our Consolidated Statements of Operations based on their grant-date fair values, using prescribed option-pricing models where applicable. The fair value is expensed over the requisite service period of the individual grantees, which generally equals one vesting period. We report any benefits of income tax deductions in excess of recognized financial accounting compensation as cash flows from financing activities, rather than as cash flows from operating activities.

Stock Options

During the three-month period ended March 31, 2016, we issued 851,422 options to purchase shares of our common stock to 29 employees. We issued 80,000 options to purchase shares of our common stock for the three months ended March 31, 2015. Stock-based compensation expense relating to stock options outstanding for the three months ended March 31, 2016 and 2015 was negligible. The expense related to stock option grants was recorded on our Consolidated Statements of Operations under the heading of General and Administrative Expense. There were no stock options exercised for the three months ended March 31, 2016 and 2015. There was no tax benefit for the three-month periods ended March 31, 2016 and 2015.

A summary of the status of our issued and outstanding stock options as of March 31, 2016 is as follows:

	Outstanding		Exercisable
Exercise Price	Number Outstanding At 3/31/16	Weighted-Average Exercise Price	Number Exercisable At 3/31/16	Weighted-Average Exercise Price
$1.69	851,422	$1.69	—	$—
$4.05	40,000	$4.05	—	$—
$4.90	40,000	$4.90	3,333	$4.90
$5.04	46,041	$5.04	46,041	$5.04
$9.50	75,000	$9.50	75,000	$9.50
$9.99	129,583	$9.99	129,583	$9.99
$10.42	29,548	$10.42	29,548	$10.42
$11.87	3,500	$11.87	3,500	$11.87
$13.19	50,000	$13.19	50,000	$13.19
$22.34	30,000	$22.34	30,000	$22.34

	1,295,094	$4.41	367,005	$10.72

The weighted average remaining contractual term for options outstanding at March 31, 2016 was 5.5 years and there was no aggregate intrinsic value. The weighted average remaining contractual term for options exercisable at March 31, 2016 was 1.9 years and there was no aggregate intrinsic value. As of March 31, 2016, unrecognized compensation expense related to stock options was $0.5 million.

Restricted Stock Awards

During the three-month period ended March 31, 2016, the Compensation Committee approved the issuance of an aggregate of 420,901 shares of restricted common stock to 22 employees. During the three-month period ended March 31, 2015, the Compensation Committee approved the issuance of an aggregate of 1,336,295 shares of restricted stock to 126 employees and one non-employee contractor. Certain of our outstanding restricted stock awards granted in 2015 are subject to market-based vesting through a calculation of total shareholder return (“TSR”) of our common stock relative to a pre-defined peer group over a three-year period.

The weighted average fair value of the TSR awards granted as of December 31, 2015 was $2.56 per share. There were no TSR awards granted as of March 31, 2016. Average fair values were estimated on the date of each grant using a Monte Carlo Simulation model that estimates the most likely outcome based on the terms of the award and used the following assumptions:

Year Ended December 31, 2015
Expected Dividend Yield	0.0%
Risk-Free Interest Rate	1.0%
Expected Volatility – Rex Energy	58.6%
Expected Volatility – Peer Group	29.8%-85.0%
Market Index	35.6%
Expected Life	Three Years

Compensation expense associated with restricted stock awards was negligible and $3.0 million for the three-month period ended March 31, 2016 and 2015, respectively. During the first quarter of 2016, 235,573 performance stock awards were forfeited due to not meeting specified targets, which resulted in a one-time reduction to expense of approximately $1.5 million. During the first quarter of 2015, the board of directors approved a waiver to certain performance factors for restricted stock awards that vested in March 2015. This waiver resulted in the vesting of 189,872 restricted stock awards with associated expense of approximately $2.5 million. As of March 31, 2016, total unrecognized compensation cost related to restricted common stock grants was approximately $3.6 million, which will be recognized over a weighted average period of 1.5 years.

A summary of the restricted stock activity for the three months ended March 31, 2016 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Restricted stock awards, as of December 31, 2015	2,479,408	$6.27
Awards	420,901	1.67
Forfeitures	(346,876)	7.83
Vested	(142,516)	12.76

Restricted stock awards, as of March 31, 2016	2,410,917	$4.86

12.	COMMITMENTS AND CONTINGENCIES

Legal Reserves

We are involved in various legal proceedings that arise in the ordinary course of our business. Although we cannot predict the outcome of these proceedings with certainty, we do not currently expect these matters to have a material adverse effect on our consolidated financial position or results of operations.

The accrual of reserves for legal matters is included in Accrued Liabilities on our Consolidated Balance Sheets. The establishment of a reserve involves an estimation process that includes the advice of legal counsel and the subjective judgment of management. While we believe that these reserves are adequate, there are uncertainties associated with legal proceedings and we can give no assurance that our estimate of any related liability will not increase or decrease in the future. The reserved and unreserved exposures for our legal proceedings could change based upon developments in those proceedings or changes in the facts and circumstances. It is possible that we could incur losses in excess of the amounts currently accrued. Based on currently available information, we believe that it is remote that future costs related to known contingent liability exposures for legal proceedings will exceed our current accruals by an amount that would have a material adverse effect on our consolidated financial position, although cash flow could be significantly impacted in the reporting periods in which such costs are incurred.

There have been no significant changes with respect to the legal matters disclosed in our Annual Report on Form 10-K for the year ended December 31, 2015.

Environmental

Due to the nature of the oil and natural gas business, we are exposed to possible environmental risks. We have implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. We conduct periodic reviews of our policies and properties to identify changes in the environmental risk profile. In these reviews we evaluate whether there is a probable liability, its amount and the likelihood that the liability will be incurred. The amount of any potential liability is determined by considering, among other matters, incremental direct costs of any likely remediation and the proportionate cost of employees who are expected to devote a significant amount of time directly to any remediation effort.

We manage our exposure to environmental liabilities on properties to be acquired by identifying existing problems and assessing the potential liability. As of March 31, 2016, we know of no significant probable or possible environmental contingent liabilities.

Letters of Credit

At March 31, 2016, we had posted $41.0 million in various letters of credit to secure our drilling and related operations.

Lease Commitments

As of March 31, 2016, we have lease commitments for various real estate leases. Rent expense is recognized on a straight-line basis and has been recorded in General and Administrative expense on our Consolidated Statements of Operations. Rent expense for the three months ended March 31, 2016 and 2015, was approximately $0.3 million and $0.2 million, respectively. Lease commitments by year for each of the next five years are presented in the table below:

($ in Thousands)
2016	$766
2017	991
2018	565
2019	563
2020	422
Thereafter	—

Total	$3,307

Capacity Reservation

We have a capacity reservation arrangement with a subsidiary of MarkWest Energy Partners, L.P. (“MarkWest”) to ensure sufficient capacity at the cryogenic gas processing plants owned by MarkWest in Butler County, Pennsylvania to process our produced natural gas. In the event that we do not process any gas through the cryogenic gas processing plants, we may be obligated to pay approximately $10.9 million in 2016, $16.5 million in 2017, $16.5 million in 2018, $16.5 million in 2019, $16.6 million in 2020 and $97.9 million thereafter, assuming our average net revenue interest in the region of approximately 53%. Charges incurred for unutilized processing capacity with MarkWest during the three-month period ended March 31, 2016 and 2015 were $0.6 million and $0.2 million, respectively.

Operational Commitments

We have contracted drilling rig services on one rig to support our Appalachian Basin operations. The minimum cost to retain this rig would require gross payments of approximately $1.7 million in 2016, $2.3 million in 2017 and $0.3 million in 2018, which would be partially offset by other working interest owners, which vary from well to well. During the first quarter of 2015, we terminated two rig contracts earlier than their original term. To satisfy the early release, we incurred approximately $4.8 million in early termination fees, which were classified as Other Operating Expense in our Consolidated Statement of Operations for the three months ended March 31, 2015. Approximately $2.3 million of this amount was paid in January 2015 and $2.5 million in January 2016. We also have agreements for contracted completion services in the Appalachian Basin. The minimum gross cost to retain the completion services is approximately $4.0 million in 2016, which would be partially offset by other working interest owners, which vary from well to well.

Natural Gas Gathering, Processing and Sales Agreements

During the normal course of business, we have entered into certain agreements to ensure the gathering, transportation, processing and sales of specified quantities of our oil, natural gas and NGLs. In some instances, we are obligated to pay shortfall fees, whereby we would pay a fee for any difference between actual volumes provided as compared to volumes that have been committed. In other instances, we are obligated to pay a fee on all volumes that are subject to the related agreement. In connection with our entry into certain of these agreements, we concurrently entered into a guaranty whereby we have guaranteed the payment of obligations under the specified agreements up to a maximum of $418.0 million through 2021.

For the three months ended March 31, 2016 and 2015, we incurred expenses related to the transportation, processing and marketing of our oil, natural gas and NGLs of approximately $21.5 million and $18.9 million, respectively. Expense related to these agreements makes up a substantial portion of our Lease Operating Expense, which we expect to continue as existing agreements commence and new transportation, processing and marketing agreements are entered that will enable us to sell our product. During the three months ended March 31, 2016 and 2015, we incurred approximately $0.4 million and $0.9 million, respectively, in fees related to unutilized capacity commitments. The unutilized commitment fees are related to undeveloped properties that we acquired during 2014. Minimum net obligations under these sales, gathering and transportation agreements for the next five years are as follows:

($ in Thousands)	Total
2016	$24,715
2017	49,357
2018	53,456
2019	52,904
2020	51,697
Thereafter	458,695

Total	$690,824

Pennsylvania Impact Fee

In 2012, Pennsylvania state legislators instituted a natural gas impact fee on producers of unconventional natural gas. The fee is imposed on every producer of unconventional gas and applies to unconventional wells spud in Pennsylvania regardless of when spudding occurred. The fee for each unconventional gas well is determined using the following matrix, with vertical unconventional gas wells being charged 20% of the applicable rates:

	<$2.25(a)	$2.26 - $2.99(a)	$3.00 - $4.99(a)	$5.00 - $5.99(a)	>$5.99(a)
Year One	$40,200	$45,300	$50,300	$55,300	$60,400
Year Two	$30,200	$35,200	$40,200	$45,300	$55,300
Year Three	$25,200	$30,200	$30,200	$40,200	$50,300
Year 4 – 10	$10,100	$15,100	$20,100	$20,100	$20,100
Year 11 – 15	$5,000	$5,000	$10,100	$10,100	$10,100

(a)	Pricing utilized for determining annual fee is based on the arithmetic mean of the NYMEX settled price for the near-month contract as reported by the Wall Street Journal for the last trading day of each month of a calendar year for the 12-month period ending December 31.

All fees owed are due on April 1 of each year. For the three months ended March 31, 2016 and 2015, we recorded expense of approximately $0.5 million and $0.6 million, respectively. We record expenses related to the impact fees as Production and Lease Operating Expense. As of March 31, 2016, approximately $3.6 million was accrued for the 2015 impact fees and a portion of 2016 impact fees.

13.	EARNINGS PER COMMON SHARE

Basic loss per common share is calculated based on the weighted average number of common shares outstanding at the end of the period, excluding restricted stock with performance-based and market-based vesting criteria. Diluted income per common share includes the speculative exercise of stock options and performance-based restricted stock which contain conditions that are not earnings or market-based, given that the hypothetical effect is not anti-dilutive. For the three months ended March 31, 2016 and March 31, 2015, we excluded stock options to purchase 1.3 million shares and 0.5 million shares of our common stock, respectively, due to our Net

Loss from Continuing Operations. For the three months ended March 31, 2016 and 2015, we excluded performance-based restricted stock of 0.7 million shares and 1.3 million shares, respectively, due to performance metrics that have not yet been attained (for additional information on our non-cash compensation plans, see Note 11, Employee Benefit and Equity Plans, to our Consolidated Financial Statements). We utilize the if-converted method for calculating the impact of our 6.0% Convertible Perpetual Preferred Stock on diluted earnings per share. Under the if-converted method, convertible preferred stock is assumed as converted to common shares for the weighted average period outstanding. For the three months ended March 31, 2016, we excluded the assumed conversion of preferred stock equating to approximately 7.1 million shares due to our Net Loss from Continuing Operations. The following table sets forth the computation of basic and diluted earnings per common share:

(in thousands, except per share amounts)	Three Months Ended March 31,
	2016	2015
Numerator:
Net Loss From Continuing Operations	$(60,141)	$(18,479)
Net Income From Discontinued Operations, Less Noncontrolling Interests	—	665
Less: Preferred Stock Dividends	(2,105)	(2,415)

Net Loss Attributable to Common Shareholders	$(62,246)	$(20,229)

Denominator:
Weighted Average Common Shares Outstanding – Basic	56,003	54,370
Effect of Dilutive Securities:
Employee Stock Options	—	—
Employee Performance-Based Restricted Stock Awards	—	—
Effect of Assumed Conversions of Preferred Stock	—	—

Weighted Average Common Shares Outstanding – Diluted	56,003	54,370

Earnings per Common Share Attributable to Rex Energy Common Shareholders:
Basic – Net Loss From Continuing Operations	$(1.11)	$(0.38)
– Net Income From Discontinued Operations	—	0.01

– Net Loss Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.37)

Diluted – Net Loss From Continuing Operations	$(1.11)	$(0.38)
– Net Income From Discontinued Operations	—	0.01

– Net Loss Attributable to Rex Energy Common Shareholders	$(1.11)	$(0.37)

14.	EQUITY METHOD INVESTMENTS

RW Gathering, LLC

We own a 40% non-operated interest in RW Gathering, LLC (“RW Gathering”), which owns gas-gathering assets to facilitate development in our Appalachian Basin operations. During the second quarter of 2015 we incurred a 100% impairment charge of $17.5 million related to RW Gathering. We did not make any capital contributions to RW Gathering during the first three months of 2016 and 2015. During each of the three months ended March 31, 2016 and March 31, 2015, RW Gathering incurred net losses from continuing operations of $0.5 million. The loss incurred was due to insurance fees, bank fees, rent expenses and depreciation expense. Historically, we recorded our share of the net losses on the Statements of Operations as Loss on Equity Method Investments. As of June 30, 2015, we discontinued applying the equity method of accounting for our share of net losses due to our investment being reduced to zero.

During each of the three-month periods ended March 31, 2016 and 2015, we incurred approximately $0.2 million in compression expenses that were charged to us from Williams Production Appalachia, LLC. These costs are in relation to compression costs incurred by RW Gathering and are recorded as Production and Lease Operating Expense on our Consolidated Statement of Operations. As of March 31, 2016 and December 31, 2015, there were no receivables or payables due between RW Gathering and us.

15.	IMPAIRMENT EXPENSE

For the three months ended March 31, 2016 and 2015, impairment expenses incurred were approximately $14.2 million and $7.0 million, respectively. We continually monitor the carrying value of our oil and gas properties and make evaluations of their recoverability when circumstances arise that may contribute to impairment. The expense incurred during the first three months of 2016 included proved property impairments of approximately $3.5 million attributable to conventional oil properties in the Illinois Basin. In addition to the proved properties, we also incurred unproved property impairments of approximately $10.7 million related to unconventional assets in the Appalachian Basin. The impairments were identified through an analysis of market conditions and future development plans that were in existence as of each period end, related to these properties, which indicated that the carrying value of the assets was not recoverable. The analysis included an evaluation of estimated future cash flows with consideration given to market prices for similar assets. The primary reason for the decrease in estimated future cash flows of our assets is attributable to the continued depression of current and estimated future commodity prices as of March 31, 2016. Our estimates of future cash flows attributable to our oil and gas properties could decline further if commodity prices continue to decline, which may result in our incurrence of additional impairment expense. As of March 31, 2016, we continued to carry the costs of undeveloped properties of approximately $257.7 million on our Consolidated Balance Sheet, which is primarily related to the Marcellus and Utica Shale in the Appalachian Basin and for which we have development, trade or lease extension plans.

The expenses incurred during the first quarter of 2015 included approximately $4.0 million related to proved properties in our non-operated dry gas region of Clearfield County, Pennsylvania. The remaining $3.0 million of impairment expense in the first quarter of 2015 was incurred in relation to undeveloped leases that expired or were expected to expire without being developed, primarily in the Appalachian Basin.

16.	EXPLORATION EXPENSE

For the three months ended March 31, 2016 and 2015, we incurred approximately $1.0 million and $0.5 million, respectively, in exploration expenses. Approximately $0.2 million of the expense incurred in 2016 was due to geological and geophysical type expenditures and the remaining $0.8 million was due to two exploratory wells that were abandoned at various stages that resulted in dry hole expense in the Appalachian Basin. The expense incurred in 2015 was due to geological and geophysical type expenditures.

17.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of March 31, 2016, we had an aggregate of $675.0 million of outstanding Senior Notes, as shown in Note 7, Long-Term Debt, to our Consolidated Financial Statements. The Senior Notes are guaranteed by certain of our wholly-owned subsidiaries, or guarantor subsidiaries. Unless otherwise noted below, each of the following guarantor subsidiaries are wholly-owned by Rex Energy Corporation and have provided guarantees of the Senior Notes that are joint and several and full and unconditional as of March 31, 2016:

•	Rex Energy I, LLC

•	Rex Energy Operating Corporation

•	Rex Energy IV, LLC

•	PennTex Resources Illinois, Inc.

•	R.E. Gas Development, LLC

The non-guarantor subsidiaries include certain consolidated subsidiaries, including Water Solutions, R.E. Disposal, LLC, Rex Energy Marketing, LLC and R.E. Ventures Holdings, LLC. We derive much of our business through and derive much of our income through our subsidiaries. Therefore, our ability to make required payments with respect to indebtedness and other obligations depends on the financial results and condition of our subsidiaries and our ability to receive funds from our subsidiaries. As of March 31, 2016, there were no restrictions on the ability of any of the guarantor subsidiaries to transfer funds to us. There may be restrictions for certain non-guarantor subsidiaries.

The following financial statements present condensed consolidating financial data for (i) Rex Energy Corporation, the issuer of the notes, (ii) the combined Guarantors, (iii) the combined other subsidiaries of the Company that did not guarantee the Notes, and (iv) eliminations necessary to arrive at our consolidated financial statements, which include condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015, the condensed consolidating statements of operations for each of the three-month periods ended March 31, 2016 and 2015, and the condensed consolidating statements of cash flows for each of the three-month periods ended March 31, 2016 and 2015.

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF MARCH 31, 2016

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
ASSETS
Current Assets
Cash and Cash Equivalents	$24,888	$—	$3	$—	$24,891
Accounts Receivable	24,252	16	47	—	24,315
Taxes Receivable	—	—	18	—	18
Short-Term Derivative Instruments	29,012	—	—	—	29,012
Inventory, Prepaid Expenses and Other	3,156	—	12	—	3,168

Total Current Assets	81,308	16	80	—	81,404
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,300,678	801	—		1,301,479
Unevaluated Oil and Gas Properties	257,697	—	—	—	257,697
Other Property and Equipment	40,133	895	—	—	41,028
Wells and Facilities in Progress	75,269	245	—	—	75,514
Pipelines	16,780	—	—	—	16,780

Total Property and Equipment	1,690,557	1,941	—	—	1,692,498
Less: Accumulated Depreciation, Depletion and Amortization	(720,100)	(898)	—	—	(720,998)

Net Property and Equipment	970,457	1,043	—	—	971,500
Other Assets	2,489	—	—	—	2,489
Intercompany Receivables	—	—	1,095,371	(1,095,371)	—
Investment in Subsidiaries – Net	(2,388)	—	(127,974)	130,362	—
Long-Term Derivative Instruments	8,460	—	—	—	8,460

Total Assets	$1,060,326	$1,059	$967,477	$(965,009)	$1,063,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$42,818	$—	$—	$—	$42,818
Current Maturities of Long-Term Debt	434	—	9,500	—	9,934
Accrued Liabilities	32,709	20	11,567		44,296
Short-Term Derivative Instruments	3,758	—	—	—	3,758

Total Current Liabilities	79,719	20	21,067	—	100,806
Long-Term Derivative Instruments	6,908	—	—	—	6,908
Senior Secured Line of Credit and Other Long-Term Debt, Net of Issuance Costs	—	—	143,294	—	143,294
Senior Notes, Net of Issuance Costs	—	—	657,511	—	657,511
Premium on Senior Notes – Net	—	—	2,245	—	2,245
Other Deposits and Liabilities	3,140	—	—	—	3,140
Future Abandonment Cost	42,964	448	—	—	43,412
Intercompany Payables	1,090,818	4,553	—	(1,095,371)	—

Total Liabilities	1,223,549	5,021	824,117	(1,095,371)	957,316
Stockholders’ Equity
Preferred Stock	—	—	1	—	1
Common Stock	—	—	63	—	63
Additional Paid-In Capital	177,144	—	630,301	(177,144)	630,301
Accumulated Earnings (Deficit)	(340,367)	(3,962)	(487,005)	307,506	(523,828)

Total Stockholders’ Equity	(163,223)	(3,962)	143,360	130,362	106,537
Total Liabilities and Stockholders’ Equity	$1,060,326	$1,059	$967,477	$(965,009)	$1,063,853

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$30,463	$31	$—	$—	$30,494
Other Revenue	13	—	—	—	13

TOTAL OPERATING REVENUE	30,476	31	—	—	30,507
OPERATING EXPENSES
Production and Lease Operating Expense	30,121	25	—	—	30,146
General and Administrative Expense	6,068	9	(14)	—	6,063
Gain on Disposal of Asset	(30)	—	—	—	(30)
Impairment Expense	14,184	—	—	—	14,184
Exploration Expense	993	—	—	—	993
Depreciation, Depletion, Amortization and Accretion	19,379	29	—	—	19,408
Other Operating Income	329	—	—	—	329

TOTAL OPERATING EXPENSES	71,044	63	(14)	—	71,093
INCOME (LOSS) FROM OPERATIONS	(40,568)	(32)	14	—	(40,586)
OTHER INCOME (EXPENSE)
Interest Expense	(273)	—	(12,759)	—	(13,032)
Gain on Derivatives, Net	4,049	—	—	—	4,049
Debt Exchange Expense	—	—	(8,480)	—	(8,480)
Income (Loss) From Equity in Consolidated Subsidiaries	(25)	25	(38,151)	38,151	—

TOTAL OTHER INCOME (EXPENSE)	3,751	25	(59,390)	38,151	(17,463)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(36,817)	(7)	(59,376)	38,151	(58,049)
Income Tax Expense	(1,326)	(1)	(765)	—	(2,092)

NET INCOME (LOSS)	(38,143)	(8)	(60,141)	38,151	(60,141)
Preferred Stock Dividends	—	—	2,105	—	2,105

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(38,143)	$(8)	$(62,246)	$38,151	$(62,246)

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDING MARCH 31, 2016

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(38,143)	$(8)	$(60,141)	$38,151	$(60,141)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Non-Cash Expenses (Income)	(30)	—	527	—	497
Depreciation, Depletion, Amortization and Accretion	19,379	29	—	—	19,408
Gain on Derivatives	(4,049)	—	—	—	(4,049)
Cash Settlements of Derivatives	12,994	—	—	—	12,994
Dry Hole Expense	843	—	—	—	843
Gain on Sale of Asset	(30)	—	—	—	(30)
Deferred Income Tax Expense	1,326	1	765	—	2,092
Impairment Expense	14,184	—	14,184	(14,184)	14,184
Changes in operating assets and liabilities
Accounts Receivable	15,852	10	(20,735)	—	(4,873)
Inventory, Prepaid Expenses and Other Assets	648	—	12	—	660
Accounts Payable and Accrued Liabilities	1,922	21	(2,251)	—	(308)
Other Assets and Liabilities	(170)	—	—	—	(170)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	24,726	53	(67,639)	23,967	(18,893)
CASH FLOWS FROM INVESTING ACTIVITIES
Intercompany loans to subsidiaries	27	(21)	23,961	(23,967)	—
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	71	—	—	—	71
Proceeds from Joint Venture for Reimbursement of Capital Costs	19,461	—	—	—	19,461
Acquisitions of Undeveloped Acreage	(5,266)	—	—	—	(5,266)
Capital Expenditures for Development of Oil and Gas Properties and Equipment	(15,036)	(32)	—	—	(15,068)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(743)	(53)	23,961	(23,967)	(802)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long-Term Debt and Lines of Credit	—	—	46,500	—	46,500
Repayments of Loans and Other Long-Term Debt	(184)	—	—	—	(184)
Debt Issuance Costs	—	—	(2,821)	—	(2,821)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(184)	—	43,679	—	43,495
NET INCREASE IN CASH	23,799	—	1	—	23,800
CASH – BEGINNING	1,089	—	2	—	1,091

CASH – ENDING	$24,888	$—	$3	$—	$24,891

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2015

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
ASSETS
Current Assets
Cash and Cash Equivalents	$1,089	$—	$2	$—	$1,091
Accounts Receivable	19,423	11	49	—	19,483
Taxes Receivable	—	—	18	—	18
Short-Term Derivative Instruments	34,260	—	—	—	34,260
Inventory, Prepaid Expenses and Other	3,804	—	25	—	3,829

Total Current Assets	58,576	11	94	—	58,681
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,245,626	774	—	(6,970)	1,239,430
Unevaluated Oil and Gas Properties	262,992	—	—	—	262,992
Other Property and Equipment	39,217	895	—	—	40,112
Wells and Facilities in Progress	144,587	239	—	(270)	144,556
Pipelines	16,161	—	—	(2,137)	14,024

Total Property and Equipment	1,708,583	1,908	—	(9,377)	1,701,114
Less: Accumulated Depreciation, Depletion and Amortization	(702,537)	(880)	—	3,518	(699,899)

Net Property and Equipment	1,006,046	1,028	—	(5,859)	1,001,215
Deferred Financing Costs and Other Assets – Net	2,501	—	—	—	2,501
Intercompany Receivables	—	—	1,070,548	(1,070,548)	—
Investment in Subsidiaries – Net	(1,907)	—	243,331	(241,424)	—
Long-Term Derivative Instruments	9,534	—	—	—	9,534

Total Assets	$1,074,750	$1,039	$1,313,973	$(1,317,831)	$1,071,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$37,874	$—	$—	$—	$37,874
Current Maturities of Long-Term Debt	590	—	—	—	590
Accrued Liabilities	32,601	—	11,725	—	44,326
Short-Term Derivative Instruments	2,486	—	—	—	2,486

Total Current Liabilities	73,551	—	11,725	—	85,276
Long-Term Derivative Instruments	5,556	—	—	—	5,556
Senior Secured Line of Credit and Other Long-Term Debt, Net of Issuance Costs	28	—	109,368	—	109,396
Senior Notes, Net of Issuance Costs	—	—	663,089	—	663,089
Premium on Senior Notes – Net	—	—	2,344	—	2,344
Other Deposits and Liabilities	3,156	—	—	—	3,156
Future Abandonment Cost	42,443	440	—	—	42,883
Intercompany Payables	1,070,096	452	—	(1,070,548)	—

Total Liabilities	1,194,830	892	786,526	(1,070,548)	911,700
Stockholders’ Equity
Preferred Stock	—	—	1	—	1
Common Stock	—	—	54	—	54
Additional Paid-In Capital	177,143	—	619,777	(173,057)	623,863
Accumulated Earnings (Deficit)	(297,223)	147	(92,385)	(74,226)	(463,687)

Total Stockholders’ Equity	(120,080)	147	527,447	(247,283)	160,231
Total Liabilities and Stockholders’ Equity	$1,074,750	$1,039	$1,313,973	$(1,317,831)	$1,071,931

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$54,000	$111	$—	$—	$54,111
Other Revenue	11	—	—	—	11

TOTAL OPERATING REVENUE	54,011	111	—	—	54,122
OPERATING EXPENSES
Production and Lease Operating Expense	29,014	38	—	—	29,052
General and Administrative Expense	6,659	16	2,976	—	9,651
Loss on Disposal of Asset	65	—	—	—	65
Impairment Expense	7,012	11	—	—	7,023
Exploration Expense	518	—	—	—	518
Depreciation, Depletion, Amortization and Accretion	26,292	69	—	(235)	26,126
Other Operating Expense	5,191	—	—	—	5,191

TOTAL OPERATING EXPENSES	74,751	134	2,976	(235)	77,626
INCOME (LOSS) FROM OPERATIONS	(20,740)	(23)	(2,976)	235	(23,504)
OTHER INCOME (EXPENSE)
Interest Expense	(58)	—	(11,959)	—	(12,017)
Gain on Derivatives, Net	16,856	—	263	—	17,119
Other Expense	34	—	—	—	34
Loss From Equity Method Investments	(203)	—	—	—	(203)
Income (Loss) From Equity in Consolidated Subsidiaries	(23)	23	(3,214)	3,214	—

TOTAL OTHER INCOME (EXPENSE)	16,606	23	(14,910)	3,214	4,933
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(4,134)	—	(17,886)	3,449	(18,571)
Income Tax Benefit	20	—	72	—	92

INCOME (LOSS) FROM CONTINUING OPERATIONS	(4,114)	—	(17,814)	3,449	(18,479)
Loss From Discontinued Operations, Net of Income Tax	—	2,826	—	(864)	1,962

Net Income (Loss)	(4,114)	2,826	(17,814)	2,585	(16,517)
Net Income Attributable to Noncontrolling Interests of Discontinued Operations	—	1,297	—	—	1,297

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(4,114)	$1,529	$(17,814)	$2,585	$(17,814)

Preferred Stock Dividends	—	—	2,415	—	2,415

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,114)	$1,529	$(20,229)	$2,585	$(20,229)

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDING MARCH 31, 2015

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(4,114)	$2,826	$(17,814)	$2,585	$(16,517)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Loss From Equity Method Investments	203	—	—	—	203
Non-Cash Expenses	(70)	44	3,403	—	3,377
Depreciation, Depletion, Amortization and Accretion	26,292	1,480	—	(1,607)	26,165
Gain on Derivatives	(16,856)	—	(263)	—	(17,119)
Cash Settlements of Derivatives	10,579	—	500	—	11,079
Dry Hole Expense	(1)	—	—	—	(1)
(Gain) Loss on Sale of Asset	65	(32)	—	—	33
Impairment Expense	7,012	11	—	—	7,023
Changes in operating assets and liabilities
Accounts Receivable	10,437	(1,087)	428	251	10,029
Inventory, Prepaid Expenses and Other Assets	712	(322)	(62)	—	328
Accounts Payable and Accrued Liabilities	(12,518)	(2,496)	2,336	(251)	(12,929)
Other Assets and Liabilities	(199)	(133)	27	—	(305)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	21,542	291	(11,445)	978	11,366
CASH FLOWS FROM INVESTING ACTIVITIES
Intercompany loans to subsidiaries	27,192	(1,688)	(23,681)	(1,823)	—
Proceeds from Joint Venture Acreage Management	39	—	—	—	39
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	217	455	—	—	672
Proceeds from Joint Venture for Reimbursement of Capital Costs	16,611	—	—	—	16,611
Acquisitions of Undeveloped Acreage	(17,454)	(5)	—	—	(17,459)
Capital Expenditures for Development of Oil and Gas Properties and Equipment	(60,719)	(7,139)	—	845	(67,013)

NET CASH USED IN INVESTING ACTIVITIES	(34,114)	(8,377)	(23,681)	(978)	(67,150)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long-Term Debt and Lines of Credit	—	18,826	54,000	—	72,826
Repayments of Long-Term Debt and Lines of Credit	—	(9,761)	(16,000)	—	(25,761)
Repayments of Loans and Other Notes Payable	(392)	(294)	—	—	(686)
Debt Issuance Costs	—	—	(459)	—	(459)
Dividends Paid	—	—	(2,415)	—	(2,415)
Distributions by the Partners of Consolidated Subsidiaries	—	(531)	—	—	(531)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(392)	8,240	35,126	—	42,974
NET INCREASE IN CASH	(12,964)	154	—	—	(12,810)
CASH – BEGINNING	17,978	113	5	—	18,096

CASH – ENDING	$5,014	$267	$5	$—	$5,286

18.	SUBSEQUENT EVENTS

Debt and Preferred Stock Exchanges

During April 2016, we completed two privately negotiated exchanges of shares of our common stock for outstanding 2020 Notes, 2022 Notes, New Notes and our Series A Preferred Stock. In total, we exchanged approximately $17.2 million of 2020 Notes, $9.7 million of 2022 Notes, $2.2 million of New Notes and $13.8 million in face value of the Series A Preferred Stock for approximately 7.1 million shares of our common stock. In each transaction, the holders waived all accrued and unpaid interest. The shares of our common stock were issued under Section 3(a)(9) of the Securities Act of 1933, as amended.

Borrowing Base Reduction

In conjunction with the Exchange, effective April 1, 2016, we amended certain terms of our Senior Credit Facility including the reduction of our borrowing base from $200.0 million to $190.0 million effective April 1, 2016. As of March 31, 2016, we had approximately $158.0 million outstanding under our Senior Credit Facility and $41.0 million of undrawn letters of credit. On April 1, 2016, we paid down borrowings under our Senior Credit Facility by $9.5 million on April 1, 2016 to be in compliance with the amendment. This amount was recorded as Current Maturities of Long-Term Debt on our Consolidated Balance Sheet as of March 31, 2016.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Rex Energy Corporation:

We have audited the accompanying consolidated balance sheets of Rex Energy Corporation and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in noncontrolling interest and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Pittsburgh, Pennsylvania

March 15, 2016

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and Cash Equivalents	$1,091	$17,978
Accounts Receivable	19,483	43,936
Taxes Receivable	18	504
Short-Term Derivative Instruments	34,260	29,265
Inventory, Prepaid Expenses and Other	3,829	3,403
Assets Held for Sale	—	34,257

Total Current Assets	58,681	129,343
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,239,430	1,079,039
Unevaluated Oil and Gas Properties	262,992	322,413
Other Property and Equipment	40,112	46,361
Wells and Facilities in Progress	144,556	127,655
Pipelines	14,024	15,657

Total Property and Equipment	1,701,114	1,591,125
Less: Accumulated Depreciation, Depletion and Amortization	(699,899)	(366,917)

Net Property and Equipment	1,001,215	1,224,208
Deferred Financing Costs and Other Assets – Net	16,544	17,070
Equity Method Investments	—	17,895
Long-Term Derivative Instruments	9,534	4,904
Long-Term Deferred Tax Asset	12,532	8,301

Total Assets	$1,098,506	$1,401,721

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$37,874	$53,340
Current Maturities of Long-Term Debt	590	1,176
Accrued Liabilities	44,326	59,478
Short-Term Derivative Instruments	2,486	421
Current Deferred Tax Liability	12,532	8,301
Liabilities Related to Assets Held for Sale	—	25,115

Total Current Liabilities	97,808	147,831
8.875% Senior Notes Due 2020	350,000	350,000
6.25% Senior Notes Due 2022	325,000	325,000
Premium on Senior Notes, Net	2,344	2,725
Senior Secured Line of Credit and Long-Term Debt	111,528	251
Long-Term Derivative Instruments	5,556	2,377
Other Deposits and Liabilities	3,156	4,018
Future Abandonment Cost	42,883	38,146

Total Liabilities	$938,275	$870,348
Commitments and Contingencies (See Note 13)
Stockholders’ Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 16,100 issued and outstanding on December 31, 2015 and 2014.	$1	$1
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 55,741,229 shares issued and outstanding on December 31, 2015 and 54,174,763 shares issued and outstanding on December 31, 2014.	54	54
Additional Paid-In Capital	623,863	617,826
Accumulated Deficit	(463,687)	(90,749)

Rex Energy Stockholders’ Equity	160,231	527,132
Noncontrolling Interests of Discontinued Operations	—	4,241

Total Stockholders’ Equity	160,231	531,373

Total Liabilities and Stockholders’ Equity	$1,098,506	$1,401,721

See accompanying notes to the consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ and Shares in Thousands, Except Per Share Data)

	Year Ended December 31,
	2015	2014	2013
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$171,951	$297,869	$213,919
Other Revenue	42	118	200

TOTAL OPERATING REVENUE	171,993	297,987	214,119
OPERATING EXPENSES
Production and Lease Operating Expense	118,999	100,282	62,150
General and Administrative Expense	29,435	36,137	30,839
(Gain) Loss on Disposal of Asset	(477)	644	1,602
Impairment Expense	345,775	132,618	32,072
Exploration Expense	3,011	9,446	11,408
Depreciation, Depletion, Amortization and Accretion	104,744	94,467	62,386
Other Operating Expense	5,595	134	592

TOTAL OPERATING EXPENSES	607,082	373,728	201,049
INCOME (LOSS) FROM OPERATIONS	(435,089)	(75,741)	13,070
OTHER EXPENSE
Interest Expense	(47,806)	(36,977)	(22,676)
Gain (Loss) on Derivatives, Net	60,176	38,876	(2,908)
Other Income (Expense)	(115)	90	6,739
Loss on Equity Method Investments	(411)	(813)	(763)

TOTAL OTHER INCOME (EXPENSE)	11,844	1,176	(19,608)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(423,245)	(74,565)	(6,538)
Income Tax Benefit	24,227	26,915	4,154

NET LOSS FROM CONTINUING OPERATIONS	(399,018)	(47,650)	(2,384)
Income From Discontinued Operations, Net of Income Taxes	37,985	5,000	1,811

NET LOSS	(361,033)	(42,650)	(573)
Net Income Attributable to Noncontrolling Interests	2,245	4,039	1,557

NET LOSS ATTRIBUTABLE TO REX ENERGY	$(363,278)	$(46,689)	$(2,130)

Preferred Stock Dividends	9,660	2,335	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(372,938)	$(49,024)	$(2,130)

Earnings per common share:
Basic – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(7.51)	$(0.94)	$(0.05)
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.66	0.02	0.01

Basic – Net Loss Attributable to Rex Energy Common Shareholders	$(6.85)	$(0.92)	$(0.04)

Basic – Weighted Average Shares of Common Stock Outstanding	54,392	53,150	52,572
Diluted – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(7.51)	$(0.94)	$(0.05)
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.66	0.02	0.01

Diluted – Net Loss Attributable to Rex Energy Common Shareholders	$(6.85)	$(0.92)	$(0.04)

Diluted – Weighted Average Shares of Common Stock Outstanding	54,392	53,150	52,572

See accompanying notes to the consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN NONCONTROLLING INTERESTS

AND STOCKHOLDERS’ EQUITY

(in Thousands)

	Common Stock		Preferred Stock		Additional Paid- In Capital	Accumulated Deficit	Rex Energy Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
BALANCE December 31, 2012	53,213	$52	—	$—	$451,062	$(39,595)	$411,519	$775	$412,294
Non-Cash Compensation	—	—	—	—	5,418	—	5,418	—	5,418
Issuance of Restricted Stock, Net of Forfeitures	924	—	—	—	—	—	—	—	—
Stock Option Exercise	49	2	—	—	534	—	536	—	536
Capital Distributions	—	—	—	—	—	—	—	(886)	(886)
Change in Ownership of Noncontrolling Interests	—	—	—	—	(460)	—	(460)	596	136
Net Income (Loss)	—	—	—	—	—	(2,130)	(2,130)	1,557	(573)

BALANCE December 31, 2013	54,186	$54	$—	$—	$456,554	$(41,725)	$414,883	$2,042	$416,925
Non-Cash Compensation	—	—	—	—	5,769	—	5,769	—	5,769
Issuance of Restricted Stock, Net of Forfeitures	(58)	—	—	—	—	—	—	—	—
Stock Option Exercise	47	—	—	—	515	—	515	—	515
Capital Distributions	—	—	—	—	—	—	—	(1,840)	(1,840)
Issuance of Preferred Stock	—	—	16	1	154,988	—	154,989	—	154,989
Dividends Declared on Preferred Stock ($145.00 per preferred share)	—	—	—	—	—	(2,335)	(2,335)	—	(2,335)
Net Income (Loss)	—	—	—	—	—	(46,689)	(46,689)	4,039	(42,650)

BALANCE December 31, 2014	54,175	$54	$16	$1	$617,826	$(90,749)	$527,132	$4,241	$531,373
Non-Cash Compensation	—	—	—	—	6,469	—	6,469	—	6,469
Issuance of Restricted Stock, Net of Forfeitures	1,566	—	—	—	—	—	—	—	—
Capital Distributions	—	—	—	—	—	—	—	(830)	(830)
Sale of Consolidated Subsidiary	—	—	—	—	(432)	—	(432)	(5,656)	(6,088)
Dividends Declared on Preferred Stock ($600.00 per preferred share)	—	—	—	—	—	(9,660)	(9,660)	—	(9,660)
Net Income (Loss)	—	—	—	—	—	(363,278)	(363,278)	2,245	(361,033)

BALANCE December 31, 2015	55,741	$54	16	$1	$623,863	$(463,687)	$160,231	$—	$160,231

See accompanying notes to the consolidated financial statements

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

	For the Years Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(361,033)	$(42,650)	$(573)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Loss on Equity Method Investments	411	813	763
Non-cash Expenses	7,649	6,789	6,230
Depreciation, Depletion, Amortization and Accretion	104,822	98,171	63,944
(Gain) Loss on Derivatives	(60,176)	(38,876)	2,908
Cash Settlements of Derivatives	55,793	7,281	7,128
Dry Hole Expense	330	4,064	2,993
Deferred Income Tax Expense (Benefit)	—	(25,992)	2,279
Impairment Expense	345,775	132,684	32,072
(Gain) Loss on Sale of Assets and Equity Method Investments	(521)	589	(6,211)
Gain on Sale of Water Solutions	(57,778)	—	—
Changes in operating assets and liabilities
Accounts Receivable	21,679	(13,620)	(12,726)
Inventory, Prepaid Expenses and Other Assets	(568)	(1,359)	(885)
Accounts Payable and Accrued Liabilities	(22,955)	37,274	12,891
Other Assets and Liabilities	(2,543)	(2,462)	(2,497)

NET CASH PROVIDED BY OPERATING ACTIVITIES	30,885	162,706	108,316
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Joint Venture Acreage Management	58	263	458
Contributions to Equity Method Investments	—	—	(2,493)
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	77,226	546	11,305
Proceeds from Joint Venture	16,611	—	—
Acquisitions of Undeveloped Acreage	(28,242)	(169,423)	(41,784)
Acquisitions of Oil and Gas Properties and Equipment	(221,099)	(391,422)	(281,004)

NET CASH USED IN INVESTING ACTIVITIES	(155,446)	(560,036)	(313,518)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of Long-Term Debt and Lines of Credit	229,314	209,895	72,249
Repayments from Long-Term Debt and Lines of Credit	(108,335)	(263,152)	(8,480)
Repayments of Loans and Other Notes Payable	(1,519)	(2,721)	(2,005)
Proceeds from Senior Notes, Net of Discounts and Premiums	—	325,000	105,000
Debt Issuance Costs	(1,414)	(6,824)	(3,134)
Proceeds from the Issuance of Preferred Stock, Net	—	154,988	—
Proceeds from the Exercise of Stock Options	—	515	533
Purchase of Noncontrolling Interests	—	—	(150)
Distributions by the Partners of Consolidated Subsidiary	(830)	(1,840)	(886)
Dividends Paid on Preferred Stock	(9,660)	(2,335)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	107,556	413,526	163,127

NET INCREASE (DECREASE) IN CASH	(17,005)	16,196	(42,075)
CASH AND CASH EQUIVALENTS – BEGINNING	18,096	1,900	43,975

CASH AND CASH EQUIVALENTS – ENDING	$1,091	$18,096	$1,900

CASH AND CASH EQUIVALENTS ATTRIBUTABLE TO CONTINUING OPERATIONS	$1,091	$17,978	$1,307
CASH AND CASH EQUIVALENTS ATTRIBUTABLE TO ASSETS HELD FOR SALE	$—	$118	$593
SUPPLEMENTAL DISCLOSURES
Interest Paid, net of capitalized interest	47,628	26,874	23,605
Cash Received for Income Taxes	(502)	(4,643)	(6,390)
NON-CASH ACTIVITIES
Increase (Decrease) in Accrued Liabilities	(11,703)	3,477	22,138

See accompanying notes to the consolidated financial statements

REX ENERGY CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

We are an independent oil, natural gas liquid (“NGL”) and natural gas company with operations currently focused in the Appalachian and Illinois Basins. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian (“Burkett”) Shale drilling and exploration activities. In the Illinois Basin, we are focused on developmental oil drilling on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties.

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all of our wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. Unless otherwise indicated, all references to “Rex Energy Corporation,” “our,” “we,” “us” and similar terms refer to Rex Energy Corporation and its subsidiaries together. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies.

Our revolving credit facility requires we meet, on a quarterly basis, financial requirements of a minimum consolidated current ratio and a maximum net senior secured debt to EBITDAX ratio. EBITDAX is a non-GAAP measure used by our management team and by other users of our financial statements. For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Item 6. Selected Financial Data – Non-GAAP Financial Measures.” If we are unable to comply with these financial requirements, an event of default could result which would permit acceleration of outstanding debt and could permit our lenders to foreclose on our mortgaged properties. In order to improve our liquidity position to meet the financial requirements under our revolving credit facility and to meet other outstanding obligations, we are currently pursuing or considering a number of actions including (i) debt-for-debt exchanges, (ii) joint venture opportunities, (iii) minimizing our capital expenditures, (iv) improving our cash flows from operations, (v) effectively managing our working capital (vi) adding additional hedging positions (vii) and in- and out-of-court restructuring. There can be no assurance that sufficient liquidity can be raised from one or more of these transactions or that these transaction can be consummated within the period needed to meet certain obligations.

Discontinued Operations

Unless otherwise noted, all disclosures and tables reflect the results of continuing operations and exclude any assets, liabilities or results from our discontinued operations. For additional information see Note 4, Discontinued Operations/Assets Held for Sale, to our Consolidated Financial Statements.

During December 2011, our board of directors approved a formal plan to sell our DJ Basin assets located in the states of Wyoming and Colorado. Pursuant to the rules for discontinued operations, the results of operations are reflected as Discontinued Operations in our Consolidated Statements of Operations for the year ended December 31, 2013.

During December 2014, our board of directors approved and committed to a plan to sell Water Solutions Holdings, LLC and its related subsidiaries (“Water Solutions”), of which we owned a 60% interest. The sale of Water Solutions closed in July 2015. As a result, the assets and liabilities of Water Solutions have been classified as held for sale in the accompanying Consolidated Balance Sheets as of December 31, 2014 and the results of operations have been classified as discontinued operations in the accompanying Consolidated Statements of Operations as of December 31, 2015, 2014 and 2013.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Estimates made in preparing these Consolidated Financial Statements include, among other things, estimates of the proved oil, NGL and natural gas reserve volumes used in calculating Depletion, Depreciation and Amortization (“DD&A”) expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment; fair values of financial derivative instruments; volumes and prices for revenues accrued; estimates of the fair value of equity-based compensation awards; deferred tax valuation allowance and the timing and amount of future abandonment costs used in calculating asset retirement obligations. Future changes in the assumptions used could have a significant impact on reported results in future periods. The estimates are based on current assumptions that may be materially affected by changes to future economic conditions such as the market prices received for sales of volumes of oil and natural gas, interest rates and our ability to generate future income.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2015 and 2014, our Cash and Cash Equivalents consisted of only cash.

Accounts Receivable

Our trade accounts receivable, which are primarily from oil, NGLs and natural gas sales and joint interest billings, are recorded at the invoiced amount and include production receivables. The production receivable is valued at the invoiced amount and does not bear interest. Accounts receivable also include joint interest billing receivables which represent billings to the non-operators associated with the drilling and operation of wells and are based on those owners’ working interests in the wells. We have assessed the financial strength of our customers and joint owners and record an allowance for bad debts as necessary. Our allowance for bad debts as of December 31, 2015 and 2014, was negligible.

To the extent actual quantities and values of oil, NGLs and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded as Accounts Receivable in the accompanying Consolidated Balance Sheets.

At December 31, 2015, we carried approximately $12.1 million in production receivable, of which approximately $10.5 million were production receivables due from four purchasers. At December 31, 2014, we carried approximately $25.2 million in production receivables, of which approximately $21.4 million were production receivables due from four purchasers. In addition, we carried approximately $3.2 million in receivables at December 31, 2015 and $6.7 million at December 31, 2014 that was in relation to our joint operations with Sumitomo Corporation and ArcLight Capital Partners, LLC.

Inventory

Inventory is valued at the lower of cost or market value and consists of our ownership interest in oil and NGLs held in terminal tanks located in the field. Oil and NGL cost basis is calculated using the average cost method, with average cost defined as production and lease operating expenses net of DD&A. General and Administrative expenses are not allocated to the cost of inventory for the purpose of valuing inventory.

Oil, NGL and Natural Gas Property, Depreciation and Depletion

We account for oil, NGL and natural gas exploration and production activities under the successful efforts method of accounting. Proved developed natural gas and oil property acquisition costs are capitalized when incurred, including our estimate of the fair value of future abandonment costs. Unproved properties with individually significant acquisition costs are assessed periodically on a property-by-property basis, and any impairment in value is recognized. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved natural gas and oil properties. Natural gas and oil exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether they have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. Costs to develop estimated proved reserves, including the costs of all development well and related equipment used in the production of oil, NGLs and natural gas, are capitalized. We capitalize interest on capital projects, most notably during the drilling and completion of oil and natural gas wells. For the years ended December 31, 2015, 2014 and 2013, we capitalized interest costs of $7.7 million, $7.3 million and $7.5 million, respectively.

Depletion is calculated using the unit-of-production method. In arriving at rates under the unit-of-production method, the quantities of recoverable oil and natural gas are established based on estimates made by our geologists and engineers and independent engineers. We periodically review estimated proved reserve estimates and make changes as needed to depletion expenses to account for new wells drilled, acquisitions, divestitures and other events which may have caused significant changes in our estimated proved reserves. The costs of unproved properties are withheld from the depletion base until such time as they are proved. When estimated proved reserves are assigned, the cost of the property is added to costs subject to depletion calculations. Non-producing properties consist of undeveloped leasehold costs and costs associated with the purchase of certain proved undeveloped reserves. Undeveloped leasehold cost is allocated to the associated producing properties as the undeveloped acreage is developed. Individually significant non-producing properties are periodically assessed for impairment of value. Service properties, equipment and other assets are depreciated using the straight-line method over their estimated useful lives of three to 40 years.

We review assets for impairment when events or circumstances indicate a possible decline in the recoverability of the carrying value of such property. When circumstances indicate that an asset may be impaired, we compare expected undiscounted future cash flows at a producing field to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on our estimate of future oil, NGL and natural gas prices, operating costs, anticipated production from estimated proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate. Our estimates of future oil, NGL and natural gas prices are based on forward strip prices for NYMEX oil and various natural gas markets that are relevant to our operations. For unproved oil and gas properties, we analyze activity on the acreage prior to evaluating any fair value indicators, such as current drilling activity, drilling success, future development plans and the likelihood of expiration. Unproved oil and gas properties are impaired when it becomes more likely than not that a property will expire before it can be developed or an extension can be agreed upon. When evaluating the value of our unproved oil, NGL and natural gas properties, we analyze the level and success of current development, future development plans and changes in market value. Performing the impairment evaluations requires use of judgments and estimates since the results are dependent on future events, including estimates of future proved and unproved reserves, future commodity prices, the timing of future production, capital expenditures and the intent to develop properties, among others.

We recognized approximately $345.8 million, $132.6 million and $32.1 million of impairment from continuing operations on certain oil, NGL and natural gas properties for the years ending December 31, 2015, 2014 and 2013, respectively. We recorded these charges as Impairment Expense on our Consolidated Statements of Operations. For additional information, see Note 16, Impairment Expense, to our Consolidated Financial Statements.

Expenditures for repairs and maintenance to sustain production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures are charged to expense.

Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reservoirs are capitalized.

Upon the sale or retirement of a proved natural gas or oil property, or an entire interest in unproved leaseholds, the cost and related accumulated depletion are removed from the property accounts and the resulting gain or loss is recognized. For sales of a partial interest in unproved leaseholds for cash, sales proceeds are first applied as a reduction of the original cost of the entire interest in the property and any remaining proceeds are recognized as a gain.

Natural Gas and Oil Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil, NGLs and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. For the years ended December 31, 2015 and 2014, Netherland Sewell and Associates, Inc. (“NSAI”) prepared a consolidated reserve and economic evaluation of our proved oil and gas reserves. The preparation of our proved reserve estimates are completed in accordance with our internal control procedures, which include the verification of input data used by NSAI, as well as management review and approval.

Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. Estimates of our crude oil, NGL and natural gas reserves, and the projected cash flows derived from these reserve estimates, are prepared by our engineers in accordance with guidelines established by the SEC. The independent reserve engineer estimates reserves annually on December 31. This annual estimate results in a new depletion rate, which we use for the preceding fourth quarter after adjusting for fourth quarter production.

Deferred Financing Costs and Other Assets—Net

At December 31, 2015, we had deferred financing costs and other assets consisting of $16.5 million, which is primarily made up of bond costs and loan costs that are amortized using the effective interest method and the straight line method, respectively, over their estimated lives, which is, on average, five to eight years. We amortize any costs incurred to renew or extend the terms of existing debt over the contract term or estimated useful life, as applicable. For the years ended December 31, 2015, 2014 and 2013, we recorded amortization expense from continuing operations of $2.0 million, $1.5 million and $1.2 million, respectively.

The following is a summary of our deferred financing costs at the dates indicated:

	December 31, 2015 (in thousands)	December 31, 2014 (in thousands)
Deferred Financing Costs—Gross	$20,623	$19,212
Accumulated Amortization	(6,580)	(4,564)

Deferred Financing Costs—Net	$14,043	$14,648

Specific to our deferred financing costs, we have incurred gross debt issuance costs of approximately $1.4 million and $6.8 million for the years ended December 31, 2015 and 2014, respectively, which are presented net of accumulated amortization of $6.6 million and $4.6 million, respectively, and include deferred financing from our senior notes and revolving line of credit.

Future Abandonment Cost

Future abandonment costs are recognized as obligations associated with the retirement of tangible long-lived assets that result from the acquisition and development of the asset. We recognize the fair value of a liability for a retirement obligation in the period in which the liability is incurred. For natural gas and oil properties, this is the period in which the natural gas or oil well is acquired or drilled. The future abandonment cost is capitalized as part of the carrying amount of our natural gas and oil properties at its discounted fair value. The liability is then accreted each period until the liability is settled or the natural gas or oil well is sold, at which time the liability is reversed. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost.

Accretion expense from continuing operations during the years ended December 31, 2015, 2014 and 2013 totaled approximately $3.8 million, $3.6 million and $3.0 million, respectively. These amounts are recorded as DD&A on our Consolidated Statements of Operations. As of December 31, 2015 and 2014, approximately $2.2 million and $2.0 million, respectively, of our Future Abandonment Costs were classified as short-term liabilities under the caption Accrued Liabilities on our Consolidated Balance Sheets. During 2015 and 2014, we recognized an increase of $2.4 million and $8.4 million, respectively, in the estimated present value of our asset retirement obligations, representing an increase in the estimate to plug and abandon our oil and natural gas wells. The revised estimates were primarily the result of increased abandonment cost estimates, which were driven by the trends of actual outcomes. We account for asset retirement obligations that relate to wells that are drilled jointly based on our interest in those wells.

	December 31, 2015 (in thousands)	December 31, 2014 (in thousands)
Beginning Balance	$40,099	$28,525
Asset Retirement Obligation Incurred	1,135	1,480
Asset Retirement Obligation Settled	(2,273)	(1,943)
Asset Retirement Obligation Cancelled or Sold Properties	(136)	(10)
Asset Retirement Obligation Revision of Estimated Obligation	2,428	8,426
Asset Retirement Obligation Accretion Expense	3,821	3,621

Total Future Abandonment Costs	$45,074	$40,099

Revenue Recognition

Oil, NGL and natural gas revenue is recognized when the oil, NGL or natural gas is delivered to or collected by the respective purchaser, a sales agreement exists, collection for amounts billed is reasonably assured and the sales price is fixed or determinable. Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities. In the case of oil and NGL sales, title is transferred to the purchaser when the oil or NGLs leaves our stock tanks and enters the purchaser’s trucks. In the case of gas production, title is transferred when the gas passes through the meter of the purchaser. It is the measurement of the purchaser that determines the amount of oil, NGL or natural gas purchased. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for oil, NGLs and natural gas purchases within 30-60 days of the end of each production month. We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible. The point of sale for our oil, NGL and natural gas production is at its applicable field gathering system. We do not recognize revenue for oil and NGL production held in stock tanks before delivery to the purchaser.

To the extent actual quantities and values of oil, NGLs and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded as Oil, Natural Gas and NGL Sales on the Statements of Operations.

Derivative Instruments

We use put and call options (collars), fixed rate swap contracts, swaptions, puts, deferred put spreads, cap swaps, call protected swaps, basis swaps and three-way collars to manage price risks in connection with the sale of oil, natural gas and NGLs. We have also used interest rate swap agreements to manage interest rate exposure associated with our fixed rate senior notes. We have established the fair value of all derivative instruments using estimates determined by our counterparties and other third-parties. These values are based upon, among other things, future prices, volatility, time to maturity and credit risk. The values we report in our Consolidated Financial Statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

We report our derivative instruments at fair value and include them in the Consolidated Balance Sheets as assets or liabilities. The accounting for changes in fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. For derivative instruments designated for hedge accounting, for financial accounting purposes, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Any changes in fair value resulting from ineffectiveness are recognized immediately in earnings. During 2015, 2014 and 2013 we did not have any derivative instruments designated for hedge accounting.

For derivative instruments designated as fair value hedges, changes in fair value, as well as the offsetting changes in the estimated fair value of the hedged item attributable to the hedged risk, are recognized currently in earnings. Derivative effectiveness is measured annually based on the relative changes in fair value between the derivative contract and the hedged item over time. For derivatives on oil, natural gas and NGL production activity, our evaluations are not documented, and as a result, we record changes on the derivative valuations through earnings. For additional information on our derivative instruments, see Note 10, Fair Value of Financial Instruments and Derivative Instruments, to our Consolidated Financial Statements.

Contingent Liabilities

A provision for legal, environmental and other contingent matters is charged to expense when the loss is probable and the cost or range of cost can be reasonably estimated. Judgment is often required to determine when expenses should be recorded for legal, environmental and contingent matters. In addition, we often must estimate the amount of such losses. In many cases, our judgment is based on the input of our legal advisors and on the interpretation of laws and regulations, which can be interpreted differently by regulators and/or the courts. We monitor known and potential legal, environmental and other contingent matters and make our best estimate of when to record losses for these matters based on available information.

Income Taxes

We are subject to income and other taxes in all areas in which we operate. When recording income tax expense, certain estimates are required because income tax returns are generally filed several months after the close of a calendar year, tax returns are subject to audit which can take years to complete, and future events often impact the timing of when income tax expenses and benefits are recognized. We have deferred tax assets relating to tax operating loss carryforwards and other deductible differences and deferred tax liabilities that relate to oil and gas properties and other taxable differences.

Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rates. Net deferred tax assets are required to be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact. We record valuation allowances on deferred tax assets if we determine it is more likely than not that the asset will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income, or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on our financial position.

The accounting estimate related to the tax valuation allowance requires us to make assumptions regarding the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. These assumptions require significant judgment because actual performance has fluctuated in the past and may do so in the future. The impact that changes in actual performance versus these estimates could have on the realization of tax benefits as reported in our results of operations could be material. We continuously evaluate facts and circumstances representing positive and negative evidence in the determination of our ability to realize the deferred tax assets.

We recognize a tax position if it is more likely than not that it will be sustained upon examination. If we determine it is more likely than not a tax position will be sustained based on its technical merits, we record the impact of the position in our Consolidated Financial Statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. We are also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to the unrecognized tax benefits will occur during the next twelve months (for additional information, see Note 11, Income Taxes, to our Consolidated Financial Statements). Our policy is to recognize interest and penalties on any unrecognized tax benefits in interest expense and general and administrative expense, respectively.

Stock-based Compensation

We recognize in the Consolidated Financial Statements the cost of employee and non-employee director services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We use a standard option pricing model (i.e. Black-Scholes) to measure the fair value of employee stock options and stock appreciation rights and a Monte Carlo simulation technique to value restricted stock awards that are tied to market performance. The fair value of non-market based restricted stock awards is determined based on the fair market value of our common stock on the date of the grant.

The benefits associated with the tax deductions in excess of recognized compensation cost are reported as a financing cash flow when realized. We recognize compensation costs related to awards with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award were, in-substance, multiple awards (for additional information, see Note 15, Employee Benefit and Equity Plans, to our Consolidated Financial Statements). Stock appreciation rights are classified as a liability and are re-measured at fair value each reporting period.

Earnings per Common Share

Earnings per common share are computed by dividing consolidated net income attributable to us by the weighted average number of common shares outstanding. Diluted earnings per common share are computed based upon the weighted average number of common shares outstanding during the period plus the assumed issuance of common shares for all potentially dilutive securities, including the assumed conversion of preferred stock. At December 31, 2015, we had 55,741,229 common shares outstanding, 443,672 options outstanding and 20,500 stock appreciation rights outstanding with no outstanding warrants or other potentially dilutive securities. The total common shares outstanding include 2,479,408 restricted stock awards, of which approximately 1,065,296 shares are performance-based awards. For additional information, see Note 12, Earnings per Common Share, to our Consolidated Financial Statements.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The standard is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. We adopted this ASU on January 1, 2016. Adoption did not have a material impact on our Consolidated Financial Statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments in this ASU intend to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures. The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard places more emphasis on risk of loss when determining a controlling financial interest, reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity and changes consolidation conclusions in several industries that typically make use of limited partnerships or variable interest entities. This ASU will be effective for periods beginning after December 15, 2015, for public companies, and early adoption is permitted, including adoption in an interim period. We are currently evaluating the potential effect of this ASU but do not believe that it will have a material impact on our Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The standard requires an entity to present debt issuance costs related to a recognized liability as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance in the ASU is effective for public entities for annual reporting periods beginning after December 15, 2015, including interim periods therein. Early adoption is permitted. We are currently evaluating the potential effect of this ASU and the related impact on our Consolidated Financial Statements. As of December 31, 2015, we had approximately $14.0 million in net deferred financing costs that would be potentially reclassified to reduce the debt carrying balance.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The amendments in this ASU affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services by following five steps:

1) Identify the contract(s) with a customer.

2) Identify the performance obligations in the contract.

3) Determine the transaction price.

4) Allocate the transaction price to the performance obligations in the contract.

5) Recognize revenue when (or as) the entity satisfies a performance obligation.

An entity should apply the amendments in this ASU using one of the following two methods:

1) Retrospectively to each prior reporting period presented.

2) Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of the initial applications.

In July 2015, the FASB approved a one-year deferral of the effective date of this new standard so the guidance is effective for the reporting period beginning January 1, 2018, with early adoption permitted in the first quarter 2017. We are currently evaluating the new guidance and have not determined the impact this standard may have on our Consolidated Financial Statements or decided upon the method of adoption.

In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs with Line-of-Credit Arrangements. This ASU clarifies the presentation of debt issuance costs associated with line-of-credit arrangements. In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The guidance in the ASU is effective for public entities for annual reporting periods beginning after December 15, 2015, including interim periods therein. Early adoption is permitted. We are currently evaluating the potential effect of this ASU and the related impact on our Consolidated Financial Statements.

3.	BUSINESS AND OIL AND GAS PROPERTY ACQUISITIONS AND DISPOSITIONS

Acquisitions

On September 9, 2014, we completed the acquisition of approximately 208,000 gross (207,000 net) acres prospective for the Marcellus, Upper Devonian/Burkett and Utica Shales from SWEPI, LP, an affiliate of Royal Dutch Shell, plc (“Shell”), for approximately $120.6 million in cash, after customary closing adjustments. Included in the acquisition were several producing wells and properties in various stages of development. The assets acquired are located in Armstrong, Beaver, Butler, Lawrence, Mercer and Venango counties in Pennsylvania and Columbiana and Mahoning counties in Ohio. The acquisition does not meet the definition of a business combination and, therefore, has been accounted for as an asset acquisition. The acquisition price was allocated as follows:

($ in Thousands)	December 31, 2014
Evaluated Oil and Gas Properties	$6,968
Unevaluated Oil and Gas Properties	88,351
Wells and Facilities in Progress	25,244

Purchase Price	$120,563

Dispositions

Water Solutions

In December 2014, our board of directors approved a formal plan to sell Water Solutions, of which we owned a 60% interest. In June 2015, we entered into a purchase and sale agreement with American Water Works Company, Inc. (“American Water”) pursuant to which American Water acquired Water Solutions for consideration of approximately $130.0 million, inclusive of cash and debt and subject to other customary adjustments. The sale closed in July 2015, and we received approximately $66.8 million in net proceeds, resulting in a gain of approximately $57.8 million. The transaction is recorded as Discontinued Operations.

ArcLight Capital Partners, LLC

On March 31, 2015, we entered into a joint venture agreement with an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) to jointly develop 32 specifically designated wells in our Butler County, Pennsylvania operated area. ArcLight will participate and fund 35.0% of the estimated well costs for the designated wells. We expect to receive total consideration for the transaction of approximately $67.0 million, of which $16.6 million was received at closing for wells that had previously been completed or were at that time in the process of being drilled and completed. As of December 31, 2015, ArcLight had paid approximately $39.8 million for their interest in wells that have been drilled or are in the process of being drilled. The remainder of the proceeds will be received as additional wells are and completed and placed into service. Upon the attainment of certain return on investment and internal rate of return thresholds, 50.0% of ArcLight’s 35.0% working interest will revert back to us, leaving ArcLight with a 17.5% working interest.

The ArcLight transaction constitutes a pooling of assets in a joint undertaking to develop these specific properties for which there is substantial uncertainty about the ability to recover the costs applicable to our interest in the properties. Under the terms of the agreement, we hold a substantial obligation for future performance, which may not be proportionally reimbursed by ArcLight. Due to the uncertainty that exists on the recoverability of costs associated with our retained interest, proceeds received from ArcLight are considered a recovery of costs and no gain or loss is recognized. Due to the fixed payment per well structure of the transaction, payments by ArcLight are treated as gains or losses, as appropriate, on a well-by-well basis for tax purposes.

Keystone Midstream Services, LLC

On May 29, 2012, we closed the sale of our ownership in Keystone Midstream Services, LLC (“Keystone Midstream”), which we had accounted for as an equity method investment. The base consideration for the sale was $483.2 million after adjustments for closing cash, working capital and outstanding debt. Our net proceeds at closing totaled $121.4 million, net of $3.3 million for our share of transactional costs which we recorded as Gain (Loss) on Equity Method Investments on our Consolidated Statement of Operations. During the third quarter of 2012, we recorded $0.5 million of post-closing settlement charges, effectively decreasing our net proceeds to approximately $120.9 million. We have used the proceeds to pay down amounts outstanding under our Senior Credit Facility and for working capital. The amount received at closing excluded approximately $14.3 million held in escrow to be paid out over the course of the 12 months following closing. During 2012, we received approximately $7.2 million of the outstanding escrow amount and during 2013 we received final distributions from the escrow of approximately $6.9 million, with the remaining amounts funding claims made by the purchaser. Also included in the proceeds at closing was approximately $3.8 million funded by other sellers in the transaction as consideration for our entry into an amendment to one of our gas gathering, compression and processing agreements. This consideration is recorded as Other Deposits and Liabilities on our Consolidated Balance Sheet and will be recognized in earnings over the term of the gas gathering, compression and processing agreement. We recognized a gain on the sale of our investment of Keystone Midstream, including the post-closing adjustment of $0.5 million and the receipt of the escrow funds of $7.2 million, of $99.4 million, in 2012 and a gain of approximately $6.9 million in 2013, all of which were recorded as Other Income (Expense) in our Consolidated Statement of Operations. See Note 5, Equity Method Investments, to our Consolidated Financial Statements for additional information on Keystone Midstream.

4.	DISCONTINUED OPERATIONS/ASSETS HELD FOR SALE

DJ Basin

During December 2011, our board of directors approved a formal plan to sell our DJ Basin assets located in the states of Wyoming and Colorado. During 2012, we sold various parcels of acreage throughout our DJ Basin. During the first quarter of 2013, we entered an agreement to sell our remaining DJ Basin assets for $3.1 million. This transaction closed during the second quarter of 2013 and resulted in a gain of approximately $1.0 million. As of December 31, 2015 and 2014, we had no assets or liabilities related to the DJ Basin or continuing cash flows from this region.

Summarized financial information for Discontinued Operations related to our DJ Basin assets is set forth in the table below, and does not reflect the costs of certain services provided. Such costs, which were not allocated to the Discontinued Operations, were for services, including legal counsel, insurance, external audit fees, payroll processing, certain human resource services and information technology systems support.

	December 31,
($ in Thousands)	2015	2014	2013
Revenues:
Oil, Natural Gas and NGL Sales	$—	$—	$25

Total Operating Revenue	—	—	25
Costs and Expenses:
Production and Lease Operating Expense	—	—	104
General and Administrative Expense	—	—	23
Exploration Expense	—	—	97
Other Operating Income	—	—	(3)
Gain on Disposal of Asset	—	—	(969)

Total Income	—	—	(748)
Income from Discontinued Operations Before Income Taxes	—	—	773

Income Tax Expense	—	—	(1,005)

Loss from Discontinued Operations, net of taxes	$—	$—	$(232)

Production:
Crude Oil (Bbls)	—	—	356

Water Solutions Holdings, LLC

As described in Note 3 above, we sold Water Solutions pursuant to a purchase and sale agreement with American Water.

The carrying value of the assets and liabilities of Water Solutions Holdings, LLC that are classified as held for sale in the accompanying Consolidated Balance Sheet at December 31, 2014 are as follows:

December 31,
($ in Thousands)	2014
Assets:
Cash and Cash Equivalents	$118
Accounts Receivable	13,226
Inventory, Prepaid Expenses and Other	163

Total Current Assets	13,507

Other Property and Equipment, Net	19,690
Wells and Facilities in Progress	688
Intangible Assets, Net	372

Total Long-Term Assets	20,750

Total Assets Held for Sale	$34,257

Liabilities:
Accounts Payable	3,694
Current Maturities of Long-Term Debt	6,236
Accrued Liabilities	6,304

Total Current Liabilities	16,234

Senior Secured Line of Credit and Long-Term Debt	8,881

Long-Term Liabilities	8,881

Total Liabilities Related to Assets Held for Sale	$25,115

Net Assets Held for Sale:	$9,142

Summarized financial information for Discontinued Operations related to Water Solutions is set forth in the table below, and does not reflect the costs of certain services provided. Such costs, which were not allocated to the Discontinued Operations, were for services, including legal counsel, insurance, external audit fees, payroll processing, certain human resource services and information technology systems support.

	December 31,
($ in Thousands)	2015	2014	2013
Revenues:
Field Services Revenue	$33,086	$58,627	$23,812

Total Operating Revenue	33,086	58,627	23,812
Costs and Expenses:
General and Administrative Expense	1,961	4,081	2,287
Depreciation, Depletion, Amortization and Accretion	78	3,703	1,559
Impairment Expense	—	67	—
Field Service Operating Expense	25,981	44,369	17,318
(Gain) Loss on Disposal of Asset	(44)	(55)	46
Interest Expense	487	628	106
Other (Income) Expense	(57,589)	66	84

Total Costs and Expenses (Income)	(29,126)	52,859	21,400
Income from Discontinued Operations Before Income Taxes	62,212	5,768	2,412
Income Tax Expense	(24,227)	(768)	(369)

Income from Discontinued Operations, net of taxes	37,985	$5,000	$2,043

During 2015, Water Solutions spent approximately $8.6 million in capital expenditures on facilities and equipment to support its business growth. In addition to its cash capital expenditures, Water Solutions incurred approximately $1.0 million in non-cash vehicle acquisitions primarily related to its capital lease program.

5.	EQUITY METHOD INVESTMENTS

RW Gathering

RW Gathering, LLC (“RW Gathering”) is a Delaware limited liability company that we jointly own with WPX Energy Inc. (“WPX”) and Sumitomo, with our ownership equaling 40%. RW Gathering owns gas-gathering and other midstream assets that service jointly owned properties in Westmoreland and Clearfield Counties, Pennsylvania.

Our investment in RW Gathering totaled approximately $17.9 million as of December 31, 2014, and was recorded on our Consolidated Balance Sheet as Equity Method Investments. During the second quarter of 2015 we incurred a 100% impairment charge of $17.5 million related to RW Gathering (for additional information, see Note 16, Impairment Expense, to our Consolidated Financial Statements). We did not make any capital contributions to RW Gathering during 2015 and 2014. RW Gathering recorded net losses from continuing operations of $2.0 million, $2.0 million and $1.9 million for the years ended December 31, 2015, 2014 and 2013, respectively. The losses incurred were due to insurance fees, bank fees, rent expenses and DD&A expense. Our share of the net loss from continuing operations incurred by RW Gathering is recorded on the Statements of Operations as Loss on Equity Method Investments. As of June 30, 2015, we discontinued applying the equity method of accounting for our share of the net losses due to our investment being reduced to zero.

6.	CONCENTRATIONS OF CREDIT RISK

At times during the years ended December 31, 2015 and 2014, our cash balance may have exceeded the Federal Deposit Insurance Corporation’s limit of $250,000. There were no losses incurred due to such concentrations.

By using derivative instruments to hedge exposure to changes in commodity prices, we are exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of the derivative is positive, the counterparty owes us, which creates repayment risk. We minimize the credit or repayment risk in derivative instruments by entering into transactions with five high-quality counterparties. Our counterparties are investment grade financial institutions, and lenders in our Senior Credit Facility. We have a master netting agreement in place with our counterparties that provides for the offsetting of payables against receivables from separate derivative contracts. None of our derivative contracts have a collateral provision that would require funding prior to the scheduled settlement date. For additional information, see Note 2, Summary of Significant Accounting Policies, and Note 10, Fair Value of Financial Instruments and Derivative Instruments, to our Consolidated Financial Statements.

We also depend on a relatively small number of purchasers for a substantial portion of our revenue. At December 31, 2015, we carried approximately $12.1 million in production receivables, of which approximately $10.5 million were production receivables due from four purchasers. At December 31, 2014, we carried approximately $25.2 million in production receivables, of which approximately $21.4 million were production receivables due from four purchasers. We believe the growth in our Appalachian estimated proved reserves will help us to minimize our future risks by diversifying our ratio of oil and gas sales as well as the quantity of purchasers.

7.	COMMITMENTS AND CONTINGENCIES

Legal Reserves

We are involved in various legal proceedings that arise in the ordinary course of our business. Although we cannot predict the outcome of these proceedings with certainty, we do not currently expect these matters to have a material adverse effect on our consolidated financial position or results of operations.

As of December 31, 2015 and 2014, we did not have any reserves established for future legal obligations. The establishment of a reserve involves an estimation process that includes the advice of legal counsel and the subjective judgment of management. While we currently believe that no reserve is needed, there are uncertainties associated with legal proceedings and we can give no assurance that our estimate of any related liability will not increase or decrease in the future. The unreserved exposures for our legal proceedings could change based upon developments in those proceedings or changes in the facts and circumstances. It is possible that we could incur future losses that are not currently accrued. Based on currently available information, we believe that it is remote that future costs, if any, would have a material adverse effect on our consolidated financial position, although cash flow could be significantly impacted in the reporting periods in which such costs might be incurred.

Environmental

Due to the nature of the natural gas and oil business, we are exposed to possible environmental risks. We have implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. We conduct periodic reviews to identify changes our environmental risk profile. These reviews evaluate whether there is a probable liability, its amount, and the likelihood that the liability will be incurred. The amount of any potential liability is determined by considering, among other matters, incremental direct costs of any likely remediation and the proportionate salaries and wages cost of employees who are expected to devote a significant amount of time directly to any remediation effort.

We manage our exposure to environmental liabilities on properties to be acquired by conducting evaluations (both internal and using consultants) to identify existing problems and assessing the potential liability. Except for contingent liabilities associated with the consent decree with the U.S. EPA relating to alleged H 2S emissions in the Lawrence Field, we know of no significant probable or possible environmental contingent liabilities.

Letters of Credit

As of December 31, 2015 and 2014, we had posted $41.0 million and $6.0 million, respectively, in various letters of credit to secure our drilling and related operations. Approximately $39.8 million of the letters of credit outstanding at December 31, 2015 are related to firm natural gas transportation agreements.

Lease Commitments

At December 31, 2015 we had lease commitments for various real estate leases. Rent expense from continuing operations has been recorded in General and Administrative expense as $1.0 million, $0.8 million and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. Lease commitments by year for each of the next five years are presented in the table below.

($ in Thousands)
2016	$1,058
2017	991
2018	565
2019	563
2020	422
Thereafter	—

Total	$3,599

Capacity Reservation

We are a party to a capacity reservation arrangement with a subsidiary of MarkWest Energy Partners, L.P. (“MarkWest”) to ensure sufficient capacity at the cryogenic gas processing plants owned by MarkWest to process our produced natural gas. In the event that we do not process any gas through the cryogenic gas processing plants, we may be obligated to pay approximately $14.4 million in 2016, $16.4 million in 2017, $16.4 million in 2018, $16.4 million in 2019, $16.5 million in 2020 and $97.2 million thereafter, assuming our average working interest in the region of approximately 52.6%. For the years ended December 31, 2015, 2014 and 2013, we incurred capacity reservation charges of $0.6 million, $0.2 million and $0.3 million, respectively. Charges for the capacity reservation are recorded as Production and Lease Operating Expense on our Consolidated Statements of Operations.

Operational Commitments

We have contracted drilling rig services on one rig to support our Appalachian Basin operations. The minimum cost to retain this rig would require gross payments of approximately $2.3 million in 2016 and $2.3 million in 2017, which would be partially offset by other working interest owners, which vary from well to well. During the first quarter of 2015, we terminated two rig contracts earlier than their original term. To satisfy the early release, we incurred approximately $4.8 million in early termination fees, which were classified as Other Operating Expense in our Consolidated Statement of Operations as of December 31, 2015. Approximately $2.5 million of this amount was paid in January 2015 with the remaining amount paid in January 2016. We also have agreements for contracted completion services in the Appalachian Basin. The minimum gross cost to retain the completion services is approximately $4.0 million in 2016, which would be partially offset by other working interest owners, which vary from well to well.

Natural Gas Gathering, Processing and Sales Agreements

During the normal course of business we have entered into certain agreements to ensure the gathering, transportation, processing and sales of specified quantities of our oil, natural gas and NGLs. In some instances, we are obligated to pay shortfall fees, whereby we would pay a fee for any difference between actual volumes provided as compared to volumes that have been committed. In other instances, we are obligated to pay a fee on all volumes that are subject to the related agreement. In connection with our entry into certain of these agreements, we concurrently entered into a guaranty whereby we have guaranteed the payment of obligations under the specified agreements up to a maximum of $421.8 million.

For the years ended December 31, 2015, 2014 and 2013, we incurred expenses related to the transportation, processing and marketing our oil, natural gas and natural gas liquids of approximately $79.5 million, $55.4 million and $26.4 million, respectively.

Minimum net obligations under these sales, gathering and transportation agreements for the next five years are as follows:

($ in Thousands)	Total
2016	$23,836
2017	38,434
2018	39,993
2019	39,017
2020	37,744
Thereafter	395,980

Total	$575,004

Pennsylvania Impact Fee

In 2012, Pennsylvania instituted a natural gas impact fee on producers of unconventional natural gas. The fee will is imposed on every producer of unconventional natural gas and applies to unconventional wells spud in Pennsylvania regardless of when spudding occurred. Unconventional gas wells that were spud prior to 2012 are considered to be spud in 2011 for purposes of determining the fee, which is considered year one for those wells. The fee for each unconventional natural gas well is determined using the following matrix with vertical unconventional natural gas wells being charged 20%:

	<$2.25(a)	$2.26 - $2.99(a)	$3.00 - $4.99(a)	$5.00 - $5.99(a)	>$5.99(a)
Year One	$40,200	$45,300	$50,300	$55,300	$60,400
Year Two	$30,200	$35,200	$40,200	$45,300	$55,300
Year Three	$25,200	$30,200	$30,200	$40,200	$50,300
Year 4 – 10	$10,100	$15,100	$20,100	$20,100	$20,100
Year 11 – 15	$5,000	$5,000	$10,100	$10,100	$10,100

(a)	Pricing utilized for determining annual fees is based on the arithmetic mean of the NYMEX settled price for the near-month contract as reported by the Wall Street Journal for the last trading day of each month of a calendar year for the year ending December 31.

For the years ended December 31, 2015, 2014 and 2013, we incurred approximately $3.0 million, $4.1 million and $3.2 million, respectively, in fees related to the natural gas impact fee. We have recorded these fees as Production and Lease Operating Expense on our Consolidated Statement of Operations.

8.	RELATED PARTY TRANSACTIONS

Aircraft Services

We have an oral month-to-month agreement with Charlie Brown Air Corp. (“Charlie Brown”), a New York corporation owned by Lance T. Shaner, our Chairman, regarding the use of one airplane owned or managed on our behalf by Charlie Brown. Under our agreement with Charlie Brown, we pay a monthly fee for the right to use the airplanes equal to our percentage (based upon the total number of hours of use of the airplanes by us) of the monthly fixed costs for the airplanes, plus a variable per hour flight rate that ranges from $700 to $1,560 per hour. For the years ended December 31, 2015 and 2014, we paid Charlie Brown $0.1 million and $0.1 million, respectively, for the use of the aircrafts, including the variable per hour cost in addition to pilot fees, maintenance, hangar rental and other miscellaneous expenses. For the year ended December 31, 2013, the amounts paid to Charlie Brown were negligible.

We own a 50% membership interest in Charlie Brown Air II, LLC (“Charlie Brown II”). Shaner Hotel Group Limited Partnership, a Delaware limited partnership controlled by Mr. Lance T. Shaner (“Shaner Hotel”), in Charlie Brown II, which owns and operates an Eclipse 500 aircraft.

Charlie Brown II has a loan from Graystone Bank to purchase the aircraft that was originally $1.5 million at its inception in June 2007. The loan matures on June 21, 2017 and bears interest at a rate of LIBOR plus 2.5%. The loan required payments of interest only for the first three months of the loan. Thereafter, Charlie Brown II has been required to make monthly payments of principal and interest utilizing an amortization period of 180 months. The company and Shaner Hotel each guarantee up to fifty percent, or $0.8 million, of the principal balance of the loan. The balance of this loan as of December 31, 2015 and 2014 was approximately $1.0 million and $1.1 million, respectively. For the years ended December 31, 2015, 2014 and 2013, we paid Charlie Brown II approximately $0.3 million, $0.2 million and $0.2 million, respectively, for loan interest, services rendered and retainer fees.

The business affairs of Charlie Brown Air II, LLC are managed by two members, appointed by each of its two owners. We have designated Thomas C. Stabley, our President and Chief Executive Officer, as the manager representing our membership interest. Actions of the company must be approved by a majority of the interest percentages of the managers. Each manager votes in matters before the company in accordance with the membership interest percentage of the member that appointed the manager. Certain events, such as the sale by a member of its interest, the merger or consolidation of the company, the filing of bankruptcy, or the sale of the airplane owned by Charlie Brown Air II, LLC, require the written consent of both managers. The consent of managers is also required before the company may change or terminate the management agreement with Charlie Brown, incur any indebtedness, sell substantially all of the company’s assets or sell the airplane owned by the company. In the event that the members are unable to unanimously agree upon any of these matters within 10 days of the proposal of any such matter, an “impasse” may be declared, and the airplane will be sold by the company.

As of December 31, 2015, there were negligible amounts due to or from us to any Shaner affiliated entities.

Office Rental

On June 27, 2012, we entered into an office lease agreement with Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner. The office lease, which replaced our former headquarters office lease in State College, Pennsylvania, calls for monthly rental payments in the amount of $35,000 which began on April 1, 2013 and ends on December 31, 2017, with an annual Consumer Price Index (“CPI”) adjustment. The annual CPI adjustment is capped at 2.5%. The term of the lease may be extended for up to three five-year extensions or the property may be purchased outright by our exercise of a purchase option at the end of the initial five-year lease term. For the year 2015, we paid Shaner Office Holdings, L.P. approximately $0.5 million in office rental payments and utilities. We account for this lease as an operating lease, subsequently recording the rental payments as General and Administrative Expense on our Consolidated Statements of Operations. During the third quarter of 2013, we purchased a parcel of land adjacent to our headquarters office location from Shaner Office Holdings, L.P. for approximately $0.6 million.

RW Gathering, LLC

We own a 40% interest in RW Gathering which owns gas-gathering assets to facilitate the development of our joint operations with WPX and Sumitomo (see Note 5, Equity Method Investments, to our Consolidated

Financial Statements). We incurred approximately $0.7 million, $0.7 million and $0.8 million for the years ended December 31, 2015, 2014 and 2013, respectively, in compression expenses that were charged to us from Williams Appalachia, LLC. These costs are in relation to compression costs incurred by RW Gathering and are recorded as Production and Lease Operating Expense on our Consolidated Statement of Operations. As of December 31, 2015, 2014 and 2013, there were no receivables or payables in relation to RW Gathering due to or from us.

Water Solutions

We incurred approximately $6.1 million, $20.1 million and $10.7 million in gross water transfer and equipment rental expenses that were charged to us from Water Solutions during 2015 (through the date of sale in July 2015), 2014 and 2013, respectively. Of the amounts incurred, we eliminated approximately $4.7 million, $16.2 million and $8.8 million in consolidation for the years 2015, 2014 and 2013, respectively. As of December 31, 2015 we had no payables due to sale of our interest in Water Solutions during third quarter 2015 as compared to approximately $1.3 million as of December 31, 2014, owed to Water Solutions for work performed during the periods. As of December 31, 2015 and 2014, we classified the operations of Water Solutions as Discontinued Operations. See note 4, Discontinued Operations/Assets Held for Sale, of our Consolidated Financial Statements for additional information.

9.	LONG-TERM DEBT

Senior Credit Facility

We maintain a revolving credit facility evidenced by the Credit Agreement, dated March 27, 2013, with Royal Bank of Canada, as Administrative Agent and lenders from time to time parties thereto (as amended from time to time, the “Senior Credit Facility”). Borrowings under the Senior Credit Facility are limited by a borrowing base that is determined in regard to our oil and gas properties. The borrowing base under the Senior Credit Facility as of December 31, 2015 was $350.0 million; however, the revolving credit facility may be increased to up to $500.0 million upon re-determinations of the borrowing base, consent of the lenders and other conditions prescribed in the agreement. Within the Senior Credit Facility, a letter of credit subfacility exists of up to $60.0 million of letters of credit. As of December 31, 2015, we had $41.0 million in undrawn letters of credit outstanding. In conjunction with our offer to exchange senior unsecured notes, on February 3, 2016, our Senior Credit Facility was amended to lower our borrowing base to $200.0 million. Effective April 1, 2016, our borrowing base will be further reduced to $190.0 million. For additional information on our most recent Senior Credit Facility amendments, see Note 26, Subsequent Events, to our Consolidated Financial Statements. The Senior Credit Facility provides that the borrowing base will be re-determined semi-annually by the lenders, in good faith, based on, among other things, reports regarding our oil and gas reserves attributable to our oil and gas properties, together with a projection of related production and future net income, taxes, operating expenses and capital expenditures. We may, or the Administrative Agent at the direction of a majority of the lenders may, each elect once per calendar year to cause the borrowing base to be re-determined between the scheduled re-determinations. In addition, we may request interim borrowing base re-determinations upon our proposed acquisition of proved developed producing oil and gas reserves with a purchase price for such reserves greater than 10% of the then borrowing base. Our next scheduled redetermination will occur on or about July 1, 2016. As of December 31, 2015, loans made under the Senior Credit Facility were set to mature on September 12, 2019. In certain circumstances, we may be required to prepay the loans. Management does not believe that a prepayment will be required within the next twelve months. As of December 31, 2015, we had $111.5 million outstanding and as of December 31, 2014 we had no borrowings outstanding on the Senior Credit Facility.

Subsequent to our February 3, 2016 amendment, and at our election, borrowings under the Senior Credit Facility bear interest at a rate per annum equal to the “Adjusted LIBO Rate” or the “Alternate Base Rate,” plus, in each case, an applicable per annum margin. The “Adjusted LIBO Rate” is equal to the product of (i) the rate per annum as determined by the administrative agent by reference to the rate set by ICE Benchmark

Administration for deposits in dollars for a period equal to the applicable interest period (the “LIBO Rate”), multiplied by (ii) the statutory reserve rate. The Alternate Base Rate is equal to the greatest of (a) Royal Bank of Canada’s prime rate in effect at its principal office in Toronto, Canada, (b) the weighted average of the rates on overnight Federal funds transactions published on the next succeeding business day by the Federal Reserve Bank of New York (the “Federal Funds Effective Rate”), plus 0.5%, and (c) the Adjusted LIBO Rate for a one month interest period plus 1.0%. The applicable per annum margin, in the case of loans bearing interest at the Adjusted LIBO Rate, ranges from 225 to 325 basis points, and in the case of loans bearing interest at the Alternate Base Rate, ranges from 125 to 225 basis points, in each case, determined based upon our borrowing base utilization at such date of determination. Upon the occurrence and continuance of an event of default, all outstanding loans shall bear interest at a per annum rate equal to 200 basis points plus the then effective rate of interest. Interest is payable on the last day of each applicable interest period.

Under the Senior Credit Facility, we may enter into commodity swap agreements with counterparties approved by the lenders, provided that the notional volumes for such agreements, when aggregated with other commodity swap agreements then in effect (other than basis differential swaps on volumes already hedged pursuant to other swap agreements), do not exceed, as of the date the swap agreement is executed, 85% of the reasonably anticipated projected production from our proved developed producing reserves for the 36 months following the date such agreement is entered into, and 75% thereafter, for each of crude oil and natural gas, calculated separately. As of December 31, 2015, we were in compliance with these swap agreement restrictions. We may also enter into interest rate swap agreements with counterparties approved by the lenders that convert interest rates from floating to fixed provided that the notional amounts of those agreements, when aggregated with all other similar interest rate swap agreements then in effect, do not exceed the greater of $20 million or 75% of the then outstanding principal amount of our debt for borrowed money which bears interest at a floating rate.

The Senior Credit Facility contains covenants that restrict our ability to, among other things, materially change our business; approve and distribute dividends; enter into transactions with affiliates; create or acquire additional subsidiaries; incur indebtedness; sell assets; make loans to others; make investments; enter into mergers; incur liens; and enter into agreements regarding swap and other derivative transactions (for further information, see Note 2, Summary of Significant Accounting Policies, Note 6, Concentrations of Credit Risk, and Note 10, Fair Value of Financial Instruments and Derivative Instruments, to our Consolidated Financial Statements). Borrowings under the Senior Credit Facility have been used to finance our working capital needs and for general corporate purposes in the ordinary course of business, including the exploration, acquisition and development of oil and gas properties. Obligations under the Senior Credit Facility are secured by mortgages on the oil and gas properties of our subsidiaries located in the states of Pennsylvania, Ohio, Illinois and Indiana. As a result of the March 14, 2016 amendment to our Senior Credit Facility, we are required to maintain liens on 95% of the total value of all our oil and gas properties, with certain properties within our Moraine East operated area and our Warrior North operated area requiring liens on 100% of such properties.

The Senior Credit Facility requires we meet, on a quarterly basis, financial requirements of a minimum consolidated current ratio and a maximum net senior secured debt to EBITDAX ratio. EBITDAX is a non-GAAP financial measure used by our management team and by other users of our financial statements, such as our commercial bank lenders, which adds to or subtracts from net income the following expenses or income for a given period to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized gains and losses from derivatives, exploration expense and other similar non-cash activity. The Senior Credit Facility requires that as of the last day of any fiscal quarter, our ratio of consolidated current assets, which includes the unused portion of our borrowing base, as of such day to consolidated current liabilities as of such day, known as our current ratio, must not be less than 1.0 to 1.0. Our current ratio as of December 31, 2015 was approximately 2.3 to 1.0. We do not anticipate being in compliance with our current ratio requirement at March 31, 2016; however, we have received a waiver of this covenant for the period ending March 31, 2016 from the lenders under our revolving credit facility. Subsequent to March 31, 2016, we expect proceeds from our joint venture operations will bring us back in compliance with the current ratio requirement of 1.0 to 1.0. Additionally, as of the last day of any fiscal quarter, our ratio of net senior secured debt to EBITDAX for the trailing twelve months must not exceed 3.0 to 1.0. Our ratio of total debt to EBITDAX as of December 31, 2015 was approximately 1.7 to 1.0. As a result of the March 14, 2016 amendment, in the event that at least 80% of our Senior Notes exchange such notes for new second lien notes, our required net senior secured debt to EBITDAX ratio will decrease to 2.75 to 1.0. See Note 26, Subsequent Events, to our Consolidated Financial Statements for additional information on our Senior Credit Facility amendments and the proposed exchange offer.

2020 Senior Notes and 2022 Senior Notes

On December 12, 2012, we issued a $250.0 million aggregate principal amount of 8.875% senior notes in a private offering at an issue price of 99.3% due to mature on December 1, 2020 (the “2020 Senior Notes”). The net proceeds of the 2020 Senior Notes, after discounts and expenses, were approximately $242.2 million. Debt issuance costs of $6.4 million were recorded as Deferred Financing Costs and Other Assets – Net on our Consolidated Balance Sheet and are being amortized over the term of the 2020 Senior Notes as Interest Expense on our Consolidated Statements of Operations using the effective interest method. Interest is payable semi-annually at a rate of 8.875% per annum on June 1 and December 1 of each year, with the first interest payment made on June 1, 2013.

On April 26, 2013, we issued an additional $100.0 million in aggregate principal amount of the 2020 Senior Notes in a private offering at an issue price to the initial purchasers of 105% of par plus accrued interest from December 12, 2012. Net proceeds after discounts and offering expenses were approximately $102.8 million plus accrued interest of approximately $3.3 million. Debt issuance costs of $2.3 million were recorded as Deferred Financing Costs and Other Assets – Net on our Consolidated Balance Sheet and are being amortized over the term of the 2020 Senior Notes as Interest Expense on our Consolidated Statements of Operations using the effective interest method.

We may redeem, at specified redemption prices, some or all of the 2020 Senior Notes at any time on or after December 1, 2016. If we sell certain of our assets or experience specific kinds of changes in control, we may be required to offer to purchase the 2020 Senior Notes from the holders.

On July 17, 2014, we issued a $325.0 million aggregate principal amount of 6.25% senior notes (the “2022 Senior Notes”) in a private offering at an issue price of 100.0% due to mature on August 1, 2022. The net proceeds of the 2022 Senior Notes, after discounts and expenses, were approximately $318.8 million. Debt issuance costs of $6.3 million were recorded as Deferred Financing Costs and Other Assets – Net on our Consolidated Balance Sheet and are being amortized over the term of the notes as Interest Expense on our Consolidated Statements of Operations. Interest is payable semi-annually at a rate of 6.25% per annum on February 1 and August 1 of each year, with the first interest payment made on February 1, 2015.

We may redeem, at specified redemption prices, some or all of the 2022 Senior Notes at any time on or after August 1, 2017. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before August 1, 2017. If we sell certain of our assets or experience specific kinds of changes of control, we may be required to offer to purchase the 2022 Senior Notes from the holders.

The Senior Notes due 2020 and the Senior Notes due 2022 (collectively, the “Senior Notes”) are fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. In addition, there are no significant restrictions on our ability, or the ability of any subsidiary guarantor, to receive funds from our subsidiaries through dividends, loans, advances or otherwise. For additional information on our guarantor and non-guarantor subsidiaries, see Note 25, Condensed Consolidating Financial Information, to our Consolidated Financial Statements.

As of December 31, 2015 and 2014, we had recorded on our Consolidated Balance Sheets approximately $677.3 million and $677.7 million of Senior Notes, which is inclusive of a net premium of $2.3 million and

$2.7 million, respectively. The amortization of our net premium in 2015 and 2014, which follows the effective interest method, was approximately $0.4 million in each year and was recorded as a credit to Interest Expense on our Consolidated Statement of Operations.

Our Senior Notes are governed by indentures with substantially similar terms and provisions (the “Indentures”). The Indentures contain affirmative and negative covenants that are customary for instruments of this nature, including restrictions or limitations on the ability to incur additional debt, pay dividends, purchase or redeem stock or subordinated indebtedness, make investments, create liens, sell assets, merge with or into other companies or sell substantially all of its assets, unless those actions satisfy the terms and conditions of the Indentures or are otherwise excepted or permitted. Certain of the limitations in the Indentures, including the ability to incur debt, pay dividends or make other restricted payments, become more restrictive in the event our ratio of consolidated cash flow to fixed charges for the most recent trailing four quarters (the “Fixed Charge Coverage Ratio”) is less than 2.25:1. As of December 31, 2015, the Company’s Fixed Charge Coverage Ratio was 1.3. We expect our Fixed Charge Coverage Ratio to be less than 2.25:1 for the remainder of 2016. As a result, we anticipate that our ability to incur debt, pay dividends or make certain other restricted payments will be subject to the more restrictive provisions of the Indentures for those periods. As of December 31, 2015, we were limited to incurring an additional $213.6 million in additional debt due to our Fixed Charge Coverage Ratio. The Indentures also contain customary events of default, including cross-default features with any other indebtedness. In certain circumstances, the trustee or the holders of the Senior Notes may declare all outstanding Senior Notes to be due and payable immediately.

On February 3, 2016, we announced the commencement of an exchange offer related to our Senior Notes. For additional information on the exchange offer, see Note 26, Subsequent Events, to our Consolidated Financial Statements.

In addition to the Senior Credit Facility and the Senior Notes, we may, from time to time in the normal course of business finance assets such as vehicles, office equipment and leasehold improvements through debt financing at favorable terms. Long-term debt and other obligations consisted of the following at December 31, 2015 and December 31, 2014:

($ in Thousands)	December 31, 2015	December 31, 2014
8.875% Senior Notes Due 2020	$350,000	$350,000
6.25% Senior Notes Due 2022	325,000	325,000
Premium on Senior Notes, Net	2,344	2,725
Senior Line of Credit(a)	111,500	—
Capital Leases and Other Obligations(a)	618	1,427

Total Debt	789,462	679,152
Less Current Portion of Long-Term Debt	(590)	(1,176)

Total Long-Term Debt	$788,872	$677,976

(a)	The weighted average interest rate on borrowings under our Senior Credit Facility for the years ended December 31, 2015, 2014 and 2013 was approximately 1.7%, 2.2 % and 1.9%, respectively. The weighted average interest rate on our Capital Leases and Other Obligations as of December 31, 2015, 2014 and 2013 was approximately 5.5%, 4.0% and 5.3%, respectively.

The following is the principal maturity schedule for total debt outstanding as of December 31, 2015:

($ in thousands)	Year Ended December 31,
2016	$590
2017	28
2018	—
2019	111,500
2020	350,000
Thereafter	325,000

Total[1]	$787,118

1	Does not include $2.3 million net premium on Senior Notes.

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

Natural Gas, Oil and NGL Derivatives

We enter derivative financial instruments with the primary objective of managing our exposure to commodity price fluctuations and providing more predictable cash flows. Our results of operations and operating cash flows are impacted by changes in market prices for oil, natural gas and NGLs. To mitigate a portion of the exposure to adverse market changes, we enter into oil, natural gas and NGL commodity derivative instruments to establish price floor protection. As such, when commodity prices decline to levels that are less than our average price floor, we receive payments that supplement our cash flows. Conversely, when commodity prices increase to levels that are above our average price ceiling, we make payments to our counterparties. We do not enter into these arrangements for speculative trading purposes. As of December 31, 2015, 2014 and 2013, our commodity derivative instruments consisted of fixed rate swap contracts, puts, collars, swaptions, deferred put spreads, cap swaps, call protected swaps, basis swaps and three-way collars. We did not designate these instruments as cash flow hedges for accounting purposes. Accordingly, associated unrealized gains and losses are recorded directly as Gain (Loss) on Derivatives, Net. For additional information, see Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements.

Swap contracts provide a fixed price for a notional amount of sales volumes. Collars contain a fixed floor price (“put”) and ceiling price (“call”). The put options are purchased from the counterparty by our payment of a cash premium. If the put strike price is greater than the market price for a settlement period, then the counterparty pays us an amount equal to the product of the notional quantity multiplied by the excess of the strike price over the market price. The call options are sold to the counterparty, for which we receive a cash premium. If the market price is greater than the call strike price for a settlement period, then we pay the counterparty an amount equal to the product of the notional quantity multiplied by the excess of the market price over the strike price. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the settlement price plus the difference between the purchased put and the sold put strike price. The sold call establishes a maximum price we will receive for the volumes under contract. Deferred put spread contracts are similar to three-way collars except that there is no maximum price ceiling established.

Swaption agreements provide options to counterparties to extend swaps into subsequent years. Similar to a deferred put spread and a three-way collar, a cap swap provides a sold put in combination with a swap. Should prices fall below the sold put, we would receive the settlement price plus the differential between the sold put and the swap. Basis swaps are arrangements that guarantee a price differential from a specified delivery point. Currently, our basis swaps provide basis protection between Henry Hub and Dominion Appalachia pricing.

We enter into the majority of our derivative arrangements with five counterparties and have a netting agreement in place with these counterparties, however the fair value of our derivative contracts are reported on a gross basis. We do not obtain collateral to support the agreements, but we believe our credit risk is currently minimal on these transactions. For additional information on the credit risk regarding our counterparties, see Note 6, Concentrations of Credit Risk, to our Consolidated Financial Statements.

None of our commodity derivatives are designated for hedge accounting but are, to a degree, an economic offset to our commodity price exposure. We utilize the mark-to-market accounting method to account for these contracts. We recognize all gains and losses related to these contracts in the Consolidated Statements of Operations as Gain (Loss) on Derivatives, Net under Other Income (Expense). We received net cash settlements of $54.9 million, $6.0 million and $7.1 million in relation to our commodity derivatives for the years ended December 31, 2015, 2014 and 2013 respectively.

As of December 31, 2015, we had over 45.0% of our 2015 oil production volumes hedged through 2016, over 100.0% of our 2015 natural gas production volumes hedged through 2016 and over 40.0% of our 2015 NGL production volumes hedged through 2016. Including the effects of derivatives added since December 31, 2015, we have over 70.0% of our 2015 oil production hedged through 2016, over 100.0% of our 2015 natural gas production hedged through 2016 and over 45.0% of our 2015 NGL production hedged through 2016. These percentages exclude the effects of our basis swaps and do not include any estimated impact of increased production from future development or the natural decline of our oil and gas production.

Interest Rate Derivatives

We are exposed to interest rate risk on our long-term fixed and variable interest rate borrowings. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us to changes in the market interest rates which are lower than our current fixed rate. Variable rate debt, where the interest rate fluctuates, exposes us to changes in market interest rates, which may increase over time. As of December 31, 2015, we had approximately $111.5 million in borrowings outstanding under our Senior Credit Facility, which is subject to variable rates of interest, and had $675.0 million of Senior Notes outstanding subject to a fixed interest rate. See Note 9, Long-Term Debt, to our Consolidated Financial Statements for additional information on our Senior Credit Facility and Senior Notes.

We did enter into fixed-to-variable interest rate swaps during 2015 and 2014, however there were no arrangements in place as of December 31, 2015 and 2014. We utilize the mark-to-market accounting method to account for our interest rate swaps. We recognize all gains and losses related to these contracts in the Consolidated Statements of Operations as Gain (Loss) on Derivatives, Net under Other Income (Expense). During the years ended December 31, 2015 and 2014, we received cash payments of approximately $0.9 million and $1.3 million, respectively, related to our interest rate swaps.

The following table summarizes the location and amounts of gains and losses on our derivative instruments from continuing operations, none of which are designated as hedges for accounting purposes, in our accompanying Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013:

	For the Year Ended December 31,
($ in Thousands)	2015	2014	2013
Oil	$7,132	$8,613	$(2,798)
Natural Gas	37,647	18,406	1,807
NGLs	14,463	10,340	(1,711)
Interest Rate	934	1,517	(206)

Gain (Loss) on Derivatives, Net	$60,176	$38,876	$(2,908)

We account for our derivatives in accordance with ASC 815, which requires that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The fair value associated with our derivative instruments was a net asset of $35.8 million as of December 31, 2015, and a net asset of $31.4 million at December 31, 2014. Our open asset/(liability) financial commodity derivative instrument positions at December 31, 2015 consisted of the following:

Period	Volume	Put Option	Floor	Ceiling	Swap	Fair Market Value ($ in Thousands)
Oil
2016 – Deferred Put Spreads	120,000 Bbls	$50.00	$65.00	$—	$—	$852
2016 – Collars	379,500 Bbls	—	39.17	52.67	—	1,078
2016 – Three-Way Collars	45,000 Bbls	50.00	65.00	70.00	—	577

	544,500 Bbls					$2,507
Natural Gas
2016 – Swaps	12,900,000 Mcf	$—	$—	$—	$3.19	$8,717
2016 – Swaptions	1,200,000 Mcf	—	—	—	3.15	596
2016 – Cap Swaps	3,600,000 Mcf	3.45	—	—	4.11	1,977
2016 – Three-Way Collars	18,570,000 Mcf	2.34	3.04	3.86	—	5,941
2016 – Put Spread	4,500,000 Mcf	2.93	3.59	—	—	1,737
2016 – Basis Swaps – Dominion South	16,630,000 Mcf	—	—	—	(0.94)	(1,634)
2016 – Collars	3,900,000 Mcf	—	2.82	3.32	—	1,728
2017 – Swaps	960,000 Mcf	—	—	—	3.60	797
2017 – Swaptions	0 Mcf	—	—	—	—	(297)
2017 – Cap Swaps	2,100,000 Mcf	3.34	—	—	4.07	1,225
2017 – Three-Way Collars	16,300,000 Mcf	2.33	3.02	3.89	—	4,319
2017 – Basis Swaps – Dominion South	4,550,000 Mcf	—	—	—	(0.83)	(665)
2017 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(19)
2017 – Calls	3,000,000 Mcf	—	—	3.64	—	(380)
2018 – Swaps	960,000 Mcf	—	—	—	3.60	797
2018 – Cap Swaps	1,800,000 Mcf	3.30	—	—	4.05	1,069
2018 – Three-Way Collars	7,875,000 Mcf	2.29	2.88	3.56	—	916
2018 – Calls	5,810,000 Mcf	—	—	3.97	—	(609)
2018 – Basis Swaps – Dominion South	6,400,000 Mcf	—	—	—	(0.83)	(960)
2018 – Basis Swaps – Texas Gas	14,600,000 Mcf	—	—	—	(0.13)	(19)
2019 – Basis Swaps – Dominion South	7,300,000 Mcf	—	—	—	(0.83)	(1,103)
2020 – Basis Swaps – Dominion South	7,320,000 Mcf	—	—	—	(0.83)	(1,106)

	154,875,000 Mcf					$23,027

NGLs
2016 C3 + NGL Swaps	1,131,000 Bbls	$—	$—	$—	$32.76	$9,888
2016 Ethane Swaps	240,000 Bbls	—	—	—	8.82	362
2017 C3 + NGL Swaps	180,000 Bbls	—	—	—	21.42	344

	1,551,000 Bbls					$10,594
Refined Product (Heating Oil)
2016 – Swaps	12,000 Bbls	$—	$—	$—	$84.00	$(376)

	12,000 Bbls					$(376)

The combined fair value of our derivatives included in our Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014 is summarized below.

($ in Thousands)	December 31, 2015	December 31, 2014
Short-Term Derivative Assets:
Crude Oil – Collars	$1,078	$—
Crude Oil – Call Protected Swap	—	1,227
Crude Oil – Deferred Put Spread	852	1,413
Crude Oil – Three-Way Collars	577	4,596
NGL – Swaps	10,250	6,181
Natural Gas – Swaps	9,010	4,522
Natural Gas – Cap Swaps	1,977	3,430
Natural Gas – Basis Swaps	70	2,815
Natural Gas – Three-Way Collars	6,183	5,081
Natural Gas – Collars	1,728	—
Natural Gas – Swaption	798	—
Natural Gas – Put Spread	1,737	—

Total Short-Term Derivative Assets	$34,260	$29,265

Long-Term Derivative Assets:
NGL – Swaps	$344	$—
Natural Gas – Cap Swaps	2,294	1,617
Natural Gas – Swaps	1,593	1,554
Natural Gas – Basis Swaps	195	—
Natural Gas – Three-Way Collars	5,108	1,733

Total Long-Term Derivative Assets	$9,534	$4,904

Total Derivative Assets	$43,794	$34,169

Short-Term Derivative Liabilities:
Refined Product – Swaps	(376)	—
Natural Gas – Three-Way Collars	(31)	—
Natural Gas – Basis Swaps	(1,585)	(193)
Natural Gas – Call	—	(74)
Natural Gas – Swaption	(202)	(154)
Natural Gas – Swaps	(292)	—

Total Short – Term Derivative Liabilities	$(2,486)	$(421)

Long-Term Derivative Liabilities:
Natural Gas – Swaption	(297)	—
Natural Gas – Basis Swaps	(4,186)	(1,281)
Natural Gas – Call	(989)	(1,096)
Natural Gas – Three-Way Collars	(84)	—

Total Long-Term Derivative Liabilities	$(5,556)	$(2,377)

Total Derivative Liabilities	$(8,042)	$(2,798)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We primarily apply the market approach for recurring fair value measurements and attempt to utilize the best available information. We utilize a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2—Observable inputs other than quoted prices within Level 1 for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivatives, which consist primarily of commodity swaps and collars and other like derivative contracts, are valued using commodity market data which is derived by combining raw inputs and quantitative models and processes to generate forward curves. Where observable inputs are available, directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

Level 3—Unobservable inputs that are supported by little or no market activity. Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our Level 2 fair value measurements are comprised of our derivative contracts, excluding our basis swap derivatives, and are based upon inputs that are either readily available in the public market, such as oil and natural gas futures prices, volatility factors, interest rates and discount rates, or can be confirmed from other active markets. The fair values recorded as of December 31, 2015 and 2014, were based upon quotes obtained from the counterparties to these contracts and verified by an independent third party.

Our Level 3 fair value measurements are comprised of our natural gas basis swap contracts. The fair values recorded as of December 31, 2015 were based upon quotes obtained from the counterparties to these contracts and verified by an independent third party. The significant unobservable input used in the fair value measurement of our natural gas basis swaps was the estimate of future natural gas basis differentials. Significant variations in price differentials could result in a significantly different fair value measurement. The significant unobservable inputs and the range and weighted average of these inputs used in the fair value measurements of our natural gas basis swaps as of December 31, 2015 and 2014 are included in the table below.

	As of December 31, 2015
	Range (price per Mcf)	Weighted Average (price per Mcf)	Fair Value (in thousands)
Natural Gas Basis Differential Forward Curve – Dominion South	($0.27) – ($1.08)	$(0.74)	$(5,468)
Natural Gas Basis Differential Forward Curve – Texas Gas	($0.05) – ($0.17)	$(0.12)	$(38)

	As of December 31, 2014
	Range (price per Mcf)	Weighted Average (price per Mcf)	Fair Value (in thousands)
Natural Gas Basis Differential Forward Curve	($0.27) – ($1.39)	$(0.84)	$1,341

The fair value of our derivative instruments may be different from the settlement value based on company-specific inputs, such as credit ratings, futures markets and forward curves, and readily available buyers and sellers for such assets and liabilities. During the years ended December 31, 2015 and 2014, there were no transfers into or out of Level 1 or Level 2 measurements. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value:

		Fair Value Measurements at December 31, 2015 Using:
($ in Thousands)	Total Carrying Value as of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives	$35,752	$—	$41,258	$(5,506)

		Fair Value Measurements at December 31, 2014 Using:
($ in Thousands)	Total Carrying Value as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives	$31,371	$—	$30,030	$1,341

Net derivative asset values are determined primarily by quoted futures and options prices and utilization of the counterparties’ credit default risk and net derivative liabilities are determined primarily by quoted futures and options prices and utilization of our credit default risk. The credit default risk of our counterparties and us are based on metrics such as interest coverage, operating cash flow and leverage ratios that calculate the likelihood that a firm will be unable to repay its lenders or fulfill payment obligations.

The value of our oil derivatives are comprised of three-way collar, call protected swap and deferred put spread contracts for notional barrels of oil at interval New York Mercantile Exchange (“NYMEX”) West Texas Intermediate (“WTI”) oil prices. The fair value of our oil derivatives as of December 31, 2015 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for WTI oil and (iii) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. Our gas derivatives are comprised of swap, swaption, three way collar, basis swap, cap swap, call and deferred put spreads contracts for notional volumes of gas contracted at NYMEX Henry Hub (“HH”). The fair values attributable to our gas derivative contracts as of December 31, 2015 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for HH gas, (iii) independent market-quoted forward index prices and (iv) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. Our NGL derivatives are comprised of swaps for notional volumes of NGLs contracted at NYMEX Mont Belvieu. The fair values attributable to our NGL derivative contracts as of December 31, 2015 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for Mont Belvieu, (iii) independent market-quoted forward index prices and (iv) the implied rate of volatility inherent in the contracts. The implied rates of volatility inherent in our contracts were determined based on market-quoted volatility factors. We classify our derivatives as Level 2 if the inputs used in the valuation models are directly observable for substantially the full term of the instrument; however, if the significant inputs were not observable for substantially the full term of the instrument, we would classify those derivatives as Level 3. We categorize our measurements as Level 2 because the valuation of our derivative instruments are based on similar transactions observable in active markets or industry standard models that primarily rely on market observable inputs. Substantially all of the assumptions for industry standard models are observable in active markets throughout the full term of the instruments.

The table below sets forth a reconciliation of our commodity derivative contracts at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2015 and 2014 (in thousands):

	For the Year Ended December 31,
($ in Thousands)	2015	2014
Beginning Balance of Level 3	$1,341	$4,323
Changes in Fair Value	(2,548)	(1,670)
Purchases	—	—
Settlements Received	(4,299)	(1,312)

Ending Balance of Level 3	$(5,506)	$1,341

Changes in fair value on our Level 3 commodity derivative contracts outstanding for the years ended December 31, 2015 and 2014, resulted in a gain of approximately $2.5 million and $1.7 million, respectively. These amounts have been included in Gain (Loss) on Derivatives, Net in our Consolidated Statements of Operations.

Asset Retirement Obligations

We report the fair value of asset retirement obligations on a nonrecurring basis in our Consolidated Balance Sheets. We estimate the fair value of asset retirement obligations based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. These inputs are unobservable, and thus result in a Level 3 classification. See Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements for further information on asset retirement obligations, which includes a reconciliation of the beginning and ending balances.

Financial Instruments Not Recorded at Fair Value

The following table sets forth the fair values of financial instruments that are not recorded at fair value in our Consolidated Financial Statements:

	December 31, 2015		December 31, 2014
($ in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
8.875% Senior Notes due 2020	$350,000	$77,000	$350,000	$311,955
6.25% Senior Notes due 2022	325,000	72,313	325,000	241,313
Secured Lines of Credit	111,500	111,500	—	—
Capital Leases and Other Obligations	618	606	1,427	1,393

Total	$787,118	$261,419	$676,427	$554,661

The fair value of the secured lines of credit approximates carrying value based on borrowing rates available to us for bank loans with similar terms and maturities and would be classified as Level 2 in the fair value hierarchy.

The fair value of the Senior Notes uses pricing that is readily available in the public market. Accordingly, the fair value of the Senior Notes would be classified as Level 2 in the fair value hierarchy. The fair value of our capital leases and other obligations are determined using a discounted cash flow approach based on the interest rate and payment terms of the obligations and assumed discount rate. The fair values of the obligations could be significantly influenced by the discount rate assumptions, which is unobservable. Accordingly, the fair value of the capital leases and other obligations would be classified as Level 3 in the fair value hierarchy.

The carrying values of all classes of cash and cash equivalents, accounts receivables and accounts payables are considered to be representative of their respective fair values due to the short term maturities of those instruments.

Other Fair Value Measurements

We recorded an other than temporary impairment of $345.8 million related to proved properties, unproved properties and other non-revenue producing equipment. We utilize quoted futures prices and other observable market data in determining the fair value. The inputs used in determining fair value as a part of the impairment calculation are considered to be Level 2 within the fair value hierarchy. For additional information on our impairment, see Note 16, Impairment Expense, to our Consolidated Financial Statements.

11.	INCOME TAXES

We recognize deferred tax liabilities and assets for the expected future tax consequences of events that may be recognized in our financial statements or tax returns. Using this method, deferred tax liabilities and assets are determined based on the difference between the financial carrying amounts and tax basis of assets and liabilities using enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our income tax expense (benefit) from continuing operations consisted of the following:

	For the Years Ended December 31,
($ in Thousands)	2015	2014	2013
Current:
Federal	$—	$—	$(1,936)
State	—	6	(4,105)
Deferred:
Federal	(20,993)	(23,691)	509
State	(3,234)	(3,230)	1,378

Income Tax Benefit	$(24,227)	$(26,915)	$(4,154)

A reconciliation of income tax expense (benefit) using the statutory U.S. income tax rate compared with actual income tax expense is as follows:

($ in Thousands)	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Loss from continuing operations before noncontrolling interests and income taxes	$(423,245)	$(74,565)	$(6,538)
Statutory U.S. income tax rate	35.0%	35.0%	35.0%

Tax expense recognized using statutory U.S. income tax rate	$(148,136)	$(26,098)	$(2,288)
State income taxes, net of federal income tax benefit	(20,446)	(3,144)	(805)
Change in estimated future state rates	(212)	(1,015)	(484)
Permanent differences	1,609	970	83
Change in valuation allowances	143,566	2,450	(160)
Other	(608)	(78)	(500)

Total income tax benefit	$(24,227)	$(26,915)	$(4,154)

Effective income tax rate	5.7%	36.1%	63.5%

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax assets (liabilities) are comprised of the following at December 31, 2015 and 2014:

	For the Years Ended December 31,
($ in Thousands)	2015	2014
Tax effects of temporary differences for:
Current:
Assets:
Asset retirement obligation	$866	$772
Deferred compensation plans	2,028	695
Compensation Accruals	767	2,087
Valuation allowances	(3,478)	(71)
Other	93	68

Total gross current deferred tax assets	276	3,551
Liabilities:
Unrealized gain on derivatives	(12,570)	(11,410)
Other	(238)	(442)

Total gross current deferred tax liabilities	(12,808)	(11,852)

Net total current deferred tax liability	$(12,532)	$(8,301)

Long-Term:
Assets:
Timing differences – tax partnerships	$4,166	$—
Tax basis of oil and gas properties in excess of book basis	8,965	—
Asset retirement obligation	16,965	15,091
Deferred compensation plans	1,083	2,218
Net operating loss carryforward	123,488	73,531
Organization costs	456	525
Deferred revenue	1,098	1,209
Percentage depletion carryforward	2,673	2,155
AMT credits	292	292
Valuation allowances	(144,681)	(4,318)
Other	280	269

Total gross long-term deferred tax assets	14,785	88,817
Liabilities:
Timing differences – tax partnerships	—	(7,135)
Book basis of oil and gas properties in excess of tax basis	—	(73,557)
Unrealized gain on derivatives	(1,574)	(999)
Other	(679)	$(980)

Total gross long-term deferred tax liabilities	(2,253)	(80,516)

Net total long-term deferred tax asset	$12,532	$8,301

(a)	As a result of certain realization requirements of FASB ASC 718, the table of deferred tax assets and liabilities does not include $1.3 million at December 31, 2015 and 2014, of excess tax benefits that arose directly from tax deductions related to stock-based compensation greater than compensation recognized for financial reporting. Total stockholders’ equity will be increased by $1.3 million if and when such excess tax benefits are ultimately realized.

Management continuously evaluates the facts and circumstances representing positive and negative evidence in the determination of our ability to realize our inventory of deferred tax assets. The company’s deferred tax assets consist primarily of net operating losses and deductible temporary differences. For the year ended December 31, 2015, management determined, based on positive and negative evidence, including our three-year cumulative loss position that it was necessary to provide a valuation allowance of approximately $148.2 million for deferred tax assets for which the company may be unable to realize the tax benefit. For the year ended December 31, 2014, management determined, based on positive and negative evidence examined and anticipated future taxable income, that it was necessary to provide a valuation allowance of approximately $4.3 million for deferred tax assets for which the company may be unable to realize the tax benefit. Our management will continue, in future periods, to assess the likely realization of the deferred tax assets. The valuation allowance may change based on future changes in circumstances.

At December 31, 2015, we had available unused gross federal net operating loss carryforwards of $308.1 million and gross state net operating loss carryforwards of $264.7 million that may be applied against future taxable income that expire from 2020 through 2035. The following table shows expirations by year for federal and state net operating loss carryforwards (all figures presented are tax effected):

Year of Expiration	Net Operating Loss Carryforwards (in thousands)
2020	$134
2021	175
2022	—
2023	899
2024	—
2025	531
2026	405
2027	1,003
2028	3,333
2029	767
2030	751
2031	19,746
2032	253
2033	19,703
2034	18,670
2035	57,118

Total	123,488

Due to a change of ownership, as defined under the provisions of the Tax Reform Act of 1986, which occurred during 2014, a portion of our domestic net operating loss and tax credit carryforwards may be limited in future periods. Internal Revenue Code Section 382 places limitations on the amount of taxable income which may be offset by tax carryforward attributes, such as net operating losses or tax credits after a change of ownership event. As a result of this ownership change, certain of our accumulated net operating losses may be subject to an annual limitation regarding their utilization against taxable income in future periods. The 2014 change creates an annual utilization limit of approximately $34.8 million on our ability to utilize net operating losses generated prior to the ownership change event. If we were to experience another ownership change in future periods, our net operating loss carryforwards may be subject to additional utilization limits.

FASB ASC 740-10 sets forth a two-step process for evaluating tax positions. The first step is financial statement recognition of the tax position based on whether it is more likely than not that the position will be sustained upon examination by taxing authorities and resolution through related appeals or litigation, based on the technical merits of the case. FASB ASC 740-10 mandates certain assumptions in applying the more likely than not judgment, including the presupposition of an examination where the taxing authorities are fully informed of all relevant information for evaluation of the tax position. In other words, FASB ASC 740-10 precludes factoring the likelihood of a tax examination into the evaluation of the outcome so that the evaluation is to focus solely on the technical merits of the position.

Our management has concluded that, as of December 31, 2015, we have not taken any tax positions that would require disclosure as “unrecognized positions” and that no liability balance is required to offset any unsustainable positions. We did not have any accrued interest or penalties as of December 31, 2015 and 2014.

We file a consolidated federal income tax return and separate or consolidated state income tax returns in the United States federal jurisdiction and in many state jurisdictions. We are subject to U.S. federal income tax examinations and to various state tax examinations for periods after August 1, 2007.

12.	EARNINGS PER COMMON SHARE

Basic loss per common share is calculated based on the weighted average number of common shares outstanding at the end of the period, excluding restricted stock with performance-based and market-based vesting criteria. Diluted income per common share includes the speculative exercise of stock options and performance-based restricted stock which contain conditions that are not earnings or market-based, given that the hypothetical effect is not anti-dilutive. For each of the years ended December 31, 2015, 2014 and 2013, we excluded stock options to purchase 0.4 million shares of our common stock due to our Net Loss from Continuing Operations. For the years ended December 31, 2015, 2014 and 2013, we excluded performance-based restricted stock of 1.1 million shares, 0.8 million shares and 1.3 million shares, respectively, due to our Net Loss from Continuing Operations (for additional information on our non-cash compensation plans, see Note 15, Employee Benefit and Equity Plans, to our Consolidated Financial Statements). We utilize the if-converted method for calculating the impact of our 6.0% Convertible Perpetual Preferred Stock on diluted earnings per share. Under the if-converted method, convertible preferred stock is assumed as converted to common shares for the weighted average period outstanding. For the years ended December 31, 2015 and 2014, we excluded the assumed conversion of preferred stock equating to approximately 8.9 million and 3.3 million shares, respectively, due to our Net Loss from Continuing Operations. The following table sets forth the computation of basic and diluted earnings per common share (in thousands except per share data):

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
(in thousands, except per share amounts)	2015	2014	2013
Numerator:
Net Loss From Continuing Operations	$(399,018)	$(47,650)	$(2,384)
Net Income From Discontinued Operations, Less Noncontrolling Interests	35,740	961	254
Less: Preferred Stock Dividends	9,660	2,335	—

Net Loss Attributable to Common Shareholders	$(372,938)	$(49,024)	$(2,130)

Denominator:
Weighted Average Common Shares Outstanding – Basic	54,392	53,150	52,572
Weighted Average Common Shares Outstanding – Diluted	54,392	53,150	52,572
Earnings per Common Share Attributable to Rex Energy Common Shareholders(a):
Basic – Net Loss From Continuing Operations	$(7.51)	$(0.94)	$(0.05)
– Net Income From Discontinued Operations	0.66	0.02	0.01

– Net Loss Attributable to Rex Energy Common Shareholders	$(6.85)	$(0.92)	$(0.04)

Diluted – Net Loss From Continuing Operations	$(7.51)	$(0.94)	$(0.05)
– Net Income From Discontinued Operations	0.66	0.02	0.01

– Net Loss Attributable to Rex Energy Common Shareholders	$(6.85)	$(0.92)	$(0.04)

(a)	All earnings per share amounts are attributable to Rex common shareholders.

13.	CAPITAL STOCK

Common Stock

Currently, our common stock is traded on the NASDAQ Global Select Market under the trading symbol “REXX”. We have authorized capital stock of 100,000,000 shares of common stock and 100,000 shares of preferred stock. As of December 31, 2015 and 2014, we had 55,741,229 and 54,174,763 shares of common stock outstanding, respectively.

Preferred Stock

On August 18, 2014, we completed a registered offering of 16,100 shares of 6.0% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share (the “Series A Preferred Stock”) that are represented by 1,610,000 depositary shares. The net proceeds of the offering were approximately $155.0 million, after deducting underwriting discounts, commissions and other offering expenses. We utilized a portion of the net proceeds to fund the acquisition of assets from Shell and used the remaining proceeds to fund our capital expenditures program and for general corporate purposes.

The annual dividend on each share of the Series A Preferred Stock is 6.0% per annum on the liquidation preference of $10,000 per share and is payable quarterly, in arrears, on each February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2014. During the first quarter of 2016, we suspended the payment of these dividends.

We pay cumulative dividends, when and if declared, in cash, stock or a combination thereof, on a quarterly basis at a rate of $600 per share, or 6.0%, per year. For the years ended December 31, 2015 and 2014, we declared quarterly cash dividends totaling approximately $9.7 million and $2.3 million, respectively.

The Series A Preferred Stock is convertible at the option of the holder at an initial conversion rate of 555.56 shares of our common stock per share (5.5556 shares of our common stock per depositary share), equivalent to an initial conversion price of $18.00 per share of common stock. The conversion price represents a premium of approximately 25.2% relative to the NASDAQ Global Market closing sale price of our common stock on August 12, 2014 or $14.38 per share.

At any time on or after August 30, 2019, we may at our option cause all outstanding shares of the Series A Preferred Stock to be automatically converted into common stock at the then-applicable conversion price if the closing sale price of our common stock exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion. If a holder elects to convert shares of Series A Preferred Stock upon the occurrence of certain specified fundamental changes, we may be obligated to deliver an additional number of shares above the applicable conversion rate to the converting holder.

Except as required by law or our Certificate of Incorporation, holders of the Series A Preferred Stock will have no voting rights unless dividends fall into arrears for six or more quarterly periods (whether or not consecutive). Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on our board of directors will increase by that same number.

14.	MAJOR CUSTOMERS

For the year ended December 31, 2015, approximately $152.7 million, or 85.1%, of our commodity sales from continuing operations were attributable to four customers with the largest single purchaser accounting for $75.8 million, or 42.2%. For the year ended December 31, 2014, approximately $253.6 million, or 85.1% of our commodity sales from continuing operations were attributable to four customers with the largest single purchaser accounting for $96.4 million, or 32.4%. For the year ended December 31, 2013, approximately $179.5 million, or

83.9%, of our commodity sales from continuing operations were derived from four customers, with the largest customer being responsible for approximately $73.8 million, or 34.5%, of total commodity sales.

15.	EMPLOYEE BENEFIT AND EQUITY PLANS

401(k) Plan

We sponsor a 401(k) Plan for eligible employees who have satisfied age and service requirements. Employees can make contributions to the plan up to allowable limits. Our contributions to the plan are discretionary. Our contributions to the plan attributable to continuing operations were approximately $0.8 million, $0.9 million and $0.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Equity Plans

We recognize all share-based payments to employees, including grants of employee stock options, in our Consolidated Statements of Operations based on their grant-date fair values, using prescribed option-pricing models where applicable. The fair value is expensed over the requisite service period of the individual grantees, which generally equals the vesting period. We report any benefits of income tax deductions in excess of recognized financial accounting compensation as a financing cash flow, rather than as an operating cash flow.

2007 Long-Term Incentive Plan

We have granted stock options and restricted stock awards to various employees, non-employee directors and non-employee contractors under the terms of our Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”). The Plan is administered by the Compensation Committee of our board of directors (the “Compensation Committee”). Among the Compensation Committee’s responsibilities are selecting participants to receive awards, determining the form, amount and other terms and conditions of awards, interpreting the provisions of the Plan or any award agreement and adopting such rules, forms, instruments and guidelines for administering the Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee are final and binding. The composition of the Compensation Committee is intended to permit the awards under the Plan to qualify for exemption under Rule 16b-3 of the Exchange Act. In addition, awards under the Plan, including annual incentive awards paid to executive officers subject to section 162(m) of the Code or covered employees may be designed, at the Compensation Committee’s discretion, to satisfy the requirements of section 162(m) to permit the deduction by us of the associated expenses for federal income tax purposes. The Compensation Committee has authorized the issuance of 5,979,470 shares under the Plan, with 1,144,297 and 2,825,260 still available as of December 31, 2015 and 2014, respectively.

All awards granted under the Plan have been issued at the prevailing market price at the time of the grant. All outstanding stock options have been awarded with five or ten year expiration at an exercise price equal to our closing price on the NASDAQ Global Select Market on the day of the award. A forfeiture rate based on a blended average of individual participant terminations and number of awards cancelled is used to estimate forfeitures prospectively.

Stock Options

Stock options represent the right to purchase shares of stock in the future at the fair market value of the stock on the date of grant. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without the issuance of shares of our common stock or is otherwise settled in cash, shares of our common stock allocable to such award, including the unexercised portion of such award, shall again be available for the purposes of the Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under the Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of such shares tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the Plan. During the year ended December 31, 2015, we issued 80,000 options to purchase shares of our common stock to three employees. During the year ended December 31, 2014, we did not issue options to purchase shares of our common stock.

A summary of the stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding December 31, 2012	502,253	$10.95
Granted	—	—
Exercised	(49,166)	10.85
Cancelled/Forfeited	(4,000)	23.28

Options outstanding December 31, 2013	449,087	$10.85
Granted	—	—
Exercised	(46,526)	11.09
Cancelled/Forfeited	—	—

Options outstanding December 31, 2014	402,561	$10.82
Granted	80,000	4.48
Exercised	—	—
Cancelled/Forfeited	(38,889)	11.23

Options Outstanding December 31, 2015	443,672	$9.64	2.8	$—

Options Exercisable December 31, 2015	363,672	$10.77	2.1	$—

Stock-based compensation expense from continuing operations relating to stock options for the year ended December 31, 2015, was negligible and for the years ended December 31, 2014 and 2013 totaled $0.1 million and $0.2 million, respectively. The expense related to stock option grants was recorded on our Consolidated Statements of Operations under the heading of General and Administrative expense. No stock options were exercised for the year ended December 31, 2015. The intrinsic value of stock options exercised for the years ended December 31, 2014 and 2013 was $0.3 million and $0.4 million, respectively. The total tax benefit for the years ended December 31, 2015 was negligible and for the years ended December 31, 2014 and 2013 was approximately $0.1 million and $0.2 million, respectively.

A summary of the status of our issued and outstanding stock options as of December 31, 2015 is as follows:

	Outstanding		Exercisable
Exercise Price	Number Outstanding At 12/31/15	Weighted-Average Exercise Price	Number Exercisable At 12/31/15	Weighted-Average Exercise Price
$4.05	40,000	$4.05	—	$—
$4.90	40,000	$4.90	—	$—
$5.04	46,041	$5.04	46,041	$5.04
$9.50	75,000	$9.50	75,000	$9.50
$9.99	129,583	$9.99	129,583	$9.99
$10.42	29,548	$10.42	29,548	$10.42
$11.89	3,500	$11.89	3,500	$11.89
$13.19	50,000	$13.19	50,000	$13.19
$22.34	30,000	$22.34	30,000	$22.34

	443,672	$9.64	363,672	$10.77

The weighted average remaining contractual term for options exercisable at December 31, 2015 was 2.1 years and the aggregate intrinsic value was negligible. The weighted average remaining contractual term and the aggregate intrinsic value for options outstanding at December 31, 2014 were 2.9 years and negligible, respectively. As of December 31, 2015, unrecognized compensation expense related to stock options was $0.1 million.

Restricted Stock Awards

During the year ended December 31, 2015, the Compensation Committee issued 2,236,839 shares of restricted common stock to selected employees, non-employee directors and non-employee contractors. During the year ended December 31, 2014, the Compensation Committee issued 131,610 shares of restricted common stock to selected employees, non-employee directors and non-employee contractors. The shares granted in 2015 and 2014 are subject to time vesting and, in some cases, performance-based vesting. The shares will vest on the date on which the Compensation Committee certifies that the performance goals have been satisfied, provided that the recipient has been in continuous employment with us from the grant date until the date upon which the shares are released. Restrictions on the transfer associated with vesting schedules were determined by the Compensation Committee on an individual award basis. The restricted common stock is valued at the closing price of our common stock on the NASDAQ Global Select Market on the date of the grant. Upon a “change in control” of us, as such term is defined in the Plan, all restrictions will immediately lapse for performance-based awards to varying degrees based on performance metrics at the time of the change in control. For awards that do not contain a performance-based condition, all restrictions immediately lapse upon a change in control. Compensation expense associated with the restricted stock award is recognized on a straight-line basis over the vesting period.

Certain of the restricted common stock awards in 2015, 2014 and 2013 are subject to market-based vesting through a calculation of total shareholder return (“TSR”) of our common stock relative to a pre-defined peer group of 13 to 15 companies over a three-year period. The number of shares ultimately awarded will correspond with the final TSR rank amongst the peer group in accordance with the following schedule:

TSR Rank	Percentage of Awards to Vest
1-3	100%
4-6	75%
7-10	50%
11-13	25%
14-16	0%

The weighted average fair value of the TSR awards as of December 31, 2015, 2014 and 2013 were $2.56, $10.15 and $12.59 per share, respectively. Average fair values were estimated on the date of each grant using a Monte Carlo Simulation model that estimates the most likely outcome based on the terms of the award and used the following assumptions:

	Year Ended December 31, 2015	Year Ended December 31, 2014
Expected Dividend Yield	0.0%	0.0%
Risk-Free Interest Rate	1.0%	0.8%
Expected Volatility – Rex Energy	58.6%	50.4%
Expected Volatility – Peer Group	29.8%-85.0%	28.4%-65.7%
Market Index	35.6%	35.3%
Expected Life	Three Years	Three Years

The dividend yield of zero reflects the fact that we have never paid cash dividends on our common stock and have no present intentions of doing so. The risk-free interest rate reflects the U.S. Treasury Constant

Maturity rates as of the measurement date, converted into an implied “spot rate” yield. Our expected volatility estimates are based on observed historical volatility of daily stock returns for the three-year period preceding the grant date. Market index is an equal-weight index of the companies in the peer group. Expected life is measured as the grant date through the end of the performance period. Performance and market shares will vest on the date on which the Compensation Committee certifies that the performance goals have been satisfied, provided that the recipient has been in continuous employment with us from the grant date through the third anniversary of the grant date. Compensation expense for the TSR awards is recognized on a straight-line basis over the vesting period.

We recorded compensation expense related to restricted common stock awards of $6.4 million, $5.8 million and $5.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. During the first quarter of 2015, the board of directors approved a waiver to certain performance factors for restricted stock awards that vested in March 2015. This waiver resulted in the vesting of approximately 189,872 restricted stock awards with associated expense of approximately $2.5 million. As of December 31, 2015, total unrecognized compensation cost related to the restricted common stock grants was approximately $4.5 million to be recognized over a weighted average of 1.7 years. The total fair value of restricted common stock awards that vested in 2015 was approximately $2.0 million as compared to $7.7 million for restricted common stock awards that vested in 2014.

A summary of the restricted stock activity for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Restricted stock awards, as of January 1, 2013	1,431,573	$12.45
Awards	981,544	16.03
Vested	(182,994)	11.59
Forfeitures	(57,484)	11.84

Restricted stock awards, as of December 31, 2013	2,172,639	$14.16
Awards	131,610	8.76
Vested	(595,085)	13.09
Forfeitures	(189,863)	14.60

Restricted stock awards, as of December 31, 2014	1,519,301	$14.05
Awards	2,236,839	3.35
Vested	(606,359)	9.39
Forfeitures	(670,373)	11.33

Restricted stock awards, as of December 31, 2015	2,479,408	$6.27

16.	IMPAIRMENT EXPENSE

For the years ended December 31, 2015, 2014 and 2013, we incurred impairment expense from continuing operations of approximately $345.8 million, $132.6 million and $32.1 million, respectively. We continually monitor the carrying value of our oil and gas properties and make evaluations of their recoverability when circumstances arise that may contribute to impairment (for additional information see Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements). Approximately $271.3 million of the impairment incurred during 2015 was attributable to proved properties and other fixed assets, of which approximately $47.7 million was attributable to our conventional oil properties in the Illinois Basin, $205.4 million was attributable to the unconventional assets in the Appalachian Basin and $17.5 million was attributable to our equity method investment in RW Gathering. The remaining proved property impairment expense is related to our conventional dry gas assets and salt water disposal well in the Appalachian Basin. In addition, we also incurred approximately $74.5 million in unproved property impairments, of which approximately $59.7 million was related to leases in the Appalachian Basin and approximately $14.8 million was attributable to leases in the

Illinois Basin. The impairments were identified through an analysis of market conditions and future development plans that were in existence as of December 31, 2015, related to these properties, which indicated that the carrying value of the assets was not recoverable. The analysis included an evaluation of estimated future cash flows with consideration given to market prices for similar assets. The primary reason for the decrease in the estimated future cash flows of our assets is attributable to the continued depression of current and estimated future commodity prices as of December 31, 2015. Our estimates of future cash flows attributable to our oil and gas properties could decline further if commodity prices continue to decline, which may result in our incurrence of additional impairment expense. As of December 31, 2015, we continued to carry the costs of unproved properties of approximately $263.0 million on our Consolidated Balance Sheet, which is primarily related to the Marcellus and Utica Shale in the Appalachian Basin and for which we have development, trade or lease extension plans.

During 2014, we recorded impairment expense of $132.6 million. Approximately $113.4 million of the impairment incurred during 2014 was attributable to proved properties and other fixed assets, of which approximately $103.9 million was attributable to the Illinois Basin and $9.5 million was attributable to the Appalachian Basin. In the Illinois Basin, which is 100% oil producing, the estimated future decline in oil prices as of December 31, 2014, caused the estimated future cash flows of certain properties to decrease below a level at which the carrying value that is expected to be recovered. In the Appalachian Basin, approximately $5.9 million of impairment was incurred for our salt water disposal well in Ohio due to the regulatory and environmental climate and the uncertainty of future viability of the disposal well. We also incurred approximately $3.6 million of impairment related to shallow conventional gas properties in the Appalachian Basin, which is attributable to the estimated future decrease in natural gas pricing as of December 31, 2014. In addition to our proved property and fixed asset impairments, we also incurred approximately $18.9 million in unproved property impairments. In the Appalachian Basin, we incurred approximately $10.4 million in unproved property impairments related to expiring leases that will not be developed. In the Illinois Basin, we incurred approximately $8.5 million of unproved property impairment primarily due to the estimated future economics of the properties at the depressed commodity price environment at December 31, 2014.

During 2013, we recorded impairment expense of $32.1 million. Approximately $29.3 million of expense incurred during 2013 was related to the impairment of conventional oil properties in the Illinois Basin. The impairment in Illinois was focused in two areas where extensive development activity occurred during 2013. In addition to the development activity, future estimated prices for the sale of crude oil as of December 31, 2013 decreased to a level which did not support the recovery of the full carrying value of the properties.

17.	SUSPENDED EXPLORATORY WELL COSTS

We capitalize the costs of exploratory wells if a well finds a sufficient quantity of reserves to justify its completion as a producing well and we are making sufficient progress towards assessing the reserves and the economic and operating viability of the project.

The following table reflects the net change in capitalized exploratory well costs, excluding those related to Assets Held for Sale on our Consolidated Balance Sheets for the years ended December 31, 2015, 2014 and 2013 ($ in thousands):

	2015	2014	2013
Beginning Balance at January 1,	$23,101	$5,731	$36,968
Additions to capitalized exploratory well costs pending the determination of estimated proved reserves	144,954	258,097	171,087
Divested wells	—	—	—
Reclassification of wells, facilities, and equipment based on the determination of estimated proved reserves	(147,850)	(240,494)	(202,323)
Capitalized exploratory well costs charged to expense	(2,907)	(233)	(1)

Ending Balance at December 31,	17,298	23,101	5,731
Less exploratory well costs that have been capitalized for a period of one year or less	(12,156)	(20,407)	(3,597)

Capitalized exploratory well costs for a period of greater than one year	$5,142	$2,694	$2,134
Number of projects that have exploratory well costs capitalized for a period of more than one year	14	6	3

As of December 31, 2015 we had approximately $5.1 million in capitalized exploratory well costs that were capitalized for a period greater than one year. These costs are related to nine wells in Butler County, Pennsylvania, four wells in Lawrence County, Pennsylvania and one well in our non-operated region of the Illinois Basin. In Butler County, Pennsylvania there are eight completed wells that are awaiting infrastructure and one that has been drilled and is awaiting completion. In Lawrence County, Pennsylvania, there are three completed wells that are awaiting infrastructure and one drilled well that is awaiting completion. In Kentucky, there is one well with plans to convert to a disposal well to support other proven wells in region. The properties located in Pennsylvania are wells that we purchased through our acquisition from Shell in 2014. As we continue to develop the acquired acreage from Shell and build out the infrastructure we plan to opportunistically complete these wells and place them into sales. These costs are currently classified as Wells and Facilities in Progress on our Consolidated Balance Sheets and will be reclassified to Evaluated Oil and Gas Properties upon the discovery of proved reserves or to Exploration Expense if commercial quantities of reserves are not found.

18.	COSTS INCURRED IN OIL AND NATURAL GAS ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (UNAUDITED)

Costs incurred in oil and natural gas property acquisitions and development are presented below and exclude any costs incurred related to Assets Held for Sale (in thousands):

	2015	2014	2013
Consolidated Entities:
Acquisition of Properties
Proved	$1	$161	$2,445
Unproved	28,242	169,408	39,291
Exploration Costs(a)	158,318	316,235	231,112
Development Costs(a)	31,574	71,383	64,661

Subtotal	218,135	557,187	337,509
Asset Retirement Obligations	2,818	9,110	3,031

Total Costs Incurred	$220,953	$566,297	$340,540
Share of Equity Method Investments:
Acquisition of Properties
Proved	$—	$—	$—
Unproved	—	—	—
Exploration Costs	—	—	—
Development Costs(a)	824	438	1,958

Total	$824	$438	$1,958

(a)	Includes Depreciation expense for support equipment and facilities

The following table provides a reconciliation of the total costs incurred for our consolidated entities to our reported capital expenditures (in thousands):

	2015	2014	2013
Total Costs Incurred by Consolidated Entities	$220,953	$566,297	$340,540
Equity Method Investments	—	—	2,493
DJ Basin Expenditures	—	—	2
Exploration Expense	(3,011)	(9,446)	(11,408)
Asset Retirement Obligations	(2,818)	(9,110)	(3,031)
Depreciation for Support Equipment and Facilities	(4,905)	(6,075)	(5,024)
Corporate Expenditures	231	869	3,651
Other(a)	(16,522)	7,223	10,391

Total Capital Expenditures	$193,928	$549,758	$337,614

(a)	Represents R.E. Disposal, LLC capital, future proceeds from ArcLight and intercompany capital transactions.

19.	OIL AND NATURAL GAS CAPITALIZED COSTS (UNAUDITED)

Our aggregate capitalized costs for natural gas and oil production activities with applicable accumulated depreciation, depletion and amortization are presented below and exclude any properties classified as Assets Held for Sale (in thousands):

	2015	2014
Consolidated Entities:
Proven Oil and Natural Gas Properties	$1,239,430	$1,079,039
Pipelines and Support Equipment	17,030	24,248
Field Operation Vehicles and Other Equipment	28,064	27,030
Wells and Facilities in Progress	144,408	127,597
Unproven Properties	262,992	322,413

Total	1,691,924	1,580,327
Less Accumulated Depreciation and Depletion	(696,447)	(362,804)

Total	$995,477	$1,217,523
Share of Equity Method Investments:
Pipelines and Support Equipment	19,970	19,946
Wells and Facilities in Progress	—	—

Total	19,970	19,946
Less Accumulated Depreciation and Depletion	(3,411)	(2,611)

Total	$16,559	$17,335

20.	OIL AND NATURAL GAS RESERVE QUANTITIES (UNAUDITED)

Our independent engineers, Netherland, Sewell, and Associates, Inc. (“NSAI”) evaluated all of our proved oil, natural gas and NGL reserves for the years ended December 31, 2015, 2014 and 2013. The technical persons responsible for preparing the estimates of our estimated proved reserves meet the requirements with regards to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Our independent third-party engineers do not own an interest in any of our properties and are not employed by us on a contingent basis. We emphasize that reserve estimates are inherently imprecise. Our oil, natural gas and NGL reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such change could be material and occur in the near term as future information becomes available. All of our estimated proved reserves are located within the United States.

Proved natural gas, oil and NGL reserves are those quantities of natural gas, oil and NGL which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible –from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. Based on reserve reporting rules, the price is calculated using the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. A project to extract hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible natural gas or oil on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated natural gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Developed natural gas, oil and NGL reserves are reserves of any category that can be expected to be recovered (x) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (y) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped natural gas, oil and NGL reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating they are scheduled to be drilled within five years, unless specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology establishing reasonable certainty.

Presented below is a summary of changes in estimated reserves of the oil and natural gas wells at December 31, 2015, 2014 and 2013:

	2015
	Oil (MBbls)	NGL (MBbls)	Natural Gas (MMcf)	(MMcf) Equivalents
Estimated Proved Reserves-Beginning of Period	9,684.7	73,252.5	839,185.1	1,336,808.3
Extensions, Discoveries and Additions	949.0	10,079.3	76,816.9	142,986.7
Revisions of Previous Estimates	(4,176.8)	(38,249.7)	(448,461.3)	(703,020.3)
Purchases	(7.7)	(1,389.6)	(16,471.1)	(24,854.9)
Production	(1,132.1)	(3,345.9)	(44,606.8)	(71,474.8)

Estimated Proved Reserves-End of Period	5,317.1	40,346.6	406,462.8	680,445.0

	2014
	Oil (MBbls)	NGL (MBbls)	Natural Gas (MMcf)	(MMcf) Equivalents
Estimated Proved Reserves-Beginning of Period	8,619.6	46,130.7	521,282.8	849,784.6
Extensions, Discoveries and Additions	1,723.1	31,160.3	326,464.2	523,764.6
Revisions of Previous Estimates	471.1	(2,889.1)	9,971.0	(4,537.0)
Purchases	12.0	933.0	18,478.3	24,148.3
Production	(1,141.1)	(2,082.4)	(37,011.2)	(56,352.2)

Estimated Proved Reserves-End of Period	9,684.7	73,252.5	839,185.1	1,336,808.3

	2013
	Oil (MBbls)	NGL (MBbls)	Natural Gas (MMcf)	(MMcf) Equivalents
Estimated Proved Reserves-Beginning of Period	9,375.7	31,679.9	371,716.4	618,050.0
Extensions, Discoveries and Additions	595.6	19,956.1	189,150.9	312,461.1
Revisions of Previous Estimates	(438.5)	(4,685.6)	(16,137.7)	(46,882.3)
Purchases	1.0	—	—	6.0
Production	(914.2)	(819.7)	(23,446.8)	(33,850.2)

Estimated Proved Reserves-End of Period	8,619.6	46,130.7	521,282.8	849,784.6

	Oil (MBbls)	NGL (MBbls)	Natural Gas (MMcf)	(MMcf) Equivalents
Proved Developed Reserves
December 31, 2015	4,944.6	37,941.9	389,754.4	647,073.4
December 31, 2014	7,628.1	29,215.0	365,673.3	586,731.9
December 31, 2013	7,742.5	16,322.5	212,061.4	356,451.4
Proved Undeveloped Reserves
December 31, 2015	372.5	2,404.7	16,708.4	33,371.6
December 31, 2014	2,056.6	44,037.5	473,511.8	750,076.4
December 31, 2013	877.1	29,808.2	309,221.4	493,333.2

Our estimated proved undeveloped reserves did not include any locations that generated a positive future net revenue and a negative present value discounted at 10%. We may, from time to time, have proved undeveloped locations with these characteristics based on our planned operating budget and strategy to hold acreage by production combined with our expectations of future commodity prices.

Revisions. Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from developmental drilling and production history or resulting from a change in economic factors, such as commodity prices and operating costs.

Our revisions in 2015 included a negative adjustment of approximately 741.1 Bcfe related to lower commodity prices. This negative adjustment was partially offset by positive revision of approximately 15.4 Bcfe related to positive operating expenses, 4.1 Bcfe related to changes in our ethane recovery expectations and 18.6 Bcfe related to technical revisions. The positive technical revisions included 10.3 Bcfe in our Butler County, Pennsylvania area related to positive well performance. An additional 9.8 Bcfe of positive technical revisions were related to positive well performance in our Warrior North prospect in Ohio. These additions were partially offset by approximately 2.2 Bcfe in negative technical revisions related to well performance in our other areas of operation.

Our revisions in 2014 included a negative adjustment of approximately 58.5 Bcfe related to PUD locations that were not developed within five years, negative revisions of 1.6 Bcfe related to commodity pricing, positive revisions of 17.6 Bcfe related to favorable operating expenses and positive technical revisions of 38.0 Bcfe. The negative revisions were related to PUD locations that were previously booked in our Butler County, Pennsylvania region. The positive technical revisions included 51.0 Bcfe in our Butler County, Pennsylvania area related to positive well performance which was partially offset by negative revisions related to well performance in our Warrior South prospect and our non-operated Westmoreland County, Pennsylvania area of approximately 15.5 Bcfe.

We had significant revisions in our oil, NGL and natural gas reserves for the year ended December 31, 2013. Our negative revisions were primarily due to adjusting downward our estimated recovery of future ethane production from 2012 to 2013. Negative revisions related to our estimated ethane recovery accounted for approximately 27.3 Bcfe of our total revisions. In addition to our ethane recovery adjustments, we recognized additional negative revisions related to well performance in our non-operated Westmoreland County, Pennsylvania region as well as in the Illinois Basin. Partially offsetting these negative revisions were positive revisions due to natural gas pricing and lower than expected operating expenses.

Extensions, discoveries and other additions. These are additions to estimated proved reserves that result from (1) extension of the proved acreage of previously discovered reservoirs through additional drilling in periods subsequent to discovery and (2) discovery of new fields with estimated proved reserves or of new reservoirs of estimated proved reserves in old fields.

We had significant extensions, discoveries and other additions for the year ended December 31, 2015, of 0.9 MMBOE of oil, 10.1 MMBOE of NGLs and 76.8 Bcfe of natural gas. We had significant extensions, discoveries and other additions for the year ended December 31, 2014, of 1.7 MMBOE of oil, 31.2 MMBOE of NGLs and 326.5 Bcf of natural gas. During 2013, we had extensions, discoveries and other additions of 0.6 MMBOE of oil, 20.0 MMBOE of NGLs and 189.1 Bcf of natural gas. Our continued success in the Appalachian Basin has been the primary contributor to the growth of our extensions, discoveries and other additions, specifically the Marcellus and Utica Shales. At December 31, 2015, approximately 102.1 Bcfe of our extensions, discoveries and other additions were related to Marcellus Shale properties while an additional 30.0 Bcfe was related to the Utica Shale.

21.	STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

FASB ASC 932 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to the estimated proved reserves. We followed these guidelines, which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to estimate quantities of oil and natural gas to be produced. Actual future prices and costs may be materially higher or lower than the year-end prices and costs used. Estimates are made of quantities of estimated proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. The resulting future net cash flows are reduced to present value amounts by applying a 10.0% annual discount factor.

The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates reflect the valuation process.

The following summary sets forth our future net cash flows relating to proved oil and natural gas reserves based on the standardized measure prescribed by FASB ASC 932 at December 31, 2015, 2014 and 2013 ($ in thousands):

	2015	2014	2013
Future Cash Inflows	$1,716,131 (a)	$5,824,231 (b)	$3,899,878 (c)
Future Costs:
Production	(1,144,049)	(2,332,151)	(1,619,629)
Abandonment	(143,459)	(134,308)	(95,183)
Development	(18,952)	(686,676)	(517,875)

Net Future Cash Inflow Before Income Taxes	409,671	2,671,096	1,667,191
Future Income Tax Expense	—	(468,597)	(359,322)

Total Future Net Cash Flows Before 10.0% Discount	409,671	2,202,499	1,307,869
Less: Effect of 10.0% Discount Factor	(154,048)	(1,177,135)	(778,756)

Standardized Measure of Discounted Future Net Cash Flows	$255,623	$1,025,364	$529,113

(a)	Calculated using weighted average prices of $2.401 per Mcf, $44.45 per barrel of oil and $12.48 per barrel of NGLs
(b)	Calculated using weighted average prices of $3.455 per Mcf, $88.02 per barrel of oil and $28.30 per barrel of NGLs
(c)	Calculated using weighted average prices of $3.588 per Mcf, $94.28 per barrel of oil and $26.37 per barrel of NGLs

The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

	2015	2014	2013
Standardized Measure – Beginning of Period	$1,025,364	$529,113	$396,123
Revisions of Previous Estimates:
Changes in Prices and Production Costs	(1,296,866)	253,865	72,503
Revisions in Quantities	(270,673)	(5,970)	(51,289)
Changes in Future Development Costs	595,547	(51,794)	22,341
Accretion of Discount and Timing of Future Cash Flows	116,514	64,013	47,571
Net Change in Income Tax	139,776	28,756	31,433
Purchase (Sale) of Reserves in Place	(37,101)	28,316	—
Plus Extensions, Discoveries, and Other Additions	88,152	430,252	170,846
Development Costs Incurred	31,574	71,383	64,661
Sales of Product – Net of Production Costs	(52,952)	(197,587)	(151,781)
Changes in Timing and Other	(83,712)	(124,983)	(73,295)

Standardized Measure – End of Period	$255,623	$1,025,364	$529,113

22.	RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Results of operations are equal to revenues, less (a) production costs, (b) impairment expenses, (c) exploration expenses, (d) DD&A expenses, and (e) income tax expense (benefit) (certain prior year amounts have been reclassified to conform to current presentation):

	2015	2014	2013
Consolidated Entities (in thousands):
Revenues
Oil and Natural Gas Sales	$171,951	$297,869	$213,919
Expenses
Production and Lease Operating Expense	118,999	100,282	62,150
Impairment Expense	345,775	132,618	32,072
Exploration Expense	3,011	9,446	11,408
Depletion, Depreciation, Amortization and Accretion	104,744	94,467	62,386

Total Costs	572,529	336,813	168,016
Pre-Tax Operating Income (Loss)	(400,578)	(38,944)	45,903
Income Tax (Expense) Benefit(a)	22,833	14,059	(29,148)

Results of Operations for Oil and Gas Producing Activities	$(377,745)	$(24,885)	$16,755

Share of Equity Method Investments (in thousands):
Expenses
Depletion, Depreciation, Amortization and Accretion	$812	$805	$752

Total Costs	812	805	752
Pre-Tax Operating Loss	(812)	(805)	(752)
Income Tax Benefit (a)	46	291	478

Results of Operations for Oil and Gas Producing Activities	$(766)	$(514)	$(274)

Total Consolidated and Equity Method Investees Results of Operations for Oil and Gas Producing Activities	$(378,511)	$(25,399)	$16,481

(a)	Computed using the effective rate for continuing operations for each period: 5.7% in 2015; 36.1% in 2014 and; 63.5% in 2013.

23.	LITIGATION

Illinois Basin EPA Consent Decree

In September 2006, the United States Department of Justice (“DOJ”), the United States Environmental Protection Agency (“EPA”) and the State of Illinois initiated an enforcement action against us seeking mandatory injunctive relief and potential civil penalties based on allegations that we (and various predecessor companies) were violating the Clean Air Act in connection with the release of hydrogen sulfide gas and volatile organic compounds (“VOC’s”) in the course of our oil producing operations near the towns of Bridgeport, Illinois and Petrolia, Illinois. In June 2007, we entered a consent decree to resolve the enforcement action. The consent decree required us to take certain remedial actions to reduce hydrogen sulfide and VOC emissions and monitor the same. The consent decree did not require us to pay any civil fine or penalty, although it does provide for the possible imposition of specified daily fines and penalties for any violation of the terms and conditions of the consent decree.

In 2010, the EPA, DOJ and Illinois EPA approved revisions we proposed to a Directed Inspection and Maintenance Plan, which had been previously implemented by us pursuant to the terms of the consent decree. In 2014, in consultation with the EPA, DOJ and Illinois EPA, we implemented additional measures under the

Directed Inspection and Maintenance Plan to reflect changes in hydrogen sulfide control monitoring and procedures. We are required under the terms of the consent decree to submit quarterly reports and to annually reassess the Directed Inspection and Maintenance Plan. There were no material changes to the Directed Inspection and Maintenance Plan in 2015 and we were compliant with all reporting requirements for the year.

Litigation Related to Proposed Oil and Gas Leases in Clearfield County, Pennsylvania

In October 2011, we were named as defendants in a proposed class action lawsuit filed in the Court of Common Pleas of Clearfield County, Pennsylvania (the “Cardinale case”). The named plaintiffs are two individuals who have sued on behalf of themselves and all persons who are alleged to be similarly situated. The complaint in the Cardinale case generally asserts that a binding contract to lease oil and gas interests was formed between the Company and each proposed class member when representatives of Western Land Services, Inc. (“Western”), a leasing agent that we engaged, presented a form of proposed oil and gas lease and an order for payment to each person in 2008, and each person signed the proposed oil and gas lease form and order for payment and delivered the documents to representatives of Western. We rejected these leases and never signed them on behalf of the Company. The plaintiffs seek a judgment declaring the rights of the parties with respect to those proposed leases, as well as damages and other relief as may be established by plaintiffs at trial, together with interest, costs, expenses and attorneys’ fees. We filed affirmative defenses and preliminary objections to the plaintiff’s claims, and the parties each made various responsive filings throughout the first quarter of 2012. In May 2012, the trial court dismissed the Cardinale case with prejudice on the grounds that there was no contract formed between us and the plaintiffs. The plaintiffs appealed the dismissal during the second half of 2012. In May 2013, the Superior Court reversed the decision of the Common Pleas Court and remanded the case for further proceedings.

In July 2012, while the Cardinale case was in the midst of the appeals process, counsel for the plaintiffs in the Cardinale case filed two additional lawsuits against us in the Court of Common Pleas of Clearfield County, Pennsylvania: one a proposed class action lawsuit with a different named plaintiff (the “Billotte case”) and another on behalf of a group of individually named plaintiffs (the “Meeker case”). The complaint for the Billotte case contained the same claims as those set forth in the Cardinale case. The Meeker case is not a class action, but the claims are similar to those in Cardinale and the plaintiffs would be included in a class under Cardinale and Billotte if one were certified. These two additional lawsuits were filed for procedural reasons in light of the dismissal of the Cardinale case and the pendency of the appeal. Proceedings in both the Billotte and Meeker cases were stayed pending the outcome of the appeal in the Cardinale case. When the Cardinale case was remanded, we agreed to consolidate the Billotte and Cardinale cases; the cases have proceeded as Cardinale. The Meeker case remains stayed, and has not been consolidated.

In June 2015, the trial court conducted a hearing on plaintiff’s motion for certification of a class in the Cardinale case. In July 2015, the trial court denied plaintiffs’ motion for class certification. Plaintiffs served notice of their appeal of that decision in August 2015 and filed the appeal in September 2015. We continue to vigorously defend against each of these claims. At this time we are unable to express an opinion with respect to the likelihood of an unfavorable outcome or provide an estimate of potential losses, if any.

24.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth unaudited financial information on a quarterly basis for each of the last two years.

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ and Shares in Thousands Except per Share Data)

	2015
	March	June	September	December
Revenues	$54,122	$45,772	$37,573	$34,526
Impairment Expense	7,023	117,842	139,812	81,098
Other Costs and Expenses	65,578	81,303	27,054	51,301

Net Loss From Continuing Operations	(18,479)	(153,373)	(129,293)	(97,873)
Net Income (Loss) From Discontinued Operations, Net of Income Taxes	1,962	1,570	34,617	(164)

Net Loss	(16,517)	(151,803)	(94,676)	(98,037)
Net Income (Loss) Attributable to Noncontrolling Interests	1,297	949	(1)	—

Net Loss Attributable to Rex Energy	(17,814)	(152,752)	(94,675)	(98,037)
Preferred Stock Dividends	2,415	2,415	2,415	2,415

Net Loss Attributable to Common Shareholders	$(20,229)	$(155,167)	$(97,090)	$(100,452)

Income (Loss) per Common Share Attributable to Rex Energy Common Shareholders:
Basic – Continuing Operations	$(0.38)	$(2.88)	$(2.44)	$(1.85)
Basic – Discontinued Operations	0.01	0.01	0.64	—

Basic – Net Loss	$(0.37)	$(2.87)	$(1.80)	$(1.85)

Basic – Weighted Average Shares Outstanding	54,370	54,118	53,936	54,342
Diluted – Continuing Operations	$(0.38)	$(2.88)	$(2.44)	$(1.85)
Diluted – Discontinued Operations	0.01	0.01	0.64	—

Diluted – Net Loss	$(0.37)	$(2.87)	$(1.80)	$(1.85)

Diluted – Weighted Average Shares Outstanding	54,370	54,118	53,936	54,342

	2014
	March	June	September	December
Revenues	$81,343	$72,933	$73,466	$70,245
Impairment Expense	25	16	1	132,576
Other Costs and Expenses	72,562	65,274	67,846	7,337

Net Income (Loss) From Continuing Operations	8,756	7,643	5,619	(69,668)
Net Income From Discontinued Operations, Net of Income Taxes	1,681	1,312	970	1,037

Net Income (Loss)	10,437	8,955	6,589	(68,631)
Net Income Attributable to Noncontrolling Interests	1,569	877	895	698

Net Income (Loss) Attributable to Rex Energy	$8,868	$8,078	$5,694	$(69,329)
Preferred Stock Dividends	—	—	—	2,335

Net Income (Loss) Attributable to Common Shareholders	$8,868	$8,078	$5,694	$(71,664)

Income (Loss) per Common Share Attributable to Rex Energy Common Shareholders:
Basic – Continuing Operations	$0.17	$0.14	$0.11	$(1.35)
Basic – Discontinued Operations	—	0.01	—	—

Basic – Net Income (Loss)	$0.17	$0.15	$0.11	$(1.35)

Basic – Weighted Average Shares Outstanding	52,984	53,164	53,214	53,261
Diluted – Continuing Operations	$0.17	$0.14	$0.10	$(1.35)
Diluted – Discontinued Operations	—	0.01	—	—

Diluted – Net Income (Loss)	$0.17	$0.15	$0.10	$(1.35)

Diluted – Weighted Average Shares Outstanding	53,503	53,509	57,991	53,261

25.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2015, we had $675.0 million of outstanding Senior Notes, as shown in Note 9, Long-Term Debt, to our Consolidated Financial Statements. The Senior Notes are guaranteed by certain of our wholly-owned subsidiaries, or guarantor subsidiaries. Unless otherwise noted below, each of the following guarantor subsidiaries are wholly-owned by Rex Energy Corporation and have provided guarantees of the Senior Notes that are joint and several and full and unconditional as of December 31, 2015:

•	Rex Energy I, LLC

•	Rex Energy Operating Corporation

•	Rex Energy IV, LLC

•	PennTex Resources Illinois, Inc.

•	R.E. Gas Development, LLC

The non-guarantor subsidiaries include certain consolidated subsidiaries, including Water Solutions, R.E. Disposal, LLC, Rex Energy Marketing, LLC and R.E. Ventures, LLC. We derive much of our business through and derive much of our income through our subsidiaries. Therefore, our ability to make required payments with respect to indebtedness and other obligations depends on the financial results and condition of our subsidiaries and our ability to receive funds from our subsidiaries. As of December 31, 2015, there were no restrictions on the ability of any of the guarantor subsidiaries to transfer funds to us. There may be restrictions for certain non-guarantor subsidiaries.

The following financial statements present condensed consolidating financial data for (i) Rex Energy Corporation, the issuer of the notes, (ii) the combined Guarantors, (iii) the combined other subsidiaries of the Company that did not guarantee the Notes, and (iv) eliminations necessary to arrive at our consolidated financial statements, which include condensed consolidated balance sheets as of December 31, 2015 and 2014, and the condensed consolidating statements of operations and condensed consolidating statements of cash flows for each of the years in the three-year period ended December 31, 2015.

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2015

($ in Thousands, Except Share and Per Share Data)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
ASSETS
Current Assets
Cash and Cash Equivalents	$1,089	$—	$2	$—	$1,091
Accounts Receivable	19,423	11	49	—	19,483
Taxes Receivable	—	—	18	—	18
Short-Term Derivative Instruments	34,260	—	—	—	34,260
Inventory, Prepaid Expenses and Other	3,804	—	25	—	3,829

Total Current Assets	58,576	11	94	—	58,681
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,245,626	774	—	(6,970)	1,239,430
Unevaluated Oil and Gas Properties	262,992	—	—	—	262,992
Other Property and Equipment	39,217	895	—	—	40,112
Wells and Facilities in Progress	144,587	239	—	(270)	144,556
Pipelines	16,161	—	—	(2,137)	14,024

Total Property and Equipment	1,708,583	1,908	—	(9,377)	1,701,114
Less: Accumulated Depreciation, Depletion and Amortization	(702,537)	(880)	—	3,518	(699,899)

Net Property and Equipment	1,006,046	1,028	—	(5,859)	1,001,215
Deferred Financing Costs and Other Assets – Net	2,501	—	14,043	—	16,544
Equity Method Investments	—	—	—	—	—
Long-Term Deferred Tax Asset	—	—	12,532	—	12,532
Intercompany Receivables	—	—	1,070,548	(1,070,548)	—
Investment in Subsidiaries – Net	(1,907)	—	243,331	(241,424)	—
Long-Term Derivative Instruments	9,534	—	—	—	9,534

Total Assets	$1,074,750	$1,039	$1,340,548	$(1,317,831)	$1,098,506

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$37,874	$—	$—	$—	$37,874
Current Maturities of Long-Term Debt	590	—	—	—	590
Accrued Liabilities	32,601	—	11,725	—	44,326
Short-Term Derivative Instruments	2,486	—	—	—	2,486
Current Deferred Tax Liability	—	—	12,532	—	12,532

Total Current Liabilities	73,551	—	24,257	—	97,808
8.875% Senior Notes Due 2020	—	—	350,000	—	350,000
6.25% Senior Notes Due 2022	—	—	325,000	—	325,000
Premium on Senior Notes – Net	—	—	2,344	—	2,344
Senior Secured Line of Credit and Other Long-Term Debt	28	—	111,500	—	111,528
Long-Term Derivative Instruments	5,556	—	—	—	5,556
Other Deposits and Liabilities	3,156	—	—	—	3,156
Future Abandonment Cost	42,443	440	—	—	42,883
Intercompany Payables	1,070,096	452	—	(1,070,548)	—

Total Liabilities	1,194,830	892	813,101	(1,070,548)	938,275
Stockholders’ Equity
Preferred Stock	—	—	1	—	1
Common Stock	—	—	54	—	54
Additional Paid-In Capital	177,143	—	619,777	(173,057)	623,863
Accumulated Earnings (Deficit)	(297,223)	147	(92,385)	(74,226)	(463,687)

Rex Energy Stockholders’ Equity	(120,080)	147	527,447	(247,283)	160,231
Noncontrolling Interests	—	—	—	—	—

Total Stockholders’ Equity	(120,080)	147	527,447	(247,283)	160,231
Total Liabilities and Stockholders’ Equity	$1,074,750	$1,039	$1,340,548	$(1,317,831)	$1,098,506

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$171,440	$511	$—	$—	$171,951
Other Revenue	42	—	—	—	42

TOTAL OPERATING REVENUE	171,482	511	—	—	171,993
OPERATING EXPENSES
Production and Lease Operating Expense	118,825	174	—	—	118,999
General and Administrative Expense	22,879	52	6,504	—	29,435
Gain on Disposal of Asset	(477)	—	—	—	(477)
Impairment Expense	345,892	1,396	—	(1,513)	345,775
Exploration Expense	2,879	137	—	(5)	3,011
Depreciation, Depletion, Amortization and Accretion	105,556	157	—	(969)	104,744
Other Operating Expense	5,595	—	—	—	5,595

TOTAL OPERATING EXPENSES	601,149	1,916	6,504	(2,487)	607,082
INCOME (LOSS) FROM OPERATIONS	(429,667)	(1,405)	(6,504)	2,487	(435,089)
OTHER INCOME (EXPENSE)
Interest Expense	(271)	—	(47,535)	—	(47,806)
Gain on Derivatives, Net	59,242	—	934	—	60,176
Other Expense	(115)	—	—	—	(115)
Loss From Equity Method Investments	(411)	—	—	—	(411)
Income (Loss) From Equity in Consolidated Subsidiaries	(1,324)	1,324	(313,198)	313,198	—

TOTAL OTHER INCOME (EXPENSE)	57,121	1,324	(359,799)	313,198	11,844
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(372,546)	(81)	(366,303)	315,685	(423,245)
Income Tax Benefit	21,122	81	3,024	—	24,227

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(351,424)	—	(363,279)	315,685	(399,018)
Income (Loss) From Discontinued Operations, Net of Income Tax	—	3,908	35,269	(1,192)	37,985

NET INCOME (LOSS)	(351,424)	3,908	(328,010)	314,493	(361,033)
Net Income Attributable to Noncontrolling Interests of Discontinued Operations	—	2,245	—	—	2,245

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(351,424)	$1,663	$(328,010)	$314,493	$(363,278)

Preferred Stock Dividends	—	—	9,660	—	9,660

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(351,424)	$1,663	$(337,670)	$314,493	$(372,938)

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDING DECEMBER 31, 2015

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(351,424)	$3,908	$(328,010)	$314,493	$(361,033)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Loss on Equity Method Investments	411	—	—	—	411
Non-Cash Expenses (Income)	(201)	(334)	8,184	—	7,649
Depreciation, Depletion, Amortization and Accretion	105,555	3,230	—	(3,963)	104,822
Gain on Derivatives	(59,242)	—	(934)	—	(60,176)
Cash Settlements of Derivatives	54,859	—	934	—	55,793
Dry Hole Expense	199	136	—	(5)	330
Gain on Sale of Asset	(477)	(44)	—	—	(521)
Gain on Sale of Water Solutions	—	—	(57,778)	—	(57,778)
Impairment Expense	345,892	1,396	345,892	(347,405)	345,775
Changes in operating assets and liabilities
Accounts Receivable	24,240	(453)	429	(2,537)	21,679
Inventory, Prepaid Expenses and Other Assets	(431)	(142)	5	—	(568)
Accounts Payable and Accrued Liabilities	(20,008)	(4,969)	(515)	2,537	(22,955)
Other Assets and Liabilities	(2,497)	(73)	27	—	(2,543)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	96,876	2,655	(31,766)	(36,880)	30,885
CASH FLOWS FROM INVESTING ACTIVITIES
Intercompany Loans to Subsidiaries	103,212	(3,362)	(135,566)	35,716	—
Proceeds from Joint Venture Acreage Management	58	—	—	—	58
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	9,766	560	66,900	—	77,226
Proceeds from Joint Venture	16,611	—	—	—	16,611
Acquisitions of Undeveloped Acreage	(27,963)	(279)	—	—	(28,242)
Capital Expenditures for Development of Oil and Gas Properties and Equipment	(214,450)	(7,813)	—	1,164	(221,099)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(112,766)	(10,894)	(68,666)	36,880	(155,446)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long-Term Debt and Lines of Credit	—	35,814	193,500	—	229,314
Repayments of Long-Term Debt and Lines of Credit	—	(26,335)	(82,000)	—	(108,335)
Repayments of Loans and Other Notes Payable	(999)	(520)	—	—	(1,519)
Debt Issuance Costs	—	(3)	(1,411)	—	(1,414)
Distributions by the Partners of Consolidated Subsidiary	—	(830)	—	—	(830)
Dividends Paid on Preferred Stock	—	—	(9,660)	—	(9,660)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(999)	8,126	100,429	—	107,556
NET (DECREASE) IN CASH	(16,889)	(113)	(3)	—	(17,005)
CASH – BEGINNING	17,978	113	5	—	18,096

CASH – ENDING	$1,089	$—	$2	$—	$1,091

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2014

($ in Thousands, Except Share and Per Share Data)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
ASSETS
Current Assets
Cash and Cash Equivalents	$17,978	$—	$—	$—	$17,978
Accounts Receivable	43,726	210	—	—	43,936
Taxes Receivable	—	—	504	—	504
Short-Term Derivative Instruments	29,265	—	—	—	29,265
Assets Held For Sale	—	36,794	—	(2,537)	34,257
Inventory, Prepaid Expenses and Other	3,374	—	29	—	3,403

Total Current Assets	94,343	37,004	533	(2,537)	129,343
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,084,332	467	—	(5,760)	1,079,039
Unevaluated Oil and Gas Properties	321,708	705	—	—	322,413
Other Property and Equipment	45,466	895	—	—	46,361
Wells and Facilities in Progress	127,759	456	—	(560)	127,655
Pipelines	17,555	—	—	(1,898)	15,657

Total Property and Equipment	1,596,820	2,523	—	(8,218)	1,591,125
Less: Accumulated Depreciation, Depletion and Amortization	(367,224)	(730)	—	1,037	(366,917)

Net Property and Equipment	1,229,596	1,793	—	(7,181)	1,224,208
Deferred Financing Costs and Other Assets—Net	2,421	—	14,649	—	17,070
Equity Method Investments	17,895	—	—	—	17,895
Long-Term Deferred Tax Asset	—	—	8,301	—	8,301
Intercompany Receivables	—	—	951,025	(951,025)	—
Investment in Subsidiaries – Net	4,161	1,541	258,448	(264,150)	—
Long-Term Derivative Instruments	4,904	—	—	—	4,904

Total Assets	$1,353,320	$40,338	$1,232,956	$(1,224,893)	$1,401,721

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$55,877	$—	$—	$(2,537)	$53,340
Current Maturities of Long-Term Debt	1,176	—	—	—	1,176
Accrued Liabilities	46,783	571	12,124	—	59,478
Short-Term Derivative Instruments	421	—	—	—	421
Long-Term Deferred Tax Liability	—	—	8,301	—	8,301
Liabilities Related to Assets Held For Sale	—	25,115	—	—	25,115

Total Current Liabilities	104,257	25,686	20,425	(2,537)	147,831
8.875% Senior Notes Due 2020	—	—	350,000	—	350,000
6.25% Senior Notes Due 2022			325,000		325,000
Premium (Discount) on Senior Notes – Net	—	—	2,725	—	2,725
Senior Secured Line of Credit and Other Long-Term Debt	251	—	—	—	251
Long-Term Derivative Instruments	2,377	—	—	—	2,377
Other Deposits and Liabilities	4,018	—	—	—	4,018
Future Abandonment Cost	38,097	49	—	—	38,146
Intercompany Payables	947,114	3,911	—	(951,025)	—

Total Liabilities	1,096,114	29,646	698,150	(953,562)	870,348
Stockholders’ Equity
Preferred Stock	—	—	1	—	1
Common Stock	—	—	54	—	54
Additional Paid-In Capital	177,144	79,743	617,826	(256,887)	617,826
Accumulated Earnings (Deficit)	80,062	(69,253)	(83,075)	(18,483)	(90,749)

Rex Energy Stockholders’ Equity	257,206	10,490	534,806	(275,370)	527,132
Noncontrolling Interests	—	202	—	4,039	4,241

Total Stockholders’ Equity	257,206	10,692	534,806	(271,331)	531,373
Total Liabilities and Stockholders’ Equity	$1,353,320	$40,338	$1,232,956	$(1,224,893)	$1,401,721

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$297,710	$159	$—	$—	$297,869
Other Revenue	118	—	—	—	118

TOTAL OPERATING REVENUE	297,828	159	—	—	297,987
OPERATING EXPENSES
Production and Lease Operating Expense	100,261	21	—	—	100,282
General and Administrative Expense	30,317	83	5,737	—	36,137
Loss on Disposal of Asset	644	—	—	—	644
Impairment Expense	126,662	5,956	—	—	132,618
Exploration Expense	9,165	281	—	—	9,446
Depreciation, Depletion, Amortization and Accretion	94,643	513	—	(689)	94,467
Other Operating Expense	134	—	—	—	134

TOTAL OPERATING EXPENSES	361,826	6,854	5,737	(689)	373,728
INCOME (LOSS) FROM OPERATIONS	(63,998)	(6,695)	(5,737)	689	(75,741)
OTHER INCOME (EXPENSE)
Interest Expense	(142)	—	(36,835)	—	(36,977)
Gain on Derivatives, Net	37,359	—	1,517	—	38,876
Other Income (Expense)	90	—	—	—	90
Loss From Equity Method Investments	(813)	—	—	—	(813)
Income (Loss) From Equity in Consolidated Subsidiaries	(4,278)	4,278	(20,204)	20,204	—

TOTAL OTHER INCOME (EXPENSE)	32,216	4,278	(55,522)	20,204	1,176
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(31,782)	(2,417)	(61,259)	20,893	(74,565)
Income Tax (Expense) Benefit	9,928	2,417	14,570	—	26,915

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(21,854)	—	(46,689)	20,893	(47,650)
Income From Discontinued Operations, Net of Income Taxes	—	9,330	—	(4,330)	5,000

NET INCOME (LOSS)	(21,854)	9,330	(46,689)	16,563	(42,650)
Net Income Attributable to Noncontrolling Interests of Discontinued Operations	—	4,039	—	—	4,039

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(21,854)	$5,291	$(46,689)	$16,563	$(46,689)

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDING DECEMBER 31, 2014

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(21,854)	$9,330	$(46,689)	$16,563	$(42,650)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Loss on Equity Method Investments	813	—	—	—	813
Non-Cash Expenses (Income)	(273)	278	6,784	—	6,789
Depreciation, Depletion, Amortization and Accretion	94,643	4,217	—	(689)	98,171
Deferred Income Tax Benefit	(9,928)	(1,649)	(14,415)	—	(25,992)
Gain on Derivatives	(37,359)	—	(1,517)	—	(38,876)
Cash Settlements of Derivatives	5,969	—	1,312	—	7,281
Dry Hole Expense	3,797	267	—	—	4,064
(Gain) Loss on Sale of Asset	644	(55)	—	—	589
Impairment Expense	126,662	6,022	—	—	132,684
Changes in operating assets and liabilities
Accounts Receivable	(11,450)	(6,090)	4,686	(766)	(13,620)
Inventory, Prepaid Expenses and Other Assets	(1,283)	(74)	(2)	—	(1,359)
Accounts Payable and Accrued Liabilities	23,768	3,488	9,252	766	37,274
Other Assets and Liabilities	(2,127)	(335)	—	—	(2,462)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	172,022	15,399	(40,589)	15,874	162,706
CASH FLOWS FROM INVESTING ACTIVITIES
Intercompany Loans to Subsidiaries	397,382	(5,412)	(371,768)	(20,202)	—
Proceeds from Joint Venture Acreage Management	263	—	—	—	263
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	254	292	—	—	546
Acquisitions of Undeveloped Acreage	(168,713)	(710)	—	—	(169,423)
Capital Expenditures for Development of Oil and Gas Properties and Equipment	(382,889)	(12,861)	—	4,328	(391,422)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(153,703)	(18,691)	(371,768)	(15,874)	(560,036)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long-Term Debt and Lines of Credit	—	38,895	171,000	—	209,895
Repayments of Long-Term Debt and Lines of Credit	—	(33,152)	(230,000)	—	(263,152)
Repayments of Loans and Other Notes Payable	(1,727)	(994)	—	—	(2,721)
Proceeds from Senior Notes, net of Discounts and Premiums	—	—	325,000	—	325,000
Debt Issuance Costs	—	(8)	(6,816)	—	(6,824)
Proceeds from Issuance of Preferred Stock, Net	—	—	154,988	—	154,988
Proceeds from the Exercise of Stock Options	—	—	515	—	515
Purchase of Non-Controlling Interests	—	(1,840)	—	—	(1,840)
Dividends Paid on Preferred Stock	—	—	(2,335)	—	(2,335)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,727)	2,901	412,352	—	413,526
NET INCREASE (DECREASE) IN CASH	16,592	(391)	(5)	—	16,196
CASH – BEGINNING	1,386	504	10	—	1,900

CASH – ENDING	$17,978	$113	$5	$—	$18,096

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

($ in Thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$213,919	$—	$—	$—	$213,919
Other Revenue	200	—	—	—	200

TOTAL OPERATING REVENUE	214,119	—	—	—	214,119
OPERATING EXPENSES
Production and Lease Operating Expense	62,138	12	—	—	62,150
General and Administrative Expense	25,376	43	5,420	—	30,839
Loss on Disposal of Asset	1,601	1	—	—	1,602
Impairment Expense	32,072	—	—	—	32,072
Exploration Expense	11,395	13	—	—	11,408
Depreciation, Depletion, Amortization and Accretion	62,540	46	—	(200)	62,386
Other Operating Expense	592	—	—	—	592

TOTAL OPERATING EXPENSES	195,714	115	5,420	(200)	201,049
INCOME (LOSS) FROM OPERATIONS	18,405	(115)	(5,420)	200	13,070
OTHER INCOME (EXPENSE)
Interest Expense	(64)	—	(22,612)	—	(22,676)
Gain on Derivatives, Net	(2,703)	—	(205)	—	(2,908)
Other Income (Expense)	6,739	—	—	—	6,739
Loss From Equity Method Investments	(763)	—	—	—	(763)
Income (Loss) From Equity in Consolidated Subsidiaries	(33)	33	5,703	(5,703)	—

TOTAL OTHER INCOME (EXPENSE)	3,176	33	(17,114)	(5,703)	(19,608)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	21,581	(82)	(22,534)	(5,503)	(6,538)
Income Tax (Expense) Benefit	(14,409)	(1,841)	20,404	—	4,154

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	7,172	(1,923)	(2,130)	(5,503)	(2,384)
Income From Discontinued Operations, Net of Income Taxes	—	4,385	—	(2,574)	1,811

NET INCOME (LOSS)	7,172	2,462	(2,130)	(8,077)	(573)
Net Income Attributable to Noncontrolling Interests of Discontinued Operations	—	1,557	—	—	1,557

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$7,172	$905	$(2,130)	$(8,077)	$(2,130)

REX ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDING DECEMBER 31, 2013

($ in Thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Rex Energy Corporation (Note Issuer)	Eliminations	Consolidated Balance
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$7,172	$2,462	$(2,130)	$(8,077)	$(573)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Loss on Equity Method Investments	763	—	—	—	763
Non-Cash Expenses	(194)	55	6,369	—	6,230
Depreciation, Depletion, Amortization and Accretion	62,540	1,604	—	(200)	63,944
Deferred Income Tax Expense (Benefit)	14,409	2,210	(14,340)	—	2,279
Gain on Derivatives	2,703	—	205	—	2,908
Cash Settlements of Derivatives	7,128	—	—	—	7,128
Dry Hole Expense	2,993	—	—	—	2,993
(Gain) Loss on Sale of Asset	(5,289)	(922)	—	—	(6,211)
Impairment Expense	32,072	—	—	—	32,072
Changes in operating assets and liabilities
Accounts Receivable	(5,877)	(6,515)	1,241	(1,575)	(12,726)
Inventory, Prepaid Expenses and Other Assets	(826)	(59)	—	—	(885)
Accounts Payable and Accrued Liabilities	8,554	874	1,481	1,982	12,891
Other Assets and Liabilities	(2,272)	(88)	(137)	—	(2,497)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	123,876	(379)	(7,311)	(7,870)	108,316
CASH FLOWS FROM INVESTING ACTIVITIES
Intercompany Loans to Subsidiaries	186,089	1,619	(193,015)	5,307	—
Proceeds from Joint Venture Acreage Management	458	—	—	—	458
Contributions to Equity Method Investments	(2,493)	—	—	—	(2,493)
Proceeds from the Sale of Oil and Gas Properties, Prospects and Other Assets	8,071	3,234	—	—	11,305
Acquisitions of Undeveloped Acreage	(41,782)	(2)	—	—	(41,784)
Capital Expenditures for Development of Oil and Gas Properties and Equipment	(275,697)	(7,870)	—	2,563	(281,004)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(125,354)	(3,019)	(193,015)	7,870	(313,518)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long-Term Debt and Lines of Credit	—	7,249	65,000	—	72,249
Repayments of Long-Term Debt and Lines of Credit	—	(2,480)	(6,000)	—	(8,480)
Repayments of Loans and Other Notes Payable	(1,363)	(642)	—	—	(2,005)
Proceeds from Senior Notes, net of Discounts and Premiums	—	—	105,000	—	105,000
Debt Issuance Costs	—	(8)	(3,126)	—	(3,134)
Proceeds from the Exercise of Stock Options	—	—	533	—	533
Purchase of Non-Controlling Interests	—	(150)	—	—	(150)
Distributions by the Partners of Consolidated Subsidiary	—	(886)	—	—	(886)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,363)	3,083	161,407	—	163,127
NET INCREASE (DECREASE) IN CASH	(2,841)	(315)	(38,919)	—	(42,075)
CASH – BEGINNING	4,227	819	38,929	—	43,975

CASH – ENDING	$1,386	$504	$10	$—	$1,900

26.	SUBSEQUENT EVENTS

Exchange Offer

On February 3, 2016, we announced the commencement of an exchange offer and consent solicitation related to our outstanding Senior Notes, and on March 14, 2016, we revised those terms and re-announced the exchange offer. We are offering to exchange any and all of the Senior Notes held by eligible holders for up to (i) $675.0 million in new senior secured second lien notes (“New Notes”), plus the amount of additional New Notes, not to exceed $6.0 million, resulting solely from any exchange participant’s election to receive additional New Notes in lieu of shares of common stock under the exchange offering, and (ii) 10.125 million shares of our common stock. The New Notes will bear interest at a rate of 0.0% per annum for the first three bi-annual interest payments after issuance and 8.0% per annum payable in cash thereafter, paid on a bi-annual basis; provided, however, that if greater than 85% of the Senior Notes are tendered in the exchange, the New Notes will bear interest at a rate of 1.0% per annum payable in cash for the first three interest payments after issuance and 8.0% per annum payable in cash thereafter. The New Notes will mature on October 1, 2020; provided, however, that if greater than 85% of the Senior Notes are tendered in the exchange, the New Notes will mature on October 1, 2021. In addition to the exchange offer, we are soliciting consents from the eligible holders to proposed amendments to the indentures governing the Senior Notes that would eliminate or modify certain restrictive covenants and modify certain defined terms. The aggregate principal amount of our Senior Notes as of December 31, 2015 was $675.0 million.

Senior Credit Facility Amendment

On February 3, 2016, we amended our Senior Credit Facility, in part to permit the aforementioned exchange offer. The amendment contemplated the following changes:

•	Decreases our borrowing base from $350.0 million to $200.0 million;

•	Amends the definition of net senior secured debt to exclude undrawn letters of credit related to firm transportation contracts and second lien exchange notes;

•	Amends the calculation of current ratio to exclude current assets and current liabilities related to deferred taxes;

•	Increases pricing from 150-250 basis points to 225-325 basis points; and

•	Increases the commitment fee to 50 basis points.

On March 14, 2016, we entered into another amendment to our Senior Credit Facility, in part to revise the terms of the exchange offering. The amendment contemplated the following changes:

•

Allows for the issuance of up to $675.0 million of New Notes, plus an additional amount of New Notes, not to exceed $6.0 million, resulting solely from any exchange participant’s election to receive additional New Notes in lieu of shares of common stock under the exchange offering;

•

In the event that holders of at least 80% of the Company’s Senior Notes exchange such notes for New Notes, amends the calculation of the Company’s maximum 3.0x Ratio of Net Senior Secured Debt to EBITDAX to become 2.75 to 1.00;

•	Increases the requirement for mortgages on oil and gas properties from 90% to 95%, and for certain properties in the Moraine East and Warrior North Areas, to 100%;

•

Restricts cash and cash equivalents held on the balance sheet to a maximum of $15.0 million, with any excess used to pay down the outstanding Senior Credit Facility balance, however we retain the right to draw on the Senior Credit Facility so long as there are amounts available under our borrowing base;

•

Provides in the event that any letter of credit which secures obligations under a firm transportation contract expires without renewal or replacement, or is cancelled, terminated or otherwise ceases to remain outstanding, then the borrowing base then in effect shall be automatically reduced immediately by an amount equal to the product of 0.50 multiplied by the undrawn amount of such letter of credit;

•

Restricts the Company’s ability to pay cash dividends to its holders of Series A Preferred Stock until after the Company delivers its audited financial statements for the fiscal year 2016 to the Lenders as required under the Senior Credit Facility, and thereafter permits such cash payments only if certain parameters are met relating to outstanding borrowings and interest expense; and

•	Provides for an additional redetermination of the borrowing base under the Senior Credit Facility on July 1, 2016.

After the July 1, 2016 redetermination, our Senior Credit Facility will resume its normal semi-annual redetermination schedule, with the next redetermination expected to take place in the third quarter of 2016.

Joint Exploration and Development Agreement

On March 1, 2016, we entered into a Joint Exploration and Development Agreement (the “Joint Development Agreement”) with OhPa Drillco (“Drillco”), an affiliate of Benefit Street Partners, L.L.C. to jointly develop 58 specifically designated wells in our Moraine East and Warrior North operated areas. Under the Joint Development Agreement, Drillco has committed to fund 15% of various drilling, completing and equipping costs (“well costs”) for the first 16 wells in Moraine East at a specified rate, 12 of which have already been drilled and completed, and 65% of the well costs of six wells in Warrior North at a specified rate, three of which have already been drilled and completed. In return for Drillco’s funding of the well costs, we will assign to Drillco a working interest of 15% in the funded wells located in Moraine East and 65% in the funded wells in Warrior North, together with the rights to real and personal property, permits, licenses, and other rights that are necessary or required to operate and produce oil, gas and other hydro carbons and all associated substances from the wellbores of such wells. Drillco will also have the option to participate in the next 36 wells within the joint development areas for a 65% working interest. In addition, Drillco will earn a 15% – 20% assignment in Moraine East and Warrior North for all acreage within each unit they participate in.

Total consideration for the transaction is expected to be $175.0 million, with $37.3 million committed at closing for the first 22 wells. Once the first 15 wells within the joint development areas are flowing into sales, we will receive reimbursement of approximately $19.5 million.

Commodity Derivatives

We continue to be opportunistic in adding commodity derivatives as market conditions warrant. To date in 2016 we have added derivatives covering approximately 380,000 barrels of oil, 2,740,000 mcf of natural gas and 120,000 barrels of NGLs for volumes related to 2016. The oil derivatives added include collars, three-way collars and cap swap contracts. The natural gas derivatives added included swap and put spread contracts. The NGL derivatives added consisted of swap contracts.

LETTER OF TRANSMITTAL

TO TENDER

Old 1.00%/8.00% Senior Secured Second Lien Notes due 2020

OF

REX ENERGY CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                    , 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2016 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Trust

Reference: Rex Energy Corporation 1.00%/8.00% Senior Secured Second

Lien Notes Due 2020

Facsimile: 302-421-9137

If you wish to exchange old 1.00%/8.00% Senior Secured Second Lien Notes due 2020 for an equal aggregate principal amount at maturity of new 1.00%/8.00% Senior Secured Second Lien Notes due 2020 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the exchange agent prior to the expiration date.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated                      , 2016 (the “Prospectus”), of Rex Energy Corporation (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its issued and outstanding 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “old notes”) for a like principal amount of its 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent of any extension by oral or written notice (any such oral notice to be promptly confirmed in writing). The Issuer will notify the registered holders of old notes of any extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer; and

(d) if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement executed in connection with the issuance of the old 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “Registration Rights Agreement”) by and among the Issuer and the several guarantors named therein for the benefit of the holders of the old notes. Such election may be made by notifying the Issuer in writing at Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, the guarantors, and their respective directors, each of the officers of the Issuer and the guarantors who signs such shelf registration statement, and each person who controls the Issuer or any of the guarantors, within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the respective officers, directors, partners, employees, representatives and agents of each such person, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provisions of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy, and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer, as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Requests for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Rex Energy Corporation

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we have included in our certificate of incorporation, as amended, a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation, as amended, and our amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into an agreement with each of our independent directors that provide that the independent director will be entitled to the limitations of liability and the right to indemnification against expenses and damages in connection with claims against the independent director relating to the independent director’s service to us to the fullest extent permitted by our certificate of incorporation, as amended, and our amended and restated bylaws, the DGCL and other applicable law. In addition, employment agreements with certain of our executive officers provide that we will indemnify the executive officer to the fullest extent permitted by the DGCL, or our certificate of incorporation, as amended, and our amended and restated bylaws, whichever affords the greater protection to the executive officer.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

Co-Registrants

Rex Energy Operating Corp. and PennTex Resources Illinois, Inc.

Rex Energy Operating Corp. and PennTex Resources Illinois, Inc. are each organized as a Delaware corporation. The bylaws of Rex Energy Operating Corp. provide that the company will indemnify its officers and directors to the fullest extent permitted by applicable law, provided that the action or proceeding at issue was authorized by the company’s board of directors. The officers and directors of PennTex Resources Illinois, Inc. may be indemnified pursuant to Section 145 of the DGCL, as discussed above.

Rex Energy I, LLC, Rex Energy IV, LLC and R.E. Gas Development, LLC

Rex Energy I, LLC, Rex Energy IV, LLC and R.E. Gas Development, LLC, which we collectively refer to as the Delaware LLC Co-Registrants, are each organized in the State of Delaware as limited liability companies. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreements of each of the Delaware LLC Co-Registrants provide that each entity will indemnify their respective members, directors or officers to the fullest extent permitted by applicable law. In addition, the limited liability company agreements of each of the Delaware LLC Co-Registrants also provide that each entity is required to advance expenses to individuals acting as its member in connection with proceedings against them for which they may be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits. Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated by reference into this item.

(b)	Financial Statement Schedules. Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included herein.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(iv) any other communication that is an offer in the offering made by such registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to, and meeting the requirements of, Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania on May 11, 2016.

REX ENERGY CORPORATION

By:	/s/ Thomas C. Stabley
Thomas C. Stabley Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Stabley, Thomas G. Rajan and Jennifer L. McDonough or any of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lance T. Shaner Lance T. Shaner	Chairman of the Board	May 11, 2016

/s/ Thomas C. Stabley Thomas C. Stabley	Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2016

/s/ Thomas G. Rajan Thomas G. Rajan	Chief Financial Officer (Principal Financial Officer)	May 11, 2016

/s/ Curtis J. Walker Curtis J. Walker	Chief Accounting Officer (Principal Accounting Officer)	May 11, 2016

/s/ Jack N. Aydin Jack N. Aydin	Director	May 11, 2016

/s/ John W. Higbee John W. Higbee	Director	May 11, 2016

/s/ John A. Lombardi John A. Lombardi	Director	May 11, 2016

/s/ Eric L. Mattson Eric L. Mattson	Director	May 11, 2016

/s/ John J. Zak John J. Zak	Director	May 11, 2016

/s/ Todd N. Tipton Todd N. Tipton	Director	May 11, 2016

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania on May 11, 2016.

REX ENERGY OPERATING CORP. PENNTEX RESOURCES ILLINOIS, INC.

By:	/s/ Thomas C. Stabley
Thomas C. Stabley Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Stabley, Thomas G. Rajan and Jennifer L. McDonough or any of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas C. Stabley Thomas C. Stabley	Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2016

/s/ Thomas G. Rajan Thomas G. Rajan	Chief Financial Officer (Principal Financial Officer)	May 11, 2016

/s/ Curtis J. Walker Curtis J. Walker	Chief Accounting Officer (Principal Accounting Officer)	May 11, 2016

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania on May 11, 2016.

REX ENERGY I, LLC REX ENERGY IV, LLC R.E. GAS DEVELOPMENT, LLC

By:	/s/ Thomas C. Stabley
Thomas C. Stabley Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Stabley, Thomas G. Rajan and Jennifer L. McDonough or any of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Thomas C. Stabley Thomas C. Stabley		Chief Executive Officer (Principal Executive Officer)	May 11, 2016

/s/ Thomas G. Rajan Thomas G. Rajan		Chief Financial Officer (Principal Financial Officer)	May 11, 2016

/s/ Curtis J. Walker Curtis J. Walker		Chief Accounting Officer (Principal Accounting Officer)	May 11, 2016

Rex Energy Corporation			May 11, 2016
By:	/s/ Thomas C. Stabley	Sole Managing Member
Name: Thomas C. Stabley Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

2.1	Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.2	Form of Area One Tax Partnership Agreement attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.3	Form of Area Two Tax Partnership Agreement attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.3 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.4	Form of Area Three Tax Partnership Agreement attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.4 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.5	Form of Area Four Tax Partnership Agreement attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.5 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.6	Form of Parent Guaranty of Rex Energy Corporation attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.6 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.7	Form of Parent Guaranty of Sumitomo Corporation attached and made a part of the Participation and Exploration Agreement, dated August 31, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.7 to our Current Report on Form 8-K filed with the SEC on September 3, 2010).

2.8	First Amendment to Participation and Exploration Agreement, dated September 30, 2010, by and among Summit Discovery Resources II, LLC, Rex Energy I, LLC, R.E. Gas Development, LLC, joined therein by Rex Energy Operating Corp., and for the limited purposes set forth therein, Rex Energy Corporation and Sumitomo Corporation (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on October 6, 2010).

2.9-	Joint Exploration and Development Agreement dated as of March 1, 2016 by and between R.E. Gas Development, LLC and OhPa Drillco, LLC (incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q filed with SEC on May 10, 2016).

3.1	Certificate of Incorporation of Rex Energy Corporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on April 27, 2007).

3.2	Certificate of Amendment to Certificate of Incorporation of Rex Energy Corporation (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on April 27, 2007).

3.3	Certificate of Designations, Preferences, Rights and Limitations of 6.00% Convertible Perpetual Preferred Stock, Series A, of Rex Energy Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on August 18, 2014)

3.4	Amended and Restated Bylaws of Rex Energy Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on May 11, 2012).

3.5	Amendment to Amended and Restated Bylaws of Rex Energy Corporation (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K as filed with the SEC on August 18, 2014).

4.1	Form of Specimen Common Stock Certificate of Rex Energy Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on June 11, 2007).

4.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on June 11, 2007).

4.3	Indenture dated as of December 12, 2012 among Rex Energy Corporation, the Guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2012).

4.4	Form of 8.875% Senior Notes due 2020 (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2012, and incorporated herein by reference).

4.5	Registration Rights Agreement dated as of December 12, 2012 among Rex Energy Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on December 12, 2012).

4.6	Registration Rights Agreement, dated as of April 26, 2013, among Rex Energy Corporation, the Guarantors named therein, and RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, on behalf of the initial purchasers named therein (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 26, 2013, and incorporated herein by reference).

4.7	Indenture dated as of July 17, 2014 among Rex Energy Corporation, the Guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 17, 2014).

4.8	Form of 6.250% Senior Notes due 2022 (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 17, 2014, and incorporated herein by reference).

4.9	Registration Rights Agreement dated as of July 17, 2014 among Rex Energy Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with SEC on July 17, 2014).

4.10	Deposit Agreement, dated August 18, 2014, by and among the Company, Computershare Trust Company, N.A. and Computershare Inc., together as depositary, and holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on August 18, 2014).

4.11	Form of Depositary Receipt Representing the Depositary Shares (included as Exhibit A to Exhibit 4.10) (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on August 18, 2014).

4.12	Indenture, dated as of March 31, 2016, among Rex Energy Corporation, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.13	Form of 1.00%/8.00% Senior Secured Second Lien Notes Due 2020 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.14	Registration Rights Agreement, dated as of March 31, 2016, by Rex Energy Corporation and the Guarantors for the Benefit of the Holders of Rex Energy Corporation’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.15	First Supplemental Indenture, dated as of March 31, 2016, to the Indenture dated as of December 12, 2012, among Rex Energy Corporation, the Guarantors, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed with SEC on March 31, 2016).

4.16	First Supplemental Indenture, dated as of March 31, 2016, to the Indenture dated as of July 17, 2014, among Rex Energy Corporation, the Guarantors, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with SEC on March 31, 2016).

5.1*	Opinion of Thompson & Knight LLP.

10.1	Collateral Agreement, dated as of March 31, 2016, the Grantors named therein and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

10.2	Intercreditor Agreement, dated as of March 31, 2016, among Royal Bank of Canada, as First Lien RBL Agent, Wilmington Savings Fund Society, FSB, as Second Lien Agent, each permitted additional first lien representative, each permitted third lien representative, Rex Energy Corporation and the Subsidiaries named therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

10.3	Ninth Amendment to Amended and Restated Credit Agreement effective as of February 3, 2016, by and among Rex Energy Corporation, Royal Bank of Canada, as Administrative Agent, and other lenders signatory thereto (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with SEC on May 10, 2016).

10.4	Tenth Amendment to Amended and Restated Credit Agreement effective as of March 14, 2016, by and among Rex Energy Corporation, Royal Bank of Canada, as Administrative Agent, and other lenders signatory thereto (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with SEC on May 10, 2016).

12.1*	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages attached hereto).

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust, National Association to act as trustee under the Indenture.

99.1	Report of Netherland, Sewell & Associates, Inc. (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 10-K filed with the SEC on March 15, 2016).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	To be filed by amendment.
-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

We agree, upon request of the SEC, to furnish copies of each instrument that defines the rights of holders of long-term debt of the Company or its subsidiaries that is not filed herewith pursuant to Item 601(b)(4)(iii)(A) because the total amount of long-term debt authorized under such instrument does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.